   As filed with the Securities and Exchange Commission on January 20, 2000
                                                      Registration No. 333-85193

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                         ATLAS PIPELINE PARTNERS, L.P.
            (Exact Name of Registrant as Specified in its Charter)

           Delaware                            4922                       23-3011077
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)       Identification No.)

                                311 Rouser Road
                       Moon Township, Pennsylvania 15108
                                (412) 262-2830
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                          J. Baur Whittlesey, Esquire
                           Ledgewood Law Firm, P.C.
                              1521 Locust Street
                       Philadelphia, Pennsylvania 19102
                                (215) 731-9450
(Address, including zip code, and telephone number, including area code, of agent for service)

                   Please send copies of communications to:

    J. Baur Whittlesey, Esq.                  James A. Blalock III              Howard Schiffman, Esq.
      Lisa A. Ernst, Esq.                     Andrews & Kurth L.L.P.           Emanuel Faust, Jr., Esq.
    Ledgewood Law Firm, P.C.             1701 Pennsylvania Avenue, N.W.       Dickstein Shapiro Morin &
      1521 Locust Street                    Washington, D.C. 20006                 Oshinsky LLP
Philadelphia, Pennsylvania 19102               (202) 662-2700                     2101 L Street, N.W.
       (215) 731-9450                                                           Washington, D.C. 20037
                                                                                   (202) 785-9700

                            ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                             ---------------------
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 Subject to Completion, Dated January 20, 2000

                            1,500,000 Common Units

                         ATLAS PIPELINE PARTNERS, L.P.

                    Representing Limited Partner Interests
     This is an initial public offering of our common units representing limited partner interests. We were recently formed to acquire and operate intrastate natural gas pipeline gathering systems in Eastern Ohio, Western Pennsylvania and Western New York owned by Atlas America, Inc., Resource Energy, Inc. and Viking Resources Corporation.

     Common units are entitled to receive cash distributions of $0.42 per quarter, or $1.68 on an annualized basis, before any distributions are paid on subordinated units. This priority is expected to continue until at least December 31, 2004.

     Before this offering, there has been no public market for our common units. We anticipate that the initial public offering price per common unit will be between $13.00 and $15.00. We have been approved to list our common units on the American Stock Exchange under the symbol "APL" upon notice of issuance.

     You should read "Risk Factors" beginning on page 17 for a discussion of important factors that you should consider before buying common units.

     These risks include the following:

   o Cash distributions are not assured after expiration of our general partner's obligation to fund deficiencies in the minimum quarterly distribution on the common units.

   o All of our revenue initially will be derived from gathering fees paid to us by Atlas America and Resource Energy under a master natural gas gathering agreement.

   o Our ability to maintain or increase our revenues primarily depends upon the ability of Atlas America and Viking Resources to identify, fund and drill new wells for connection to our gathering systems.

   o Our revenues may fluctuate with changes in natural gas prices.

   o Conflicts of interest may arise between our general partner and its affiliates, on the one hand, and us and our investors, on the other, particularly in connection with supervision of the performance of obligations of Atlas America, Resource Energy and Viking Resources to us.

   o Our business will be managed by our general partner. You will have limited voting rights and limited ability to remove our general partner.
                            ---------------------
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

===============================================================================
                                                    Per
                                                Common Unit        Total
-------------------------------------------------------------------------------
Public offering price .......................       $              $
-------------------------------------------------------------------------------
Underwriting discount .......................       $              $
-------------------------------------------------------------------------------
Proceeds, before expenses, to Atlas Pipeline        $              $
===============================================================================

     The offering proceeds will be allocated 85% to the acquisition of the gathering systems, 7% to underwriting discounts and commissions, 4% to expenses of the offering and 4% to working capital.

     The underwriters may purchase up to an additional 225,000 common units from us at the initial public offering price, less the underwriting discount, to cover over-allotments.

     The underwriters expect to deliver the common units against payment in Arlington, Virginia on January ___, 2000.

Friedman Billings Ramsey            McDonald Investments Inc.

                      Prospectus dated January ___, 2000

     Participants in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common units, including stabilization, the purchase of common units to cover syndicate short positions, and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ...................................................................     1
   Atlas Pipeline ....................................................................     1
   Business Strategy .................................................................     2
   Partnership Information ...........................................................     2
   Atlas America, Resource Energy and Viking Resources ...............................     2
   Partnership Structure and Management ..............................................     3
   Summary of Conflicts of Interest and Fiduciary Responsibilities ...................     5
   Distributions and Payments to Our General Partner and Its Affiliates ..............     5
   The Offering ......................................................................     7
   Summary Financial and Operating Data of Resource America Gathering Operations .....    12
   Summary Financial and Operating Data of The Atlas Group Gathering Operations ......    13
   Summary Unaudited Pro Forma Operations of Atlas Pipeline ..........................    14
   Summary of Tax Considerations .....................................................    15
RISK FACTORS .........................................................................    17
   Risks Inherent in Our Business ....................................................    17
   Risks Inherent in an Investment in Us .............................................    21
   Tax Risks to Common Unitholders ...................................................    23
THE TRANSACTIONS; USE OF PROCEEDS ....................................................    25
PRO FORMA CAPITALIZATION .............................................................    26
DILUTION .............................................................................    27
CASH DISTRIBUTION POLICY .............................................................    28
   Quarterly Distributions of Available Cash .........................................    28
   Distributions of Available Cash from Operating Surplus ............................    28
   Incentive Distribution Rights .....................................................    31
   Distributions from Capital Surplus ................................................    32
   Adjustment of Minimum Quarterly Distribution and Target Distribution Levels .......    32
   Distributions of Cash Upon Liquidation ............................................    33
CASH AVAILABLE FOR DISTRIBUTION ......................................................    35
SELECTED FINANCIAL AND OPERATING DATA OF RESOURCE AMERICA GATHERING
 OPERATIONS ..........................................................................    37
SELECTED FINANCIAL AND OPERATING DATA OF THE ATLAS GROUP GATHERING
 OPERATIONS ..........................................................................    38
SELECTED UNAUDITED PRO FORMA OPERATIONS OF ATLAS PIPELINE ............................    39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF HISTORICAL AND PRO FORMA
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS .......................................    40
   General ...........................................................................    40
   Pro Forma Atlas Pipeline ..........................................................    40
   Historical Resource America Gathering Operations ..................................    41
   Historical Viking Resources Gathering Operations ..................................    43
   Historical Atlas Group Gathering Operations .......................................    45
   Inflation and Changes in Prices ...................................................    46
   Computer Systems and Year 2000 Issue ..............................................    46
   Environmental Regulation ..........................................................    47
BUSINESS .............................................................................    48
   General ...........................................................................    48
   The Appalachian Basin .............................................................    49
   Business Strategy and Competitive Strengths .......................................    49
   Pipeline Characteristics ..........................................................    50
   Reserves ..........................................................................    52
   Agreements with Atlas America, Resource Energy and Viking Resources ...............    52
   Purchase Contract with an Affiliate of FirstEnergy Corp. ..........................    55
   Competition .......................................................................    56
   Regulation ........................................................................    56
   Environmental and Safety Regulation ...............................................    57
   Title to Properties ...............................................................    57
   Litigation ........................................................................    59
   Partnership Information ...........................................................    59
ATLAS AMERICA, RESOURCE ENERGY AND VIKING RESOURCES ..................................    60
MANAGEMENT ...........................................................................    61
   Atlas Pipeline Management .........................................................    61

Managing Board Members and Executive Officers of Our General Partner ..........    61
Reimbursement of Expenses of Our General Partner and its Affiliates ...........    63
Executive Compensation ........................................................    63
Compensation of Managing Board Members ........................................    63
SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT ..............    63
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES ..........................    64
   Conflicts of Interest ......................................................    64
   Fiduciary Duties ...........................................................    66
DESCRIPTION OF THE COMMON UNITS ...............................................    68
   The Units ..................................................................    68
   Transfer Agent and Registrar ...............................................    68
   Transfer of Common Units ...................................................    68
DESCRIPTION OF THE SUBORDINATED UNITS .........................................    69
   Conversion of Subordinated Units ...........................................    69
   Limited Voting Rights ......................................................    70
THE PARTNERSHIP AGREEMENT .....................................................    71
   Organization and Duration ..................................................    71
   Purpose ....................................................................    71
   Power of Attorney ..........................................................    71
   Capital Contributions ......................................................    71
   Limited Liability ..........................................................    72
   Issuance of Additional Securities ..........................................    72
   Limitations on Debt During Subordination Period ............................    73
   Amendment of Partnership Agreement .........................................    73
   Merger, Sale or Other Disposition of Assets ................................    75
   Termination and Dissolution ................................................    75
   Liquidation and Distribution of Proceeds ...................................    76
   Withdrawal or Removal of Our General Partner ...............................    76
   Transfer of General Partner Interest and Incentive Distribution Rights .....    77
   Change of Management Provisions ............................................    78
   Limited Call Right .........................................................    78
   Meetings; Voting ...........................................................    79
   Status as Limited Partner or Assignee ......................................    79
   Non-Citizen Assignees; Redemption ..........................................    79
   Indemnification ............................................................    80
   Books and Reports ..........................................................    80
   Right to Inspect Our Books and Records .....................................    81
   Registration Rights ........................................................    81
UNITS ELIGIBLE FOR FUTURE SALE ................................................    81
TAX CONSIDERATIONS ............................................................    82
   Legal Opinions and Advice ..................................................    82
   Partnership Status .........................................................    83
   Limited Partner Status .....................................................    84
   Tax Consequences of Unit Ownership .........................................    85
   Tax Treatment of Operations ................................................    88
   Disposition of Common Units ................................................    89
   Dissolutions and Terminations ..............................................    92
   Tax-Exempt Organizations and Other Investors ...............................    92
   Administrative Matters .....................................................    93
   State, Local and Other Tax Considerations ..................................    95
   Investment in Atlas Pipeline by Employee Benefit Plans .....................    96
LEGAL MATTERS .................................................................    97
EXPERTS .......................................................................    97
HOW TO OBTAIN OTHER INFORMATION ABOUT US ......................................    97
FORWARD-LOOKING STATEMENTS ....................................................    98
UNDERWRITING ..................................................................    98
INDEX TO FINANCIAL STATEMENTS .................................................    F-1
APPENDIX A -- Amended And Restated Agreement Of Limited Partnership ...........    A-1
APPENDIX B -- Application for Transfer of Common Units ........................    B-1
APPENDIX C -- Pro Forma Available Cash from Operating Surplus .................    C-1
APPENDIX D -- Prior Activities ................................................    D-1

                              PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" section, together with our financial statements section and the related notes, before deciding to invest in our common units. For a summary discussion of the tax consequences of an investment in us, see "Summary of Tax Considerations" below.

                                Atlas Pipeline

     We will own and operate natural gas pipeline gathering systems through our operating partnership and its operating subsidiaries. These gathering systems will be acquired in a series of transactions from Atlas America, Inc., Resource Energy, Inc. and Viking Resources Corporation. The purchase price for the gathering systems will be $18.0 million plus 1,641,026 subordinated units, representing a 51% limited partnership interest in us. The purchase price will be paid through our operating partnership to our general partner and to the Atlas America, Resource Energy and Viking Resources entities that were the previous owners of the systems.

     The gathering systems consist of approximately 888 miles of intrastate gathering systems located in Eastern Ohio, Western New York and Western Pennsylvania. The gathering systems were constructed at various times beginning in 1969 and currently serve 2,931 wells with an average monthly production from January through September 1999 of 1.4 billion cubic feet ("bcf") of natural gas. During 1998, 1997 and 1996, and the nine months ended September 30, 1999, the gathering systems transported, respectively, 16.8 bcf, 16.1 bcf, 18.1 bcf and 12.8 bcf of natural gas. The gathering systems are used primarily to transport natural gas from wells to pipelines that are subject to government regulation as public utilities. To a lesser extent, the gathering systems transport natural gas directly to end users. The gathering systems are currently connected with public utility pipelines operated by Peoples Natural Gas Company, National Fuel Gas Supply, Tennessee Gas Pipeline Company, National Fuel Gas Distribution Company, East Ohio Gas Company, Columbia of Ohio, Consolidated Natural Gas Co., Texas Eastern Pipeline and Columbia Gas Transmission Corp. We will not engage in storage or gas marketing programs, nor will we engage in the purchase and resale for our own account of natural gas transported through our gathering systems.

     At the completion of this offering, we will enter into an omnibus agreement with Atlas America that is intended to maximize the use and expansion of our gathering systems and the amount of natural gas they transport.

     The omnibus agreement requires Atlas America to:

     o connect wells within 2,500 feet of one of our gathering systems to that system;

     o drill and connect a minimum of 225 wells to our gathering systems before 2003; and

     o provide us with standby construction financing for new gathering systems or gathering system extensions of up to $1.5 million per year for five years.

Resource Energy and Viking Resources are co-obligors of Atlas America's obligations under the omnibus agreement, except that Viking Resources is not a co-obligor under the construction financing commitment.

     We will also enter into a master natural gas gathering agreement with Atlas America, Resource Energy, Viking Resources and their subsidiaries that are engaged in drilling and gas production activities, under which Atlas America and Resource Energy will pay us a fee for gathering natural gas generally equal to:

     o the greater of $0.35 per thousand cubic feet ("mcf") or 16% of the gross sales price for gas produced from wells owned by limited partnerships sponsored by them and by independent third parties whose wells are currently connected to our gathering systems; and

     o the greater of $0.40 per mcf or 16% of the gross sales price for gas allocable to well interests owned by Atlas America, Resource Energy or Viking Resources.

The average price received for natural gas by Atlas America, Resource Energy and Viking Resources during September 1999 was $2.89 per mcf. None of the natural gas produced by wells owned by independent third parties that are connected to our gathering systems after the closing of this offering, or produced by wells connected to gathering systems we may acquire in the future, will be subject to the master natural gas gathering agreement.

                               Business Strategy

     Our goal is to increase the amount of natural gas transported by our gathering systems and to become one of the leading transporters of natural gas from wells to public utility pipelines in Eastern Ohio, Western New York, Western Pennsylvania and throughout the Appalachian region. We intend to accomplish this goal by:

     o adding new wells to our gathering systems, and constructing the systems to serve these wells;

     o    acquiring existing gathering systems from third parties;

     o maintaining and expanding the operating capabilities of our gathering systems; and

     o entering into natural gas gathering agreements with other natural gas producers in our service areas.

Atlas America, Resource Energy and Viking Resources have entered into the omnibus agreement to help us implement our business strategy.

                            Partnership Information

     We were formed in May 1999 as a Delaware limited partnership and, under our partnership agreement, will be required to dissolve no later than December 31, 2098. We will own a 98.9899% limited partnership interest in Atlas
Pipeline Operating Partnership, L.P., also a Delaware limited partnership, which will own the gathering systems through subsidiaries. We will have no significant assets other than our limited partnership interest in the operating partnership. Our general partner will have sole responsibility for conducting our business and managing our operations. As is commonly the case with publicly traded limited partnerships, we will not directly employ any of the persons responsible for our management or operation. Rather, Atlas America and Viking Resources personnel currently involved in managing the gathering systems will manage and operate our business as officers and employees of our general partner. Our general partner will also act as general partner of the operating partnership. As a consequence, the affairs of the operating partnership will be controlled by our general partner and not by us. However, our general partner may not, without the consent of all of our limited partners, consent to any act that would make it impossible to carry on our ordinary business and may not, without the consent of persons holding a majority of the outstanding common units and subordinated units, voting as separate classes, dispose of all or substantially all of our assets or the assets of the operating partnership.

     Our principal executive offices are located at 311 Rouser Road, Moon Township, Pennsylvania 15108 and our telephone number is (412) 262-2830.

              Atlas America, Resource Energy and Viking Resources

     Atlas America and Viking Resources are energy finance companies that sponsor limited and general partnerships to raise funds from investors to explore for natural gas. Together with their affiliate, Resource Energy, Atlas America and Viking Resources produce natural gas and, to a lesser extent, oil from locations in Eastern Ohio, Western New York and Western Pennsylvania. As of September 30,

1999, Atlas America, Resource Energy and Viking Resources together operated approximately 3,435 wells with gross natural gas production of approximately
49.6 million cubic feet ("mmcf") per day during the nine months ended September 30, 1999. Our gathering system is connected to 2,931 of those wells, with gross natural gas production of approximately 47.4 mmcf per day during the nine months ended September 30, 1999. At September 30, 1999, Atlas America, Resource Energy and Viking Resources held leases on properties in the area in which our gathering systems are currently operating that contain an estimated 177.2 bcf of recoverable natural gas and, in addition, had leases on properties that contain an estimated 47.9 bcf of recoverable natural gas. During the five years ended December 31, 1998, Atlas America, Resource Energy and Viking Resources drilled and completed 781 wells for 27 limited and general partnerships sponsored by them and, during the nine months ended September 30, 1999, drilled and completed 151 wells for four limited partnerships sponsored by them. All of these wells have been connected to our gathering systems. Resource America, the corporate parent of Atlas America, Resource Energy and Viking Resources, has determined to conduct its future drilling operations exclusively through Atlas America and Viking Resources. Resource Energy does not currently conduct material drilling operations, nor does it intend to do so in the future.

                     Partnership Structure and Management

     Our operations will be conducted through, and our operating assets will be owned by, subsidiary entities whose equity interests will be owned by our operating partnership, Atlas Pipeline Operating Partnership. This prospectus generally refers to the operations of Atlas Pipeline, the operating partnership and its subsidiaries jointly, unless specifically stated otherwise. Upon consummation of this offering and the related transactions:

     o We will own a 98.9899% limited partner interest in the operating partnership; and

     o Atlas Pipeline Partners GP, LLC, our general partner, will own a 1.0101% general partner interest and a 51.7172% subordinated limited partner interest in us and a 1.0101% general partner interest in the operating partnership.

     On a consolidated basis, the general partner will own a 2% general partner interest in the combined Atlas Pipeline Partners and Atlas Pipeline Operating Partnership. Through the ownership of these interests, our general partner will effectively manage and control both Atlas Pipeline and the operating partnership. In this prospectus, we refer to this interest owned by the general partner as its combined 2% general partner interest.

     The chart on the following page shows the organization and ownership of Atlas Pipeline and the operating partnership and its subsidiaries after giving effect to the offering of the common units and the acquisition by us of the gathering systems.

                               [GRAPHIC OMITTED]

        Summary of Conflicts of Interest and Fiduciary Responsibilities

     Our general partner has a fiduciary duty to manage Atlas Pipeline in a manner beneficial to us and our unitholders. However, because our general partner is a corporate subsidiary of Atlas America, its officers and directors have fiduciary duties to manage its business in a manner beneficial to Atlas America. As a result, conflicts of interest may arise in the future between Atlas Pipeline and our unitholders, on the one hand, and Atlas America and its affiliates, on the other hand.

     The following situations, among others, could give rise to conflicts of interest:

   o our general partner determines the amount and timing of asset purchases and sales, capital expenditures, issuances of additional common units, borrowings and reserves, which can impact the amount of distributions to unitholders;

   o our general partner may take actions on our behalf that have the effect of enabling our general partner to receive distributions on its own units;


   o some of the officers of our general partner who will provide services to us will also devote significant time to the businesses of our general partner's affiliates and competition for their services may develop;

   o the officers of our general partner may make decisions on behalf of Atlas America, Resource Energy and Viking Resources, as operators of natural gas wells connected to our gathering systems, as to the volume of gas produced by these wells; these decisions may affect the volume of natural gas transported by us and, thus, our revenues; and

   o our general partner will make decisions that will affect the obligations of Atlas America and Resource Energy to us in constructing gathering systems, providing financing for that construction and identifying gathering systems for possible acquisition.

     Our general partner will have a conflicts committee, consisting of three independent members of its board of directors, that will be available to review matters involving conflicts of interest.

     Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of its fiduciary duty. By purchasing a common unit, you are treated as having consented to the above and to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.


     Distributions and Payments to Our General Partner and Its Affiliates

     The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, operation and liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations.

                                Formation Stage

The consideration paid to Atlas
America, Resource Energy, Viking
Resources and their affiliates for the
transfer of the gathering systems to us... $18.0 million from the offering proceeds.

The consideration to
 our general partner
 in exchange for its
 limited partnership
 interest in the
 operating partnership..... o 1,641,026 subordinated units and

                            o an aggregate 2% general partnership interest in
                              Atlas Pipeline and our operating partnership on a combined basis.

Reimbursement to affiliates
 of our general partner
 for organizational and
 offering expenses advanced
 by them on our behalf...   We will reimburse our general partner $750,000 for
                            expenses, including filing, printing, legal, accounting and other fees and costs payable to unaffiliated third parties. Any expenses in excess of $750,000 will be borne by Atlas America, Resource
                            Energy and Viking Resources.

                                Operational Stage

Cash distributions to our
 general partner.........   Cash distributions will generally be made 98% to
                            the unitholders, including to our general partner as holder of the subordinated units, and 2% to our general partner. If distributions exceed specified target levels, our general partner will receive from 15% to 50% of the excess distributions. We refer to these distributions as our general partner's
                            "incentive distribution rights." If our general partner contributes capital to fund deficiencies in the minimum quarterly distribution on common units, it will receive 100% of cash distributions in excess of the amount necessary to pay the minimum quarterly distribution to the common units, plus arrearages, until it has received a return of these capital contributions.

                            On a pro forma basis, for the year ended December 31, 1998 and the nine months ended September 30, 1999, our general partner would have received distributions of approximately $189,000 and $109,000, respectively, on its combined 2% general partner interest, and approximately $3.0 million and $2.2 million, respectively, on the subordinated units.

Payments to our general partner
 and its affiliates......   Our general partner will not receive any
                            management fee or other compensation for its management of Atlas Pipeline, but will be reimbursed for all direct and indirect expenses incurred on our behalf. On a pro forma basis for the year ended
                            December 31, 1998, and the nine months ended
                            September 30, 1999, we estimate that the expense reimbursement to the general partner and its affiliates would have been approximately $561,000 and $362,000, respectively.

Withdrawal or removal of
 our general partner.....   If our general partner withdraws or is removed,
                            its general partner interest and incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

                               Liquidation Stage

Liquidation..............   Upon our liquidation and after payment of our
                            creditors, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances. For a description of how capital account balances are determined and adjusted upon liquidation, see "Cash Distribution Policy --
                            Distributions of Cash Upon Liquidation."

                                 The Offering

Securities offered.......   1,500,000 common units; 1,725,000 common units if
                            the underwriters' over-allotment option is exercised
                            in full.
Units outstanding after this
 offering................   1,500,000 common units and 1,641,026 subordinated
                            units issued as part of the purchase price paid by us for the acquisition of the gathering systems. The common units and subordinated units represent, respectively, 47% and 51% limited partner interests in us on a combined basis.

                            If the underwriters' over-allotment option is exercised in full, 1,725,000 common units and 1,416,026 subordinated units, representing 54% and 44% limited partner interests in us on a combined basis, will be outstanding.

Use of proceeds..........   The proceeds of this offering will be $21.0
                            million, assuming a public offering price of $14.00, the mid-point of the expected range of public offering prices set forth on the cover page of this prospectus and assuming the underwriters do not exercise their over-allotment option. We will use
                            $18.0 million to pay the cash portion of the purchase price of the gathering systems, $1.5 million for underwriting discounts and commissions, $750,000 for expenses of this offering and the balance, approximately $750,000, as working capital.
                            We will use the net proceeds from any exercise of the underwriters' over-allotment option to redeem subordinated units.

Cash distributions.......   We are required to distribute all of our cash on
                            hand at the end of each quarter, less reserves established by our general partner in its discretion. The amount of this cash may be greater than or less than the minimum quarterly distribution.

                            In general, cash distributions each quarter will be based on the following priorities:

                            o first, 98% to the common units and 2% to the
                              general partner until each common unit has received a minimum quarterly distribution of $0.42, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters;

                            o second, 100% to the general partner until it has
                              received a return of all capital contributions previously made by it under the distribution support agreement described in "Limited capital call right; distribution support" below;

                            o third, 98% to the subordinated units and 2% to
                              the general partner until each subordinated unit has received a minimum quarterly distribution of $0.42;

                            o fourth, 85% to all units and 15% to the general
                              partner until each unit has received a total distribution of $0.52 in that quarter;

                            o fifth, 75% to all units and 25% to the general
                              partner until each unit has received a total distribution of $0.60 in that quarter; and
                              o after that, 50% to all units and 50% to the general partner.

                            The distributions to our general partner in the fourth through sixth distribution levels are incentive distributions and are disproportionate to its 2% interest in us as our general partner.

                            If a distribution is made from capital surplus, which generally means distributions from cash generated other than from operations or from working capital resources, it is treated as if it were repayment of the unit price from this offering. To reflect repayment, distribution levels, including the minimum quarterly distributions, will be adjusted downward by multiplying each distribution amount by a fraction. This fraction is determined as follows:

                            o the numerator is the unrecovered initial unit
                              price of the common unit immediately after the giving effect to the repayment and

                            o the denominator is the unrecovered initial unit
                              price of the common units immediately before the repayment.

                            The unrecovered initial unit price is the initial public offering price per common unit less any distributions from capital surplus. Any adjustment to the minimum quarterly distribution may accelerate the date at which subordinated units may be converted into common units. Distributions from capital surplus will not reduce the minimum quarterly distribution or target or other distribution levels for the quarter in which they are distributed. We do not anticipate that there will be significant distributions from capital surplus.

                            We will generally make cash distributions within 45 days after the end of each quarter. The first distribution to unitholders will be made within 45 days after the quarter ending March 31, 2000. Minimum quarterly distributions for the period from the closing of the offering through March 31, 2000 will be adjusted downward based on the actual length of that period.

                            Although we can provide no assurances, based on the assumptions listed beginning on page 35 of this prospectus, we believe that we will generate sufficient cash from our gas gathering operations to enable us to make the minimum quarterly distribution of $0.42 per quarter on the common units through March 31, 2003. The amount of pro forma cash available for distribution generated during 1998 and during the three quarters ended September 30, 1999 would have been sufficient to allow us to pay the minimum quarterly distribution on the common units during those periods.

                            Upon liquidation, cash remaining after our creditors have been paid will be distributed to unitholders and our general partner in accordance with their capital account balances. To the extent proceeds of liquidation are available, we will adjust the capital accounts of our general partner and the common unitholders to give our general partner amounts representing incentive distributions. These distributions will be disproportionate to our general partner's 2% interest in us as our general partner.

Limited capital call right;
 distribution support....   For a period of three years following the close of
                            this offering, we have the right to require our general partner, on a quarterly basis, to contribute to our capital an amount equal to the difference between cash available for distribution for that quarter and the minimum quarterly distribution on the common units. Our general partner's distribution support obligation will be prorated for the partial quarter ended March 31, 2000 and the period from January 1, 2003 through the third anniversary of the closing. Our general partner's obligation in any quarter is limited to an amount equal to the minimum quarterly distribution for the common units, prorated for partial quarters, multiplied by the number of common units issued in this offering. Our general partner's obligation will not be increased by any future issuances of common units. The terms of this arrangement will be governed by a distribution support agreement between our general partner and us. Our general partner's performance under the distribution support agreement will be supported by an irrevocable letter of credit in the amount of $7,560,000. The amount available under this letter of credit will be reduced each quarter as appropriate to reflect the gradual reduction of our general partner's aggregate support obligation.
                            The required amount of the letter of credit will increase to $8,694,000, in the event the underwriters exercise their over-allotment option in full. The letter of credit will expire on June 1, 2003.

Subordinated units;
 subordination period....   The subordinated units are a separate class of
                            interest in us whose rights to distributions are subordinate to those of the common units during the subordination period. The subordination period will extend to December 31, 2004 and will continue beyond that date until the financial tests in the partnership agreement are met. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis. The subordinated units will similarly convert to common units if our general partner is removed without cause. Converted subordinated units will have the same rights as common units issued in this offering and will thus participate equally with the other common units in distributions.

Issuance of
 additional units.........  During the subordination period we can issue up to
                            150,000 additional common units without obtaining unitholder approval. We can issue an unlimited number of common units for acquisitions which do not decrease cash flow from operations per unit on a pro forma basis. We can also issue common units in connection with Atlas America's construction financing commitment.

Amendment of our partnership
 agreement...............   Our partnership agreement may generally be amended
                            by a vote of persons holding a majority of the common units and subordinated units, voting separately, provided that we obtain an opinion of counsel that the amendment will not materially adversely affect the limited liability of the limited partners. Amendments may be proposed only by or with the consent of our general partner, which may withhold its consent in its sole discreton. Our general partner may, without the consent of unitholders, amend the partnership agreement to accommodate administrative functions such as admission, withdrawal or substitution of limited partners, to effect our qualification to do business in a jurisdiction or to prevent us from being deemed an investment company. No amendment may be made that would enlarge the obligations of any limited partner without its consent; enlarge, restrict or reduce the rights, obligations, or amounts distributable or reimbursable to the general partner; change our term or modify the nature of those events causing our dissolution.

Limited liability of limited
 partners................   The liability of a person purchasing common units
                            will be limited to the amount of the purchaser's investment plus the purchaser's share of any of our undistributed profits or assets, so long as the purchaser does not participate in the control of our business within the meaning of Delaware law and otherwise acts in conformity with our partnership agreement.

Limited voting rights....   Holders of common units will not have voting
                            rights except with respect to the following matters, for which the partnership agreement requires unitholder approval:

                            o a sale or exchange of all or substantially all of
                              our assets,

                            o the removal or the withdrawal of our general
                              partner,
                            o the election of a successor general partner,

                            o our dissolution or reconstitution,

                            o a merger,

                            o termination or material modification of the
                              master natural gas gathering agreement, omnibus agreement and distribution support agreement,

                            o issuance of limited partner interests in excess
                              of those currently authorized by the partnership agreement,

                            o approval of the transfer by our general partner
                              of its general partner interest or incentive distribution rights, except in a merger or to an affiliate, and

                            o in general, amendments to the partnership
                              agreement.

Change of control........   Any person or group (other than our general
                            partner and its affiliates or a direct transferee of our general partner or its affiliates) that acquires beneficial ownership of 20% or more of the common units will lose its voting rights with respect to all of its common units.

Removal and withdrawal of our
 general partner.........   Our general partner may be removed upon the
                            approval of the holders of at least 662/3% of the outstanding common units, excluding units held by our general partner and its affiliates, and the election of a successor general partner by the vote of the holders of a majority of the common units, excluding units held by our general partner and its affiliates. A meeting of holders of the common units may be called by our general partner or by the holders of 20% or more of the outstanding common units. Our general partner has agreed not to voluntarily withdraw as our general partner or as general partner of the operating partnership without obtaining the approval of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, except that it may withdraw without approval of the common units if at least 50% of the common units are held or controlled by one person or its affiliates other than our general partner and its affiliates.


Consequences of removal of
 our general partner.....   If our general partner is removed other than for
                            cause, the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis.
                            Any existing arrearages in the payment of the minimum quarterly distribution to the common units will be extinguished, all capital contributions made by our general partner to fund deficiencies in the amount of cash necessary to pay the minimum quarterly distribution will become payable, and our general partner will have the right to convert its general partner interest and its right to receive incentive distributions into common units or to receive cash in exchange for such interests. In addition, the omnibus agreement will terminate and the master natural gas gathering agreement will terminate with respect to future wells drilled and completed by Atlas America or Viking Resources.

American Stock Exchange
 listing.................   We have been approved to list the common units on
                            the American Stock Exchange under the symbol "APL" upon notice of issuance.

 Summary Financial and Operating Data of Resource America Gathering Operations

     Set forth below is summary financial and operating information for the Resource America Gathering Operations for the nine months ended September 30, 1999 and 1998, the years ended December 31, 1998, 1997 and 1996, the fiscal years ended September 30, 1995 and 1994, and the three months ended December 31, 1995. Resource America acquired Atlas America, formerly The Atlas Group, Inc., on September 29, 1998 and acquired Viking Resources on August 31, 1999. The financial and operating data of the Resource America Gathering Operations set forth in this table include financial and operating data of Atlas America's gathering operations commencing September 29, 1998 and Viking Resources' Gathering Operations commencing August 31, 1999. The summary financial and operating data have been derived from financial statements which appear elsewhere in this prospectus, except for the columns headed as of and for the three months ended December 31, 1995 and as of and for the years ended September 30, 1995 and 1994 for which financial statements are not required. This data should be read in conjunction with the financial statements and the related notes and with "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations" which are included elsewhere in this prospectus.

                                            As of and for                 As of and for
                                           the Nine Months               the Years Ended
                                         Ended September 30,              December 31,
                                       -----------------------  ---------------------------------
                                           1999        1998        1998       1997        1996
                                       -----------  ----------  ---------  ----------  ----------
                                                 (in thousands, except operating data)
Income Statement Data:
 Revenues ...........................   $   2,505     $  278     $1,022      $  349      $  359
Costs and Expenses:
 Transportation and compression .....         540         63        191          81          75
 General and administrative(1) ......         285         48        129          45          43
 Interest expense ...................         285         --         79          --          --
 Depreciation and amortization ......         408        129        275         172         162
                                        ---------     ------     ------      ------      ------
 Total costs and expenses ...........       1,518        240        674         298         280
                                        ---------     ------     ------      ------      ------
 Income from operations .............         987         38        348          51          79
 Provision for income taxes .........         395         14        138          19          30
 Net income .........................   $     592     $   24     $  210      $   32      $   49
                                        =========     ======     ======      ======      ======
Balance Sheet Data:
 Working capital(2) .................   $     458     $   19     $  212      $   43      $   48
 Total assets .......................      20,439      9,323      9,639       1,626       1,784
 Total long-term liabilities ........      11,004      6,405      6,599       1,331       1,522
 Total equity .......................   $   9,435     $2,807     $2,993      $  295      $  263
Other Data:
 EBITDA(3) ..........................   $   1,680     $  167     $  702      $  223      $  241
 Cash flows provided by operating
  activities ........................         854        151        407         209         207
 Cash flows used in investing
  activities ........................      (1,009)       (28)      (392)        (19)        (47)
 Cash flows provided by (used in)
  financing activities ..............   $     148     $ (123)    $   (6)     $ (190)     $ (160)
Operating Data:
 Number of wells served(4) ..........       2,931        742      1,857         742         745
 Average monthly production of
  wells (mcfs)(5) ...................         477        207        589         188         197
 Volume of gas transported
  (bcfs)(6). ........................        9.90       1.38       4.67        1.68        1.76

                                           As of and for        As of and for
                                         the Three Months      the Years Ended
                                        Ended December 31,      September 30,
                                       --------------------  --------------------
                                               1995             1995       1994
                                       --------------------  ---------  ---------
                                         (in thousands, except operating data)
Income Statement Data:
 Revenues ...........................        $    94          $   375    $  349
Costs and Expenses:
 Transportation and compression .....             15               52        32
 General and administrative(1) ......             11               45        50
 Interest expense ...................             --               --        --
 Depreciation and amortization ......             39              136        75
                                             -------          -------    ------
 Total costs and expenses ...........             65              233       157
                                             -------          -------    ------
 Income from operations .............             29              142       192
 Provision for income taxes .........             11               54        73
 Net income .........................        $    18          $    88    $  119
                                             =======          =======    ======
Balance Sheet Data:
 Working capital(2) .................        $    45          $    51    $   51
 Total assets .......................          1,895            1,898     1,764
 Total long-term liabilities ........          1,682            1,691     1,645
 Total equity .......................        $   213          $   207    $  119
Other Data:
 EBITDA(3) ..........................        $    68          $   278    $  267
 Cash flows provided by operating
  activities ........................             63              272       264
 Cash flows used in investing
  activities ........................            (41)            (269)      (10)
 Cash flows provided by (used in)
  financing activities ..............        $    (9)         $    46    $  (69)
Operating Data:
 Number of wells served(4) ..........            748              748       748
 Average monthly production of
  wells (mcfs)(5) ...................            210              217       236
 Volume of gas transported
  (bcfs)(6). ........................           1.89             1.95      2.12

-------------
 (1) Includes property taxes.
 (2) Working capital means current assets less current liabilities.
 (3) EBITDA means earnings before interest expense, income taxes and depreciation, depletion and amortization. EBITDA provides additional information for evaluating the gathering operations and is presented solely as a supplemental measure. EBITDA is not a measurement presented in accordance with generally accepted accounting principles (GAAP) and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. EBITDA for the gathering systems may not be comparable to EBITDA of other entities as other entities may not calculate EBITDA in the same manner.
 (4) The number of wells served is the total number of wells connected to the gathering systems for which the gathering systems transport natural gas.
 (5) Average monthly production is the total annual natural gas production of all of the wells connected to the gathering systems divided by the number of wells served and further divided by twelve, as measured in mcfs.
 (6) The volume of natural gas transported is the total annual natural gas transported through the gathering systems measured in bcfs.

 Summary Financial and Operating Data of The Atlas Group Gathering Operations

     Set forth below is summary financial and operating information for The Atlas Group Gathering Operations for the nine months ended September 30, 1998, and the years ended December 31, 1997, 1996, 1995 and 1994. Resource America acquired The Atlas Group, Inc. Gathering Operations on September 29, 1998 and the Atlas Group Gathering Operations are included with the Resource America Gathering Operations after that date. The summary financial and operating data have been derived from financial statements which appear elsewhere in this prospectus, except for the years ended December 31, 1995 and 1994 for which financial statements are not required. This data should be read in conjunction with the financial statements and the related notes and with "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations" which are included elsewhere in this prospectus.

                                            As of and for                           As of and for
                                           the Nine Months                         the Years Ended
                                         Ended September 30,                        December 31,
                                        ---------------------   -----------------------------------------------------
                                                 1998               1997          1996          1995          1994
                                        ---------------------   -----------   -----------   -----------   -----------
                                                            (in thousands, except operating data)
Income Statement Data:
 Revenues ...........................         $ 2,026            $  2,578      $  2,795      $  2,174      $  1,854
Costs and Expenses:
 Transportation and compression .....             315                 479           311           383           343
 General and administrative(1) ......             356                 289           224           283           320
 Interest expense ...................             277                 370           242            45             2
 Depreciation and amortization ......           1,098               1,188         1,136           917           754
                                              -------            --------      --------      --------      --------
 Total costs and expenses ...........           2,046               2,326         1,913         1,628         1,419
                                              -------            --------      --------      --------      --------
 Income (loss) from operations ......             (20)                252           882           546           435
 Provision (benefit) for income
  taxes .............................              (8)                101           353           218           174
                                              ---------          --------      --------      --------      --------
 Net income (loss) ..................         $   (12)           $    151      $    529      $    328      $    261
                                              =========          ========      ========      ========      ========
Balance Sheet Data:
 Working capital(2) .................         $   101            $    202      $     73      $     81      $    (64)
 Total assets .......................           8,475               8,369         8,809         7,193         6,902
 Total long-term liabilities ........           5,578               5,529         5,988         4,669         4,589
 Total equity .......................           2,787               2,799         2,649         2,390         2,063
Other Data:
 EBITDA(3) ..........................         $ 1,355            $  1,810      $  2,260      $  1,508      $  1,191
 Cash flows provided by operating
  activities ........................           1,175               1,052         1,580         1,122           917
 Cash flows used in investing
  activities ........................          (1,236)             (1,037)       (2,608)       (1,180)       (1,333)
 Cash flows provided by (used in)
  financing activities ..............         $    49            $    (33)     $  1,047      $     80      $    416

-------------
 (1) Includes property taxes.

 (2) Working capital means current assets less current liabilities.

 (3) EBITDA means earnings before interest expense, income taxes and depreciation. EBITDA provides additional information for evaluating the gathering operations and is presented solely as a supplemental measure. EBITDA is not a measurement presented in accordance with generally accepted accounting principles (GAAP) and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. EBITDA for the gathering systems may not be comparable to EBITDA of other entities as other entities may not calculate EBITDA in the same manner.

           Summary Unaudited Pro Forma Operations of Atlas Pipeline

     The following unaudited summary pro forma financial operations of Atlas Pipeline for the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998 is derived from our pro forma financial statements included elsewhere in this prospectus. The pro forma financial data includes the gas gathering operations of Atlas America, Resource Energy and Viking Resources adjusted for depreciation, depletion and amortization resulting from Resource America's acquisition of Atlas America on September 29, 1998 and its acquisition of Viking Resources on August 31, 1999. This pro forma information has been further adjusted to reflect each transaction as if it had taken place on January 1, 1998. The pro forma information is based upon currently available information concerning the gathering systems that will be acquired, as well as various estimates and assumptions. For more detailed information regarding the basis of presentation and the various estimates and assumptions used in the summary unaudited pro forma operations, see the notes to the pro forma and historical combined financial statements. As a result, it is likely actual operating results in the future will differ from the pro forma financial data. The following information should not be deemed to indicate or predict future operating results for Atlas Pipeline.


                                                  Nine Months Ended
                                                    September 30,          Year Ended
                                              -------------------------    December 31,
                                                  1999          1998           1998
                                              -----------   -----------   -------------
                                                (in thousands, except per unit data)
Income Statement Data:
   Revenues ...............................     $ 5,217       $ 5,278        $ 7,117
Costs and Expenses:
   Transportation and compression .........         611           441            577
   General and administrative .............         362           478            561
   Property tax expense ...................          15            19             49
   Depreciation and amortization ..........         655           655          1,060
                                                -------       -------        -------
Total costs and expenses ..................       1,643         1,593          2,247
                                                -------       -------        -------
Income from operations ....................       3,574         3,685          4,870
Net income ................................     $ 3,574       $ 3,685        $ 4,870
                                                -------       -------        -------
Pro forma net income per unit .............     $  1.12       $  1.15        $  1.52
                                                =======       =======        =======

                         Summary of Tax Considerations

     We have included below a summary of the primary tax considerations associated with the ownership and sale of common units. For a discussion of all of the material tax considerations associated with the ownership and sale of common units, please see the discussion included under "Tax Considerations" which appears later in this prospectus.

We will be classified as a partnership for tax purposes

     In the opinion of Andrews & Kurth L.L.P., special counsel to us and our general partner, we will be classified for federal income tax purposes as a partnership. Accordingly, we will pay no federal income taxes, and you will be required to report in your federal income tax return your share of our income, gains, losses and deductions.

Allocations and distributions will be based on your percentage interest in us

     In general, our income and loss will be allocated to our general partner and the unitholders for each taxable year in accordance with their percentage interests in us. You will be required to take into account, in determining your federal income tax liability, your share of our income for each of our taxable years ending within or with your taxable year even if we do not make cash distributions to you. As a consequence, your share of our taxable income, and possibly the income tax payable with respect to that income, may exceed the cash we actually distributed to you.

The ratio of taxable income to distributions should be less than 25 percent

     We estimate that if you purchase common units in this offering and own them through December 31, 2003, you will be allocated an amount of federal taxable income for that period which is less than 25% of the cash distributed for that period. Due principally to the use of accelerated depreciation methods, we anticipate that for taxable years beginning after December 31, 2003, the taxable income allocable to you will represent a significantly higher percentage of cash distributed to you. We cannot assure you that the estimates will be correct.

Losses are only available to offset our future income

     In the case of taxpayers subject to the passive loss rules, generally individuals and closely held corporations, our losses will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments, salary or other active business income. Any losses unused by virtue of the passive loss rules can be deducted when you dispose of all of your common units in a taxable transaction with an unrelated party.

Disposition of common units will result in gain or loss

     If you sell your common units you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Thus, our cash distributions to you in excess of your share of our income will, in effect, become taxable income if you sell the common units at a price greater than your adjusted tax basis even if the price is less than your original cost.

We intend to make an election to permit us to adjust a purchaser's tax basis in our assets to reflect the purchase price of a purchaser's common units

     We intend to make the election provided for by Section 754 of the Internal Revenue Code. This election will generally permit us to adjust a common unit purchaser's tax basis in our assets to reflect the purchase price of his common units and will give the purchaser income and deductions calculated by reference to the portion of his purchase price attributable to each of our assets. This election does not apply to a person who purchases common units directly from us.

Ownership of common units by tax-exempt organizations and other investors raises tax issues

     An investment in common units by tax-exempt organizations, including IRAs and other retirement plans, regulated investment companies (also known as mutual funds) and foreign persons raises issues unique to them. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder. Furthermore, no significant amount of our gross income will be qualifying income for purposes of determining whether a unitholder will qualify as a regulated investment company. A unitholder who is a nonresident alien, foreign corporation or other foreign person will be subject to federal income tax withholding on distributions we make to him and will be required to file federal income tax returns and to pay tax on his share of our taxable income.

We will register as a tax shelter with the IRS

     We have applied to register as a tax shelter with the Secretary of Treasury. Please see the discussion appearing under the caption "Tax Considerations -- Administrative Matters -- Registration as a Tax Shelter" for a more complete discussion of the impact of that registration.

     Issuance of a registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.


Other tax considerations

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which you reside or in which we do business or own property. You will likely be required to file state income tax returns and to pay taxes in various states as a result of owning our units. You may also be subject to penalties for failure to comply with these requirements.

     The tax consequences of an investment in us, including federal income tax consequences, will depend in part on your own tax circumstances. You should consult your own tax adviser to determine whether specific tax consequences apply to you, as well as about the state, local and foreign tax consequences of an investment in common units.

                                 RISK FACTORS

     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we will be subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in the common units. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you may lose some or all of your investment.

                        Risks Inherent in Our Business

After the expiration of the distribution support period, cash distributions are not assured and may fluctuate with our performance

     Our general partner will fund deficiencies in available cash so that we can pay minimum quarterly distributions for three years following the closing of this offering. After that we will distribute all of our cash, less any reserves our general partner believes we need for operations or for potential acquisitions. We can give no assurance regarding the amounts of cash that we will generate. The actual amounts of cash we generate will depend upon numerous factors relating to our business which may be beyond our control, including:


     o the demand for natural gas;

     o profitability of operations;

     o required principal and interest payments on any debt we may incur;

     o the cost of acquisitions;

     o our issuance of equity securities;

     o fluctuations in working capital;

     o capital expenditures;

     o continued development of wells for connection to our gathering systems;

     o prevailing economic conditions;

     o fuel conservation measures;

     o alternate fuel requirements;

     o government regulations; and

     o technical advances in fuel economy and energy generation devices.

     Our ability to make cash distributions depends primarily on our cash flow. Cash distributions do not depend directly on our profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits.

The failure of Atlas America and Resource Energy to perform their obligations under the master natural gas gathering agreement may adversely affect our revenues

     All of our revenues for the foreseeable future will consist of the fees we receive from Atlas America and Resource Energy under the master natural gas gathering agreement. We anticipate that Atlas America and Resource Energy will pay our fees from the gathering fees they receive from the well owners. However, Atlas America and Resource Energy are contractually obligated to pay our fees even if the gathering fees they receive from well owners are insufficient. Our cash flow could be materially adversely affected if Atlas America and Resource Energy fail to discharge their obligations to us. For a description of the terms of this agreement, see "Business--Agreements with Atlas America, Resource Energy and Viking Resources--Master Natural Gas Gathering Agreement."

The amount of natural gas we transport will decline over time unless new wells are connected to our gathering systems

     Production of natural gas from a well generally declines over time until it is no longer economical to produce natural gas from it and it is plugged and abandoned. Failure to connect new wells to the gathering systems could, therefore, result in the amount of natural gas we transport reducing substantially over time and could, upon exhaustion of the current wells, cause us to abandon one or more of our gathering systems and, possibly, cease operations. As a consequence, our revenues and, thus, our ability to make distributions to unitholders would be materially adversely affected.

     Atlas America, Resource Energy and Viking Resources will enter into an agreement with us designed to increase the number of natural gas wells connected to our gathering systems. It is anticipated that development of these wells will be funded through limited and general partnerships sponsored by Atlas America and Viking Resources. These partnerships raise money through both public and private offerings of partnership interests to investors. We cannot assure you that Atlas America and Viking Resources will be able to organize these partnerships or as to the amount of money these partnerships will raise and thus the number of wells that will actually be drilled. Moreover, there can be no assurance that the wells drilled for these partnerships will produce natural gas in economic quantities. While Atlas America, Resource Energy and Viking Resources have in the past developed wells for their own accounts, we cannot assure you that, if the sponsored partnerships do not develop wells, Atlas America, Resource Energy and Viking Resources will be able to do so. Furthermore, we cannot assure you that production from any newly developed wells will be sufficient to offset production declines from existing wells.

The amount of gas we transport may be reduced if the public utility pipelines to which we deliver gas cannot or will not accept the gas

     Our gathering systems principally serve as intermediate transportation facilities between sales lines from wells connected to our systems and the public utility pipelines to which we deliver natural gas. If one or more of these utility pipelines has service interruptions, capacity limitations or otherwise does not accept the natural gas we transport, and we cannot arrange for delivery to other public utility pipelines, local distribution companies or end users, the amount of natural gas we transport may be reduced. Since our revenues depend upon the volumes of natural gas we transport, this could result in a material reduction in our revenues.

Governmental regulation of our pipelines could increase our operating costs

     Currently our operations involving the gathering of natural gas from wells are exempt from regulation under the Natural Gas Act. Section 1(b) of the Natural Gas Act provides that the provisions of the Act shall not apply to facilities used for the production or gathering of natural gas. Our physical dimensions and operations support the conclusion that our facilities perform primarily a gathering function. We should not, therefore, be subject to Natural Gas Act regulation. There, however, can be no assurance that this will remain the case. The Federal Energy Regulatory Commission's oversight of entities subject to the Natural Gas Act includes the regulation of rates, entry and exit of service, acquisition, construction and abandonment of transmission facilities, and accounting for regulatory purposes. The implementation of new laws or policies that would subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act could have a material adverse effect on our financial condition and operations. Similarly, changes in the method or circumstances of operation, or in the configuration of facilities, could result in changes in our regulatory status.

     Our gas gathering operations are subject to regulation at the state level, which increases the costs of operating our pipeline facilities. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Ohio. Presently, our rates are not regulated in New York and Pennsylvania. Changes in state regulations, or our status under these regulations due to configuration changes in our operating facilities, that subject us to further regulation could have a material adverse effect on our financial condition.

Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities

     Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by the pipelines. We can also be liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. While we believe that the gathering systems comply in all material respects with applicable laws and will be indemnified for any violations arising from events that occurred before our acquisition of the gathering systems by Atlas America, Resource Energy and Viking Resources individually for the respective gathering systems transferred by each, we cannot assure you that future events will not occur for which we may be liable. None of these events will be covered by the indemnification from Atlas America, Resource Energy and Viking Resources. Possible future developments, including stricter laws or enforcement policies, or claims for personal or property damages resulting from our operations could result in substantial costs and liabilities to us. We have been advised by Atlas America, Resource Energy and Viking Resources that, to date, compliance with existing laws has not had a material impact on the capital expenditures, earnings or competitive position of the gathering systems.

If we are unable to make acquisitions on economically and operationally acceptable terms, our future financial performance may be limited

     There can be no assurance that:

     o we will identify attractive acquisition candidates in the future;

     o we will be able to acquire assets on economically acceptable terms;

     o any acquisitions will not be dilutive to earnings and operating surplus;
       or

     o any debt incurred to finance an acquisition will not affect our ability to make distributions to you.

     If we are unable to make acquisitions on economically and operationally acceptable terms, our future financial performance will be limited to the performance of the gathering systems we acquire from Atlas America, Resource Energy and Viking Resources and any extensions of those systems to new wells.

     Our acquisition strategy involves many risks, including:

     o difficulties inherent in the integration of operations and systems;

     o the diversion of management's attention from other business concerns;
       and

     o the potential loss of key employees of acquired businesses.

     In addition, future acquisitions may involve significant expenditures. Depending upon the nature, size and timing of future acquisitions, we may be required to secure financing. We cannot assure you that additional financing will be available to us on acceptable terms.

Our ability to expand our gathering systems could be adversely affected if Atlas America and Resource Energy fail to provide the required financing

     Atlas America and Resource Energy have entered into a standby commitment with us to provide financing for the expansion of our gathering systems by purchasing additional common units. The agreement will continue for five years from the closing of the offering and will be for a maximum of $1.5 million in any year. If we elect to use this financing, Atlas America and Resource Energy most likely will be required to seek their own financing. If they cannot secure sufficient financing, expansion of our gathering systems could be adversely affected. This could adversely affect our growth and the amount of natural gas transported by our gathering systems.

The amount of natural gas which is recoverable from properties potentially served by our gathering systems may be less than our estimates, which could materially adversely affect the amount of natural gas we gather and, thus, our revenues

     Estimates of the amount of natural gas which is recoverable from properties potentially served by our gathering systems may vary substantially from actual amounts that are economically recoverable. The reserve data set forth in this prospectus represent the engineering estimates of Atlas America, Resource Energy and Viking Resources, as reviewed by Wright & Company, independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of recoverable natural gas, including many factors over which Atlas America, Resource Energy and Viking Resources have no control. Estimates of recoverable natural gas necessarily depend upon a number of factors, any one of which may vary considerably from actual results. These factors and assumptions relate to:

     o the geological features of the rock formations in which the natural gas is found;

     o historical production from the area compared with production from other producing areas;

     o    the assumed effects of regulation by governmental agencies; and

     o assumptions concerning future natural gas prices, operating costs and capital expenditures.

     For these reasons, estimates of the recoverable quantities of natural gas attributable to any particular group of properties, classifications of properties based on risk of recovery of natural gas, and estimates of future net cash flows expected from these properties, as prepared by different engineers or by the same engineers at different times, may vary substantially. Actual production, revenue and expenditures will likely vary from estimates, and these variations may be material. If the amount of recoverable natural gas is materially less than the estimates, the amount of natural gas we gather and, thus, our revenues could be materially adversely affected.

If Atlas America, Resource Energy or Viking Resources default on their obligations to us, we will not have contractual recourse to Resource America

     Atlas America, Resource Energy and Viking Resources will enter into several agreements with us that are material to our business, financial condition and results of operations, including agreements relating to the transportation of natural gas, drilling and connecting wells to our gathering systems and constructing new gathering systems. Although Atlas America, Resource Energy and Viking Resources are subsidiaries of Resource America, Resource America will not guarantee or otherwise assume responsibility for any of its subsidiaries' obligations to us. An investor in this offering must rely solely upon the ability of Atlas America, Resource Energy and Viking Resources, including their financial capability, to perform under these agreements.

A decline in natural gas prices could adversely affect our revenues

     Our master natural gas gathering agreement with Atlas America, Resource Energy and Viking Resources provides for gathering fees equal to 16% of the gross sales price of the natural gas we transport, subject to minimum prices of $0.35 or $0.40 per mcf. We anticipate that contracts for wells connected to our gathering systems in the future that will not be subject to the master agreement will contain similar fee provisions, but may not establish minimum prices. Our business will therefore depend in part upon the prices at which the natural gas we transport is sold. Although historically there has been an abundant demand for natural gas, there has from time to time been a surplus of natural gas which has caused sharp fluctuations and declines in prices obtainable.

Gathering system operations are subject to operational hazards and unforeseen interruptions

     The operations of our gathering systems are subject to hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events, beyond our control. A casualty occurrence might result in injury and extensive property or environmental damage. Although we intend to maintain customary insurance coverages for gathering systems of similar capacity, we can offer no assurance that these coverages will be sufficient for any casualty loss we may incur.

                     Risks Inherent in an Investment in Us

Our general partner's obligation to contribute capital in the event of a shortfall in the cash necessary to pay the minimum quarterly distribution is limited and may be diluted

     Our general partner's obligation to contribute capital if we do not have sufficient cash to make a minimum quarterly distribution to the common units, as well as the letter of credit supporting that obligation, will be limited to the three years following the close of this offering. After that, we will be dependent solely upon our operating performance for distributions. Moreover, our general partner's capital contribution obligation in any quarter is limited to an amount equal to the minimum quarterly distribution on the common units, prorated for partial quarters, multiplied by the number of common units issued in this offering. The issuance of additional common units will reduce the amount of the general partner's obligation per common unit below the amount of the minimum quarterly distribution per common unit.

You will have very limited voting rights and ability to control management, which may diminish the price at which the common units will trade

     Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. In addition, our general partner may be removed only upon the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and a successor general partner must be elected by a vote of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. Further, if any person or group, other than our general partner or its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights for all of its units. These provisions have the practical effect of making removal of our general partner difficult. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings of unitholders. All matters requiring the approval of the unitholders during the subordination period, other than the removal of our general partner, must first be proposed by our general partner. As a result, unitholders will not be able to initiate actions not supported by our general partner. These provisions may diminish the price at which the common units will trade.

     During the subordination period, our general partner will own a majority of the outstanding common and subordinated units, considered as a single class. Upon completion of the subordination period and conversion of the subordinated units to common units, our general partner will own a majority of the common units. Even if additional common units are issued by us to third parties as permitted under our partnership agreement, it is likely that our general partner will be our single largest unitholder. As a result, until our general partner holds less than a majority of the units, and except for removal of our general partner as referred to earlier, our general partner will be able to approve or disapprove matters submitted to limited partners for a vote irrespective of the vote of persons buying common units in this offering. Moreover, even if subsequent issuances result in our general partner holding less than a majority of the units, it will be difficult for limited partners to approve or disapprove matters without the concurrence of our general partner.

Our partnership agreement is designed to discourage a person or group from attempting to effect a change of control, which may diminish the price at which the common units will trade and may prevent a change of control even if doing so would be beneficial to the holders of common units

     Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our general partner or otherwise seeking to change our management. As described in the immediately preceding risk factor, any person or group, other than our general partner or its affiliates, that acquires beneficial ownership of 20% or more of any class of units will lose voting rights for all of its units. In addition, if our general partner is removed under circumstances where cause does not exist and our general partner does not consent to that removal, then:

     o our general partner's guarantee of the minimum quarterly distribution, and the security for that guarantee, will terminate, and all capital contributions made by it to fund deficiencies of minimum quarterly distributions will become immediately due and payable;

     o the obligations of Atlas America, Resource Energy and Viking Resources to drill and connect wells to our gathering systems and to provide financing and other assistance for the expansion of our gathering systems will terminate;

     o the obligations of Atlas America and Resource Energy under the master natural gas gathering agreement will terminate as to any future wells drilled and completed by Atlas America or Viking Resources;

     o any existing arrearages in the payment of minimum quarterly distributions will be extinguished;

     o the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis; and

     o our general partner will have the right to convert its general partner interest and incentive distribution rights into common units or receive cash in exchange for those interests.

These provisions may diminish the price at which the common units trade. These provisions may also prevent a change of control of Atlas Pipeline even if a change of control would be beneficial to the holders of the common units.

Our revenues could be adversely affected if our assumptions concerning future operations are not realized

     In establishing the terms of this offering, including the initial offering price of the common units, the number of subordinated units to be received by the general partner and the minimum quarterly distribution, we have relied on specific assumptions concerning our future operations. See "Cash Available for Distribution" for a description of these assumptions. Although we believe our assumptions are reasonable, whether the assumptions are realized is not, in many cases, within our control and cannot be predicted with any degree of certainty. In the event that our assumptions are not realized, the actual amount of cash available for distributions could be substantially less than that currently expected and may be less in any quarter than that required to make the minimum quarterly distribution.

Purchasers of common units will experience immediate and substantial dilution

     Purchasers in this offering will pay a price per common unit that exceeds the pro forma net tangible book value of our assets by $8.00 per unit assuming an initial public offering price of $14.00 per common unit.

We may issue additional common units without your approval, which would dilute existing unitholders' interests

     Our general partner can cause us to issue additional common units, without the approval of unitholders, in the following circumstances:

     o    upon exercise of the underwriters' over-allotment option;

     o    upon conversion of the subordinated units;

     o upon conversion of the general partner interest and incentive distribution rights into common units as a result of the withdrawal of our general partner;

     o in connection with acquisitions or capital improvements by us that are accretive to our cash flow on a pro forma per-unit basis; or

     o in connection with exercise by us of our rights under the construction financing commitment of Atlas America and Resource Energy.

In addition, during the subordination period, our general partner has the authority, without the approval of the unitholders, to cause us to issue up to an additional 150,000 common units or an equivalent number of securities ranking on a parity with the common units. After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders.

     The issuance of additional common units or securities ranking senior to or on a parity with the common units may dilute the value of the interests of the existing unitholders in our net assets, dilute the interests of unitholders in distributions by us, increase the risk that we will be unable to pay the full minimum quarterly distribution, dilute our general partner's obligation to fund deficits in the minimum quarterly distribution to common units by contributing additional capital to us and, if issued during the subordination period, reduce the support provided by the subordination feature of the subordinated units.

Cost reimbursements to our general partner may be substantial and could reduce our cash available for distribution

     Before making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses incurred by them on our behalf during the related period. The amount of these expenses will be determined by our general partner in its sole discretion. In addition, our general partner and its affiliates may provide us services for which we will be charged reasonable fees as determined by our general partner. The reimbursement of expenses and the payment of fees could adversely affect our ability to make distributions.

A trading market may not develop for the common units or you may not be able to resell your common units at the initial offering price

     Before this offering, there has been no public market for the common units. Although the common units have been approved for listing on the American Stock Exchange, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the common units will be determined through negotiations between our general partner and the representatives of the underwriters. Investors may not be able to resell their common units at or above the initial public offering price.

You could be liable for our obligations if it is determined that you participated in the control of our business and could be liable for return of improperly received distributions

     In general, limited partners are not liable for the obligations of a limited partnership unless they participate in the control of the business. What constitutes participating in the control of the business has not been clearly established in all states. If it were determined, for example, that the right or the exercise of the right by the unitholders as group

     o    to remove our general partner,

     o    to approve some amendments to the partnership agreement, or

     o    to take other action under the partnership agreement

constituted participation in the control of our business, then you could be held liable for our obligations to the same extent as a general partner.

     In addition, limited partners may be required to return distributions for the three preceding years if they receive a distribution which they knew at the time of the distribution was improper because it rendered the partnership insolvent.

If we were to lose the management expertise of Atlas America and Viking Resources, we would not have sufficient stand-alone resources to operate

     We do not intend to directly employ any of the persons responsible for our management. Rather, we anticipate that the Atlas America and Viking Resources personnel currently responsible for managing the gathering systems will manage and operate our business as officers and employees of our general partner. Therefore, if we were to lose the management expertise of Atlas America and Viking Resources, we would not have sufficient stand-alone resources to operate. Further, neither we nor our general partner intends to obtain key man life insurance for the officers and employees of our general partner.

                        Tax Risks to Common Unitholders

     For a discussion of the expected material federal income tax consequences of owning and disposing of common units, see "Tax Considerations."

The IRS could treat us as a corporation, which would substantially reduce the cash available for distribution to unitholders

     The federal income tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. We have, however, received an opinion of Andrews & Kurth L.L.P., special counsel to us and our general partner, that we will be classified as a partnership for federal income tax purposes. Opinions of counsel are based on specific factual assumptions and are not binding on the IRS or any court of law.

     If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at the corporate tax rate, which is currently 35%. Distributions would generally be taxed again to the unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to unitholders. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of the common units.

     We cannot provide any assurance that the law will not be changed and cause us to be treated as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement will be subject to change, including a decrease in distributions to reflect the impact of that law on us.

We may incur significant legal, accounting and related costs if the IRS challenges our characterization as a limited partnership

     We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain counsel's conclusions or the positions we take. A court may not concur with our conclusions. Any contest with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees and expenses, will be borne directly or indirectly by the unitholders and the general partner.

You may be required to pay taxes on income from us even if you do not receive cash distributions

     You will be required to pay federal income taxes and, in certain cases, state and local income taxes on your allocable share of our income, whether or not you receive cash distributions from us. We cannot assure you that you will receive cash distributions equal to your allocable share of our taxable income or even to the tax liability to you resulting from that income. Further, you may incur a tax liability, in excess of the amount of cash received, upon the sale of your common units.

Tax gain or loss on disposition of common units could be different than expected

     Upon the sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Prior distributions in excess of the net taxable income you were allocated for a common unit which decreased your tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gains, may be ordinary income. Furthermore, should the IRS successfully contest our conventions, including our method of allocating income and loss as between transferors and transferees, you could realize more gain on the sale of units than would be the case under those conventions without the benefit of decreased income in prior years. Finally, until final regulations are published clarifying how basis is determined when a unitholder has acquired units at different prices, a sale of less than all units by such a unitholder could result in an amount of gain or loss on that sale different than as expected.

Investors, other than individuals who are U.S. residents, may have adverse tax consequences from owning units

     Investment in common units by tax-exempt entities, regulated investment companies and foreign persons raise issues unique to them. For example, virtually all of our income organizations exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to that unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes.

We will register as a tax shelter; this may increase the risk of an audit of us or a unitholder

     Our general partner has applied to register us as a "tax shelter" with the Secretary of Treasury. The Secretary of the Treasury has required that partnerships meeting characteristics specified by the Secretary, register as "tax shelters" in response to the perception that they claim to generate tax benefits that the IRS may believe to be unwarranted. We cannot assure unitholders that we will not be audited by the IRS or that tax adjustments will not be made. The rights of a unitholder owning less than a 1% profit interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of his personal tax return.

We treat a purchaser of units as having the same tax benefits as the seller; the IRS may challenge this treatment which could adversely affect the value of the units

     Because we cannot match transferors and transferees of common units, we will take certain tax positions that may not conform with all aspects of specified proposed and final Treasury regulations. For example, upon a transfer of units, we will treat a portion of the Section 743(b) adjustment to a common unitholder's tax basis in our assets as amortizable over the same remaining life and by the same method as the underlying assets (or nonamortizable if the underlying assets are nonamortizable). This is consistent with recently finalized regulations but may not be consistent with other proposed and final regulations. A successful IRS challenge to those conventions, including our method of amortizing Section 743(b) adjustments, could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

You will likely be subject to state and local taxes as a result of an investment in units

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property. Further, you may be subject to penalties for failure to comply with those requirements. We will initially own assets and do business in Ohio, Pennsylvania and New York. Each of these states currently imposes a personal income tax. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                       THE TRANSACTIONS; USE OF PROCEEDS

     We estimate that the net proceeds from the sale of common units offered by this prospectus will be approximately $19.5 million, assuming an initial public offering price of $14.00 per common unit and after deducting underwriting discounts and commissions of $1.5 million but before deducting expenses incurred in connection with the offering.

     At the closing of this offering the following will take place:

     First, our general partner will acquire a portion of the gathering system assets from Atlas America, Resource Energy, Viking Resources and their subsidiaries engaged in drilling and gas production activities and assume $11 million of debt to Resource America's energy affiliates (including Atlas America, Resource Energy and Viking

Resources) associated with those assets. Of this debt, $10.0 million was incurred in connection with the acquisition of Viking Resources and the balance was incurred in connection with the expansion and operations of the gathering systems of Atlas America and Resource Energy. The debt is unsecured, with no fixed term, and except for the portion relating to Atlas America and Resource Energy which bears interest at 10% per year, bears no interest. Our general partner will then contribute these assets (subject to the $11 million debt) to the operating partnership in exchange for a 1.0101% general partner interest and a limited partner interest. We believe the terms of the acquisition are fair, reasonable and comparable to those that could have been received in an arm's length transaction with similarly situated persons.

     Second, our general partner will contribute its limited partner interest in the operating partnership to us in exchange for 1,641,026 subordinated units and a 1.0101% general partner interest. The subordinated units were assigned a value of $14.00 per unit.

     Third, Atlas America, Resource Energy and Viking Resources will enter into the master natural gas gathering agreement and the omnibus agreement with us.

     Fourth, we will issue 1,500,000 common units raising net proceeds of approximately $19.5 million and contribute the net proceeds to the operating partnership; the operating partnership retire the $11 million of debt associated with the gathering system assets, pay $1.0 million to two affiliated partnerships from whom a portion of the gathering system assets was acquired, and use the balance to acquire the remaining portion of the gathering system assets to be acquired from Atlas America, Resource Energy, Viking Resources and their subsidiaries. In addition, the operating partnership will reimburse the general partner for $750,000 of offering expenses, including filing fees, legal and accounting fees, printing costs and fees of petroleum engineers.

     All of the transactions described above will take place at a single closing. We will retain the balance of the offering proceeds, approximately $750,000, for use as working capital, including to use in acquiring other gathering systems in the future. The proceeds from any exercise by the underwriters of their over-allotment option will be used to redeem subordinated units.

                           PRO FORMA CAPITALIZATION

     The following table sets forth (1) our capitalization as of December 31, 1999 on an actual basis and (2) our pro forma capitalization as adjusted to reflect the offering of the common units, issuance of the subordinated units and the application of the net proceeds of the offering as described in "The Transactions; Use of Proceeds." In each case, the table assumes an initial public offering price of $14.00 per common unit and further assumes that the underwriters' over-allotment option is not exercised. The gathering operations sold to us will be recorded at historical cost, rather than fair value, in accordance with generally accepted accounting principles. The difference between historical book value and the purchase price has been recorded as a reduction in partners' equity relating to the subordinated units and general partnership interest. The table is derived from and should be read in conjunction with the pro forma and historical financial statements and notes thereto included elsewhere in this prospectus.

                                       As of December 31, 1999
                                       ------------------------
                                                   Pro Forma As
                                        Actual       Adjusted
                                       --------   -------------
                                            (in thousands)
   Partners' capital
     Common units ..................      $--        $18,780
     Subordinated units ............       --            675
     General partner ...............        1           (226)
                                          ---        -------
      Total capitalization .........      $ 1        $19,229
                                          ===        =======

                                   DILUTION


     On a pro forma basis as of December 31, 1999, after giving effect to the transactions contemplated by this prospectus, the net tangible book value of our assets would have been approximately $18.8 million or $6.00 per common unit, assuming an initial public offering price of $14.00 per common unit. Purchasers of common units in the offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

   Assumed initial public offering price per common unit .................    $  14.00
      Less: Pro forma net tangible book value per common unit
          after the offering(1) ..........................................      ( 6.00)
                                                                              --------
   Immediate dilution in net tangible book value per common unit .........    $   8.00
                                                                              ========



------------
(1) Determined by dividing the total number of units (1,500,000 common units, 1,641,026 subordinated units and the combined 2% general partner interest, the latter having a dilutive effect equivalent to 64,103 units) to be outstanding after the offering into the pro forma net tangible book value of Atlas Pipeline, after giving effect to the application of the net proceeds of the offering.

     The following table sets forth the number of units that will be issued by us and the total consideration contributed to us by our general partner in respect of its units and by the purchasers of common units in this offering upon the consummation of the transactions contemplated by this prospectus:


                                           Number      Percent     Total Consideration       Percent
                                        -----------   ---------   ---------------------   ------------
                                                                      (in thousands)
   General partner(1)(2)(3) .........   1,705,129         53%           $    449               2.3%
   New investors ....................   1,500,000         47%             18,780              97.7%
                                        ---------         --            --------             ------
   Total ............................   3,205,129        100%           $ 19,229             100.0%
                                        =========        ===            ========             ======



------------
(1) Upon the consummation of the transactions contemplated by this prospectus, our general partner will own an aggregate of 1,641,026 subordinated units and a combined 2% general partner interest in Atlas Pipeline, the latter having a dilutive effect equivalent to 64,103 units.

(2) The gathering operations sold to us will be recorded at historical cost, rather than fair value, in accordance with generally accepted accounting principles. The difference between historical book value and the purchase price has been recorded as a reduction in partners' equity relating to the subordinated units and general partnership interest.

(3) The assets contributed and sold by our general partner will be recorded at historical cost in accordance with generally accepted accounting principles. Book value of the consideration provided by our general partner and its affiliates, as of September 30, 1999, after giving effect to the application of the net proceeds of the offering, is as follows:


                                                                            (in thousands)
                                                                           ---------------
  Book value of net assets contributed by our general partner ..........      $  18,480
  Less distribution of the net proceeds from the sale of common units ..      $  (6,027)
  Less payment of advances from parent and accounts payable ............      $ (12,004)
                                                                              ---------
    Total consideration ................................................      $     449
                                                                              =========


                           CASH DISTRIBUTION POLICY


Quarterly Distributions of Available Cash

     Our operating partnership is required under the terms of the operating partnership agreement to distribute to us, within 45 days of the end of each fiscal quarter, all of its available cash for that quarter. We will, in turn, distribute to our partners all of the available cash received from our operating partnership for that quarter.

     Available cash generally means for any of our fiscal quarters, all cash on hand at the end of the quarter less cash reserves that our general partner determines are appropriate to provide for our operating costs, including potential acquisitions, and to provide funds for distributions to the partners for any one or more of the next four quarters. We expect to make distributions of all available cash within approximately 45 days after the end of each quarter, beginning with the quarter ending March 31, 2000, to holders of record on the applicable record date. The minimum quarterly distribution and the target distribution levels for the period from the closing of this offering through March 31, 2000 will be adjusted downward based on the actual length of this period.

     For each quarter during the subordination period, to the extent there is sufficient available cash, the holders of common units will have the right to receive the minimum quarterly distribution of $0.42 per unit, plus any arrearages on the common units, before any distribution is made to the holders of subordinated units. This subordination feature will enhance our ability to distribute the minimum quarterly distribution on the common units during the subordination period. Except for the limited obligation of our general partner to contribute capital to us to fund deficiencies in the cash available for the minimum quarterly distribution through the quarter ending December 31, 2002 and the period from January 1, 2003 through the third anniversary of the closing of this offering and the letter of credit securing that obligation, there is no guarantee that the minimum quarterly distribution will be made on the common units.

     We will make distributions of available cash to unitholders regardless of whether the amount distributed is less than the minimum quarterly distribution. If distributions from available cash on the common units for any quarter during the subordination period are less than the minimum quarterly distribution of $0.42 per common unit, holders of common units will be entitled to arrearages. Common unit arrearages will accrue and be paid in a future quarter after the minimum quarterly distribution is paid for that quarter. Subordinated units will not accrue any arrearages on distributions for any quarter.

     The holders of subordinated units will have the right to receive the minimum quarterly distribution only after:

     o the common units have received the minimum quarterly distribution plus any arrearages in payment of the minimum quarterly distribution and

     o repayment to our general partner of amounts of capital contributed by it to us to fund deficiencies in the cash available for the minimum quarterly distributions.

Upon expiration of the subordination period, the subordinated units will convert into common units on a one-for-one basis, and will then participate pro rata with the other common units in distributions of our available cash.


Distributions of Available Cash from Operating Surplus

     Operating Surplus and Capital Surplus. Cash distributions will be characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to the general partner, and also determines whether holders of subordinated units receive any distributions. Operating surplus means:

     o our cash balance on the date we begin operations, plus all our cash receipts from our operations since the closing of the transactions contemplated in this prospectus, excluding cash constituting capital surplus less

     o all of our operating expenses, debt service payments, maintenance costs, capital expenditures and reserves established for future operations, in each case since the closing of the transactions contemplated in this prospectus.

     Capital surplus means capital generated only by borrowings other than working capital borrowings, sales of debt and equity securities (excluding contributions of capital by our general partner to fund deficiencies in the amount of cash available for minimum quarterly distributions), and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business.

     We will treat all available cash distributed from any source as distributed from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the end of the quarter before the distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. We will treat any excess available cash, irrespective of its source, as capital surplus, which would represent a return of capital, and we will distribute it accordingly. For a discussion of distributions of capital surplus, see "--Distributions of Capital Surplus" below. If we distribute capital surplus on each common unit in an aggregate amount per common unit equal to the initial public offering price of the common units, plus any arrearages on the common units, the distinction between operating surplus and capital surplus will cease. We will treat all distributions after that date as from operating surplus. We do not anticipate that there will be significant distributions of capital surplus.

     Distributions During Subordination Period. We will distribute available cash from operating surplus for any quarter during the subordination period in the following manner:

     o first, 98% to the common units, pro rata, and 2% to the general partner, until we have distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

     o second, 98% to the common units, pro rata, and 2% to the general partner, until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units;

     o third, 100% to the general partner until it has received a return of all amounts contributed by it to us as capital to fund deficiencies in the amount of cash available for the minimum quarterly distributions on the common units;

     o fourth, 98% to the subordinated units, pro rata, and 2% to the general partner, until we have distributed for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

     o after that, in the manner described in "--Incentive Distribution Rights" below.

     The 2% allocation of available cash from operating surplus to the general partner includes the general partner's percentage interest in distributions from us and the operating partnership on a combined basis, exclusive of its interest as a unitholder.

     Distributions of Available Cash from Operating Surplus after Subordination Period. We will distribute available cash from operating surplus for any quarter after the subordination period in the following manner:

     o first, 98% to all units, pro rata, and 2% to the general partner, until we have distributed for each unit an amount equal to the minimum quarterly distribution for that quarter;

     o second, 98% to the common units, pro rata, and 2% to the general partner, until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units;

     o third, 100% to the general partner until it has received a return of all amounts contributed by it to us as capital to fund deficiencies in the amount of cash available for the minimum quarterly distributions on the common units; and

     o after that, in the manner described in "--Incentive Distribution Rights" below.

     Subordination Period; Conversion of Subordinated Units. The subordination period will extend until the first day of any quarter beginning after December 31, 2004 that each of the following three events occurs:

     o distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the twelve consecutive quarters immediately preceding that date;

     o the adjusted operating surplus, as defined below, generated during each of the twelve immediately preceding quarters equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the general partner interests in us and the operating partnership during those periods; and

     o there are no arrearages in payment of the minimum quarterly distribution on the common units.

     When the subordination period ends, the subordinated units will convert automatically into common units on a one-for-one basis and will then participate pro rata with the other common units in distributions of available cash.

     If our general partner is removed as our general partner without cause:

     o the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

     o any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished;

     o our general partner's guarantee of minimum quarterly distributions, and the security for that guarantee, will terminate;

     o the amount of any capital contributions made by our general partner to fund deficiencies in the amount of cash available for the minimum quarterly distribution on the common units which has not been repaid must be repaid; and

     o our general partner will have the right to convert its general partner interest and the incentive distribution rights, into common units or to receive cash in exchange for those interests from the successor general partner.

     In addition, upon removal of our general partner without cause, the obligations of Atlas America, Resource Energy and Viking Resources under the omnibus agreement will terminate and the master natural gas gathering agreement will not apply to any future wells drilled by Atlas America or Viking Resources. For a description of these agreements, see "Business -- Agreements with Atlas America, Resource Energy and Viking Resources."

     Adjusted Operating Surplus. Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

     o    any net increase in working capital borrowings during that period and

     o any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

     and plus:

     o    any net decrease in working capital borrowings during that period and

     o any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

     Operating surplus generated during a period is equal to the difference between:

     o    the operating surplus determined at the end of that period and

     o    the operating surplus determined at the beginning of that period.

Incentive Distribution Rights

     By "incentive distribution rights" we mean the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after we have made the minimum quarterly distributions and we have met specified target distribution levels, as described below. The targeted distribution levels were determined through negotiations between us and our underwriters. Our general partner currently holds the incentive distribution rights, but may transfer them separately from its general partner interest subject, during the subordination period, to the consent of a majority of the common units and the subordinated units voting as separate classes. After the subordination period no consent is required.

     We will make incentive distributions to our general partner for any quarter in which each of the following occurs:

     o we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution;

     o we have distributed available cash from operating surplus on the common units in an amount necessary to eliminate any cumulative common unit arrearages; and

     o we have distributed available cash from operating surplus to the general partner in an amount necessary to repay any capital contributed by it to us to fund deficiencies in the amount of cash available for the minimum quarterly distribution on the common units.

     For any quarter in which these conditions to making incentive distributions have been satisfied, we will distribute additional available cash from operating surplus for that quarter among the unitholders and the general partner as described below. The distributions to our general partner described below that exceed its aggregate 2% general partner interest represent the incentive distribution rights.

     o first, 85% to all units, pro rata, and 15% to our general partner, until each unitholder has received a total of $0.52 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units;

     o second, 75% to all units, pro rata, and 25% to our general partner, until each unitholder has received a total of $0.60 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units; and

     o after that, 50% to all units, pro rata, and 50% to our general partner.

     The following table illustrates the amount of available cash from operating surplus that would be distributed on a yearly basis to the unitholders and the general partners at each of the target distribution levels. This table is based on the 1,500,000 common units and the 1,641,026 subordinated units we expect to be outstanding immediately after the offering and assumes that there are no arrearages in payment of the minimum quarterly distributions. The "Amount" column under "Yearly Distributions" in the table below shows the amount that would be distributed on a yearly basis to the unitholders and the general partner if available cash from operating surplus equaled the indicated target distribution level. The "Percentage" column under "Yearly Distributions" shows the percentage interest of the unitholders and the general partner in the total distribution represented by that amount. The amounts and percentages shown under "Yearly Distributions -- General Partner" include the general partner's combined 2% general partner interest in us and the operating partnership and the incentive distribution rights. The amounts and percentages shown under "Yearly Distributions -- Unitholders" include amounts distributable on both the common units and the subordinated units.

                                                                                Yearly Distributions
                                                         -------------------------------------------------------------------
                                                                Unitholders               General Partner           Total
                                                         --------------------------  --------------------------  -----------
                                            Quarterly
                                            Amount per      Amount                      Amount                      Amount
Target Distribution                            Unit       (millions)    Percentage    (millions)    Percentage    (millions)
----------------------------------------  -------------  ------------  ------------  ------------  ------------  -----------
Minimum quarterly distribution .........  $ 0.42         $ 5.3              98%       $ 0.11              2%     $ 5.4
$0.52 target distribution...............    0.52           6.5              85%        0.29              15%       6.8
$0.60 target distribution...............    0.60           7.5              75%        0.54              25%       8.0
Thereafter .............................  above 0.60                        50%                          50%

Distributions from Capital Surplus


     We will distribute available cash from capital surplus in the following manner:

     o first, 98% to all units, pro rata, and 2% to the general partner, until each common unit that was issued in this offering has received distributions equal to the initial unit price;

     o second, 98% to the common units, pro rata, and 2% to the general partner, until each common unit that was issued in this offering has received an aggregate amount equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

     o after that, we will distribute all available cash from capital surplus as if it were from operating surplus.

     When we make a distribution from capital surplus, we will treat it as if it were a repayment of the unit price from this initial public offering. To reflect repayment we will adjust the minimum quarterly distribution and the target distribution levels downward by multiplying each amount by a fraction, determined as follows:

     o the numerator is the unrecovered initial unit price of the common units immediately after giving effect to the repayment and

     o the denominator is the unrecovered initial unit price of the common units immediately before the repayment.

The unrecovered initial unit price means the initial public offering price per common unit less any distributions from capital surplus. This adjustment to the minimum quarterly distribution may accelerate the dates at which the subordinated units convert into common units.

     A "payback" of the unit price from this initial public offering occurs when the unrecovered initial unit price of the common units is zero. After the minimum quarterly distribution and the target distribution levels have been reduced to zero, we will treat all distributions of available cash from all sources as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, our general partner will then be entitled to receive 50% of all distributions of available cash in its capacity as general partner and holder of the incentive distribution rights, in addition to any distributions to which it may be entitled as a holder of units.

     Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed. We do not anticipate that there will be significant distributions from capital surplus.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

     In addition to adjustments made upon a distribution of available cash from capital surplus, we will proportionately adjust each of the following upward or downward, as appropriate, if any combination or subdivision of units occurs:

     o    the minimum quarterly distribution,

     o    the target distribution levels,

     o    the unrecovered initial unit price,

     o the number of additional common units issuable during the subordination period without a unitholder vote,

     o the number of common units issuable upon conversion of the subordinated units, and

     o    other amounts calculated on a per unit basis.

For example, if a two-for-one split of the common units occurs, we will reduce the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price of the common units to 50% of their initial levels.

     We will not make any adjustment for the issuance of additional common units for cash or property.

     We may also adjust the minimum quarterly distribution and the target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes us or the operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter after that time to amounts equal to the product of:

     o the minimum quarterly distribution and each of the target distribution levels multiplied by

     o    one minus the sum of:

          o the highest marginal federal income tax rate which could apply to the partnership that is taxed as a corporation plus

          o any increase in the effective overall state and local income tax rate that would have been applicable in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we became taxable as a corporation for federal income tax purposes and subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then we would reduce the minimum quarterly distribution and the target distribution levels to 62% of the amount immediately before the adjustment.

Distributions of Cash Upon Liquidation

     When we commence dissolution and liquidation, we will sell or otherwise dispose of our assets and we will adjust the partners' capital account balances to reflect any resulting gain or loss. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law. After that, we will distribute the proceeds to the unitholders and the general partner in accordance with their capital account balances, as so adjusted.

     Capital accounts are maintained in order to ensure that the partnership's allocations of income, gain, loss and deduction are respected under the Internal Revenue Code. The balance of a partner's capital account also determines how much cash or other property the partner will receive on liquidation of the partnership. A partner's capital account is credited with (increased by) the following items:

     o the amount of cash and fair market value of any property (net of liabilities) contributed by the partner to the partnership, and

     o the partner's share of "book" income and gain (including income and gain exempt from tax).

     A partner's capital account is debited with (reduced by) the following items:

     o the amount of cash and fair market value (net of liabilities) of property distributed to the partner, and

     o the partner's share of loss and deduction (including some items not deductible for tax purposes).

     Partners are entitled to liquidating distributions in accordance with their capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle common unitholders to a preference over the subordinated unitholders upon our liquidation to the extent required to permit common unitholders to receive their unrecovered initial unit price plus any unpaid arrearages in payment of the minimum quarterly distributions. Thus, we will allocate net losses recognized upon our liquidation to the holders of the subordinated units to the extent of their capital account balances before we allocate any loss to the holders of the common units. Also we will allocate net gains recognized upon our liquidation first to restore negative balances in the capital account of our general partner and any unitholders and then to the common unitholders until their capital account balances equal their unrecovered initial unit price plus unpaid arrearages in payment of the minimum quarterly distributions. However, we cannot give you any assurance that there will be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units.

     The manner of the adjustment is as provided in the partnership agreement, the form of which is included as Appendix A to this prospectus. If our liquidation occurs before the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

     o first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     o second, 98% to the common units, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

          o    the unrecovered initial unit price on that common unit,

          o the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs, and

          o any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

     o third, 100% to our general partner until the capital account established for contributions made by the general partner to fund deficiencies in the amount of cash available for the minimum quarterly distribution on the common units is equal to the aggregate capital the general partner has contributed for that purpose;

     o fourth, 98% to the subordinated units, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

          o    the unrecovered capital on that subordinated unit and

          o the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

     o fifth, 85% to all units, pro rata, and 15% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

          o the excess of the $0.52 target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence less

          o the cumulative amount per unit of any distribution of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 85% to the units, pro rata, and 15% to the general partner for each quarter of our existence;

     o sixth, 75% to all units, pro rata, and 25% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

          o the excess of the $0.60 target distribution per unit over the $0.52 target distribution per unit for each quarter of our existence less

          o the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 75% to the units, pro rata, and 25% to our general partner for each quarter of our existence; and

     o after that, 50% to all units, pro rata, and 50% to our general partner.

If our liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that the third and fourth priorities above will no longer be applicable.

     Upon our liquidation, any loss will generally be allocated to our general partner and the unitholders in the following manner:

     o first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

     o second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

     o    after that, 100% to our general partner.

If our liquidation occurs after the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first priority above will no longer be applicable.

     In addition, we will make interim adjustments to the capital accounts at the time we issue additional equity interests or make distributions of property. We will base these adjustments on the fair market value of the interests or the property distributed and we will allocate any gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional equity interests, our distributions of property, or upon our liquidation, in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount which would have been the general partner's capital account balances allocate if we had not made any earlier positive adjustments to the capital accounts.

                        CASH AVAILABLE FOR DISTRIBUTION

     We believe that we will generate sufficient available cash from operating surplus for each quarter through March 31, 2003 to cover the full minimum quarterly distribution on all of the units issued in this offering, the subordinated units issued in connection with our acquisition of the gathering systems, and the combined 2% general partner interest.

     Assumptions. Our belief is based on a number of assumptions, including the assumptions that:

     o Atlas America and Viking Resources will sponsor general and limited partnerships to drill for natural gas, and drill and complete natural gas wells, at their historic rates, and that the natural gas wells drilled and completed will produce natural gas at the rate of wells previously drilled by Atlas America and Viking Resources;

     o the price of natural gas gathered by us will not decrease materially below $2.85 per mcf;

     o business, economic, regulatory, political and competitive conditions will not change substantially;

     o the volume of natural gas gathered by us will increase 1% in 1999, 11% in 2000, 8% in 2001, 5% in 2002 and 5% in 2003 through the addition of new Atlas America and Viking Resources natural gas wells to our gathering systems;

     o there will be no operating problems with the public utility pipelines to which the gathering systems deliver their natural gas that would result in wells connected to our gathering systems being required to halt production; and

     o the gathering systems will not require any significant repairs or maintenance, and no environmental problems are encountered that would require significant capital expenditures.

     Although we believe our assumptions are reasonable, most of them are not within our control and cannot be predicted with any degree of certainty. If our assumptions are not realized, the actual available cash from operating surplus that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make cash distributions at the levels described above. Accordingly, we cannot assure you that distributions of the minimum quarterly distribution or any other amounts will be made.

     Pro Forma Available Cash. The amount of available cash constituting operating surplus we need to pay the minimum quarterly distribution for one quarter and for four quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after the completion of this offering is approximately:

                                       One Quarter    Four Quarters
                                      -------------  --------------
                                             (in thousands)
  Common units .....................      $  630         $2,520
  Subordinated units ...............         689          2,757
  General partner interest .........          27            108
                                          ------         ------
  Total ............................      $1,346         $5,385
                                          ======         ======


     If the transactions contemplated in this prospectus had been completed on September 30, 1999, pro forma available cash from operating surplus generated during the three quarters then ended would have been approximately $4.2 million, an amount sufficient to make minimum required cash distributions on the common units issued in this offering, the subordinated units issued in connection with the acquisition of the gathering systems and the combined 2% general partner interest. Similarly, if the transactions had been completed on December 31, 1998, pro forma available cash from operating surplus would have been $5.9 million, also sufficient to make minimum required cash distributions on the common units issued in this offering, the subordinated units issued in connection with the acquisition of the gathering systems and the combined 2% general partner interest.

     We derived the amounts of pro forma available cash from operating surplus shown on the table from our pro forma financial statements. The pro forma adjustments are based upon currently available information and specific estimates and assumptions. The pro forma financial statements do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. As a result, you should view the amount of pro forma available cash from operating surplus shown above only as a general indication of the amount of available cash from operating surplus that we might have generated had we been formed in an earlier period. For an explanation of what available cash and operating surplus means, see "Cash Distribution Policy."

     Limited Capital Call Right; Distribution Support. Our general partner has agreed to contribute capital to us in order to fund deficiencies in the amount of cash available for the minimum quarterly distribution to the common units for three years immediately following the close of this offering. This means that if in any quarter we do not have enough cash available to pay the minimum quarterly distribution on the common units, our general partner will contribute to our capital sufficient funds to make up the difference. Our general partner's distribution support obligation will be prorated for the partial quarter ended March 31, 2000 and the period from January 1, 2003 through the third anniversary of the closing. Our general partner's obligation in any quarter is limited to an amount equal to the minimum quarterly distribution on the common units for that quarter multiplied by the number of common units issued in this offering. Our general partner's performance under the distribution support agreement will be supported by an irrevocable letter of credit in the amount of $7,560,000, or $8,694,000 if the underwriters exercise their over-allotment option in full. The amount available under this letter of credit will be reduced each quarter as appropriate to reflect the gradual reduction of our general partner's aggregate distribution support obligation. The letter of credit will expire June 1, 2003.

                   SELECTED FINANCIAL AND OPERATING DATA OF
                     RESOURCE AMERICA GATHERING OPERATIONS

     Set forth below is selected financial and operating information for the Resource America Gathering Operations for the nine months ended September 30, 1999 and 1998, the years ended December 31, 1998, 1997 and 1996, the fiscal years ended September 30, 1995 and 1994, and the three months ended December 31, 1995. Resource America acquired Atlas America, formerly The Atlas Group, Inc., on September 29, 1998 and acquired Viking Resources on August 31, 1999. The financial and operating data of the Resource America Gathering Operations set forth in this table include financial and operating data of Atlas America's gathering operations commencing September 29, 1998 and Viking Resources' gathering operations commencing August 31, 1999. The selected financial and operating data have been derived from financial statements which appear elsewhere in this prospectus, except for the columns headed as of and for the three months ended December 31, 1995 and as of and for the years ended September 30, 1995 and 1999 for which financial statements are not required. This data should be read in conjunction with the financial statements and the related notes and with "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations" which are included elsewhere in this prospectus.

                                            As of and for                 As of and for
                                           the Nine Months               the Years Ended
                                         Ended September 30,              December 31,
                                       -----------------------  ---------------------------------
                                           1999        1998        1998       1997        1996
                                       -----------  ----------  ---------  ----------  ----------
                                                 (in thousands, except operating data)
Income Statement Data:
 Revenues ...........................   $   2,505     $  278     $1,022      $  349      $  359
Costs and Expenses:
 Transportation and compression .....         540         63        191          81          75
 General and administrative(1) ......         285         48        129          45          43
 Interest expense ...................         285         --         79          --          --
 Depreciation and amortization ......         408        129        275         172         162
                                        ---------     ------     ------      ------      ------
 Total costs and expenses ...........       1,518        240        674         298         280
                                        ---------     ------     ------      ------      ------
 Income from operations .............         987         38        348          51          79
 Provision for income taxes .........         395         14        138          19          30
 Net income .........................   $     592     $   24     $  210      $   32      $   49
                                        =========     ======     ======      ======      ======
Balance Sheet Data:
 Working capital(2) .................   $     458     $   19     $  212      $   43      $   48
 Total assets .......................      20,439      9,323      9,639       1,626       1,784
 Total long-term liabilities ........      11,004      6,405      6,599       1,331       1,522
 Total equity .......................   $   9,435     $2,807     $2,993      $  295      $  263
Other Data:
 EBITDA(3) ..........................   $   1,680     $  167     $  702      $  223      $  241
 Cash flows provided by operating
  activities ........................         854        151        407         209         207
 Cash flows used in investing
  activities ........................      (1,009)       (28)      (392)        (19)        (47)
 Cash flows provided by (used in)
  financing activities ..............   $     148     $ (123)    $   (6)     $ (190)     $ (160)
Operating Data:
 Number of wells served(4) ..........       2,931        742      1,857         742         745
 Average monthly production of
  wells (mcfs)(5) ...................         477        207        589         188         197
 Volume of gas transported
  (bcfs)(6). ........................        9.90       1.38       4.67        1.68        1.76

                                           As of and for        As of and for
                                         the Three Months      the Years Ended
                                        Ended December 31,      September 30,
                                       --------------------  --------------------
                                               1995             1995       1994
                                       --------------------  ---------  ---------
                                         (in thousands, except operating data)
Income Statement Data:
 Revenues ...........................        $    94          $   375    $  349
Costs and Expenses:
 Transportation and compression .....             15               52        32
 General and administrative(1) ......             11               45        50
 Interest expense ...................             --               --        --
 Depreciation and amortization ......             39              136        75
                                             -------          -------    ------
 Total costs and expenses ...........             65              233       157
                                             -------          -------    ------
 Income from operations .............             29              142       192
 Provision for income taxes .........             11               54        73
 Net income .........................        $    18          $    88    $  119
                                             =======          =======    ======
Balance Sheet Data:
 Working capital(2) .................        $    45          $    51    $   51
 Total assets .......................          1,895            1,898     1,764
 Total long-term liabilities ........          1,682            1,691     1,645
 Total equity .......................        $   213          $   207    $  119
Other Data:
 EBITDA(3) ..........................        $    68          $   278    $  267
 Cash flows provided by operating
  activities ........................             63              272       264
 Cash flows used in investing
  activities ........................            (41)            (269)      (10)
 Cash flows provided by (used in)
  financing activities ..............        $    (9)         $    46    $  (69)
Operating Data:
 Number of wells served(4) ..........            748              748       748
 Average monthly production of
  wells (mcfs)(5) ...................            210              217       236
 Volume of gas transported
  (bcfs)(6). ........................           1.89             1.95      2.12

------------
 (1) Includes property taxes.
 (2) Working capital means current assets less current liabilities.
 (3) EBITDA means earnings before interest expense, income taxes and depreciation, depletion and amortization. EBITDA provides additional information for evaluating the gathering operations and is presented solely as a supplemental measure. EBITDA is not a measurement presented in accordance with generally accepted accounting principles (GAAP) and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. EBITDA for the gathering systems may not be comparable to EBITDA of other entities as other entities may not calculate EBITDA in the same manner.
 (4) The number of wells served is the total number of wells connected to the gathering systems for which the gathering systems transport natural gas.
 (5) Average monthly production is the total annual natural gas production of all of the wells connected to the gathering systems divided by the number of wells served and further divided by twelve, as measured in mcfs.
 (6) The volume of natural gas transported is the total annual natural gas transported through the gathering systems measured in bcfs.

                   SELECTED FINANCIAL AND OPERATING DATA OF
                     THE ATLAS GROUP GATHERING OPERATIONS

     Set forth below is selected financial and operating information for The Atlas Group Gathering Operations for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996, 1995 and 1994. Resource America acquired The Atlas Group, Inc. Gathering Operations, on September 29, 1998 and The Atlas Group Gathering Operations are included with the Resource America Gathering Operations after that date. The selected financial and operating data have been derived from financial statements which appear elsewhere in this prospectus, except for the years ended December 31, 1995 and 1994 for which financial statements are not required. This data should be read in conjunction with the financial statements and the related notes and with "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations" which are included elsewhere in this prospectus.

                                            As of and for                           As of and for
                                           the Nine Months                         the Years Ended
                                         Ended September 30,                        December 31,
                                        ---------------------   -----------------------------------------------------
                                                 1998               1997          1996          1995          1994
                                        ---------------------   -----------   -----------   -----------   -----------
                                                            (in thousands, except operating data)
Income Statement Data:
 Revenues ...........................         $  2,026           $  2,578      $  2,795      $  2,174      $  1,854
Costs and Expenses:
 Transportation and compression .....              315                479           311           383           343
 General and administrative(1) ......              356                289           224           283           320
 Interest expense ...................              277                370           242            45             2
 Depreciation and amortization ......            1,098              1,188         1,136           917           754
                                              --------           --------      --------      --------      --------
 Total costs and expenses ...........            2,046              2,326         1,913         1,628         1,419
                                              --------           --------      --------      --------      --------
 Income (loss) from operations ......              (20)               252           882           546           435
 Provision (benefit) for income
  taxes .............................               (8)               101           353           218           174
                                              ---------          --------      --------      --------      --------
 Net income (loss) ..................         $    (12)          $    151      $    529      $    328      $    261
                                              ========           ========      ========      ========      ========
Balance Sheet Data:
 Working capital(2) .................         $    101           $    202      $     73      $     81      $    (64)
 Total assets .......................            8,475              8,369         8,809         7,193         6,902
 Total long-term liabilities ........            5,578              5,529         5,988         4,669         4,589
 Total equity .......................            2,787              2,799         2,649         2,390         2,063
Other Data:
 EBITDA(3) ..........................         $  1,355           $  1,810      $  2,260      $  1,508      $  1,191
 Cash flows provided by operating
  activities ........................            1,175              1,052         1,580         1,122           917
 Cash flows used in investing
  activities ........................           (1,236)            (1,037)       (2,608)       (1,180)       (1,333)
 Cash flows provided by (used in)
  financing activities ..............         $     49           $    (33)     $  1,047      $     80      $    416

------------
 (1) Includes property taxes.

 (2) Working capital means current assets less current liabilities.

 (3) EBITDA means earnings before interest expense, income taxes and depreciation. EBITDA provides additional information for evaluating the gathering operations and is presented solely as a supplemental measure. EBITDA is not a measurement presented in accordance with generally accepted accounting principles (GAAP) and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. EBITDA for the gathering systems may not be comparable to EBITDA of other entities as other entities may not calculate EBITDA in the same manner.

           SELECTED UNAUDITED PRO FORMA OPERATIONS OF ATLAS PIPELINE

     The following unaudited selected pro forma financial operations of Atlas Pipeline for the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998 is derived from our pro forma financial statements included elsewhere in this prospectus. The pro forma financial data includes the gas gathering operations of Atlas America, Resource Energy and Viking Resources adjusted for depreciation, depletion and amortization resulting from Resource America's acquisition of Atlas America on September 29, 1998 and its acquisition of Viking Resources on August 31, 1999. This pro forma information has been further adjusted to reflect the transaction as if it had taken place on January 1, 1998. The pro forma information is based upon currently available information concerning the gathering systems that will be acquired, as well as various estimates and assumptions. For more detailed information regarding the basis of presentation and the various estimates and assumptions used in the summary pro forma operations, see the notes to the pro forma and historical combined financial statements. As a result, it is likely actual operating results in the future will differ from the pro forma financial data. The following information should not be deemed to indicate or predict our future operating results.


                                                    Nine Months Ended
                                                      September 30,          Year Ended
                                                 ------------------------   December 31,
                                                     1999         1998          1998
                                                 -----------  -----------  -------------
                                                  (in thousands, except per unit data)
    Income Statement Data:
       Revenues ...............................    $ 5,217      $ 5,278       $ 7,117
    Costs and Expenses:
       Transportation and compression .........        611          441           577
       General and administrative .............        362          478           561
       Property tax expense ...................         15           19            49
       Depreciation and amortization ..........        655          655         1,060
                                                   -------      -------       -------
          Total costs and expenses ............      1,643        1,593         2,247
                                                   -------      -------       -------
    Income from operations ....................      3,574        3,685         4,870
    Net income ................................    $ 3,574      $ 3,685       $ 4,870
                                                   -------      -------       -------
    Pro forma net income per unit .............    $  1.12      $  1.15       $  1.52
                                                   =======      =======       =======

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF HISTORICAL AND PRO FORMA
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    General

     The Resource America Gathering Operations are the gathering systems owned by Resource America through its subsidiary, Resource Energy, and beginning with their acquisitions on September 28, 1998 and August 31, 1999, the gathering systems owned through Atlas America and Viking Resources, respectively. The Atlas Group, Inc. Gathering Operations are the gathering systems owned by The Atlas Group, Inc. in the periods before the acquisition of The Atlas Group, Inc. by Resource America. The Viking Resources Gathering Operations are the gathering systems owned by Viking Resources in the periods before the acquisition of Viking Resources by Resource America. The gathering systems gather natural gas from wells in Eastern Ohio, Western New York, and Western Pennsylvania and transport the natural gas to public utility pipelines. To a lesser extent, the gathering systems transport natural gas to end users. The pro forma and historical results of operations discussed below are derived from the pro forma and historical financial statements of the Resource America Gathering Operations and, for periods before the acquisition of, respectively, The Atlas Group, Inc. and Viking Resources, The Atlas Group, Inc. Gathering Operations and the Viking Resources Gathering Operations included elsewhere in this prospectus. The Resource America Gathering Operations will be acquired by Atlas Pipeline and the operating partnership at the close of this offering. The purchase price for the acquisition will be paid with cash proceeds from this offering and the issuance of the subordinated units. Atlas Pipeline was formed in May 1999 and the operating partnership was formed in September 1999. Since historical results of operations of the Resource America Gathering Operations include The Atlas Group, Inc. Gathering Operations and Viking Resources Gathering Operations only from their respective dates of purchase, results of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 are not comparable to the similar prior year periods.

                           Pro Forma Atlas Pipeline

     The following discussion of the pro forma financial condition and results of operations for Atlas Pipeline should be read in conjunction with the historical and pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following financial information, see the notes to the pro forma financial statements.

Nine Months Ended September 30, 1999 as Compared to the Nine Months Ended
   September 30, 1998

     Revenues. For the nine months ended September 30, 1999, Atlas Pipeline reported net income of $3,574,000 on total revenue of $5,217,000, compared to net income of $3,685,000 for the nine months ended September 30, 1998 on total revenue of $5,278,000. The gathering operations reported gross margin (revenues less direct expenses of transportation, operation and maintenance) of $4,606,000 for the nine months ended September 30, 1999, a decrease of $231,000 from the $4,837,000 reported for the same period in 1998. The gross margin percentage was 88% for the nine months ended September 30, 1999 as compared to 92% for the nine months ended September 30, 1998. This decrease was primarily the result of a decrease in volumes transported through the pipeline.

     The following table sets forth the average volumes transported per day by the gathering operations for the periods presented:


                                                  Nine Months Ended
                                                    September 30,
                                                ---------------------
                                                   1999        1998
                                                ---------   ---------
  Average daily volume (mcfs)
  Viking Resources systems ..................    11,820      11,308
  Resource America Energy systems ...........     4,890       5,066
  Atlas America systems .....................    30,066      30,842
                                                 ------      ------
                                                 46,776      47,216

     Expenses. Transportation and compression expense was $611,000 in the nine months ended September 30, 1999, an increase of $170,000 from $441,000 in the nine months ended September 30, 1998, due to an increase in compressor repairs. General and administrative expense decreased to $362,000 in the nine months ended September 30, 1999 from $478,000 in the nine months ended September 30, 1999, a decrease of $116,000.

                                  Historical

     The following discussion of the financial condition and results of operations for the Resource America Gathering Operations, the Atlas Group, Inc. Gathering Operations and the Viking Resources Gathering Operations should be read in conjunction with the historical financial statements and related notes included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following financial information, see the notes to the historical financial statements.

               Historical Resource America Gathering Operations

Nine Months Ended September 30, 1999 as Compared to the Nine Months Ended September 30, 1998

     Revenues. For the nine months ended September 30, 1999, the gathering operations reported net income of $592,000 on total revenue of $2,505,000 compared to net income of $24,000 for the nine months ended September 30, 1998 on total revenue of $278,000. The gathering operations reported gross margin (revenues less direct expenses of transportation, operation and maintenance) of $1,965,000 for the nine months ended September 30, 1999, an increase of $1,750,000 from the $215,000 reported for the same period in 1998. The gross margin percentage was 78% for the nine months ended September 30, 1999 as compared to 77% for the nine months ended September 30, 1998. These increases are primarily the result of the acquisition of Atlas America and its gathering operations in September 1998.

     The following table sets forth the average volumes transported per day by the gathering operations for the periods presented:

                                    Nine Months Ended
                                      September 30,
                                   -------------------
                                     1999       1998
                                   --------   --------
  Average daily volume (mcfs)
  New York systems .............     1,711     1,673
  Ohio systems .................    18,016     3,160
  Pennsylvania systems .........    26,363       231
                                    ------     -----
                                    46,090     5,064

     The increase in volumes arose primarily from the acquisition of Atlas America in September 1998 and of Viking Resources in August 1999.

     Expenses. Transportation and compression expense was $540,000 in the nine months ended September 30, 1999, an increase of $477,000 from $63,000 in the nine months ended September 30, 1998. General and administrative expense increased to $285,000 in the nine months ended September 30, 1999 from $48,000 in the nine months ended September 30, 1998, an increase of $237,000. Interest expense was $285,000 in the nine months ended September 30, 1999, representing interest paid by the Resource America gathering operations on amounts due to Atlas America in connection with loans made by Atlas America to its gathering operations. Depreciation and amortization expense increased to $408,000 in the nine months ended September 30, 1999 from $129,000 in the nine months ended September 30, 1998, an increase of $279,000. Provision for income taxes was $395,000 (40% of the pre-tax book income) in the nine months ended September 30, 1999, an increase of $381,000 from $14,000 (37% of the pre-tax book income) in the nine months ended September 30, 1998. These variances arose primarily from the acquisition of Atlas America and Viking Resources and their gathering operations in September 1998 and August 31, 1999, respectively.

     Liquidity, Capital Resources and Cash Flows. The primary source of liquidity for the gathering operations is cash provided by operating activities. Net cash provided by operating activities increased $703,000 in the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. Net cash used in investing activities increased $981,000 in the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. Each of these changes was the result of the acquisition of Atlas America and Viking Resources and their gathering operations and associated increases in levels of net income, capital expenditures and repayment of advances from Atlas America. The gathering operations have also obtained liquidity through advances from their parent entities. Net cash provided by financing activities increased $271,000 in the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998 principally as a result of the gathering operations obtaining $148,000 advances in the 1999 period as compared to a $123,000 repayment of advances in the 1998 period. There were $11.0 million of such advances outstanding at September 30, 1999, an increase of $4.4 million from the $6.6 million outstanding at December 31, 1998. The increase was due to cash advances made in connection with the acquisition of Viking Resources gathering systems.

     In the opinion of our general partner, the proceeds from the offering and operating cash flow will satisfy cash requirements for the foreseeable future and, accordingly, it will not be necessary to raise additional funds in the next six months. Our general partner does not expect to seek additional funds through debt financing or sale of additional units, unless an acquisition opportunity arises. As of the date of this prospectus, no acquisitions of additional gathering systems are pending or have been identified.

Year Ended December 31, 1998 as Compared to the Year Ended December 31, 1997

     Revenues. For the year ended December 31, 1998, the gathering operations reported net income of $210,000 on total revenue of $1,022,000 compared to net income for the year ended December 31, 1997 of $32,000 on total revenue of $349,000. Of the $673,000 increase in revenues, $663,000 was attributable to the acquisition of Atlas America and its gathering operations in September 1998. The gathering operations reported gross margin of $831,000 in 1998, reflecting an increase of $563,000 from the $268,000 reported in 1997. The gross margin percentage was 81% for the year ended December 31, 1998 as compared to 77% for the year ended December 31, 1997.

     The following table sets forth the average volumes transported per day by the combined gathering operations for the periods presented:

                                       Years Ended
                                      December 31,
                                   -------------------
                                     1998       1997
                                   --------   --------
  Average daily volume (mcfs)
  New York systems .............     1,726       906
  Ohio systems .................     7,513     3,443
  Pennsylvania systems .........    27,058       242
                                    ------     -----
                                    36,297     4,591


     The increases in volume arose primarily from the additional volumes transported by the Atlas America gathering operations acquired in September 1998. Without the addition of Atlas America, average daily volumes would have been 5,092 mcfs, an increase of 11% over the prior period, due to the acquisition of a gathering system located in New York.

     Expenses. Transportation and compression expense was $191,000 in the year ended December 31, 1998, an increase of $110,000 from $81,000 in the year ended December 31, 1997. Of the 1998 transportation expense, $114,000 was attributable to the addition of the Atlas America gathering operations. General and administrative expense increased to $129,000 in the year ended December 31, 1998 from $45,000 in the year ended December 31, 1997, an increase of $84,000. Interest expense was $79,000 in the year ended December 31, 1998, representing interest paid by the Resource America gathering operations on amounts due Atlas America in connection with loans made by Atlas America to its gathering operations. Depreciation and amortization expense increased to $275,000 in the year ended December 31, 1998 from $172,000 in the year ended December 31, 1997, an increase of $103,000. All of the increase was attributable to the addition of the Atlas America gathering operations. Provision for income taxes was $138,000 (40% of pre-tax book income) in the year ended December 31, 1998, an increase of $119,000 from $19,000 (37% of pre-tax book income) in the year ended December 31, 1997. These variances arose primarily from the acquisition of Atlas America and its gathering operations in September 1998.

     Liquidity, Capital Resources and Cash Flows. Net cash provided by operating activities increased $198,000 in the year ended December 31, 1998 as compared to the year ended December 31, 1997. Net cash used in investing activities increased $373,000 in the year ended December 31, 1998 as compared to the year ended December 31, 1997. Each of these changes were the result of the acquisition of Atlas America and its gathering operations and the associated changes in the levels of net income and capital expenditures. Net cash used in financing activities decreased $184,000 in the year ended December 31, 1998 as compared to the year ended December 31, 1997 as the gathering operations reduced the amount of advances repaid to its parent as a result of the acquisition of the Atlas America gathering operations. There were $6.6 million of advances outstanding at December 31, 1998 as compared to $1.3 million at December 31, 1997. The increase was related to cash advanced in connection with the acquisition of the Atlas America gathering systems.

Year Ended December 31, 1997 as Compared to the Year Ended December 31, 1996

     Revenues. For the year ended December 31, 1997, the gathering operations reported net income of $32,000 on total revenue of $349,000 compared to net income in for the year ended December 31, 1996 of $49,000 on total revenue of $359,000. The gathering operations reported gross margin of $268,000 in 1997, reflecting a decrease of $16,000 (6%) from the $284,000 reported in 1996. The decrease in transportation revenue and gross margin was the result of a 5% ($17,000) decrease in volumes transported partially offset by a 2% ($7,000) increase in transportation rates.

     The following table sets forth average volumes transported per day by the gathering systems for the periods presented.

                                       Years Ended
                                      December 31,
                                   -------------------
                                     1997       1996
                                   --------   --------
  Average daily volume (mcfs)
  New York systems .............      906        965
  Ohio systems .................    3,443      3,641
  Pennsylvania systems .........      242        222
                                    -----      -----
                                    4,591      4,828

     Expenses. Transportation and compression expense was $81,000 in the year ended December 31, 1997, an increase of $6,000 (8%) from $75,000 in the year ended December 31, 1996. The increase was principally due to higher maintenance expenses on the Pennsylvania gathering systems. General and administrative expense increased to $45,000 in the year ended December 31, 1997 from $43,000 in the year ended December 31, 1996, an increase of $2,000 (5%). Depreciation and amortization expense increased to $172,000 in the year ended December 31, 1997 from $162,000 in the year ended December 31, 1996 an increase of $10,000 (6%) due to higher depreciation costs in the New York gathering systems. Provision for income taxes was $19,000 (37% of pre-tax book income) in the year ended December 31, 1997, a decrease of $11,000 from $30,000 (38% of pre-tax book income) in the year ended December 31, 1996.

     Liquidity, Capital Resources and Cash Flows. Net cash provided by operating activities increased $2,000 in the year ended December 31, 1997 as compared to the year ended December 31, 1996. Net cash used in investing activities decreased $28,000 in the year ended December 31, 1997 as compared to December 31, 1996, a result of a decrease in capital expenditures. Net cash used in financing activities increased $30,000 in the year ended December 31, 1997 as compared to December 31, 1996, a result of an increase in the repayment of advances from Resource America. At December 31, 1997 there were $1.3 million of such advances outstanding.

                Historical Viking Resources Gathering Operations

Eight Months Ended August 31, 1999 as Compared to the Eight Months Ended August
   31, 1998

     Revenues. For the eight months ended August 31, 1999, the gathering operations reported net income of $181,000 on total revenue of $509,000, compared to net income of $165,000 for the eight months ended

August 31, 1998 on total revenue of $437,000. The gathering operations reported gross margin, that is, revenues less direct expenses of transportation, operation and maintenance, of $426,000 for the eight months ended August 31, 1999, an increase of $37,000 from the $389,000 reported for the same period in 1998. The gross margin percentage was 84% for the eight months ended August 31, 1999 as compared to 89% for the eight months ended August 31, 1998. This increase is attributable to an increase in volumes from 10,416 mcfs per day for the eight months ended August 31, 1998 to 11,905 mcfs (13% or $63,000) per day for the eight months ended August 31, 1999. In addition, the average price received for the natural gas transported through the gathering system increased 2% ($8,000 in the aggregate) in the eight months ended August 31, 1999 as compared to the prior year's period.

     Expenses. Transportation and compression expense was $83,000 in the eight months ended August 31, 1999, an increase of $35,000 (73%) from $48,000 in the eight months ended August 31, 1998. This increase was primarily the result of an increase in repairs to compressors during the eight months ended August 31, 1999 as compared to the prior period. Depreciation and amortization expense increased to $45,000 in the eight months ended August 31, 1999 from $32,000 in the eight months ended August 31, 1998, an increase of $13,000 (41%) due to additional depreciation on compressor additions. Provision for income taxes was $120,000 (40% of the pre-tax book income) in the eight months ended August 31, 1999, an increase of $10,000 from $110,000 (40% of the pre-tax book income) in the eight months ended August 31, 1998.

     Liquidity, Capital Resources and Cash Flows. Net cash provided by operating activities increased $34,000 in the eight months ended August 31, 1999 as compared to the eight months ended August 31, 1998, due primarily to an increase in net income before depreciation. Net cash used in investing activities decreased $523,000 in the eight months ended August 31, 1999 as compared to the eight months ended August 31, 1998 due to a decrease in capital expenditures related to the gathering systems. Net cash used in financing activities increased $557,000 in the eight months ended August 31, 1999 as compared to the eight months ended August 31, 1998 due to the repayment of advances from Viking Resources.

Year Ended December 31, 1998 as Compared to the Year Ended December 31, 1997

     Revenues. For the year ended December 31, 1998, the gathering operations reported net income of $314,000 on total revenue of $769,000, compared to net income for the year ended December 31, 1997 of $273,000 on total revenue of $640,000. The increase in revenue was attributable to an increase in volumes from 9,573 mcfs per day to 10,228 mcfs per day (7% or $44,000 in the aggregate), and a 12% ($80,000 in the aggregate) increase in the average price received for the natural gas transported through the gathering system. The gathering operations reported gross margin of $698,000 in 1998, reflecting an increase of $118,000 from the $580,000 reported in 1997. The gross margin percentage was 91% for both the years ended December 31, 1998 and 1997, respectively.

     Expenses. Transportation and compression expense was $71,000 in the year ended December 31, 1998, an increase of $11,000 (80%) from $60,000 in the year ended December 31, 1997, due to an increase in compressor repairs. General and administrative expense increased to $116,000 in the year ended December 31, 1998 from $101,000 in the year ended December 31, 1997, an increase of $15,000 due to the overhead associated with an increase in the level of gathering activities. Provision for income taxes was $210,000 (40% of pre-tax book income) in the year ended December 31, 1998, an increase of $28,000 from $182,000 (40% of pre-tax book income) in the year ended December 31, 1997.

     Liquidity, Capital Resources and Cash Flows. Net cash provided by operating activities increased $63,000 in the year ended December 31, 1998 as compared to the year ended December 31, 1997 due primarily to an increase in net income before depreciation. Net cash used in investing activities increased $593,000 in the year ended December 31, 1998 as compared to the year ended December 31, 1997 due to an increase in capital expenditures to extend the gathering system. Net cash provided by financing activities increased $530,000 in the year ended December 31, 1998 as compared to the year ended December 31, 1997 due to an increase in advances from Viking Resources.

Year Ended December 31, 1997 as Compared to the Year Ended December 31, 1996

     Revenues. For the year ended December 31, 1997, the gathering operations reported net income of $273,000 on total revenue of $640,000, compared to net income in for the year ended December 31, 1996 of

$224,000 on total revenue of $557,000. The gathering operations reported gross margin of $580,000 in 1997, a decrease of $73,000 (14%) from the $507,000 reported in 1996. The increase in transportation revenue and gross margin was the result of a 41% ($227,000 in the aggregate) decrease in transportation rates, partially offset by a 1.9% ($104,000 in the aggregate) increase in volumes transported.

     Expenses. Transportation and compression expense was $60,000 in the year ended December 31, 1997, an increase of $10,000 (20%) from $50,000 in the year ended December 31, 1996. The increase was principally due to higher compressor maintenance expenses on the gathering system. General and administrative expense decreased to $101,000 in the year ended December 31, 1997 from $103,000 in the year ended December 31, 1996, a decrease of $2,000 (2%). Depreciation and amortization expense decreased to $17,000 in the year ended December 31, 1997 from $24,000 in the year ended December 31, 1996, a decrease of $7,000 (29%) due to lower depreciation costs in the gathering system. Provision for income taxes was $182,000 (40% of pre-tax book income) in the year ended December 31, 1997, an increase of $32,000 from $150,000 (40% of pre-tax book income) in the year ended December 31, 1996.

     Liquidity, Capital Resources and Cash Flows. Net cash provided by gathering operations increased $60,000 in the year ended December 31, 1997 as compared to the year ended December 31, 1996 due primarily to an increase in net income before depreciation. Net cash used in investing activities increased $127,000 in the year ended December 31, 1997 as compared to December 31, 1996, a result of an increase in capital expenditures. Net cash used in financing activities decreased $67,000 in the year ended December 31, 1997 as compared to December 31, 1996, due to lower advances from Viking Resources.

                  Historical Atlas Group Gathering Operations

Year Ended December 31, 1997 as Compared to the Year Ended December 31, 1996

     Revenues. For the year ended December 31, 1997, the gathering operations reported net income of $151,000 on total revenue of $2,578,000, compared to net income for the year ended December 31, 1996 of $529,000 on total revenue of $2,795,000. The decrease in revenue was attributable to a 4% ($118,000 in the aggregate) decrease in natural gas volumes transported through the gathering system and a 4% ($116,000 in the aggregate) decrease in transportation rates. The gathering operations reported gross margin of $2,099,000 in 1997, reflecting a decrease of $385,000 from the $2,484,000 reported in 1997. The gross margin percentage was 81% for the year ended December 31, 1997 and 89% for the year ended December 31, 1996.

     Expenses. Transportation and compression expense was $479,000 in the year ended December 31, 1997, an increase of $168,000 54% from $311,000 in the year ended December 31, 1996. The increase was due to an increase in repairs to compressors in the year ended December 31, 1997. General and administrative expense increased to $289,000 in the year ended December 31, 1997 from $224,000 in the year ended December 31, 1996, an increase of $65,000 due to increased insurance costs and franchise taxes. Interest expense increased to $370,000 in the year ended December 31, 1997, an increase of $128,000 representing interest paid by the gathering operations on amounts due its parent in connection with loans made to gathering operations. Depreciation and amortization expense increased to $1,188,000 in the year ended December 31, 1997 from $1,136,000 in the year ended December 31, 1996, an increase of $52,000 due to additional depreciation resulting from capital expenditures made in 1996. Provision for income taxes was $101,000 (40% of pre-tax book income) in the year ended December 31, 1997, a decrease of $252,000 from $353,000 (40% of pre-tax book income) in the year ended December 31, 1996.

     Liquidity, Capital Resources and Cash Flows. Net cash provided by operating activities decreased $528,000 in the year ended December 31, 1997, as compared to the year ended December 31, 1996, primarily as a result of a decrease in net income. Net cash used in investing activities decreased $1,571,000 in the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily as a result of a decrease in capital expenditures for gathering systems extensions to $1,108,000 in the year ended December 31, 1997 from $2,537,000 in the year ended December 31, 1996. Net cash used in financing activities increased $1,080,000 in the year ended December 31, 1997, as compared to the year ended December 31, 1996, as the gathering operations reduced the amount of advances and dividends repaid to its parent.

                        Inflation and Changes in Prices

     Inflation affects the operating expenses of the gathering systems. Increases in those expenses are not necessarily offset by increases in transportation rates that the gathering operations are able to charge. The value of the gathering systems has been and will continue to be affected by changes in natural gas prices. Natural gas prices are subject to fluctuations which we are unable to control or accurately predict.

                     Computer Systems and Year 2000 Issue

     Year 2000 Issue. The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any software, hardware and equipment and embedded chip systems that are date-sensitive may recognize a date using "--00" as the year 1900 rather than the year 2000. Our failure or the failure of any other entity with which we interact to correct this problem could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Our gathering operations are and will continue to be dependent upon the computer resources of Atlas America, Viking Resources and Resource Energy.

     Compliance Program. As part of their compliance program, Atlas America, Viking Resources and Resource Energy performed evaluations of their state of readiness. The evaluations included examination of their information technology systems and their operating equipment. Their key information technology systems consist of:

     o    financial systems applications;

     o    human resources and payroll systems applications;

     o    hardware and equipment; and

     o    third-party developed software.

     Their evaluations also included an evaluation of the exposure of third parties material to our operations. They did not hire independent contractors to verify their assessments and estimates related to the year 2000 issue.

     State of Readiness. Atlas America, Viking Resources and Resource Energy completed their assessment of all material information technology systems that would be affected by the year 2000 issue if not modified, and completed all remediation disclosed by their assessment and related testing prior to December 31, 2000. Atlas America, Viking Resources and Resource Energy completed their assessment of operating equipment which contains embedded chip systems, such as natural gas monitoring flow meters and telephones, to determine the extent that they are at risk for year 2000 problems, and advised us prior to December 31, 2000 that all remediation required to continue our operations had been completed. Atlas America, Viking Resources and Resource Energy initiated formal communications with all customers, equipment vendors and other suppliers material to the gathering systems, including public utility pipelines, telephone and electricity suppliers, banks and major customers, including Northeast Ohio Gas Marketing, Inc. They received written assurances from all of the persons who will be our significant customers and third party service providers responding to their year 2000 inquiries. In addition, Atlas America, Resource Energy and Viking Resources verified the year 2000 readiness of much of the specific equipment, software, and hardware we will acquire or utilize through vendor published product bulletins. These assurances provide comfort that our third party vendors are aware of and have addressed their year 2000 issues, but they cannot guarantee us that they will not encounter year 2000 problems that could negatively impact our business. Through the date of this prospectus, Atlas America, Viking Resources and Resource Energy have not experienced any material business disruptions attributable to year 2000 failures.

     We are not aware of any contract provisions or agreements that would limit our legal remedies due to year 2000 non-compliance of any of our products or services. We do not control our customers, suppliers and vendors. Furthermore, we cannot assure you that our customers, suppliers or vendors will not experience material business disruptions that could affect us as a result of the year 2000 problem.

     Costs to Address Year 2000 Compliance. The remediation costs for the Atlas America, Resource Energy and Viking Resources systems were not material.

     Risks of Non-Compliance and Contingency Plans. Although Atlas America, Resource Energy and Viking Resources have not encountered any material business disruptions due to year 2000 issues through the date of the prospectus, we believe that it is difficult to fully assess the risks of the year 2000 issue due to numerous uncertainties surrounding the issue. We believe that the primary risks are external to us and relate to the year 2000 readiness of customers, suppliers and public utility pipelines. In the worst case scenario, customers for the natural gas we transport, including Northeast Ohio Gas Marketing, Inc., may not purchase natural gas if their equipment fails to operate, public utility pipelines may not be able to accept or properly account for natural gas we deliver to them, and we may not be able to access our bank accounts or make or receive payments. In view of the responses received from customers and public utility pipelines and the experience of Atlas America, Resource Energy and Viking Resources through the date of this prospectus, we do not believe we are at material risk with respect to them. Moreover, in view of the compliance programs of Atlas America, Resource Energy and Viking Resources, we do not believe that we are at material risk from their inability, or the inability of the partnerships sponsored by them, to be able to supply natural gas to our gathering systems for transport. However, in view of the geographically fixed nature of our gathering systems, we cannot develop practical natural gas supply alternatives if they cannot deliver natural gas to us. Accordingly, their inability to deliver natural gas to our gathering systems would cause us significant loss.

     Atlas America, Viking Resources and Resource Energy have not established contingency plans in case of failure of their information technology systems since they have completed assessment, remediation and testing. Contingency plans will be developed to respond to any failures as they occur. In connection with their assessment of third party readiness, to the extent that any third parties are materially affected by year 2000 problems, including Northeast Ohio Gas Marketing, Inc., they intend to seek alternative firms on an as-needed basis. With respect to public utility pipelines, each of our gathering systems, with the exception of two systems accounting for less than 3.0% of the total volume transported during 1998, have at least two connections. Accordingly, and in view of both the year 2000 readiness responses from these public utility pipelines and a lack of disruptions through the date of this prospectus, we believe that we have appropriate availability of natural gas delivery alternatives. If, however, the public utility pipelines do experience year 2000 problems, it could result in a material financial risk, including loss of revenue, unanticipated costs and interruptions in our ability to transport natural gas.

                           Environmental Regulation

     A continued trend to greater environmental and safety awareness and increasing environmental regulation has resulted in higher operating costs for the oil and gas industry and our gathering operations. Atlas America, Resource Energy and Viking Resources have monitored the compliance of our gathering systems with environmental and safety laws and believe they are in compliance with such laws. To date, compliance with environmental laws has not had a material impact on the capital expenditures, earnings or competitive position of the gathering systems. We believe, however, that environmental and safety costs will increase in the future. There can be no assurance that compliance with such laws will not have material impact upon us in the future.

                                   BUSINESS

General

     We were recently formed to acquire the natural gas pipeline gathering systems owned by Atlas America, Resource Energy and Viking Resources. These systems consist of 888 miles of intrastate pipelines located in Eastern Ohio, Western New York and Western Pennsylvania. The gathering systems were constructed at various times beginning in 1969 and currently serve approximately 2,931 of the 3,435 wells operated by Atlas America, Resource Energy and Viking Resources. These 2,931 wells have an average monthly production of 1.4 bcf of natural gas. During 1998, 1997 and 1996, and the nine months ended September 30, 1999, the gathering systems transported, respectively, 16.8 bcf, 16.1 bcf, 18.1 bcf and 12.8 bcf of natural gas.

     As an owner and operator of natural gas gathering systems, our success will depend on the identification by companies engaged in the exploration and production of natural gas (including Atlas America, Resource Energy and Viking Resources) of new gas formations and the continued production of gas from wells adjacent or new to our gathering systems. The first step in the production of natural gas is the delineation and mapping of areas which geologists believe have the best potential for recovering natural gas reserves. Once these areas are defined, research is conducted to establish an information database that specifies the owner of each parcel of land. During this research process, gathering line routes are planned to determine the routes necessary to move the gas to the most effective delivery points. These areas may include entire townships, and leases from the landowners must be acquired two to three years prior to actual drilling.

     The gas gathering process begins with the drilling of wells into gas-bearing rock formations, which, for Atlas America, Resource Energy and Viking Resources, are between 5,000 to 6,500 feet deep. Once the well has been drilled to the designated total depth, electrical and radioactive tests are run to determine whether the well has characteristics that suggest it will be productive. If the results of the tests are positive, a decision is usually made to commence completion of the well.

     Once the decision to complete a well is made, a casing and pipeline are installed and cemented in place. Approximately five to ten days later, after the cement cures, engineers begin a process known as "fracturing," which involves the use of high-pressure fluids to create cracks within the tightly compacted formations that have trapped the natural gas. The cracks provide a better pathway for the gas to be released from the formation, enabling it to flow up the well bore to the production equipment. Once the fracturing process has been completed, engineers perform tests to ensure the well's viability and prepare the initial reserve analysis. The final steps involve the installation of the production equipment and the connection to a gathering system.

     Natural gas produced from these wells is typically marketed to potential customers with the objectives of achieving optimum output over each well's economic life and ensuring that each customer receives a continuous flow of natural gas. Upon completion of a well and the ensuing production of natural gas, our gathering systems provide a means through which the owner and operator of a well can transport natural gas from the wellhead to public utility pipelines for delivery to consumers. To a lesser extent, we transport natural gas directly to consumers. Our gathering systems are currently connected with public utility pipelines operated by Peoples Natural Gas Company, National Fuel Gas Supply, Tennessee Gas Pipeline Company, National Fuel Gas Distribution Company, East Ohio Gas Company, Columbia of Ohio, Consolidated Natural Gas Co., Texas Eastern Pipeline and Columbia Gas Transmission Corp. Our access to public utility pipelines is regulated by state and federal laws and rules and, accordingly, does not depend upon contracts between the public utility pipelines and us. To access a public utility pipeline, we must apply for permission to connect to the pipeline at specific locations and, upon the application being granted, must assume the cost of establishing the connection and supplying required meters to measure volumes delivered. Connections existing at the time of our acquisition of the gathering systems will remain in place. Transportation fees charged by public utility pipelines are borne by the person having title to the natural gas being transported, typically either the well owner, an intermediate purchaser such as a natural gas distribution company, or a final purchaser. We will not have title to the natural gas gathered and delivered by us and, accordingly, will not pay transportation fees charged by public utility pipelines.

     As a natural gas gatherer, our revenues will be derived solely from the fees paid to us by the owners of the gas we transport to designated delivery points. Initially, those fees will be determined under the master natural gas gathering agreement with Atlas America, Resource Energy and Viking Resources described under "-- Agreements with Atlas America, Resource Energy and Viking Resources" below.

The Appalachian Basin


     The Appalachian Basin accounted for 2% of total United States natural gas production, or 494 bcf, and 5% of estimated recoverable natural gas, or 8,462 bcf, in 1997, according to the Energy Information Administration. Although the potential to find recoverable quantities of oil and gas exists at depths below 6,500 feet, the vast majority of all wells in Appalachia produce from depths between 1,000 and 6,500 feet. Atlas America, Viking Resources, Resource Energy and other companies drilling at these depths have historically realized well completion rates of greater than 90% and well production periods that last longer than 20 years. The Appalachian Basin is strategically located near the energy consuming population centers in the Mid-Atlantic and Northeastern United States, which generally allows Appalachian producers to sell their natural gas at a premium to the benchmark price for natural gas on the New York Mercantile Exchange.

     As a result of high drilling success rates, well drilling and completion costs generally ranging from $100,000 to $250,000 and readily available gas markets, the Appalachian Basin is highly fragmented. As of December 31, 1997, approximately 1,500 independent operators of record produce oil and gas from over 120,000 active wells in the states of Pennsylvania, Ohio, New York, West Virginia, Kentucky and Tennessee.

     Many of the smaller producers in the Appalachian Basin are capital constrained due to volatile oil and gas prices, their lack of economies of scale and their limited access to traditional bank financing. We believe that many of these small producers will be interested in raising additional capital in order to continue drilling by selling their gathering systems to us.

Business Strategy and Competitive Strengths

     Our goal is to increase the amount of natural gas transported by our gathering systems and to become one of the leading transporters of natural gas from wells to public utility pipelines in Eastern Ohio, Western New York and Western Pennsylvania and throughout the Appalachian region. We intend to accomplish this goal by:

     Adding new Atlas America and Viking Resources wells to our gathering systems and constructing the systems to serve these wells. Atlas America and Viking Resources are developers of natural gas wells through general and limited partnerships sponsored by them. For a description of their energy operations, see "Atlas America, Resource Energy and Viking Resources." Atlas America and Viking Resources expect that they will continue to sponsor general and limited partnerships to develop both their existing properties and properties they may acquire in the future. We will seek to expand the number of wells connected to our gathering systems by adding wells drilled and operated by Atlas America and Viking Resources and constructing the gathering systems necessary to serve these wells.

     Acquiring existing gathering systems from third parties. The ownership of gathering systems in the region in which we operate is fragmented, with gathering systems being operated by numerous small energy companies on behalf of themselves or investors, as well as by large entities such as public utility pipeline companies. We believe that aggregating smaller gathering systems in the region could provide operational economies of scale and thus we intend to pursue the acquisition of additional gathering systems on an opportunistic basis.

     Maintaining and expanding the capabilities of our gathering systems. Atlas America recently undertook a program to upgrade the Mercer Pipeline segment of the gathering systems we will acquire to increase the amount of natural gas flow. The upgrade program has been substantially completed. We intend to review all of our gathering systems to identify and make improvements to increase the flows of natural gas.

     Entering into gas gathering agreements with other producers. In addition to adding wells drilled and operated by Atlas America and Viking Resources to our gathering systems, we will identify other natural gas producers in the areas served by our gathering systems and seek to obtain gas gathering agreements with them for their wells. We will extend our gathering systems as required to serve wells for which we are able to obtain gas gathering agreements. We will not, however, seek to obtain gas gathering agreements for wells where extensions of our gathering systems are prevented by an inability to obtain required easements or by geographic barriers.

     We believe that our singular focus on gathering systems, and the extensive prior experience of the management of our general partner in the operation of gathering systems, provide us with a competitive advantage in executing our growth strategy.

Pipeline Characteristics

     The growth of the gathering systems, both as to the number of connected wells and the volume of the natural gas transported, is set forth in the following table. Gas volumes are expressed in mcfs.


                                               Nine Months Ended
                                              September 30, 1999
                                             ---------------------
                                              wells       vol.
                                             -------  ------------
New York Systems
Chautauqua County Pipeline ................    104       191,961
REI-NY Pipeline ...........................    107       275,028
Ohio Systems
Champion, Howland -- Bazetta Pipeline .....    176       811,215
Columbiana Pipeline .......................    246       401,223
Hubbard Pipeline ..........................     29       247,135
Harrison/Tuscarawas Pipeline ..............    232       318,506
Shongum Pipeline ..........................    104       100,239
Viking Resources Pipeline .................    783     1,644,529
Pennsylvania Systems
Lake Wilhelm Pipeline .....................     18       222,135
Mercer Pipeline ...........................   1007     7,608,740
Springcreek Pipeline ......................     40        47,899
Viking Resources Pipeline .................     85     1,582,427

                                                                    Year Ended December 31,
                                             ----------------------------------------------------------------------
                                                     1998                   1997                     1996
                                             ---------------------  ---------------------  ------------------------
                                              wells       vol.       wells       vol.       wells         vol.
                                             -------  ------------  -------  ------------  -------  ---------------
New York Systems
Chautauqua County Pipeline ................    104       313,404      104       330,610      104        352,117
REI-NY Pipeline ...........................    107       316,522      107        74,726      107             --(1)
Ohio Systems
Champion, Howland -- Bazetta Pipeline .....    176     1,103,898      176     1,218,585      176      1,255,598
Columbiana Pipeline .......................    246       560,502      246       586,730      246        621,773
Hubbard Pipeline ..........................     29       370,525       29       307,162       29        438,885
Harrison/Tuscarawas Pipeline ..............    232       426,720      235       501,015      235        523,268
Shongum Pipeline ..........................    107       157,748      113       169,022      113        183,978
Viking Resources Pipeline .................    782     2,467,340      762     2,411,983      717      3,720,540
Pennsylvania Systems
Lake Wilhelm Pipeline .....................     16       265,049       12       150,160        6         13,397
Mercer Pipeline ...........................    916     9,266,707      809     9,392,133      737      10,311,177
Springcreek Pipeline ......................     40        83,742       40        88,436       40         81,114
Viking Resources Pipeline .................     54     1,265,729       26     1,082,062       16        571,484

------------
(1) Not owned by Resource Energy in 1996.

     Of the 2,931 wells currently connected to the gathering systems, 906 are owned by Atlas America, Resource Energy, Viking Resources or their subsidiaries, 1,768 are owned by general or limited partnerships managed by Atlas America or its subsidiaries and 257 are owned or managed by third parties. The gathering systems are generally constructed with 2, 4, 6, 8 and 12 inch cathodically protected and wrapped steel pipe and are generally buried 36 inches below the ground. Pipelines constructed in this manner are typically expected to last at least 50 years from the date of construction. For the fiscal year ended September 30, 1998, the maintenance cost of the gathering systems we will acquire from Atlas America and Resource Energy was approximately $225,000. For gathering system lines comparable to those we are acquiring, Atlas America experienced an average cost of $11.02 per foot of pipeline to expand its gathering systems. In the areas serviced by the existing gathering systems, we do not believe that there are any significant geographic limitations upon our ability to expand.

     The construction costs, depreciated book value and number of public utility pipeline connection points for each of the gathering systems as of September 30, 1999 are set forth in the following table. The table also sets forth information regarding the number of compression stations and the available compression horsepower. A compression station is an installation designed to pump natural gas under pressure to facilitate movement of the natural gas from one location to another through a pipeline or from one pipeline to another with which it is connected.

                                                            Original Cost to
                                               Length of     Atlas America
                                                System        and Resource
                                              (miles)(1)         Energy
                                             ------------  -----------------
New York Systems
Chautauqua County Pipeline ................        56       $   2,445,698
REI-NY Pipeline ...........................        47                   0(1)
Ohio Systems
Champion, Howland-Bazetta Pipeline ........        83           4,285,654(2)
Columbiana Pipeline .......................        68           1,008,792
Hubbard Pipeline ..........................        16                   0(2)
Harrison/Tuscarawas Pipeline ..............       106           3,669,135
Shongum Pipeline ..........................        30           1,089,184
Viking Resources Pipeline .................       117             919,806
Pennsylvania Systems
Lake Wilhelm Pipeline .....................         3             240,000(3)
Mercer Pipeline ...........................       294          15,466,513
Springcreek Pipeline ......................        27              16,941
Viking Resources Pipeline .................        41             534,203

                                                                 Delivery/       No. of      Compression
                                                Depreciated     Connection    Compression      Station
                                                Book Value        Points        Stations     Horsepower
                                             ----------------  ------------  -------------  ------------
New York Systems
Chautauqua County Pipeline ................    $   914,159           3              1             120
REI-NY Pipeline ...........................              0           2              2             290
Ohio Systems
Champion, Howland-Bazetta Pipeline ........              0           2              0              --
Columbiana Pipeline .......................        654,609           2              1             330
Hubbard Pipeline ..........................              0           2              0              --
Harrison/Tuscarawas Pipeline ..............      1,298,897           2              2             240
Shongum Pipeline ..........................         35,121           3              2             116
Viking Resources Pipeline .................      6,299,642          17             14           2,135
Pennsylvania Systems
Lake Wilhelm Pipeline .....................        120,000(3)        1              0              --
Mercer Pipeline ...........................      5,279,121           8              4           2,845
Springcreek Pipeline ......................          2,541           1              1              50
Viking Resources Pipeline .................      3,658,692           4              2           1,150

------------
(1) We have not recorded any cost for the REI-NY Pipeline because the system was acquired from a private third party which did not have available the original cost records.

(2) The cost for the Hubbard Pipeline is included in the cost for the Champion, Howland-Bazetta Pipeline.

(3) Estimate.

     We believe that the number and diversity of the connections between our gathering systems and public utility pipelines allow us to move natural gas from markets in the northeastern United States to markets in the Middle Atlantic region of the United States. We further believe that our ability to do so reduces the possibility that our gathering of natural gas, and thus our revenues, will be reduced as a result of wells being required to cease production for lengthy periods due to oversupplies of natural gas in particular public utility pipelines.

     We do not engage in storage or gas marketing programs, nor do we engage in the purchase and resale for our own account of natural gas transported through our gathering systems. We will not transport any oil produced by wells connected to the gathering by systems and thus will receive no revenues based upon oil production from those wells.

     Atlas America has substantially completed a program to upgrade the flow of natural gas through the Mercer Pipeline that we will acquire. The upgrade was at the expense of Atlas America. The principal upgrades consist of adding approximately 10,000 feet of additional pipe to the Mercer Pipeline. Atlas America anticipates that this upgrade will lower line pressures in the area, permitting more natural gas flow from wells in the area and upgrading two related compressor stations by replacing the two existing compressors with three new compressors. The new line eliminates a circuitous routing of natural gas in one section of the system. Atlas had completed installation of one of the compressors as of the date of this prospectus and anticipates that the remaining compressors will be installed by January 31, 2000. The new compressors, by adding compression horsepower, will aid in increasing natural gas volumes transported. Finally, Atlas America relocated a connection with a high pressure Peoples Natural Gas Company pipeline to a lower pressure pipeline to aid in natural gas flow from wells situated in the area of the new connection.

Reserves

     Our revenues will be determined primarily by the amount of natural gas flowing through our gathering systems. Generally, we will receive the greater of $0.35 per mcf or, for natural gas allocable to well interests owned by Atlas America, Resource Energy or Viking Resources for their own accounts, $0.40 per mcf, or 16% of the realized sales price for natural gas. The average price received for natural gas by Atlas America, Resource Energy and Viking Resources during September 1999 was $2.89 per mcf. Our ability to increase the flow of natural gas through our gathering systems and to offset the natural decline of the production already connected to our gathering systems will be determined primarily by our ability to connect new wells to our gathering systems and acquire additional gathering assets.

     Atlas America, Resource Energy and Viking Resources will enter into an agreement with us relating to the connection of future wells owned or controlled by them to our gathering systems. See "--Agreements with Atlas America, Resource Energy and Viking Resources--Omnibus Agreement: Well Connections." We anticipate that these wells will be the principal producers of gas transported by our gathering systems. During the nine months ended September 30, 1999, and during the years ended December 31, 1998, 1997 and 1996, natural gas from wells owned or controlled by Atlas America, Resource Energy and Viking Resources constituted 95.2%, 96.1%, 95.2%, and 95.1%, respectively, of the natural gas transported by the gathering systems we will acquire. As of September 30, 1999, Atlas America, Resource Energy and Viking Resources controlled leases on developed properties in the operational area of our gathering systems which independent petroleum engineers estimate contain
177.2 bcf of recoverable natural gas. In addition, Atlas America, Resource Energy and Viking Resources control leases on 148,500 undeveloped acres of land which independent petroleum engineers estimate contain 45.7 bcf of recoverable natural gas. Atlas America and Viking Resources believe they will continuously add to their inventory of proved undeveloped locations from their existing acreage and acreage they lease in the future.

     During the three years ended December 1998, Atlas America, Resource Energy and Viking Resources drilled and completed 519 gross wells at an aggregate cost of $88.8 million for an average per well cost of approximately $171,100. The wells contained an estimated 211 mmcf of recoverable natural gas per well at an approximate average cost of $0.81 per mcf. Resource America, the corporate parent of Atlas America, Resource Energy and Viking Resources, has determined to conduct its future drilling operations exclusively through Atlas America and Viking Resources. Resource Energy does not currently conduct material drilling operations, nor does it intend to do so in the future.

Agreements with Atlas America, Resource Energy and Viking Resources

     At the completion of this offering, we will enter into an omnibus agreement and a master natural gas gathering agreement. These agreements are intended to maximize the use and expansion of our gathering systems and the volume of natural gas they transport. None of these agreements resulted from arm's length negotiations and, accordingly, we cannot assure you that we would not obtain more favorable terms from independent third parties similarly situated. However, since these agreements principally involve the imposition of obligations on Atlas America, Resource Energy and Viking Resources, we do not believe that we could obtain similar agreements from independent third parties.

     Omnibus Agreement. The omnibus agreement relates to obligations that Atlas America will undertake to add wells to the gathering systems and provide consultation services in the construction of new gathering systems or the extension of existing system. Resource Energy and Viking Resources will be co-obligors, except that Viking Resources will not be a co-obligor of the stand-by construction financing commitment. The omnibus agreement is a continuing obligation of Atlas America, Resource Energy and Viking Resources: it has no specified term or provisions regarding termination except when our general partner is removed without cause. For a discussion of the effects of a removal of our general partner without cause, see "The Partnership Agreement--Withdrawal or Removal of Our General Partner."

     Well Connections. Atlas America and Viking Resources have sponsored in the past, and expect that they will continue to sponsor in the future, oil and gas drilling programs in areas served by the gathering systems. Atlas America and Viking Resources will agree in the omnibus agreement to construct up to 2,500 feet of small diameter (two inches or less) sales or flow lines from the wellhead of any well they drill and operate to a point of connection to our gathering systems. We will agree that where they have extended sales and flow lines to within 1,000 feet of one of our gathering systems, we will extend our system to connect to that well.

     With respect to wells to be drilled that will be more than 3,500 feet from our gathering systems, we will have the right under the omnibus agreement, at our cost, to extend our gathering systems. If we do not elect to extend our gathering systems, Atlas America and Viking Resources may connect the wells to an interstate or intrastate pipeline owned by third parties, a local natural gas distribution company or an end user; however, we will have the right to assume the cost of construction of the necessary lines, which will then become part of our gathering systems. Alternatively, Atlas America and Viking Resources may connect the wells to a third party gathering system, in which case we may assume the construction costs for, and own, the lines from the well to the third party gathering system and, if we assume such costs, will receive the fees described in "-- Master Natural Gas Gathering Agreement." We must exercise our rights within 30 days of notice to us from Atlas America or Viking Resources that it intends to drill on a particular site that is not within 3,500 feet of our gathering systems. If we elect to have the well connected to our gathering systems, we must complete construction of one of our gathering systems to within 2,500 feet of any well to be connected within 60 days after Atlas America or Viking Resources has notified us that the well will be completed as a producing natural gas well. If we elect to assume the cost of constructing lines, Atlas America will be responsible for the construction, and we must pay the cost of that construction within 30 days of Atlas America's invoice.

     The agreement will also provide that Atlas America and Viking Resources will assist us in seeking to identify existing gathering systems for possible acquisition and provide consulting services to us in evaluating and making a bid for these systems. Atlas America and Viking Resources will also agree that any gathering system they identify as a potential acquisition will first be offered to us. We will have 30 days to determine whether we want to acquire the identified system and advise Atlas America or Viking Resources of our intent. If we intend to acquire the system, we will have an additional 60 days to complete the acquisition. If we do not complete the acquisition, or advise Atlas America and Viking Resources that we do not intend to acquire the system, then Atlas America or Viking Resources may do so.

     The agreement will also provide that on or before December 31, 2002, Atlas America and Viking Resources will drill not less than 225 wells that will be within 2,500 feet of our gathering systems. The drilling obligation includes wells drilled in 1999 by general or limited partnerships sponsored by Atlas America and Viking Resources in 1999. The wells will be drilled for the account of Atlas America, Viking Resources, their subsidiaries, or entities owned or controlled by them including general or limited partnerships sponsored by them. For these purposes, control means either beneficial ownership of 50% or more of the voting securities or voting interest of the entity or, in the case of a limited partnership, holding the 50% or more of the general partnership interest. The control may be direct or indirect. Indirect control generally refers to control of an entity through one or more other controlled entities as for example, with a subsidiary of a directly owned subsidiary. Resource Energy is also obligated under the omnibus agreement on the same terms as Atlas America and Viking Resources; however, it is not anticipated that any of the required wells will be drilled by it or for its account.

     We expect that substantially all of the 225 wells that are to be drilled under the omnibus agreement will be drilled for general or limited partnerships sponsored by Atlas America and Viking Resources. For a description of Atlas America's prior experience with general or limited partnerships, see "Atlas America, Resource Energy and Viking Resources."

     Gathering System Construction. Atlas America will agree to provide us with construction management services if we determine to expand one or more of our gathering systems. Atlas America will be entitled to reimbursement for its costs, including an allocable portion of employee salaries, in connection with its construction management services.

     Construction Financing. Atlas America will agree to provide us with financing for the cost of constructing new gathering systems or gathering system expansions for a period of five years from the closing of the offering, on a stand-by basis. If we choose to use the stand-by commitment, the financing will be provided through the purchase by Atlas America of our common units in the amount of the construction costs. The purchase price of the common units will be the average daily closing price for the common units on the American Stock Exchange for the 20 consecutive trading days before the purchase. Purchases will be made as we incur construction costs for which we use the stand-by commitment. Construction costs do not include maintenance expenses or capital improvements following construction or costs of acquiring gathering systems. The stand-by commitment is for a maximum of $1.5 million in any contract year during the commitment period. We are not obligated to use the stand-by commitment and may seek financing from other sources. We would typically use outside financing where the cost of that financing, as measured by interest and financing fees, is less that the cost of the additional common units, as measured by the current distribution rate. However, in determining whether to use the stand-by commitment, we may also consider other terms of the financing. For example, we may use the stand-by commitment if we can only obtain short-term construction financing.

     Disposition of Interest in Our General Partner. Wholly-owned subsidiaries of Atlas America and Viking Resources act as the general partners, operators or managers of the general and limited partnerships sponsored by Atlas America and Viking Resources. Our general partner is owned directly or indirectly by Atlas America, Resource Energy and Viking Resources. Atlas America, Resource Energy and Viking Resources will agree that the subsidiaries that currently act as general partners, operators or managers of sponsored partnerships will act as general partners, operators or managers for new sponsored partnerships. Atlas America, Resource Energy and Viking Resources will also agree not to divest their ownership of one entity without divesting their ownership of the other entities to the same acquiror. For these purposes, divestiture means a sale of all or substantially all of the assets of an entity, the disposition of more than 50% of the capital stock or equity interest of an entity, or a merger or consolidation that results in Atlas America, Resource Energy and Viking Resources, on a combined basis, owning, directly or indirectly, less than 50% of the entity's capital stock or equity interest. Atlas America, Resource Energy and Viking Resources may transfer their interests in a general partner to each other or to their wholly or majority-owned direct or indirect subsidiaries or to a parent of any of them, provided that their combined direct or indirect interest in that general partner is not reduced to less than 50%. For a description of limitations imposed upon our general partner's ability to dispose of its interest or withdraw as our general partner, see "The Partnership Agreement--Transfer of General Partner Interest and Incentive Distribution Rights."

     Master Natural Gas Gathering Agreement. Atlas America, Resource Energy, Viking Resources and their subsidiaries engaged in drilling and gas production activities will enter into a master natural gas gathering agreement with us. Under this agreement, Atlas America and Resource Energy will pay us a fee for gathering natural gas, determined as follows:

     o for natural gas from well interests allocable to Atlas America, Resource Energy and Viking Resources or their subsidiaries (excluding general or limited partnerships sponsored by them) that are connected to the gathering systems at the time of completion of this offering, the greater of $0.40 per mcf or 16% of the gross sales price of the natural gas transported;

     o for natural gas from well interests allocable to general and limited partnerships sponsored by Atlas America that are connected to the gathering systems at any time, and well interests allocable to independent third parties in wells connected to the gathering systems before the completion of the offering, the greater of $0.35 per mcf or 16% of the gross sales price of the natural gas transported;

     o for natural gas from well interests allocable to Atlas America, Resource Energy and Viking Resources that are connected to the gathering systems after the completion of this offering, the greater of $0.35 per mcf or 16% of the gross sales price of the natural gas transported; and

     o for natural gas from well interests in Atlas America and Viking Resources operated wells drilled after December 1, 1999 that are connected to a gathering system that is not owned by us and for which we assume the cost of constructing the connection to that gathering system, an amount equal to the greater of $0.35 per mcf or 16% of the gross sales price of the natural gas transported, less the gathering fee charged by the other gathering system.

     Viking Resources will assign all of its rights under existing transportation agreements or arrangements to Atlas America. All gathering fees payable pursuant to contracts between Atlas America or Resource Energy and third party owners of well interests connected to our gathering systems will be paid to Atlas America or

Resource Energy as the case may be. Atlas America and Resource Energy will be obligated to pay gathering fees owed to us from their own resources regardless of whether they receive payment under these contracts or agreements. The average price received for natural gas by Atlas America, Resource Energy and Viking Resources during September 1999 was $2.89 per mcf.

     Determination of the volume of natural gas we transport is the result of adding the monthly volumes delivered at each of the delivery points in the gathering systems. Measurements are obtained at each delivery point from meters owned and operated by Atlas America, Resource Energy or Viking Resources. Large delivery points are electronically metered, similar delivery points have meters that generate a paper measurement chart that is sent to an independent third party for analysis and a volumetric reading. Each of the parties to the master gas gathering agreement has the right to have meters tested for accuracy. The volume of gas we transport is controlled by Atlas America, Resource Energy and Viking Resources and, to a lesser extent, by other owners or operators of the wells connected to our gathering systems.

     The master natural gas gathering agreement is a continuing obligation of Atlas America and Resource Energy and, accordingly, has no specified term or provisions regarding termination. However, if our general partner is removed as our general partner without cause, then no gathering fees will be due under the agreement with respect to new wells drilled by Atlas America, Resource Energy or Viking Resources. The obligations of Atlas America and Resource Energy with respect to any well will extend over the producing life of the well. The agreement provides that Atlas America, Resource Energy and Viking Resources, as the shippers of natural gas, will indemnify Atlas Pipeline against claims relating to ownership of the natural gas transported. For all other claims relating to the transported natural gas, the party that has control and possession of the natural gas must indemnify the other party with respect to losses arising in connection with or related to the natural gas when it is in the first party's possession and control.

     The master natural gas gathering agreement will not cover all of the natural gas we transport. None of the natural gas produced wells owned by independent third parties that are connected to our gathering systems after the closing of the offering or wells connected to gathering systems we may acquire from independent third parties after the closing of the offering will come under the agreement. Gathering fees for wells that are owned by independent third parties and that are connected to our gathering systems after the completion of the offering will be negotiated by us with the well owners. Gathering fees for wells connected to any gathering systems that we may acquire will be as set forth in any then-existing gathering contracts or as we are able to negotiate with well owners.

Purchase Contract with an Affiliate of FirstEnergy Corp.

     Atlas America and Resource Energy have entered into a natural gas sale agreement dated March 31, 1999 with Northeast Ohio Gas Marketing, Inc., an affiliate of FirstEnergy Corp. FirstEnergy is a natural gas supplier to industry and retail consumers. Under the agreement, Northeast Ohio has agreed to buy all of the natural gas produced by Atlas America, Resource Energy and its affiliates. For these purposes, general and limited partnerships sponsored by Atlas America are considered affiliates. Excepted from this agreement is natural gas sold to three industrial users in Mercer County, Ohio and natural gas sold pursuant to Resource Energy's existing contracts. Natural gas sold to these users and under the Resource Energy contracts has, during the past three years, constituted an average of 21% of the natural gas transported through our gathering systems. Neither Viking Resources nor general or limited partnerships sponsored by it are subject to this agreement.

     The agreement extends through March 31, 2009 and provides that Northeast Ohio must take all of the gas produced by Atlas America and Resource Energy. The agreement may be suspended for force majeure which generally is defined to mean an act of God, strike, war, public riot, lightning, fire, storm, flood, and explosion. However, the agreement includes as a force majeure the permanent closing of the Mercer County, Ohio factories of Carbide Graphite or Duferco Farrell Corporation during the term of Northeast Ohio's existing agreements with them. If Northeast Ohio becomes unable to perform as a result of force majeure, then Northeast Ohio's obligation to purchase our natural gas is suspended. Atlas America and Resource Energy have advised us that the agreement with Carbide Graphite expires July 31, 2000 and that the agreement with Duferco Farrell expired December 31, 1999. Atlas America and Resource Energy have advised us that they believe that these two purchasers will purchase between 20% and 40% of Northeast Ohio's natural gas. Atlas America and Resource Energy have also advised us that they believe that, if the agreements are not renewed, Northeast Ohio would be readily able to find alternative purchasers and, accordingly, failure to renew the agreements would not materially adversely affect the gathering systems.

     The agreement also sets the price to be paid for the natural gas at the delivery points set forth below for either the first one or two years of the agreement depending upon the delivery point. If, at the end of the applicable period, Atlas America, Resource Energy and Northeast Ohio cannot agree to a new price for the natural gas, Atlas America and Resource Energy may arrange to sell their natural gas to third parties. However, they must first give Northeast Ohio notice and an opportunity to match the price. Thereafter, Northeast Ohio, Atlas America and Resource Energy will set the prices annually each November 30 and, if no agreement is reached, Atlas America and Resource Energy will be free to sell their natural gas to third parties for the succeeding 12 months.

     The initial price for each delivery point under the agreement is determined by a formula based on the location of the delivery point and tied to the market price for single purchases, as opposed to long-term purchase contracts, known as the spot market price. Each delivery point has a different formula for calculating the price to be paid by Northeast Ohio for the gas. The delivery points are East Ohio Gas Company, National Fuel Gas Distribution, National Fuel Gas Supply, Peoples Natural Gas Company, Columbia Gas Transmission Corp., and Tennessee Gas Pipeline Company.

Competition

     Although we believe that our gathering systems are unlikely to encounter direct competition in their respective service areas since Atlas America, Resource Energy and Viking Resources control the majority of the drillable acreage in each area, they will be subject to two forms of indirect competition:

     o competition to extend the gathering systems to wells owned or operated by persons other than Atlas America, Resource Energy and Viking Resources and general and limited partnerships sponsored by Atlas America and Viking Resources; and

     o    competition to acquire gathering systems owned by third parties.

     The effect of these forms of competition may be to reduce transportation charges or use of our gathering systems and increase the cost of acquiring other gathering systems. This may adversely affect our revenues, cause dilution to existing unitholders and result in a decrease of per unit distributions.

     We will also be indirectly affected by the competitive position of the natural gas transported by us. See "Risk Factors--Risks Inherent in Our Business."

Regulation

     Federal Regulation. Under the Natural Gas Act, the Federal Energy Regulatory Commission regulates various aspects of the operations of any "natural gas company," including the transportation of natural gas, rates and charges, construction of new facilities, extension or abandonment of services and facilities, the acquisition and disposition of facilities, reporting requirements, and similar matters. However, the Natural Gas Act definition of a "natural gas company" requires that the company be engaged in the transportation of natural gas in interstate commerce, or the sale in interstate commerce of natural gas for resale. Since we believe that each of our individual gathering systems performs primarily a gathering function, we believe that we are not subject to regulation under the Natural Gas Act. If we were determined to be a natural gas company, our operations would become regulated under the Natural Gas Act. We believe the expenses associated with seeking certificate authority for construction, service and abandonment, establishing rates and a tariff for our gas gathering activities, and meeting the detailed regulatory accounting and reporting requirements would substantially increase our operating costs and would adversely affect our profitability, thereby reducing our ability to make distributions to unitholders.

     State Regulation. Our gas operations are subject to regulation at the state level. The Public Utility Commission of Ohio, the New York Public Service Commission and the Pennsylvania Public Utilities Commission regulate the transportation of natural gas in their respective states. In Ohio, a producer or gatherer of natural gas may file an application seeking exemption from regulation as a public utility. We have been granted an exemption by the Public Utility Commission of Ohio for the Ohio facilities we will acquire. The New York Public Service Commission imposes traditional public utility regulation on the transportation of natural gas. This regulation includes rates, services and siting authority for the construction of certain facilities. Our gas gathering operations currently are not regulated by the New York Public Service Commission. In addition, our operations in Pennsylvania currently are not subject to the Pennsylvania Public Utility Commission's regulatory authority since they do not provide service to the public generally and, accordingly, do not constitute the operation of a public utility. In the event the New York and Pennsylvania authorities impose greater regulation on our operations, we believe that our operating costs could increase and our transportation fees could be adversely affected, thereby reducing our net revenues and ability to make distributions to unitholders.

Environmental and Safety Regulation

     Under the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and other federal and state laws relating to the environment, owners of natural gas pipelines can be liable for fines, penalties and clean-up costs with respect to pollution caused by the pipelines. Moreover, the owners' liability can extend to pollution costs from situations that occurred prior to their acquisition of the pipeline. Natural gas pipelines are also subject to safety regulation under the Natural Gas Pipeline Safety Act of 1968 and the Pipeline Safety Act of 1992 which, among other things, dictate the type of pipeline, quality of pipeline, depth, methods of welding and other construction-related standards. The state public utility regulators discussed above have either adopted the federal standards or promulgated their own safety requirements consistent with the federal regulations. Although we believe, and Atlas America, Resource Energy and Viking Resources have represented, that our gathering systems comply in all material respects with applicable environmental and safety regulations, risks of substantial costs and liabilities are inherent in pipeline operations, and we cannot assure you that we will not incur these costs and liabilities. Each of Atlas America, Resource Energy and Viking Resources will indemnify us for losses arising from any failure of the gathering systems sold by it to us to be in material compliance with applicable environmental and safety regulations at the time we acquire them.

Title to Properties

     Atlas America, Resource Energy and Viking Resources will transfer, or cause wholly-owned subsidiaries and partnerships which they control to transfer, real and personal property to us at the same time as the offering is completed. The number of real property interests to be transferred is approximately 3,000. We estimate that the total value of real and personal property interests to be transferred is approximately $45 million, excluding value that may be attributable to rights-of-way. At current prices, Atlas America has estimated that the acquisition cost for these rights-of-way would be an additional $3.1 million. Substantially all of the existing gathering systems are constructed within rights-of-way granted by the owners of such property named in the appropriate land records and, in a few instances, such rights-of-way are revocable at the election of such owners. In many instances, lands over which rights-of-way have been obtained are subject to prior liens which have not been subordinated to the right-of-way grants. In some cases, not all of the owners named in the appropriate land records have joined in the right-of-way grants, but in substantially all such cases signatures of the owners of majority interests have been obtained. Substantially all permits have been obtained from public authorities to cross over or under, or to lay facilities in or along, water courses, county roads, municipal streets, and state highways, where necessary, although in some instances these permits are revocable at the election of the grantor. Substantially all permits have also been obtained from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor's election. In a few cases, property for gathering system purposes was purchased, in fee, by purchasing all legal rights in the property, not just a lease, right-of-way, or easement interest in such property. All of the compressor stations are located on property owned in fee or property under long-term leases.

     Some of the leases, easements, rights-of-way, permits and licenses to be transferred to us require the consent of the grantor of such rights, which in certain instances is a governmental entity. Atlas America, Resource Energy and Viking Resources, or their wholly-owned subsidiaries, expect to obtain, before the closing of this offering, third-party consents, permits, and authorizations that will be sufficient to enable them to transfer to us the assets necessary to enable us to operate our business in all material respects as described in this prospectus. With respect to any material consents, permits, or authorizations which have not been obtained before the closing of this offering, the closing of this offering will not occur unless reasonable bases exist for our general partner to conclude that such consents, permits, or authorizations will be obtained within a reasonable period following the closing, or the failure to obtain such consents, permits, or authorizations will have no material adverse effect on the operation of our business. If any such consents are not so obtained, Atlas America, Resource Energy, Viking Resources, or their wholly-owned subsidiaries, will enter into other agreements, or take such other action as may be necessary, in order to ensure that we have the assets and related rights necessary to enable us to operate our business in all material respects as described in this prospectus.

     Initially, due to expense and difficulty with respect to portions of certain assets, the real property records at the relevant jurisdiction may continue to reflect the name of Atlas America, Resource Energy, Viking Resources, or their wholly-owned subsidiaries, as nominees for our benefit until we have had time to make the appropriate filings and obtain necessary licenses, permits, registrations, and rights in the jurisdictions in which such assets are located, and to obtain any consents and approvals that are not obtained prior to the consummation of this offering. Such consents and approvals would include those required by federal and state agencies or political subdivisions. In none of such circumstances do we anticipate that there will be any material change in the tax treatment of us or the common units resulting from the holding by Atlas America, Resource Energy or Viking Resources, or their wholly-owned subsidiaries, of title as nominee for our benefit. Additionally, certain of the rights to lay and maintain pipelines are derived from recorded gas well leases, which wells are currently in production; however, the leases are subject to termination if the wells cease to produce. In some of these cases, the rights to maintain existing pipelines continue in perpetuity, even if the well associated with the lease ceases to be productive. In addition, because many of these leases affect wells at the end of lines, these rights-of-way will not be used for any other purpose once the related well ceases to produce. Finally, we will have to take action following closing to address rights-of-way currently unlocatable in the files of Atlas America, Resource Energy or Viking Resources. Our general partner believes that there will be no material adverse effect on our business because of these circumstances.

     The instruments of transfer from Atlas America, Resource Energy and Viking Resources, or their wholly-owned subsidiaries, to us may not be recorded initially and, therefore, the real property records in various jurisdiction may continue to reflect the name of Atlas America, Resource Energy, or a wholly-owned subsidiary. Atlas America, Resource Energy and Viking Resources expect to complete all transfers of title on the record to real property to us as soon as practicable after the consummation of this offering. Properties acquired by us after the consummation of this offering generally will be acquired and held of record in our name.

     Our books and records, along with those of Atlas America, Resource Energy and Viking Resources, or their wholly-owned subsidiaries, will at all times reflect our ownership of, or beneficial interest in, the properties conveyed to us, or held nominally for us by them. However, until ownership is recorded in our name, it is possible that real property owned by us, or by Atlas America, Resource Energy or Viking Resources, or their wholly-owned subsidiaries, for our benefit, could be subject to the claims of their creditors. Atlas America, Resource Energy and Viking Resources are of the opinion, however, that this presents little, if any, risk for us.

     Our general partner believes that, upon consummation of the transactions, we will have satisfactory title to all of our assets. Although title to such properties will be subject to encumbrances in certain cases, such as customary interests generally retained in connection with acquisition of real property, liens related to environmental liabilities associated with historical operations, liens for current taxes, and other burdens and minor easements, restrictions and other encumbrances to which the underlying properties were subject at the time of acquisition by Atlas America, Resource Energy, Viking Resources or their subsidiaries, we do not anticipate that any debt will encumber the gathering system assets following the consummation of the transactions. In the event that all of the releases of all debt instruments are not recorded initially at or before the closing, and the real property records in various jurisdictions continue to reflect the debt liens, Atlas America, Resource Energy and Viking Resources will enter into agreements with the lenders to file the releases in the appropriate real property records as soon after consummation of this offering as is practicable. Our general partner believes that none of the other encumbrances or liens will materially detract from the value of such properties or from our interest therein, or will materially interfere with the use of these properties in the operation of our business.

Litigation

     We are not, nor are any of our gathering systems, subject to any pending legal proceeding.

Partnership Information

     We were formed in May 1999 as a Delaware limited partnership and, under our partnership agreement, will be required to dissolve no later than December 31, 2098. We will act as the limited partner of Atlas Pipeline Operating Partnership, which will own the gathering systems through subsidiaries. We will have no significant assets other than our limited partnership interest in the operating partnership.

     Our general partner will have sole responsibility for conducting our business and managing our operations. As is commonly the case with publicly traded limited partnerships, we will not directly employ any of the persons responsible for our management or operation. Rather, Atlas America and Viking Resources personnel currently involved in managing the gathering systems will manage and operate our business as officers and employees of our general partner. Our general partner will also act as the general partner of the operating partnership.

     As a consequence, the affairs of the operating partnership will be controlled by our general partner and not by us. However, our general partner may not consent to any act that would make it impossible to carry on our ordinary business and may not, without the consent of persons holding a majority of the common units and subordinated units, voting as separate classes, dispose of all or substantially all of our assets or the assets of the operating partnership.

     The compensation and other employment expenses relating to any officer or employee performing services for Atlas Pipeline and the operating partnership will be allocated between Atlas Pipeline and the operating partnership, on the one hand, and Atlas America, Viking Resources and their subsidiaries, excluding our general partner, on the other, based upon the relative amount of time spent by the officer or employee on the business of each.

     Conflicts of interest that may arise between our general partner and us, is discussed in "Conflicts of Interest and Fiduciary Responsibilities." Our management and that of the general partner is discussed in "Management."

              ATLAS AMERICA, RESOURCE ENERGY AND VIKING RESOURCES

     Atlas America and Viking Resources are energy finance companies which, through limited and general investment partnerships, raise funds to explore for natural gas. Together with their affiliate, Resource Energy, Atlas America and Viking Resources produce natural gas and, to a lesser extent, oil from locations in Eastern Ohio, Western New York and Western Pennsylvania. Atlas America and Viking Resources have sponsored 25 private and 7 public general and limited partnerships engaged in the development of natural gas wells. Atlas America, Resource Energy and Viking Resources currently have approximately 468,000 gross acres of mineral rights, of which approximately 148,500 are in the operating area of our gathering systems. Atlas America and Viking Resources also act as general contractor with respect to the drilling, completion and operation of the wells for these partnerships. At September 30, 1999, Atlas America, Resource Energy and Viking Resources had, either directly or through partnerships, interests in 3,700 wells, including royalty or overriding interests, of which they operate 3,435 wells with gross natural gas production of approximately 49.6 mmcf per day. At September 30, 1999, Atlas America and Viking Resources held leases on properties that contained an estimated 47.9 bcf of recoverable natural gas. During the five years ended December 31, 1998, Atlas America, Resource Energy and Viking Resources drilled and completed 781 wells for 12 general and limited partnerships sponsored by them and, during the nine months ended September 30, 1999, drilled 15 wells for four limited partnerships sponsored by them. All of these wells have been connected to our gathering systems. Atlas America, Resource Energy and Viking Resources are also the operators of the gathering systems that will be transferred to us at the close of the offering. After the offering, Atlas America will retain its interest in approximately 93 miles of gathering systems that we have determined not to acquire.

     For more detailed information concerning production of natural gas by Atlas America, Resource Energy and Viking Resources, you should review the tables set forth in Appendix D to this prospectus.

     Atlas America and Viking Resources have 89 employees, including three geologists (one of whom is an exploration geologist), five landmen, five engineers and three pipeline construction supervisors. The balance of their personnel are operations, administration and engineering staff and field supervisors for drilling operations. Resource Energy does not have any direct employees. Resource America, the corporate parent of Atlas America, Resource Energy and Viking Resources has determined to conduct its future drilling operations through Atlas America and Viking Resources. Resource Energy does not currently conduct material drilling operations, nor does it anticipate it will do so in the future.

     Investors in this offering will not acquire any interest in Atlas America, Resource Energy or Viking Resources, or in Resource America, their corporate parent.

                                  MANAGEMENT
Atlas Pipeline Management

     Our general partner will manage our activities under the partnership agreement. Unitholders will not directly or indirectly participate in our management or operation or have actual or apparent authority to enter into contracts on our behalf or to otherwise bind us. Notwithstanding any limitation on its obligations or duties, our general partner will be liable, as general partner, for all of our debts to the extent not paid, except to the extent that indebtedness or other obligations incurred by us are made specifically non-recourse to our general partner. Whenever possible, the general partner intends to make any indebtedness or other obligations non-recourse to it.

     Three members of the managing board of our general partner who are neither officers or employees of our general partner nor directors, managing board members, officers or employees of any affiliate of the general partner (and have not been for the past five years) will serve on the conflicts committee. Messrs. Bagnell, Beyer and Nicoletti currently serve as the conflicts committee. The conflicts committee will have the authority to review specific matters as to which the managing board believes there may be a conflict of interest in order to determine if the resolution of the conflict proposed by our general partner is fair and reasonable to Atlas Pipeline. Any matters approved by the conflicts committee will be conclusively judged to be fair and reasonable to us, approved by all our partners and not a breach by our general partner or its managing board of any duties they may owe us or the unitholders. See "Conflicts of Interest and Fiduciary Responsibilities--Fiduciary Duties." In addition, the members of the conflicts committee will also constitute an audit committee which will review the external financial reporting by our management and reviewed by our independent public accountants and review procedures for internal auditing and the adequacy of our internal accounting controls. The members of the conflicts committee will also serve on the compensation committee, which will oversee compensation decisions for the officers of our general partner.

     As is commonly the case with publicly traded limited partnerships, we will not directly employ any of the persons responsible for our management or operation. In general, the current Atlas America and Viking Resources personnel involved in managing the gathering systems are expected to manage and operate our business as officers and employees of our general partner.

     Officers of our general partner may spend a substantial amount of time managing the business and affairs of Atlas America and Viking Resources and their other affiliates and may face a conflict regarding the allocation of their time between our business and affairs and their other business interests. Our general partner intends to cause its officers to devote as much time to our management as is necessary for the proper conduct of our business and affairs.

Managing Board Members and Executive Officers of Our General Partner

     The following table sets forth information with respect to the executive officers and managing board members of our general partner. Executive officers and managing board members are elected for one year terms.

         Name             Age                    Position with General Partner
----------------------   -----   -------------------------------------------------------------
Edward E. Cohen           60     Chairman of the Managing Board
Jonathan Z. Cohen         29     Vice-Chairman of the Managing Board
Tony C. Banks             44     President and Managing Board Member
Michael L. Staines        50     Chief Operating Officer, Secretary and Managing Board Member
William R. Seiler         44     Vice President and Controller
Jeffrey C. Simmons        39     Vice President
Frank P. Carolas          38     Vice President
William R. Bagnell        36     Managing Board Member
George C. Beyer, Jr.      60     Managing Board Member
William P. Nicoletti      53     Managing Board Member

     Edward E. Cohen has been Chairman of the Board of Directors of Resource America since 1990 and Chief Executive Officer and a director of Resource America since 1988. He has been Chairman of the Board of Directors of Atlas America since 1998. He is Chairman of the Board of Directors and a director of Brandywine Construction and Management, Inc., a real estate construction and management company. Mr. Cohen is also Chairman of the Board of Directors of TRM Corporation, a provider of self-service photocopying services and automated teller machines. Since 1981, Mr. Cohen has been Chairman of the Executive Committee and a director of JeffBanks, Inc., a bank holding company. From 1991 to 1996, Mr. Cohen was affiliated with Ledgewood Law Firm, P.C., most recently in an of counsel capacity. Mr. Cohen is the father of Jonathan Z. Cohen.

     Jonathan Z. Cohen has been Senior Vice President of Resource America since 1999. Prior thereto, Mr. Cohen has been Vice President of Resource America since 1998. Mr. Cohen has been Vice Chairman and a director of Atlas America and a director of Resource Energy since 1998. Since 1997, Mr. Cohen has also been Trustee and Secretary of Resource Asset Investment Trust, a real estate investment trust. From 1994 to 1997, Mr. Cohen was Chief Executive Officer of Blue Guitar Films, Inc., a New York based media company. Mr. Cohen is the son of Edward E. Cohen.

     Tony C. Banks has been President, Chief Executive Officer and a director of Atlas America since October 1, 1999. Prior thereto he had been Senior Vice President, Chief Financial Officer and director of Atlas America. From 1995 to 1998, Mr. Banks was a Vice President of three of Atlas America's subsidiaries. From 1974 to 1995, Mr. Banks was employed in various accounting and administrative positions with subsidiaries of Consolidated Natural Gas Company, most recently as Treasurer of its national energy marketing subsidiary.

     Michael L. Staines has been Senior Vice President and a director of Resource America since 1989. Mr. Staines has also been President, Secretary and a director of Resource Energy since 1993. Since 1998, Mr. Staines has also been Senior Vice President, Secretary and a director of Atlas America. Mr. Staines is a member of the Ohio Oil and Gas Association and the Independent Oil and Gas Association of New York.

     William R. Seiler has been Vice President and Controller of Atlas America since 1999. From 1974 to 1999, Mr. Seiler was employed in various financial and accounting positions with Consolidated Natural Gas Company, most recently as Manager of Strategic Financial Planning. Mr. Seiler has served on the American Gas Association Statistics and Load Forecasting Committee.

     Jeffrey C. Simmons has been Vice President-Production of Atlas America, Inc. since 1998. Mr. Simmons joined Resource America in 1986 as Senior Petroleum Engineer. In 1994 he was promoted to Vice President of Resource Energy. Since 1997 he has served as the Executive Vice President, Chief Operating Officer and a director of Resource Energy.

     Frank P. Carolas has been Vice President of Geology of Atlas America since 1998. From 1994 until 1998, Mr. Carolas served as geologist with Atlas America. Mr. Carolas is a certified petroleum geologist and has been with Atlas Energy since 1981.

     William R. Bagnell has been the Director of Sales for Fisher Tank Company, a national manufacturer of carbon and stainless steel bulk storage tanks, since 1998. From 1992 through 1998 Mr. Bagnell was a Manager of Business Development for Buckeye Pipeline Company, LP, a publicly traded master limited partnership which is a transporter of refined petroleum products.

     George C. Beyer, Jr. has been Chief Executive Officer of Valley Forge Financial Group, a financial planning company, since 1967, and is a co-founder of Valley Forge Technologies Group, Inc. Mr. Beyer was also a co-founder of IBS, Inc., an employee benefits consulting firm. Mr. Beyer also serves as a director of Commonwealth Bancorp, IBS, Valley Forge Financial Group, Inc., Valley Forge Pension Management, Inc., Valley Forge Investment Consultants, Inc. and Valley Forge Technologies Group, Inc.

     William P. Nicoletti is Managing Director for Nicoletti & Company Inc., a private investment banking firm serving clients in the energy and transportation industries. In addition, Mr. Nicoletti serves as a Senior Advisor to the Energy Investment Banking Group of McDonald Investments Inc. From March 1998 until July 1999, Mr. Nicoletti was a Managing Director and co-head of Energy Investment Banking for McDonald Investments Inc. Prior to forming Nicoletti & Company Inc. in 1991, Mr. Nicoletti was a Managing Director and head of Energy Investment Banking for PaineWebber Incorporated. Previously, he held a similar position at E.F. Hutton & Company Inc. Mr. Nicoletti is a director of Star Gas LLC, the general partner of Star Gas Partners, L.P., a publicly traded master limited partnership that distributes propane gas and heating oil. He is also a director of StatesRail, Inc., a short-line railroad holding company.

Reimbursement of Expenses of Our General Partner and its Affiliates

     Our general partner will not receive any management fee or other compensation for its services. Our general partner and its affiliates, including Atlas America and Viking Resources, performing services for us will be reimbursed for all expenses incurred in our behalf. These expenses include the costs of employee, officer and managing board member compensation and benefits properly allocable to us and all other expenses necessary or appropriate to the conduct of our business. The partnership agreement provides that the general partner will determine the expenses that are allocable to us in any reasonable manner determined by the general partner in its sole discretion. The general partner expects that it will allocate the costs of employee and officer compensation and benefits based upon the amount of business time spent by those employees and officers on our business.

Executive Compensation

     We and our general partner were formed in May 1999 and have not yet commenced operations. Accordingly, our general partner paid no compensation to its managing board members and officers with respect to the 1998 or 1999 fiscal years. No obligations were accrued in respect to management incentive or retirement benefits for the managing board members and officers with respect to the 1998 or 1999 fiscal years. Officers and employees of the general partner may participate in employee benefit plans and arrangements sponsored by the general partner or its affiliates, including plans which may be established by the general partner or its affiliates in the future.

Compensation of Managing Board Members

     No additional remuneration will be paid to officers or employees of our general partner who also serve as managing board members. Our general partner anticipates that each independent managing board member will receive an annual retainer and fees for each board or committee meeting attended. In addition, each independent board member will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board or committees. We will indemnify our general partner's managing board members for actions associated with being managing board members to the extent permitted under Delaware law.

       SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of units that will be issued upon the consummation of the transactions contemplated in this prospectus and held by beneficial owners of 5% or more of the units, by members of the managing board of our general partner and by all managing board members of our general partner as a group. The subordinated units listed opposite the name of each managing board member represent subordinated units to be owned by the general partner. By reason of their position as managing board members, such persons may be deemed to have shared voting and investment power over the subordinated units. We do not expect that our executive officers will own common or subordinated units immediately following the offering. The address of our general partner, Atlas America, Resource Energy and Viking Resources is 311 Rouser Road, Moon Township, Pennsylvania 15108.

                                                          Percentage of                             Percentage of
                                                         Common Units to    Subordinated Units    Subordinated Units
                                   Common Units to be    be Beneficially    to be Beneficially    to be Beneficially
    Name of Beneficial Owner       Beneficially Owned         Owned                Owned                Owned
--------------------------------  --------------------  -----------------  --------------------  -------------------
Atlas Pipeline Partners GP/Atlas
 America/Resource Energy/Viking
   Resources ...................          --                   --               1,641,026               100%
Edward E. Cohen ................          --                   --               1,641,026               100%
Jonathan Z. Cohen ..............          --                   --               1,641,026               100%
Tony C. Banks ..................          --                   --               1,641,026               100%
Michael L. Staines .............          --                   --               1,641,026               100%
William R. Bagnell .............          --                   --               1,641,026               100%
George C. Beyer, Jr. ...........          --                   --               1,641,026               100%
William P. Nicoletti ...........          --                   --               1,641,026               100%
Managing board members as a
 group (7 persons) .............          --                   --               1,641,026               100%


             CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES
                             Conflicts of Interest

General

     Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and Atlas America, Resource Energy, Viking Resources and their other affiliates, on the one hand, and Atlas Pipeline and its limited partners, on the other hand. The managing board members and officers of our general partner have fiduciary duties to manage the general partner in a manner beneficial to Atlas America, Resource Energy, Viking Resources and their subsidiaries as members. At the same time, our general partner has a fiduciary duty to manage Atlas Pipeline in a manner beneficial to Atlas Pipeline and the unitholders.

     The partnership agreement contains provisions that allow our general partner to take into account the interests of parties in addition to ours in resolving conflicts of interest. In effect, these provisions limit our general partner's fiduciary duty to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

     Whenever a conflict arises between the general partner or its affiliates, on the one hand, us or any partner, on the other, our general partner has the responsibility to resolve that conflict. A conflicts committee of the general partner's managing board will, at the request of the general partner, review conflicts of interest. The conflicts committee will consist of the independent managing board members, initially Messrs. Bagnell, Beyer and Nicoletti. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to Atlas Pipeline if that resolution is:

     o approved by the conflicts committee, although no party is obligated to seek approval and our general partner may adopt a resolution or course of action that has not received approval;

     o on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

     o fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

     In resolving a conflict, our general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

     o the relative interest of the parties involved in the conflict or affected by the action;

     o any customary or accepted industry practices or historical dealings with a particular person or entity; and

     o generally accepted accounting practices or principles and other factors as it considers relevant, if applicable.

     Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the conversion of subordinated units

     The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding various matters, including:

     o    amount and timing of asset purchases and sales;

     o    cash expenditures;

     o    borrowings;

     o    issuances of additional units; and

     o    the creation, reduction or increase of reserves in any quarter.

     In addition, our borrowings do not constitute a breach of any duty owed by our general partner to the unitholders, including borrowings that have the purpose or effect of:

     o enabling our general partner and its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights or

     o    hastening the expiration of the subordination period.

     The partnership agreement provides that we and the operating partnership may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or the operating partnership. The partnership agreement limits the amount of debt we may incur, including amounts borrowed from our general partner.

We will not have any employees and will rely on the employees of the general partner and its affiliates

     We will not have any officers or employees and will rely solely on officers and employees of the general partner and its affiliates. Affiliates of our general partner will conduct business and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition between us, our general partner and affiliates of our general partner for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner who will provide services to us will not be required to work full time on our affairs. These officers may devote significant time to the affairs of the general partner's affiliates and will be compensated by these affiliates for the services rendered to them. There may be significant conflicts between us and affiliates of the general partner regarding the availability of these officers to manage us.

We will reimburse the general partner and its affiliates for expenses

     We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services properly allocable to us. See "Management--Reimbursement of Expenses of Our General Partner and its Affiliates."

Our general partner intends to limit its liability regarding Atlas Pipeline obligations

     Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only as to all or particular assets of ours and not against the general partner or its assets. The partnership agreement provides that any action taken by the general partner to limit our or its liability is not a breach of the general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

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Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us

     Any agreements between us, on the one hand, and the general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of the general partner and those affiliates in favor of us.

Determinations by our general partner may affect its obligations and the obligations of Atlas America, Resource Energy and Viking Resources

     We will have agreements with Atlas America, Resource Energy and Viking Resources regarding, among other things, construction of expansions to our gathering systems, financing that construction and identification of other gathering systems for acquisition. Determinations made by our general partner will significantly affect the obligations of Atlas America, Resource Energy and Viking Resources under these agreements. For example, a determination by our general partner to seek outside financing to expand our gathering systems would reduce the amount of additional investment Atlas America and Resource Energy would be required to make in us. A determination not to acquire a gathering system identified by Atlas America could result in the acquisition of that system by Atlas America. Moreover, our general partner is required to contribute capital to us in amounts sufficient to fund any shortfalls in the minimum quarterly distribution to holders of common units. Decisions by the general partner, including determinations of the amount of reserves to be made from cash flow, may significantly affect the general partner's obligation.

Contracts between us, on the one hand, and our general partner, Atlas America, Resource Energy and Viking Resources, on the other, will not be the result of arm's-length negotiations

     The partnership agreement allows our general partner to pay itself or its affiliates for any services rendered, provided these services are on terms fair and reasonable to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our general partner and its affiliates on the other, are or will be the result of arm's length negotiations. In addition, our general partner will negotiate the terms of any acquisitions from Atlas America, Resource Energy and Viking Resources, subject to the approval of the conflicts committee consisting of persons unaffiliated with Atlas America, Resource Energy, Viking Resources or Resource America.

We may not retain separate counsel or other professionals

     The attorneys, independent public accountants and others who have performed services for us regarding the offering have been retained by our general partner, Atlas America, Resource Energy, Viking Resources and us and may continue to be retained by them and us after the offering. Attorneys, independent public accountants and others who will perform services for us in the future will be selected by our general partner or the conflicts committee and may also perform services for our general partner and Atlas America, Resource Energy and Viking Resources. We may retain separate counsel in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, after the sale of the common units offered in this prospectus, depending on the nature of that conflict. We do not intend to do so in most cases.

                               Fiduciary Duties

State Law Fiduciary Duty Standards

     Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

     The Delaware Revised Uniform Limited Partnership Act provides that a limited partner may institute legal action on our behalf to recover damages from a third party where the general partner has refused to

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institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership Agreement Modified Standards; Limitations on Remedies of
Unitholders

     The partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that our general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

     The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable," our general partner may consider interests of all parties involved, including its own. Unless our general partner has acted in bad faith, the action taken by our general partner shall not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

     The partnership agreement specifically provides that, subject only to the obligations of Atlas America, Resource Energy and Viking Resources to us under the omnibus agreement, the master natural gas gathering agreement or similar agreements, it shall not be a breach of our general partner's fiduciary duty if its affiliates engage in business interests and activities in preference to or to the exclusion of us. Also, our general partner and its affiliates have no obligation to present business opportunities to us except for the obligations of Atlas America, Resource Energy and Viking Resources to us in connection with the identification of potential acquisitions of existing gathering systems. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

     In addition to the other more specific provisions limiting the obligations of our general partner, the partnership agreement further provides that our general partner and its officers and managing board members will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.

     In order to become a limited partner, a common unitholder is required to agree to be bound by the provisions of the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

     We are required to indemnify our general partner and its officers, managing board members, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required if our general partner or the other persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. Indemnification is required for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. See "The Partnership Agreement--Indemnification."

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                        DESCRIPTION OF THE COMMON UNITS

     We will register the common units under the Exchange Act upon completion of this offering. We will thus become subject to the reporting and other requirements of the Exchange Act, including filing periodic reports containing financial and other information with the SEC.

The Units

     The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units to partnership distributions, together with a description of the circumstances under which subordinated units may convert into common units, see "Cash Distribution Policy" and "Description of Subordinated Units." For a description of the rights and privileges of limited partners under our partnership agreement, see "The Partnership Agreement."

Transfer Agent and Registrar

     Duties. American Stock Transfer and Trust Company will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except that the following fees shall be paid by unitholders:

     o surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

     o special charges for services requested by a holder of a common unit, and

     o    other similar fees or charges.

There will be no charge to unitholders for disbursements of cash distributions.

     We will indemnify the transfer agent, its agents and each of their particular shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in its capacity as our transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

     Resignation or Removal. The transfer agent may at any time resign by notice to us or be removed by us. The resignation or removal of the transfer agent becomes effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If we do not appoint a successor within 30 days after resignation or removal of the previous transfer agent, our general partner will act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

     The transfer agent will not record a transfer of common units, and we will not recognize the transfer, unless the transferee executes and delivers a transfer application. The form of transfer application is set forth as Appendix B to this prospectus and also appears on the reverse side of the certificates representing the common units. By executing and delivering a transfer application, the transferee of common units:

     o becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner,

     o    automatically requests admission as a substituted limited partner,

     o agrees to be bound by the terms and conditions of our partnership agreement,

     o represents that the transferee has the capacity, power and authority to enter into the partnership agreement,

     o grants powers of attorneys to officers of the general partner and our liquidator, as specified in the partnership agreement, and

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     o    makes the consents and waivers contained in the partnership agreement.

     An assignee will become a substituted limited partner as to the transferred common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

     A transferees' broker, agent or nominee may complete, execute and deliver the transfer applications to any assignment. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to the rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner. A purchaser or transferee of common units who does not execute and deliver a transfer application will have only

     o the right to assign the common units to a purchaser or other transferee and

     o the right to transfer the right to seek admission as a substituted limited partner.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive

     o cash distributions or federal income tax allocations unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and

     o may not receive federal income tax information or reports furnished to record holders of common units.

     The transferor of common units must provide the transferee with all information necessary to transfer the common units. The transferor will not be required to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See "The Partnership Agreement--Status as Limited Partner or Assignee."

     Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations, even if either of us has notice of an attempted transfer.

                     DESCRIPTION OF THE SUBORDINATED UNITS

     The subordinated units are a separate class of interest and the rights of holders to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash will first be distributed to the general partner and to the holders of common units, plus any arrearages on the common units, and then will be distributed to the holders of subordinated units. See "Cash Distribution Policy."

Conversion of Subordinated Units

     The subordination period will extend from the closing of the offering until the first day of any quarter beginning after December 31, 2004 that each of the following three events occurs:

     o distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and the subordinated units for each of the 12 consecutive quarters immediately preceding that date;

     o the adjusted operating surplus generated during each of the 12 immediately preceding quarters equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and the subordinated units during those periods on a fully diluted basis and the related distributions on the general partner interests during those periods; and

     o there are no arrearages in the payment of the minimum quarterly distribution on the common units.

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     Once the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis and will thereafter participate, pro rata, with the other common units in distributions of available cash.

     If our general partner is removed under circumstances where cause does not exist and our general partner does not consent to that removal,

     o the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis,

     o any existing arrearages in the payment of the minimum quarterly distribution will be extinguished,

     o our general partner's guarantee of the minimum quarterly distributions to common units, and the security for that guarantee, will terminate,

     o the amount of any capital contributions made by the general partner to fund deficiencies in the amount of cash available for the minimum quarterly distribution on the common units which have not been repaid must be repaid, and

     o our general partner will have the right to convert its general partner interests (and incentive distribution rights) into common units or to receive cash in exchange for those interests from the successor general partner.

     In addition, upon removal of our general partner without cause, the obligations of Atlas America, Resource Energy and Viking Resources under the omnibus agreement will terminate, and the master natural gas gathering agreement will not apply to any future wells drilled by Atlas America or Viking Resources. For a description of these agreements, see "Business -- Agreements with Atlas America, Resource Energy and Viking Resources."

Limited Voting Rights

     Holders of subordinated units will generally vote as a class separate from the holders of common units and will have similarly limited voting rights. During the subordination period, common units and subordinated units will vote separately as a class on the following matters:

     o    a sale or exchange of all or substantially all of our assets;

     o    our dissolution or reconstitution;

     o    our merger;

     o termination or material modification of the omnibus agreement, master natural gas gathering agreement or distribution support agreement;

     o issuance of limited partner interests, other than issuances described below in "The Partnership Agreement -- Issuance of Additional Securities;" and

     o substantive amendments to our partnership agreement, including any amendment that would cause us to become taxable as a corporation.

     Only the common units are entitled to vote on approval of the removal or voluntary withdrawal of our general partner or the transfer by the general partner of its general partner interest or incentive distribution rights during the subordination period, except that the general partner may transfer all of its general partner interest and incentive distribution rights to an affiliate or in connection with a merger of the general partner without approval of the common unitholders. Removal of the general partner requires a two-thirds vote of all outstanding common units, excluding those held by our general partner and its affiliates. The partnership agreement permits our general partner generally to make amendments to it that do not materially adversely affect unitholders without the approval of any unitholders.

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                           THE PARTNERSHIP AGREEMENT

     The following is a summary of the material provisions of our partnership agreement, the form of which is included in this prospectus as Appendix A. The form of partnership agreement for the operating partnership is included as an exhibit to the registration statement of which this prospectus is a part. We will provide prospective investors with a copy of the form of the operating partnership agreement upon request at no charge.

     The following provisions of the partnership agreement are summarized elsewhere in this prospectus.

     o With regard to the transfer of common units, see "Description of the Common Units--Transfer of Common Units."

     o With regard to distributions of available cash, see "Cash Distribution Policy."

     o With regard to allocations of taxable income and taxable loss, see "Tax Considerations."

     Our general partner believes that the terms of the distributions and payments to it, as well as the other terms of the partnership agreement and the terms of the limited partner interests, are fair and reasonable when compared with similarly structured partnerships whose interests are publicly traded.

Organization and Duration

     We were formed in May 1999. We will dissolve on December 31, 2098, unless sooner dissolved under the terms of our partnership agreement.

Purpose

     Our purpose under our partnership agreement is limited to serving as the limited partner of the operating partnership and engaging in any business activity that may be engaged in by the operating partnership or that is approved by the general partner. The operating partnership agreement provides that the operating partnership may, directly or indirectly, engage in:

     o operations as conducted immediately before the offering, including the ownership and operation of the gathering systems formerly owned by Atlas America, Resource Energy and Viking Resources and their affiliates;

     o any other activity approved by the general partner, but only to the extent that the general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as that term is defined in Section 7704 of the Internal Revenue Code; or

     o    any activity that enhances the operations described above.

     Although our general partner has the power to cause us and the operating partnership to engage in activities other than the gathering of natural gas, it has no current plans to do so.

Power of Attorney

     Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and the amendment of our partnership agreement, and to make consents and waivers under the partnership agreement.

Capital Contributions

     For a description of the other capital contributions to be made to us, see "The Transactions; Use of Proceeds." Unitholders are not obligated to make additional capital contributions, except as described below under "--Limited Liability."

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Limited Liability

     So long as a limited partner does not participate in the control of our business within the meaning of the Delaware Act and otherwise acts in conformity with the provisions of the partnership agreement, the limited partner's liability under the Delaware Act will be limited to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group

     o    to remove or replace the general partner,

     o    to approve some amendments to the partnership agreement, or

     o    to take other action under the partnership agreement

constituted "participation in control" of our business for purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend only to persons who transact business with us who reasonably believe that the limited partner is a general partner.

     Under the Delaware Act, we cannot make a distribution to a partner if after the distribution, all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property, exceed the fair value of our assets. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which he could not ascertain from the partnership agreement.

     The operating partnership will initially conduct business in New York, Ohio and Pennsylvania. In order to maintain our limited liability as the limited partner in the operating partnership, we may be required to comply with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying the operating partnership to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest in the operating partnership or otherwise, conducting business in any state under the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner. We will operate in a manner our general partner considers reasonable and appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

     Our partnership agreement generally authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. During the subordination period, we cannot issue more than 150,000 additional common units or units on a parity with common units without the approval of the holders of a majority of the common units and subordinated units, voting as separate classes, subject to the exceptions described below. The 150,000 additional units may be issued for any purpose other than asset acquisitions or capital improvements. We may issue an unlimited number of common units during the subordination period in the following situations:

     o    upon exercise of the underwriters' over-allotment option;

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

     o    upon conversion of subordinated units;

     o    pursuant to employee benefit plans;

     o upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal or removal of the general partner;

     o    in the event of a combination or subdivision of common units;

     o in connection with an acquisition or capital improvement that would have resulted in no decrease in cash flow on a per unit basis pro forma for the preceding four-quarter period; or

     o upon our election to require Atlas America and Resource Energy to provide us with construction financing.

     For a description of their commitment to provide construction financing, see "Business -- Agreement with Atlas America and Resource Energy and Viking Resources -- Omnibus Agreement: Construction Financing."

     It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

     In accordance with Delaware law and the provisions of the partnership agreement, we may also issue additional partnership securities that, in the sole discretion of the general partner, may have special voting rights to which the common units are not entitled.

     Upon issuance of additional partnership securities, other than upon exercise of our over-allotment option, our general partner must make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and in the operating partnership. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Limitations on Debt During Subordination Period

     The partnership agreement generally authorizes us to incur indebtedness in support of our operations, to maintain or expand our gathering systems or for other appropriate purposes. However, during the subordination period, the partnership agreement prohibits us from incurring debt that will:

     o    result in an interest coverage ratio of less than four to one or

     o result in our aggregate indebtedness exceeding two times EBITDA for the immediately preceding fiscal year, determined on a pro forma basis giving effect to acquisitions completed in the fiscal year.

The interest coverage ratio will be calculated as EBITDA for the immediately preceding fiscal year, determined on a pro forma basis giving effect to acquisitions completed in the year, divided by the annual interest payments required under all debt to which we are subject, including interest required under the proposed indebtedness. EBITDA means our income or loss before interest expense, income taxes and depreciation, depletion and amortization.

Amendment of Partnership Agreement

     Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which it may withhold in its sole discretion. In order to adopt a proposed amendment, other than the

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amendments discussed in "--No Unitholder Approval" below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

     Prohibited Amendments. No amendment may be made that would:

     o change the percentage of outstanding units required to take partnership action, unless approved by the affirmative vote of unitholders constituting at least the voting requirement sought to be reduced;

     o enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

     o enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

     o    change our term;

     o provide that we are not dissolved upon the expiration of our term or upon an election to dissolve us by our general partner that is approved by holders of a unit majority; or

     o give any person the right to dissolve us other than our general partner's right to dissolve us with the approval of holders of a majority of the units.

The provision of the partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

     No Unitholder Approval. Our general partner may make amendments to our partnership agreement without the approval of the unitholders to reflect:

     o a change in our name, the location of our principal place of business, our registered agent or registered office;

     o the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

     o a change that, in the sole discretion of our general partner, is necessary to qualify us or continue our qualification as a limited partnership under the laws of any state or to ensure that neither we nor the operating partnership will be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes;

     o an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner, or its directors, officers, agents or trustees, from being subject to the provisions of the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974;

     o subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of our general partner is necessary for the authorization of additional limited or general partner interests;

     o any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

     o an amendment necessitated by a merger agreement that has been approved under the terms of our partnership agreement;

     o any amendment that, in the discretion of our general partner, is necessary for the formation by us of, or our investment in, any corporation, partnership or other entity, other than the operating partnership, as otherwise permitted by the partnership agreement;

     o    a change in our fiscal year or taxable year and related changes; and

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     o    any other amendments substantially similar to any of the matters described above.

     In addition, our general partner may make amendments to the partnership agreement without the approval of the unitholders if those amendments, in its discretion:

     o    do not adversely affect the limited partners in any material respect;

     o are necessary to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

     o are necessary to facilitate the trading of limited partner interests or to comply with any rule or guideline of any securities exchange or interdealer quotation system on which the limited partner interests are or will be listed for trading;

     o are necessary for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

     o are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

     Opinion of Counsel and Unitholder Approval. Except in the case of the amendments described above under "--No Unitholder Approval," amendments to our partnership agreement will not become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner or cause us or the operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such). Subject to obtaining the opinion of counsel, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.

Merger, Sale or Other Disposition of Assets

     Our general partner may not, without the prior approval of holders of a majority of the outstanding common and subordinated units, voting as separate classes, cause us to sell, exchange or otherwise dispose of all of substantially all of our assets, including by way of merger, consolidation or other combination, or approve on our behalf the sale, exchange or other disposition of all or substantially all of the assets of the operating partnership. However, our general partner may mortgage or otherwise grant a security interest in all or substantially all of our assets or sell all or substantially all of our assets under a foreclosure without that approval. Furthermore, provided that conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our and their assets to, a newly formed entity if the sole purpose of that merger or conveyance changes our legal form into another limited liability entity.

     The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

     We will continue until December 31, 2098, unless terminated sooner upon:

     o the election of our general partner to dissolve us, if approved by the holders of a unit majority;

     o the sale, exchange or other disposition of all or substantially all of our assets and those of the operating partnership;

     o    the entry of a decree of judicial dissolution of us; or

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     o    the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than because of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

     Upon a dissolution under the last item above, the holders of a majority of the units may also elect, within specific time limitations, to reconstitute us by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of a majority subject to our receipt of an opinion of counsel to the effect that:

     o the action would not result in the loss of limited liability of any limited partner and

     o we, the reconstituted limited partnership, and the operating partnership would not be taxed as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

     Unless we are reconstituted and continued as a new limited partnership, upon our liquidation the liquidator will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as described in "Cash Distribution Policy--Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

     Except as described below, our general partner will not withdraw voluntarily as the general partner of us and the operating partnership during the subordination period without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. At the end of the subordination period, our general partner may withdraw as our general partner without first obtaining approval from the unitholders by giving 90 days' written notice. In addition, our general partner may withdraw at any time without unitholder approval upon 90 days' notice if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, our general partner may sell or otherwise transfer all of its general partner interests in us without the approval of the unitholders as described below under "--Transfer of General Partner Interest and Incentive Distribution Rights." Upon withdrawal, our general partner is entitled to reimbursement for all expenses incurred by it on our behalf or allocable to us in connection with operating our business.

     If our general partner withdraws, other than as a result of a transfer of all or a part of its general partner interests in us, the holders of a majority of the common units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved and liquidated, unless within 180 days after that withdrawal the holders of a majority of the units agree in writing to continue our business and to appoint a successor general partner. See "--Termination and Dissolution."

     Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal is also subject to the approval of a successor general partner by the vote of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates. If our general partner is removed under circumstances where cause does not exist and does not consent to that removal:

     o the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

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     o    our general partner's guarantee of the minimum quarterly distributions on the common units, and the security for that guarantee, will terminate;

     o the agreements of Atlas America, Resource Energy and Viking Resources to drill and connect wells to our gathering systems will terminate;

     o the master natural gas gathering agreement with Atlas America, Resource Energy and Viking Resources will not apply to any future wells drilled by Atlas America or Viking Resources, although it will continue as to wells connected to the gathering system at the time of removal;

     o the obligations of Atlas America and Resource Energy to provide financing and other assistance for the extension of our gathering systems and of Atlas America, Resource Energy and Viking Resources to provide assistance in the identification and acquisition of gathering systems from third parties will terminate;

     o any existing arrearages in payment of the minimum quarterly distributions will be extinguished;

     o the amount of any capital contribution made by our general partner to fund deficiencies in the amount of cash available for minimum quarterly distributions on the common units which has not been repaid, must be repaid; and

     o our general partner will have the right to convert its general partner interests and incentive distribution rights into common units or to receive cash in exchange for those interests from the successor general partner.

The partnership agreement defines "cause" as existing where a court has rendered a final, non-appealable judgment that our general partner has committed fraud, gross negligence or willful or wanton misconduct in its capacity as general partner.

     Withdrawal or removal of our general partner as our general partner also constitutes its withdrawal or removal as the general partner of the operating partnership.

     In the event of removal of our general partner under circumstances where cause exists or a withdrawal of our general partner that violates the partnership agreement, a successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase those interests for their fair market value. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the purchase option is not exercised by either the departing general partner or the successor general partner, the general partner interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. The successor general partner shall indemnify the departing general partner (or its transferee) from all debt and liability of Atlas Pipeline arising on or after the date on which the departing general partner becomes a common unitholder as a result of the conversion. Except for this limited indemnity right and the right of the departing general partner to receive distributions on its common units, no other payments will be made to the general partner after withdrawal.

Transfer of General Partner Interest and Incentive Distribution Rights

     Except for a transfer by our general partner of all, but not less than all, of its general partner interests in us and the operating partnership to:

     o    an affiliate of the general partner or

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     o    another person as part of the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person,

our general partner may not transfer any part of its general partner interest in us and the operating partnership to another person during the subordination period without the approval of the holders of at least a majority of the outstanding common units, excluding those held by the general partner and its affiliates. After the subordination period ends, our general partner may transfer all or any part of its general partner interest without obtaining the consent of the common unitholders. As a condition to the transfer of a general partner interest, either before or after the subordination period ends, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner's interest in the operating partnership and agree to be bound by the provisions of the partnership agreement of the operating partnership. Our general partner may at any time, however, transfer its common units and subordinated units without unitholder approval. In addition, the members of our general partner may sell or transfer all or part of their interest in our general partner to an affiliate without the approval of the unitholders.

     Our general partner or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of the unitholders. However, the transferee must agree to be bound by the provisions of the partnership agreement. Before the end of the subordination period, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding those held by the general partner and its affiliates. After the subordination period ends, the incentive distribution rights will be freely transferable.

     Atlas America, Resource Energy and Viking Resources have agreed that they will not divest their interest in our general partner without also divesting to the same acquiror their ownership interest in subsidiaries which act as the general partner of general and limited partnerships sponsored by them. See "Business--Agreements with Atlas America, Resource Energy and Viking Resources--Omnibus Agreement: Disposition of Interest in Our General Partner."

Change of Management Provisions

     The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Atlas Pipeline Partners GP as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units will not be considered outstanding for the purposes of noticing meetings, determining the presence of a quorum, calculating required votes and other similar matters. In addition, the removal of our general partner under circumstances where cause does not exist and our general partner does not consent to that removal has the adverse consequences described under "--Withdrawal or Removal of the General Partner."

Limited Call Right

     If at any time not more than 20% of the outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date selected by the general partner, on at least 10 but not more than 60 days' notice. The purchase price is the greater of:

     o the highest cash price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interest and

     o the current market price as of the date three days before the date the notice is mailed.

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     As a result of the general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Tax Considerations -- Disposition of Common Units."

Meetings; Voting

     Except as described above for persons owning 20% or more of a class of units, unitholders or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, the general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

     Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to take the action. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

     Except as described above under "--Change in Management Provisions," each record holder will have a vote in accordance with his percentage interest, although additional limited partner interests having different voting rights could be issued. See "--Issuance of Additional Securities." Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.

     We or the transfer agent will deliver any notice, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement to the record holder.

Status as Limited Partner or Assignee

     The common units will be fully paid, and, except as described above under "--Limited Liability," unitholders will not be required to make additional contributions.

     An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner sharing in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. See "--Meetings; Voting." We will not treat transferees who do not execute and deliver a transfer application as assignees or as record holders of common units, and they will not receive cash distributions, federal income tax allocations or reports furnished to record holders. See "Description of the Common Units--Transfer of Common Units."

Non-Citizen Assignees; Redemption

     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee


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to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for it, or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, then the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

     Under the partnership agreement, in most circumstances, we will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business:

     o    our general partner;

     o    any departing general partner;

     o any person who is or was an affiliate of our general partner or any departing general partner;

     o any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner, any departing general partner or the operating partnership or any affiliate of a general partner, any departing general partner or the operating partnership; or

     o any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Our indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, our best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

     Any indemnification under these provisions will be only out of our assets. The general partner will not be personally liable for the indemnification obligations and will not have any obligation to contribute or loan funds to us in connection with it. The partnership agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

     Our general partner will keep appropriate books on our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

     We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year ending on or after December 31, 2000, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

     We will furnish each record holder information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. We expect to furnish information in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. We will furnish every unitholder with information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

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

Right to Inspect Our Books and Records

     The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

     o    a current list of the name and last known address of each partner;

     o    a copy of our tax returns;

     o information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

     o copies of the partnership agreement, the certificate of limited partnership and related amendments and powers of attorney under which they have been executed;

     o information regarding the status of our business and financial condition; and

     o    other information regarding our affairs that is just and reasonable.

     Our general partner intends to keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

     Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. See "Units Eligible for Future Sale."

                        UNITS ELIGIBLE FOR FUTURE SALE

     After the sale of the common units offered by this prospectus, our general partner will hold up to 1,641,026 subordinated units. All of these subordinated units will convert into common units at the end of the subordination period and may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

     The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of us cannot be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from those requirements under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of

     o    1% of the total number of the securities outstanding or

     o the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, notice requirements and the availability of current public information about us. A person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common units for at least two years, can sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

     Before the end of the subordination period, we are subject to limitations on the number of common units, or units on a parity with the common units, we may issue without the approval of the holders of a majority of the common units, voting as separate classes. See "The Partnership Agreement--Issuance of Additional Securities." After the subordination period, we can issue an unlimited number of limited partner interests of

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

any type without a vote of the unitholders. The partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement--Issuance of Additional Securities."

     Under the partnership agreement, our general partner and its affiliates will have the right to demand that we register under the Securities Act and state laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees to require registration of these units and to include these units in a registration by us of other units. These registration rights will continue in effect for two years following any withdrawal or removal of our general partner as general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses of the registration.

     Our general partner has agreed with the underwriters not to dispose of any of its subordinated units issued to it upon the closing of the offering, or securities convertible into or exchangeable for subordinated units, for a period of two years after the closing of this offering, except with the prior written consent of the representatives of the underwriters.

                              TAX CONSIDERATIONS

     This section is a summary of all of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, to the extent set forth below under "--Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the general partner and us, insofar as it relates to matters of federal income tax law and legal conclusions with respect thereto. In addition, all statements, other than statements of fact, contained in this section, unless otherwise noticed, are the opinion of Andrews & Kurth L.L.P. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change either prospectively or retroactively. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to us are references to both us and the operating partnerships.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds. Accordingly, you should consult, and should depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to you of the ownership or disposition of common units.

Legal Opinions and Advice

     Andrews & Kurth L.L.P. is of the opinion that, based on and in reliance on the accuracy of factual representations made by us and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes:

     o    we will be treated as a publicly traded partnership;

     o we and each operating partnership will each be treated as a partnership;

     o owners of common units, with some exceptions as described in "Limited Partner Status" below, will be treated as our partners; and

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     o    allocations under our partnership agreement will be recognized for federal income tax purposes; and

     All other statements, except for statements of fact, contained in this section are the opinion of Andrews & Kurth L.L.P.

     We have not requested and do not intend to request, a ruling from the IRS regarding our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, we cannot assure you that the opinions and statements made here would be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, counsel cannot assure you that the treatment of us, or an investment in us, will not be significantly modified by future legislative or administrative changes or court decisions. Any modifications mayor may not be retroactively applied.

     For the reasons set forth in the more detailed discussion as to each item, Andrews & Kurth L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

     o the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (see "--Tax Consequences of Unit Ownership--Treatment of Short Sales"),

     o whether a unitholder acquiring common units in separate transactions must maintain a single aggregate adjusted tax basis in his common units (see "--Disposition of Common Units--Recognition of Gain or Loss"),

     o whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Common Units--Allocations Between Transferors and Transferees"), and

     o whether our method for depreciating Section 743 adjustments is sustainable (see "--Disposition of Common Units--Section 754 Election").

Partnership Status

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of the partnership's items of income, gain, loss and deduction in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of his adjusted basis in the partnership interest immediately before the distribution.

     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or any operating partnership as partnerships for federal income tax purposes. Instead, we have relied on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the operating partnership will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, Andrews & Kurth L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

     o neither we nor any operating partnership will elect to be treated as an association or corporation;

     o    we and each operating partnership will be operated in accordance with;

     o    all applicable partnership statutes,

     o    its applicable partnership agreement and

     o    its description in this prospectus; and

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     o    for each taxable year, more than 90% of our gross income will be derived from:

     o the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or

     o other items of income as to which counsel has opined or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships such as Atlas Pipeline will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception" exists if at least 90% of a publicly traded partnership's gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation of crude oil, natural gas and products thereof. We estimate that less than 10% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Andrews & Kurth L.L.P. is of the opinion that at least 90% of our gross income constitutes qualifying income.

     If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their units. This contribution and liquidation should be tax-free to us and our unitholders so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of his tax basis in his common units, or taxable capital gain, after his tax basis in his common units is reduced to zero. Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and, thus, would likely result in a substantial reduction of the value of the units.

     The discussion below is based on the assumption that we will be treated as a partnership for federal income tax purposes.

Limited Partner Status

     Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Andrews & Kurth L.L.P. is also of the opinion, based upon and in reliance upon those same representations set forth under "--Partnership Status," that

     o assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

     o unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrew & Kurth L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other

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transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to such units for federal income tax purposes. See "Tax Consequences of Unit Ownership--Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

Tax Consequences of Unit Ownership

     Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to that unitholder. Consequently, we may allocate income to our unitholders although we have made no cash distribution to them. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Our distributions generally will not be taxable for federal income tax purposes to the extent of a unitholders' tax basis in his common units immediately before the distribution. Our cash distributions in excess of that tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he recaptures any losses deducted in previous years. See "--Limitations on Deductibility of Our Losses."

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, known collectively as "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) his tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

     Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through December 31, 2003, will be allocated an amount of federal taxable income for that period that will be less than 25% of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2003, the ratio of taxable income to cash distributions will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we intend to adopt and with which the IRS could

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disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual taxable income that will be allocated, as a percentage of distributions could be higher or lower, and any difference could be material and could materially affect the value of the common units.

     Tax Rates. In general the highest effective United States federal income tax rate for individuals for 1999 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual for 1999 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

     Alternative Minimum Tax. Although it is not expected that we will generate significant tax preference items or adjustments, each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax.

     Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by our distributions to him, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of our profits, of our nonrecourse liabilities. See "--Disposition of Common Units--Recognition of Gain or Loss."

     Limitations on Deductibility of Our Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than its tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

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     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." As noted, a unitholder's share of our net passive income will be treated as investment income for this purpose. In addition, a unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     o interest on indebtedness properly allocable to property held for investment;

     o    our interest expense attributed to portfolio income; and

     o the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, the amount of that loss will generally be allocated first to the general partner and the unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

     As required by the Internal Revenue Code some items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

     Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Andrews & Kurth L.L.P. is of the opinion that, with the exception of the issues described in "--Disposition of Common Units--Section 754 Election" and "--Disposition of Common Units--Allocations Between Transferors and Transferees," allocations under our partnership agreement will be recognized for federal income tax purposes in determining a partner's share of an item of our income, gain, loss or deduction.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders and the general partner. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event he could file a claim for credit or refund.

     Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, he would no longer own units for federal income tax purposes during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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     o    any of our income, gain, deduction or loss with respect to those units would not be reportable by the unitholder;

     o any cash distributions we make to that unitholder with respect to those units would be fully taxable; and

     o all of those distributions would appear to be treated as ordinary income.

     Unitholders desiring to assure ownership of their units for tax purposes and avoid these consequences should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Common Units--Recognition of Gain or Loss." Because the IRS has not announced the results of its study and there is no authority addressing the treatment of short sales of partnership interests, Andrews & Kurth L.L.P. is unable to opine on the treatment of such short sales.

Tax Treatment of Operations

     Accounting Method and Taxable Year. We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to report income for his taxable year for his share of more than one year of our income, gain, loss and deduction. See "--Disposition of Common Units--Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for that property will be borne by the general partner. See "--Tax Treatment of Unitholders--Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture those deductions as ordinary income upon a sale of his units. See "--Tax Consequences of Unit Ownership--Allocation of Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

     Costs incurred in organizing us may be amortized over any period we select not shorter than 60 months. The costs incurred in promoting the issuance of units must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as such promotion expenses, which may not be amortized. Under recently adopted regulations, underwriting discounts and commissions are treated as a such promotion expenses.

     Uniformity of Units. We must maintain economic and tax uniformity of the units to all holders. A lack of tax uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any resulting non-uniformity could have a negative impact on the value of the units by reducing the tax deductions available to a purchaser of units. See "-- Disposition of Common Units--Section 754 Election."

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     Conistent with recently finalized regulations, we intend to depreciate or amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property in a way that will avoid non-uniformity of tax treatment among unitholders. See "--Disposition of Common Units--Section 754 Election." If we determine that this position cannot reasonably be taken, we may adopt a different position in an effort to maintain uniformity. This could result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. The IRS may challenge any method of depreciating the Section 743(b) adjustment we adopt. If such a challenge were made and sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See "--Disposition of Common Units--Recognition of Gain or Loss."

     Valuation of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

Disposition of Common Units

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis in the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than his tax basis in that common unit, even if the price is less than his original cost.

     Should the IRS successfully contest our method of depreciating or amortizing the Section 743(b) adjustment, described under "--Disposition of Common Units--Section 754 Election," attributable to contributed property, a unitholder could realize additional gain from the sale of units than had our method been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Due to the lack of final regulations, Andrews & Kurth L.L.P. is unable to opine as to the validity of the convention but believes a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on that sale. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable

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apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently proposed regulations would allow a selling unitholder who can identify units transferred with an ascertainable holding period to use the actual holding period of the units transferred. While the proposed regulations indicate that this ruling would require a unitholder to maintain a single adjusted tax basis in his units, it is not clear whether the ruling applies to us, because, similar to corporate stock, interests in us are evidenced by separate certificates. If this ruling applies to us or the proposed regulations are finalized in their current form, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock. Accordingly, in the absence of final regulations, Andrews & Kurth L.L.P. is unable to opine as to the effect this ruling will have on the unitholders. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the proposed regulations.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter into:

     o    a short sale;

     o    an offsetting notional principal contract; or

     o a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the American Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders as of the opening of the American Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews & Kurth L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated a share of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Section 754 Election. We intend to make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his or her share of our tax basis in our assets ("common basis") and (2) his or her Section 743(b)adjustment to that basis.

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     Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we intend to adopt), a portion of the adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for built-in gain. Nevertheless, the proposed regulations under Section 197 indicate that the adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), an adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. A literal application of these different rules result in lack of uniformity. Under our partnership agreement, the general partner is authorized to adopt a position intended to preserve the uniformity of units even if that position is not consistent with the Treasury Regulations. See "--Tax Treatment of Operations--Uniformity of Units."

     Although Andrews & Kurth L.L.P. is unable to opine as to the validity of this approach due to the lack of final regulations, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property. If the Contributed Property is not amortizable, we will treat that portion as non-amortizable. This method is consistent with the regulations under Section 743. This method, however, is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment exceeds that amount, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a different position which could result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See "--Tax Treatment of Operations--Uniformity of Units."


     The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to allocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than that units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than that units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. There is no assurance that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

     Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

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     Constructive Termination. We and each operating partnership will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. If we elect to be treated as a large partnership, which we do not currently intend to do, we will not terminate by reason of the sale or exchange of our units. Our termination will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' of our taxable income or loss being includable in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made after a termination, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Dissolutions and Terminations

     Upon our dissolution, our assets will be sold and any resulting gain or loss will be allocated among the general partner and the unitholders. See "Tax Consequences of Unit Ownership--Allocation of Income, Gain Loss and Deductions." We will distribute all cash to the general partner and unitholders in liquidation in accordance with their positive capital account balances. See "Cash Distribution Policy--Distributions of Cash on Liquidation."

Tax-Exempt Organizations and Other Investors

     Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts (IRAs) and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and thus will be taxable to that unitholder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. Under current law, it is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of our units. As a consequence they will be required to file federal tax returns reporting their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and which is allocable to foreign partners. However, under rules applicable to publicly traded partnerships, we will withhold (currently at the rate of 39.6%) on cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 in order to obtain credit for the taxes withheld.

     Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in its "U.S.net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under
Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign

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

unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year ending on or after December 31, 2000, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholder's share of income, gain, loss and deduction. We cannot assure you that any of those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those accounting and reporting positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. The partnership agreement appoints the general partner as our tax matters partner.

     The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may besought by any unitholder having at least a 1% interest in profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. However, despite our intention not to do so if we elect to be treated as a large partnership, a unitholder will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. However, despite our intention not to do so if we elect to be treated as a large partnership, the unitholders would be required to treat all partnership items in a manner consistent with our return.

     If we elect to be treated as a large partnership despite our intention not to do so, each partner would take into account separately his share of the following items, determined at the partnership level:

     o    taxable income or loss from passive loss limitation activities;

     o taxable income or loss from other activities (including portfolio income or loss);

     o net capital gains to the extent allocable to passive loss limitation activities and other activities;

     o    tax exempt interest;

     o a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities;

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

     o    general credits;

     o    low-income housing credit;

     o    rehabilitation credit;

     o    foreign income taxes;

     o    credit for producing fuel from a nonconventional source; and

     o    any other items the Secretary of Treasury deems appropriate.

     Moreover, miscellaneous itemized deductions would not be passed through to the partners and 30% of those deductions would be used at the partnership level.

     A number of other changes have been made to the tax compliance and administrative rules relating to electing large partnerships. Adjustments relating to partnership items for a previous taxable year are generally taken into account by those persons who were partners in the previous taxable year. Each partner in an electing large partnership, however, must take into account his share of any adjustments to partnership items in the year that adjustments are made. Alternatively, a partnership could elect to or, in some circumstances could be required to, directly pay the tax resulting from any adjustments of this kind. In either case, therefore, unitholders could bear significant costs associated with tax adjustments relating to periods predating their acquisition of units. It is not expected that we will elect to have the large partnership provisions apply to us because of the cost of their application.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

     o the name, address and taxpayer identification number of the beneficial owner and the nominee;

     o    whether the beneficial owner is

     o    a person that is not a United States person;

     o a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

     o    a tax-exempt entity;

     o the amount and description of units held, acquired or transferred for the beneficial owner; and

     o specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, the general partner, as our principal organizer, has applied to register us as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

     Registration as a tax shelter may increase the likelihood of an audit of our tax return or the tax return of a holder of common units. See
"--Administrative Matters -- Information Returns and Audit Procedures." Registration as a tax shelter could also result in penalties being assessed to a holder of units if he does not comply with the rules discussed in the next paragraph.

     We will furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     Issuance of this registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

     o    for which there is, or was, "substantial authority" or

     o as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction allocated to unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

State, Local and Other Tax Considerations

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his or her investment in us. We will initially own property or do business in Ohio, Pennsylvania and New York. Each of these states currently imposes a personal income tax. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "--Tax Treatment of Unitholders--Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his or her investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him or her. Andrews & Kurth L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

Investment in Atlas Pipeline by Employee Benefit Plans

     An investment in Atlas Pipeline by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

     o    whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

     o whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

     o whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in Atlas Pipeline is authorized by the appropriate governing instrument and is a proper investment for the plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in Atlas Pipeline, be deemed to own an undivided interest in our assets, with the result that the general partners also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

     o the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

     o the entity is an "operating company," -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

     o there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the general partners, their affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

     Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the first requirements above.

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

     Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code is light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                 LEGAL MATTERS

     The validity of the common units will be passed upon for us by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania. Other matters, including tax matters, will be passed upon for us by Andrews & Kurth L.L.P., Washington, D.C. Specific legal matters in connection with the common units offered by this prospectus are being passed upon for the underwriters by Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C.

                                    EXPERTS

     The financial statements included in this prospectus have been so included in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auditing:

     o Resource America, Inc. Gathering Operations -- Combined Statements of Operations and Cash Flows for the years ended December 31, 1998, 1997 and 1996; Combined Balance Sheets as of December 31, 1998 and 1997.

     o The Atlas Group, Inc. Gathering Operations -- Combined Statements of Operations and Cash Flows for the nine months ended September 29, 1998 and the years ended December 31, 1997 and 1996; Combined Balance Sheets as of September 29, 1998 and December 31, 1997.

     o Atlas America, Inc. -- Consolidated Statements of Operations Changes in Stockholders Equity and Cash Flows for the year ended September 30, 1999, Consolidated Balance Sheets as of September 30, 1999 and 1998.

     o Resource Energy, Inc. -- Consolidated Statements of Operations, Changes in Stockholder's Equity and Cash Flows for the years ended September 30, 1999, 1998 and 1997; Consolidated Balance Sheets as of September 30, 1999 and 1998.

     o    Atlas Pipeline Partners GP, Inc. -- Balance Sheet as of September 30,
          1999.

     o    Atlas Pipeline Partners, L.P. -- Balance Sheet as of September 30,
          1999.

     The consolidated financial statements of The Atlas Group, Inc. as of June 30, 1998 and July 31, 1997 and 1996 included in this prospectus have been so included in reliance upon the reports of McLaughlin & Courson, independent certified public accountants, as indicated in their report with respect to those financial statements, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Viking Resources Corporation Gathering Operations as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   HOW TO OBTAIN OTHER INFORMATION ABOUT US

     We have filed with the SEC a registration statement on Form S-1 regarding the common units offered by this prospectus. As permitted by the SEC's rules and regulations, this prospectus, which is part of the registration statement, omits certain information about offering expenses, indemnification of officers and directors and recent sales of unregistered securities, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to Atlas Pipeline and the common units offered by this prospectus, you may desire to review the registration statement, including its schedules and full text of any contracts, agreements or other documents filed as exhibits to the registration statement. The registration statement (including the exhibits and schedules) may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the SEC's web site on the internet at www.sec.gov. The SEC's telephone number is 1-800-SEC-0330.

     As a result of the offering, we will file periodic reports and other information with the SEC. These reports and other information may be inspected and copied at the public reference facilities at the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the internet at www.sec.gov.

     We intend to furnish our unitholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

                          FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. These forward looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the common units being offered. Subject to specified conditions, each underwriter has severally agreed to purchase the number of common units indicated in the following table. Friedman, Billings, Ramsey & Co., Inc. and McDonald Investments Inc. are the representatives of the underwriters.



             Underwriters                 Number of Common Units
             ------------                 ----------------------
Friedman, Billings, Ramsey & Co., Inc.
McDonald Investments Inc.
  Total ..............................

     If the underwriters sell more common units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 225,000 common units from us to cover the sales. They may exercise that option for 30 days. If any common units are purchased pursuant to that option, the underwriters will severally purchase common units in approximately the same proportion as set forth in the table above.

     The following table shows the per common unit and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

                              Paid by Atlas Pipeline
                           -----------------------------
                            No Exercise    Full Exercise
                           -------------  --------------
Per common unit .........      $               $
Total ...................      $               $

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

     Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $______ per common unit from the initial public offering price. Securities dealers may resell any common units purchased from the underwriters to various other brokers or dealers at a discount of up to $_____ per common unit from the initial public offering price. If all the common units are not sold at the initial offering price, the representative may change the offering price and the other selling terms.

     Atlas Pipeline and our general partner have agreed with the underwriters not to issue or dispose of any of their common units or subordinated units or securities convertible into or exchangeable for, or that represent the right to receive, common units or subordinated units or any securities that are senior to or on a parity with common units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, in the case of Atlas Pipeline, and through the date two years after the date of this prospectus, in the case of our general partner, except with the prior written consent of the representatives or as permitted by the partnership agreement or the omnibus agreement. See "Units Available for Future Sale" for a discussion of transfer restrictions.

     Before this offering, there has been no public market for the common units. The initial public offering price will be negotiated among the general partner and the representatives. Among the factors to be considered in determining the initial public offering price of the common units, in addition to prevailing market conditions, will be the historical performance of the gathering systems to be acquired by us, our pro forma historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     We have been approved to list our common units on the American Stock Exchange under the symbol "APL" upon notice of issuance.

     In connection with the offering, the underwriters may purchase and sell common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. Stabilizing transaction consist of some bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common units while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of the underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common units. As a result, the price of the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the American Stock Exchange or otherwise.

     We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $750,000.

     Because the National Association for Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Accordingly, the representatives have informed us that the underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of common units offered.

     Atlas Pipeline, the operating partnership, the general partner, Atlas America, Resource Energy and Viking Resources have agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act.

     The underwriters have engaged in transactions with, and, from time to time, have performed services for, Resource America, the parent company of Atlas America, Resource Energy and Viking Resources, in the ordinary course of business and have received customary fees for performing these services. William P. Nicoletti, a member of our general partner's managing board, is a senior adviser to McDonald Investments Inc.

                         INDEX TO FINANCIAL STATEMENTS

REGISTRANT'S FINANCIAL STATEMENTS:
 ATLAS PIPELINE PARTNERS, L.P. BALANCE SHEET
   Report of Independent Accountants .....................................................    F-3
   Balance Sheet as of September 30, 1999 ................................................    F-4
   Notes to Balance Sheet ................................................................    F-5
ATLAS PIPELINE PARTNERS, L.P.
 UNAUDITED PRO FORMA FINANCIAL STATEMENTS
   Introduction ..........................................................................    F-6
   Pro Forma Balance Sheet as of September 30, 1999 ......................................    F-7
   Pro Forma Statement of Operations for the nine months ended September 30, 1999 ........    F-8
   Pro Forma Statement of Operations for the nine months ended September 30, 1998 ........    F-9
   Pro Forma Statement of Operations for the year ended December 31, 1998 ................   F-10
   Notes to Pro Forma Financial Statements ...............................................   F-11
ATLAS PIPELINE PARTNERS GP, INC. BALANCE SHEET
   Report of Independent Accountants .....................................................   F-13
   Balance Sheet as of September 30, 1999 ................................................   F-14
   Notes to Balance Sheet ................................................................   F-15
HISTORICAL OPERATING FINANCIAL STATEMENTS:
 RESOURCE AMERICA, INC. GATHERING OPERATIONS
  COMBINED FINANCIAL STATEMENTS
   Report of Independent Accountants .....................................................   F-16
   Combined Balance Sheets as of September 30, 1999 (unaudited) and December 31, 1998 and
    1997 .................................................................................   F-17
   Combined Statements of Operations for the nine months ended September 30, 1999 and 1998
    (unaudited), and the years ended December 31, 1998, 1997 and 1996 ....................   F-18
   Combined Statements of Cash Flows for the nine months ended September 30, 1999 and
    1998 (unaudited), and the years ended December 31, 1998, 1997, and 1996 ..............   F-19
   Notes to Combined Financial Statements ................................................   F-20
VIKING RESOURCES CORPORATION GATHERING OPERATIONS
  FINANCIAL STATEMENTS
   Report of Independent Accountants .....................................................   F-24
   Statements of Assets and Liability as of August 31, 1999 (unaudited) and December 31,
    1998 and 1997 ........................................................................   F-25
   Statements of Operations for the eight months ended August 31, 1999 and 1998
    (unaudited) and the years ended December 31, 1998, 1997, and 1996 ....................   F-26
   Statements of Cash Flows for the eight months ended August 31, 1999 and 1998
    (unaudited), and the years ended December 31, 1998, 1997, and 1996 ...................   F-27
   Notes to Financial Statements .........................................................   F-28
THE ATLAS GROUP, INC. GATHERING OPERATIONS
  COMBINED FINANCIAL STATEMENTS
   Report of Independent Accountants .....................................................   F-31
   Combined Balance Sheets as of September 29, 1998 and December 31, 1997 ................   F-32
   Combined Statements of Operations for the nine months ended September 29, 1998 and the
    years ended December 31, 1997 and 1996 ...............................................   F-33
   Combined Statements of Cash Flows for the nine months ended September 29, 1998 and the
    years ended December 31, 1997 and 1996 ...............................................   F-34
   Notes to Combined Financial Statements ................................................   F-35
OBLIGORS' FINANCIAL STATEMENTS:
 ATLAS AMERICA, INC. CONSOLIDATED FINANCIAL STATEMENTS
   Report of Independent Accountants .....................................................   F-38
   Consolidated Balance Sheets as of September 30, 1999 and 1998 .........................   F-39
   Consolidated Statement of Operations for the year ended September 30, 1999 ............   F-40

   Consolidated Statements of Changes in Stockholder's Equity for year ended September 30,
    1999 .................................................................................   F-41
   Consolidated Statements of Cash Flows for the year ended September 30, 1999 ...........   F-42
   Notes to Consolidated Financial Statements ............................................   F-43
THE ATLAS GROUP, INC. CONSOLIDATED FINANCIAL STATEMENTS
   Report of Independent Accountants .....................................................   F-52
   Consolidated Statements of Financial Position as of June 30, 1998 and July 31, 1997 ...   F-53
   Consolidated Statements of Income for the eleven months ended June 30, 1998 and the
   year ended July 31, 1997 ..............................................................   F-54
   Consolidated Statements of Cash Flows for the eleven months ended June 30, 1998 and the
    year .................................................................................   F-55
   Notes to Consolidated Financial Statements ............................................   F-56
RESOURCE ENERGY, INC. CONSOLIDATED FINANCIAL STATEMENTS
   Report of Independent Accountants .....................................................   F-65
   Consolidated Balance Sheets as of September 30, 1999 and 1998 .........................   F-66
   Consolidated Statements of Operations for the years ended September 30, 1999, 1998 and
    1997 .................................................................................   F-67
   Consolidated Statements of Changes in Stockholder's Equity for the years ended
    September 30, 1999, 1998 and 1997 ....................................................   F-68
   Consolidated Statements of Cash Flows for the years ended September 30, 1999, 1998 and
    1997 .................................................................................   F-69
   Notes to Consolidated Financial Statements ............................................   F-70

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Partners
Atlas Pipeline Partners, L.P.

     We have audited the accompanying balance sheet of Atlas Pipeline Partners, L.P. (the "Partnership") (a development stage partnership) as of September 30, 1999. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Partnership, as of September 30, 1999 in conformity with generally accepted accounting principles.





/s/ Grant Thornton LLP
-----------------------
Cleveland, Ohio
November 17, 1999

                         ATLAS PIPELINE PARTNERS, L.P.
                       (A DEVELOPMENT STAGE PARTNERSHIP)


                                 BALANCE SHEET
                               September 30, 1999


                                    ASSETS



CURRENT ASSET
   Cash ....................................................    $ 1,000
                                                                =======

                                PARTNERS' EQUITY

PARTNERS' EQUITY ...........................................    $ 1,000
                                                                =======




























                           See notes to balance sheet

                         ATLAS PIPELINE PARTNERS, L.P.
                       (A DEVELOPMENT STAGE PARTNERSHIP)


                            NOTES TO BALANCE SHEET
                              September 30, 1999


NOTE 1 -- NATURE OF OPERATIONS

     Atlas Pipeline Partners, L.P. ("the Partnership") is a Delaware limited partnership that was formed May 6, 1999, by subsidiaries of Resource America, Inc. ("RAI"), to acquire the gathering operation of RAI and to sell limited partnership units. These gathering operations operate 888 miles of gas gathering pipelines located in Pennsylvania, Ohio and New York. RAI is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing, and energy sectors. The Partnership is a development stage company and has not commenced significant operations. Its continued existence is dependent upon the successful completion of the offering of its units.


NOTE 2 -- SUBSEQUENT EVENT

     Atlas Pipeline Partners, L.P. intends to file a registration statement on Form S-1 with the Securities and Exchange Commission, offering limited partnership units. In connection therewith, the Company will acquire the natural gas pipeline gathering systems described above in Note 1.

                         ATLAS PIPELINE PARTNERS, L.P.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     Following are the unaudited pro forma financial statements of Atlas Pipeline, as of September 30, 1999 and for the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998. The unaudited pro forma balance sheet assumes that the offering and the transaction occurred as of September 30, 1999, and the statements of operations assume the offering and transaction as described in this prospectus occurred January 1, 1998. The transaction adjustments are presented in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements and accompanying notes should be read together with the Financial Statements and related notes included elsewhere in this prospectus.

     Atlas Pipeline accounted for the acquisition of the gathering systems in the unaudited pro forma financial statements as a "drop-down" transaction in accordance with the guidance of EITF No. 87-21, "Changing Accounting Basis in Master Limited Partnership Transactions." Based on such guidance, the assets acquired from the gathering operations of Resource America and the Atlas Group were recorded at historical cost.

     The pro forma balance sheet and the pro forma statements of operations are unaudited and were derived by adjusting the historical financial statements of the gathering operations of Resource America, The Atlas Group, and Viking Resources. Atlas Pipeline is a newly formed limited partnership which intends to acquire the net assets related to the gathering operations of Resource America. Atlas Pipeline is providing unaudited pro forma financial statements for informational purposes only. They should not be construed as indicative of Atlas Pipeline's financial position or results of operations had the transactions been consummated on the dates assumed. Moreover, they do not project Atlas Pipeline's financial position or results of operations for any future date or period.

                         ATLAS PIPELINE PARTNERS, L.P.

                      PRO FORMA BALANCE SHEET (UNAUDITED)
                              SEPTEMBER 30, 1999
                                (in thousands)





                                                                Historical
                                                                  Atlas        Pro Forma and
                                                                 Pipeline         Offering         Pro Forma
                                                                 Partners       Adjustments       As Adjusted
                                                               -----------   -----------------   ------------
ASSETS
Cash and cash equivalents ..................................       $  1         $  18,780A         $    750
                                                                                   (18,031)B
Property and equipment
 Gas gathering and transmission facilities .................         --             18,479B          18,479
 Less -- accumulated depreciation and amortization .........         --                 --               --
                                                                   ----         ----------         --------
                                                                     --             18,479           18,479
                                                                   ----         ----------         --------
                                                                   $  1         $   19,228         $ 19,229
                                                                   ====         ==========         ========
LIABILITIES
 Advances from parent ......................................                    $  (11,004)B       $
                                                                                    11,004B
 Accounts payable ..........................................                        (1,000)B
                                                                                     1,000B
PARTNERS' EQUITY
Common units ...............................................       $ --             18,780A          18,780
Subordinated units .........................................         --                675B             675
General partner interest ...................................          1               (227)B           (226)
                                                                   ----         ----------         --------
                                                                   $  1         $   19,228         $ 19,229
                                                                   ====         ==========         ========


















                  See notes to pro forma financial statements

                         ATLAS PIPELINE PARTNERS, L.P.

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (in thousands, except per unit amount)




                                                       Historical
                                               --------------------------
                                                  Viking       Resource
                                                 Resources      America     Pro Forma and
                                                 Gathering     Gathering      Offering       Pro Forma
                                                Operations    Operations     Adjustments    As Adjusted
                                               ------------  ------------  --------------  ------------
Revenues:
 Transportation and compression revenue .....      $ 509        $ 2,505      $ 2,203C        $  5,217
Costs and expenses:
 Transportation and compression .............         83            528            --             611
 General and administrative .................         77            285            --             362
 Property tax ...............................          3             12            --              15
 Interest expense ...........................         --            285          (285)D            --
 Depreciation and amortization ..............         45            408          (453)E           655
                                                      --             --           655F             --
                                                   -----        -------      --------        --------
   Total costs and expenses .................        208          1,518           (83)          1,643
                                                   -----        -------      --------        --------
Income from operations ......................        301            987         2,286           3,574
Provision for income taxes ..................        120            395          (515)G            --
                                                   -----        -------      --------        --------
Net income ..................................      $ 181        $   592      $  2,801        $  3,574
                                                   =====        =======      ========        ========
Net income per unit .........................                                                $   1.12
                                                                                             ========



























                  See notes to pro forma financial statements

                         ATLAS PIPELINE PARTNERS, L.P.

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (in thousands, except per unit amount)




                                                                    Historical
                                                    ------------------------------------------
                                                       Viking          Atlas        Resource
                                                      Resources        Group         America      Pro Forma and     Pro Forma
                                                      Gathering      Gathering      Gathering        Offering          as
                                                     Operations     Operations     Operations      Adjustments      Adjusted
                                                    ------------   ------------   ------------   ---------------   ----------
Revenues:
 Transportation and compression revenue .........       $ 520         $2,026          $278         $  2,454C        $ 5,278
Costs and expenses:
 Transportation and compression .................          63           315             63                --            441
 General and administrative .....................          87           354             37                --            478
 Property tax ...................................           6             2             11                --             19
 Interest expense ...............................          --           277             --              (277)D           --
 Depreciation and amortization ..................          37         1,098            129            (1,264)E          655
                                                        -----         ------          ----                          -------
                                                                                                         655F
                                                                                                   ---------
   Total costs and expenses .....................         193         2,046            240              (886)         1,593
Income (loss) from operations ...................         327           (20)            38             3,340          3,685
Provision (benefit) for income taxes ............         131            (8)            14              (137)G           --
                                                        -----         --------        ----         ---------        -------
Net (loss) income ...............................       $ 196         $ (12)          $ 24         $   3,477        $ 3,685
                                                        =====         =======         ====         =========        =======
Net income per unit .............................                                                                   $  1.15
                                                                                                                    =======
































                  See notes to pro forma financial statements

                         ATLAS PIPELINE PARTNERS, L.P.

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                    (in thousands, except per unit amount)




                                                        Historical
                                      -----------------------------------------------
                                          Viking           Atlas          Resource
                                         Resources         Group           America
                                         Gathering       Gathering        Gathering
                                        Operations       Operations      Operations
                                      --------------  ---------------  --------------
                                           Year         Nine Months         Year
                                           Ended           Ended            Ended
                                       December 31,    September 29,    December 31,
                                           1998             1998            1998
                                      --------------  ---------------  --------------
Revenues:
 Transportation and compression
   revenue .........................       $ 769          $ 2,026          $ 1,022
Costs and expenses:
 Transportation and compression.....          71             315               191
 General and administrative ........         116             355                90
 Property tax expense ..............           9               1                39
 Interest expense ..................          --             277                79
 Depreciation and amortization .....          49           1,098               275

   Total costs and expenses ........         245           2,046               674
                                           -----          -------          -------
Income (loss) from operations ......         524             (20)              348
Provision (benefit) for income
 taxes .............................         210              (8)              138
                                           -----          ---------        -------
Net income (loss) ..................       $ 314          $  (12)          $   210
                                           =====          ========         =======
Net income per unit ................

                                                           Additional
                                                         Pro Forma and     Pro Forma
                                          Pro Forma         Offering          as
                                         Adjustments      Adjustments      Adjusted
                                      ----------------  ---------------  ------------
Revenues:
 Transportation and compression
   revenue .........................    $        --        $ 3,300C        $  7,117
Costs and expenses:
 Transportation and compression.....                             --             577
 General and administrative ........                             --             561
 Property tax expense ..............                             --              49
 Interest expense ..................             --            (356)D            --
 Depreciation and amortization .....         (1,422)E            --           1,060
                                              1,060F             --
                                        -----------        --------
   Total costs and expenses ........           (362)           (356)          2,247
                                        -----------        --------        --------
Income (loss) from operations ......            362           3,656           4,870
Provision (benefit) for income
 taxes .............................            145            (485)G            --
                                        -----------        --------        --------
Net income (loss) ..................    $       217        $  4,141        $  4,870
                                        ===========        ========        ========
Net income per unit ................                                       $   1.52
                                                                           ========

















                  See notes to pro forma financial statements

                         ATLAS PIPELINE PARTNERS, L.P.

              NOTES TO PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

     The accompanying pro forma financial statements include the gathering operations pipeline assets, liabilities, equity and operations of Atlas America, Viking Resources ("VRC"), and Resource Energy, wholly-owned subsidiaries of Resource America. These gathering operations operate gas gathering pipelines located in Pennsylvania, Ohio and New York. Resource America is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing, and energy sectors.

     On September 29, 1998, Resource America acquired all of the common stock of Atlas America, formerly The Atlas Group, Inc., in exchange for 2,063,496 shares of Resource America's common stock and the assumption of Atlas America's debt. The acquisition was recorded under the purchase method of accounting and, accordingly, the results of the gas gathering operations of Atlas America are included in these pro forma financial statements commencing January 1, 1998. The purchase price has been allocated to gathering assets acquired and related liabilities assumed based on the fair market value at the date of acquisition.

     On August 31, 1999, Resource America acquired all of the common stock of VRC in exchange for 1,243,684 shares of Resource America's common stock, $29.0 million in cash and the assumption of VRC debt. The acquisition was recorded under the purchase method of accounting and, accordingly, the results of the gas gathering and transportation operations of VRC are included in these financial statements commencing January 1, 1998. The purchase price has been allocated to pipeline assets acquired and liabilities assumed based on the fair market value at the date of acquisition. The pro forma statement of operations for the nine months ended September 30, 1999 includes the historical results for Viking Resources gathering operations for the eight months ended August 31, 1999. The one month of post-acquisition operations is included in the Resource America gathering operations results.

     The pro forma and offering adjustments have been prepared as if the acquisition of the gathering systems had taken place on September 30, 1999, in the case of the pro forma balance sheet, or as of January 1, 1998 in the case of the pro forma income statement for the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998.

   A. Reflects the estimated net proceeds to the Partnership of $18.8 million from the issuance and sale of 1.5 million common units at an initial public offering price of $14.00 per common unit, net of underwriters' discounts and commissions of approximately $1.5 million and offering expenses of approximately $750,000. Upon completion of the offering, Atlas Pipeline will have $750,000 of working capital.

   B. Reflects the transaction by which Atlas Pipeline will obtain ownership of the assets of Resource America gathering operations at net book value in exchange for cash of $6.0 million, the assumption of $11.0 million in debt, a $1.0 million payment to two affiliated partnerships from whom a portion of the gathering systems will be acquired and 1,641,026 subordinated units. As this transaction is between entities under common control, it has been recorded at historical net book value of $18.5 million, with the incremental amount of $6.0 million recorded as a reduction in partners' equity relating to the subordinated units and general partner interest.

   C. Reflects the pro forma revenues from the master natural gas gathering agreement effective upon consummation of the offering pursuant to which Atlas Pipeline will transport natural gas production. Pro forma revenues from such agreements were calculated based on Resource America Gathering Operations historical natural gas production volumes.

   D. Reflects the elimination of historical interest expense paid to Resource America as such loans will not be assumed.

   E. Reflects the elimination of historical depreciation and amortization expense.

   F. Reflects pro forma depreciation expense based on the fair value assigned to the assets in allocating the purchase price paid by Resource America for The Atlas Group, Inc. and an assessment of the remaining useful lives of those assets at the date of acquisition.

   G. Reflects the elimination of the historical income tax provision as income taxes will be borne by the partners and not Atlas Pipeline.

                         ATLAS PIPELINE PARTNERS, L.P.

Pro Forma Net Income Per Unit

     Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated to the common and subordinated unitholders, which is 98% of pro forma net income, by the number of common and subordinated Units expected to be outstanding at the closing of the offering. For purposes of this calculation, the minimum quarterly cash distribution was assumed to have been paid to both common and subordinated unitholders and the number of common and subordinated units outstanding, 3,205,129 (excluding exercise of the underwriters' over-allotment option), was assumed to have been outstanding the entire period. Pursuant to the partnership agreement, to the extent that the minimum quarterly distribution is exceeded, the general partner is entitled to certain incentive distributions which will result in less income proportionately being allocated to the common and subordinated unitholders. Basic and diluted pro forma net income per common and subordinated units are equal as there are no dilutive units.

Distribution of Cash Upon Liquidation

     Following the beginning of Atlas Pipeline's dissolution and liquidation, assets will be sold or otherwise disposed of and the partner's capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of liquidation will first be applied to the payment of its creditors in the order of priority provided in the partnership agreement and by law. After that, the proceeds will be distributed to the unitholders and the general partner in accordance with their capital account balances, as so adjusted. See "Distributions of Cash upon Liquidation" in the prospectus.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
Atlas Pipeline Partners GP, Inc.

     We have audited the accompanying balance sheet of Atlas Pipeline Partners GP, Inc. (the "Company") (a development stage company) as of September 30, 1999. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company, as of September 30, 1999 in conformity with generally accepted accounting principles.





















/s/ Grant Thornton LLP






Cleveland, Ohio
November 18, 1999 (except for Note 2
as to which the date is
December 2, 1999)

                       ATLAS PIPELINE PARTNERS GP, INC.
                          A DEVELOPMENT STAGE COMPANY

                                 BALANCE SHEET
                              September 30, 1999


                                    ASSETS



CURRENT ASSET
Cash .....................................................    $ 1,000
                                                              =======

                             STOCKHOLDER'S EQUITY



STOCKHOLDER'S EQUITY .....................................    $ 1,000
                                                              =======





















                           See notes to balance sheet

                       ATLAS PIPELINE PARTNERS GP, INC.
                          A DEVELOPMENT STAGE COMPANY

                            NOTES TO BALANCE SHEET
                              September 30, 1999


NOTE 1 -- NATURE OF OPERATIONS

     Atlas Pipeline Partners GP, Inc. (an indirect wholly owned subsidiary of Resource America, Inc. ("RAI")) is a Delaware corporation that was formed May 6, 1999 to become the general partner and manage the operations and activities of Atlas Pipeline Partners, L.P. a partnership formed to acquire RAI gas gathering operations. RAI gathering operations operate 888 miles of gas gathering pipelines located in Pennsylvania, Ohio and New York. RAI is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing, and energy sectors.

     Atlas Pipeline Partners GP, Inc. is a development stage company and has not commenced significant operations. Its continued existence is dependent upon the successful completion of the offering of units of Atlas Pipeline Partners, L.P.


NOTE 2 -- SUBSEQUENT EVENT

     On December 2, 1999, Atlas Pipeline Partners GP, Inc. merged into Atlas Pipeline Partners GP, LLC, an indirect wholly-owned subsidiary of RAI which was formed to be the successor to Atlas Pipeline Partners GP, Inc.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
Resource America, Inc.

     We have audited the accompanying combined balance sheets of Resource America, Inc. Gathering Operations as of December 31, 1998 and 1997, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Resource America, Inc. Gathering Operations as of December 31, 1998 and 1997, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





















/s/ Grant Thorton LLP



Cleveland, Ohio
July 14, 1999 (except for the fifth paragraph of Note 1, as to which the date is August 31, 1999)

                  RESOURCE AMERICA, INC. GATHERING OPERATIONS

                            COMBINED BALANCE SHEETS




                                                                                      December 31,
                                                           September 30,    ---------------------------------
                                                                1999              1998              1997
                                                          ---------------   ---------------   ---------------
                                                            (unaudited)
   ASSETS
Cash and cash equivalents .............................    $      2,000      $      9,000       $        --
Accounts receivable -- affiliates .....................         403,000           250,000            43,000
Prepaid expenses ......................................          53,000                --                --
                                                           ------------      ------------       -----------
   Total current assets ...............................         458,000           259,000            43,000
Property and equipment (at cost)
 Gas gathering and transmission facilities ............      19,087,000         8,078,000         2,555,000
 Less -- accumulated depreciation .....................      (1,608,000)       (1,266,000)         (972,000)
                                                           ------------      ------------       -----------
   Net property and equipment .........................      17,479,000         6,812,000         1,583,000
Goodwill (net of accumulated amortization of $88,000 at
 September 30, 1999 and $22,000 at
 December 31, 1998) ...................................       2,502,000         2,568,000                --
                                                           ------------      ------------       -----------
                                                           $ 20,439,000      $  9,639,000       $ 1,626,000
                                                           ============      ============       ===========
   LIABILITIES AND COMBINED EQUITY
Accounts payable and accrued liabilities ..............    $         --      $     47,000       $        --
                                                           ------------      ------------       -----------
   Total current liabilities ..........................              --            47,000                --
Advances from parent ..................................      11,004,000         6,599,000         1,331,000
Combined equity .......................................       9,435,000         2,993,000           295,000
                                                           ------------      ------------       -----------
                                                           $ 20,439,000      $  9,639,000       $ 1,626,000
                                                           ============      ============       ===========

            See accompanying notes to combined financial statements

                  RESOURCE AMERICA, INC. GATHERING OPERATIONS

                       COMBINED STATEMENTS OF OPERATIONS




                                                  Nine Months Ended                         Years Ended
                                                    September 30,                           December 31,
                                            -----------------------------   --------------------------------------------
                                                 1999            1998            1998            1997           1996
                                            --------------   ------------   --------------   ------------   ------------
                                                     (unaudited)
Revenues
 Transportation and compression
   revenue-affiliates ...................    $ 2,505,000      $ 278,000      $ 1,022,000      $ 349,000      $ 359,000
Costs and expenses
 Transportation and compression .........        540,000         63,000          191,000         81,000         75,000
 General and administration .............        285,000         48,000          129,000         45,000         43,000
 Interest expense .......................        285,000             --           79,000             --             --
 Depreciation and amortization ..........        408,000        129,000          275,000        172,000        162,000
                                             -----------      ---------      -----------      ---------      ---------
   Total costs and expenses .............      1,518,000        240,000          674,000        298,000        280,000
                                             -----------      ---------      -----------      ---------      ---------
Income from operations ..................        987,000         38,000          348,000         51,000         79,000
Provision for income taxes ..............        395,000         14,000          138,000         19,000         30,000
                                             -----------      ---------      -----------      ---------      ---------
Net income ..............................    $   592,000      $  24,000      $   210,000      $  32,000      $  49,000
                                             ===========      =========      ===========      =========      =========

            See accompanying notes to combined financial statements

                  RESOURCE AMERICA, INC. GATHERING OPERATIONS

                       COMBINED STATEMENT OF CASH FLOWS

                                                                  Nine Months Ended
                                                                    September 30,
                                                            ------------------------------
                                                                  1999            1998
                                                            ---------------  -------------
                                                                     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...............................................   $     592,000    $    24,000
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation and amortization ...........................         408,000        129,000
Change in operating assets and liabilities:
 (Increase) decrease in accounts receivable and
   prepaid expenses ......................................         (99,000)        (2,000)
 Decrease in accounts payable and accrued
   liabilities ...........................................         (47,000)            --
                                                             -------------    -----------
 Net cash provided by operating activities ...............         854,000        151,000
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash acquired in business acquisition ................              --             --
Capital expenditures .....................................      (1,009,000)       (28,000)
                                                             -------------    -----------
 Cash used in investing activities .......................      (1,009,000)       (28,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from (to) parent ................................         148,000       (123,000)
                                                             -------------    -----------
 Cash used in financing activities .......................         148,000       (123,000)
Increase (decrease) in cash and cash equivalents .........          (7,000)            --
Cash and cash equivalents, beginning of period ...........           9,000
                                                             -------------    -----------
Cash and cash equivalents, end of period .................   $       2,000    $        --
                                                             =============    ===========
                                                                           Years Ended
                                                                           December 31,
                                                            ------------------------------------------
                                                                1998           1997           1996
                                                            ------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...............................................   $  210,000    $    32,000    $    49,000
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation and amortization ...........................      275,000        172,000        162,000
Change in operating assets and liabilities:
 (Increase) decrease in accounts receivable and
   prepaid expenses ......................................      (14,000)         5,000         (4,000)
 Decrease in accounts payable and accrued
   liabilities ...........................................      (64,000)            --             --
                                                             ----------    -----------    -----------
 Net cash provided by operating activities ...............      407,000        209,000        207,000
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash acquired in business acquisition ................       10,000             --             --
Capital expenditures .....................................     (402,000)       (19,000)       (47,000)
                                                             ----------    -----------    -----------
 Cash used in investing activities .......................     (392,000)       (19,000)       (47,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from (to) parent ................................       (6,000)      (190,000)      (160,000)
                                                             ----------    -----------    -----------
 Cash used in financing activities .......................       (6,000)      (190,000)      (160,000)
Increase (decrease) in cash and cash equivalents .........        9,000             --             --
Cash and cash equivalents, beginning of period ...........           --             --             --
                                                             ----------    -----------    -----------
Cash and cash equivalents, end of period .................   $    9,000    $        --    $        --
                                                             ==========    ===========    ===========

            See accompanying notes to combined financial statements

                  RESOURCE AMERICA, INC. GATHERING OPERATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 -- NATURE OF OPERATIONS


     The accompanying combined financial statements include the pipeline assets, liabilities, equity, and operations of the wholly owned subsidiaries of AIC, Inc. ("AIC") and the pipeline operating divisions of Resource Energy, Inc. ("REI") and Viking Resources Corporation ("VRC"). These entities operate 888 miles of gas gathering pipelines located in Pennsylvania, Ohio and New York. AIC is a wholly owned subsidiary of Atlas America, Inc. ("ATLAS"). REI, ATLAS, and VRC are wholly owned subsidiaries of Resource America, Inc. ("RAI"). AIC and REI and VRC will be referred to as Gathering Operations. RAI is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing, and energy sectors.

     RAI intends to sell the net assets of the Gathering Operations to Atlas Pipeline Partners, L.P., a newly formed limited partnership, in connection with its initial public offering of limited partnership units.

     On September 29, 1998, RAI acquired all of the common stock of ATLAS, formerly The Atlas Group, Inc., in exchange for 2,063,496 shares of RAI's common stock and the assumption of ATLAS debt. The acquisition was recorded under the purchase method of accounting and accordingly the results of the gas gathering and transportation operations of ATLAS are included in these financial statements commencing September 30, 1998. The purchase price has been allocated to pipeline assets acquired and liabilities assumed based on the fair market value at the date of acquisition.

     The following unaudited pro forma information is presented to show the effect on revenue and net income had the acquisition been consummated on January 1, 1998:

                                                          Year Ended
                                                          December 31,
                                                              1998
                                                        ---------------
                                                         (in thousands)
Revenue ..............................................       $ 3,048
Net income ...........................................       $   490

     On August 31, 1999, RAI acquired all of the common stock of VRC in exchange for 1,243,684 shares of RAI's common stock, $29.0 million in cash and the assumption of VRC debt. The acquisition was recorded under the purchase method of accounting and, accordingly, the results of the gas gathering and transportation operations of VRC are included in these financial statements commencing September 1, 1999. The purchase price has been allocated to pipeline assets acquired and liabilities assumed based on the fair market value at the date of acquisition.

     The following unaudited pro forma information is presented to show the effect on revenue and net income had the acquisition been consummated on January 1, 1998:

                                                           Year Ended
                                                           December 31,
                                                               1998
                                                         ---------------
                                                          (in thousands)
Revenue ...............................................       $ 3,817
Net income ............................................       $   729

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the results of operations for the interim periods included herein have been made.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statement follows.

                  RESOURCE AMERICA, INC. GATHERING OPERATIONS

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Use of Estimates

     Preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Property and Equipment

     Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Gas gathering and transmission facilities are depreciated over 15 or 25 years using the double declining balance and straight-line methods. Other equipment is depreciated over 5 to 10 years using the straight-line methods.

Impairment of Long-Lived Assets

     The Gathering Operations reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset's estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value.

Goodwill

     Goodwill is associated with the purchase of the pipeline assets of Atlas and is being amortized over a period of 30 years, using the straight line method.


Federal Income Taxes

     The Gathering Operations are included in the consolidated federal income tax return of RAI. Income taxes are calculated as if the Gathering Operations had filed a return on a separate company basis utilizing a statutory rate of 34%. Deferred taxes represent deferred tax assets or liabilities which are recognized based on the temporary differences between the tax basis of the Gathering Operations assets and liabilities and the amounts reported in the financial statements. These amounts are owed to RAI and are included in Advances from Parent. Separate company state tax returns are filed in those states in which subsidiaries and divisions of Atlas, REI, and VRC are registered to do business.


Revenue Recognition

     Revenues are recognized at the time the natural gas is transmitted through the pipelines.


Fair Value of Financial Instruments

     For cash and cash equivalents, receivable and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term debt, the fair value approximates historically recorded cost, since interests rates approximate market.


Accounts Receivable - Affiliates

     The Gathering Operations are affiliated with other companies which are subsidiaries of AIC and limited partnerships controlled by AIC, REI, and VRC. The Gathering Operations are dependent upon the resources and services provided by AIC, REI, VRC and these affiliates. Accounts receivable represent the net balance due from these affiliates and include reimbursements of Gathering Operations expenses paid by these affiliates.

                  RESOURCE AMERICA, INC. GATHERING OPERATIONS

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Cash Flow Statements


     For purposes of the statement of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.


Supplemental Disclosure of Cash Flow Information


     Information for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 is as follows:



                                Nine Months Ended                      Years Ended
                                  September 30,                       December 31,
                            --------------------------   ---------------------------------------
                                1999           1998          1998          1997          1996
                            ------------   -----------   -----------   -----------   -----------
                                   (unaudited)
Cash paid for:
   Interest .............    $ 275,000      $      -      $  79,000     $      -      $      -
                             =========      ========      =========     ========      ========
   Income taxes .........    $ 333,000      $ 14,000      $ 207,000     $ 17,000      $ 27,000
                             =========      ========      =========     ========      ========


Details of Viking Acquisition at August 31, 1999 (unaudited)

      Fair value of assets acquired ........................    $ 10,107,000
      Liabilities assumed ..................................      (4,257,000)
      Capital contributed ..................................      (5,850,000)
                                                                ------------
      Net cash acquired ....................................    $          0
                                                                ============


Details of Atlas Acquisition at September 29, 1998

      Fair value of assets acquired ..............    $  7,786,000
      Liabilities assumed ........................      (5,308,000)
      Capital contributed ........................      (2,488,000)
                                                      ------------
      Net cash acquired ..........................    $    (10,000)
                                                      ============

Expense Allocation


     RAI allocated certain direct and indirect general and administrative expenses to the Gathering Operations during the years ended December 31, 1998, 1997 and 1996 and the nine months ended September 30, 1999 and 1998, respectively. Indirect costs were allocated based on the number of employees. The types of indirect expenses allocated to the Gathering Operations during this period consisted of salaries and benefits, legal, office rent, utilities, telephone services, data processing services, and office supplies. Management believes that the method used to allocate these expenses is reasonable.

New Accounting Standards

     Effective January 1999, the Gathering Operations became subject to the provisions of Statement of Financial Accounting Standards No. 130. (SFAS 130). SFAS 130, "Reporting Comprehensive Income" requires disclosure of comprehensive income and its components. Comprehensive income includes net income and all other changes in equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income, are referred to as "other comprehensive income". The Gathering Operations have no material elements of comprehensive income, other than net income to report.

                  RESOURCE AMERICA, INC. GATHERING OPERATIONS

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     In June 1998 the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging". SFAS 133 will require the Company to recognize all derivatives as either assets or liabilities in its consolidated balance sheet and to measure those instruments at fair value. The Company is required to adopt SFAS 133 effective October 1, 2000. The effect of adopting SFAS 133 on the Company's consolidated financial position, results of operations and cash flows will be dependent on the extent of future hedging activities and fluctuations in interest rates.

NOTE 3 -- INCOME TAXES

     As discussed in Note 2, the Gathering Operations results are included in RAI's consolidated federal income tax return. The amounts presented below were calculated as if the Gathering Operations filed a separate federal income tax return. The provision for income taxes for each period consists of the following:



                                Nine Months Ended                      Years Ended
                                  September 30,                        December 31,
                            --------------------------   ----------------------------------------
                                1999           1998          1998           1997          1996
                            ------------   -----------   ------------   -----------   -----------
                                   (unaudited)
Federal .................    $ 305,000      $ 14,000      $ 118,000      $ 17,000      $ 27,000
State and local .........       90,000             -         20,000         2,000         3,000
                             ---------      --------      ---------      --------      --------
                             $ 395,000      $ 14,000      $ 138,000      $ 19,000      $ 30,000
                             =========      ========      =========      ========      ========

     RAI records current and deferred tax assets and liabilities on its books and the Gathering Operations allocation was settled through increases or decreases to Advances from parent. At December 31, 1998 the Gathering Operations deferred tax asset, related to depreciation of property and equipment, would have approximated $1,349,000. At December 31, 1997 the deferred tax liability would have approximated $88,000.

NOTE 4 -- COMBINED EQUITY

The following is a reconciliation of the combined equity balance of Gathering
Operations:



                                                Nine Months Ended                         Years Ended
                                                  September 30,                           December 31,
                                          -----------------------------   --------------------------------------------
                                               1999            1998            1998            1997           1996
                                          --------------   ------------   --------------   ------------   ------------
                                                   (unaudited)
Balance, beginning of period ..........    $ 2,993,000      $ 295,000      $   295,000      $ 263,000      $ 214,000
Net income ............................        592,000         24,000          210,000         32,000         49,000
Capital contribution in connection with
 acquisitions .........................      5,850,000              -        2,488,000              -              -
                                           -----------      ---------      -----------      ---------      ---------
Balance, end of period ................    $ 9,435,000      $ 319,000      $ 2,993,000      $ 295,000      $ 263,000
                                           ===========      =========      ===========      =========      =========


NOTE 5 -- SUBSEQUENT EVENT

     As described in Note 1, RAI intends to sell its gas gathering and transmission facilities to Atlas Pipeline Partners, L.P., a newly formed limited partnership. In connection therewith, Atlas Pipeline Partners L.P. intends to file a registration statement on Form S-1 with the Securities and Exchange Commission offering 1.5 million limited partnership units. As a result, RAI will no longer have gathering operations.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Resource America, Inc.

     We have audited the accompanying Statement of Assets and Liability of Viking Resources Corporation Gathering Operations (a division of Viking Resources Corporation) as of December 31, 1998 and 1997, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viking Resources Corporation Gathering Operations (a division of Viking Resources Corporation) as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





                                           Ernst & Young LLP
October 8, 1999
Cleveland, Ohio

               VIKING RESOURCES CORPORATION GATHERING OPERATIONS


                      STATEMENTS OF ASSETS AND LIABILITY




                                                                              December 31,
                                                        August 31,    ----------------------------
                                                           1999           1998            1997
                                                       ------------   ------------   -------------
                                                        (unaudited)
Assets
Accounts receivable--affiliates ....................   $ 107,000      $ 113,000       $   96,000
                                                       ----------     ----------      ----------
 Total current assets ..............................     107,000        113,000           96,000
Property and equipment (at cost):
 Gas gathering and transmission facilities .........   1,454,000      1,401,000          682,000
 Less--accumulated depreciation ....................    (629,000)      (584,000)        (536,000)
                                                       ----------     ----------      ----------
Net property and equipment .........................     825,000        817,000          146,000
                                                       ----------     ----------      ----------
   Total assets ....................................   $ 932,000      $ 930,000       $  242,000
                                                       ==========     ==========      ==========
Liabilities
Advances from Viking Resources Corporation .........   $ 932,000      $ 930,000       $  242,000
                                                       ==========     ==========      ==========

                See accompanying notes to financial statements.

               VIKING RESOURCES CORPORATION GATHERING OPERATIONS


                           STATEMENTS OF OPERATIONS




                                            Eight Months Ended                    Years Ended
                                                August 31,                        December 31,
                                        --------------------------  ----------------------------------------
                                            1999          1998          1998          1997          1996
                                        ------------  ------------  ------------  ------------  ------------
                                               (unaudited)
Revenues
Transportation and compression
 revenue -- affiliates ...............   $ 509,000     $ 437,000     $ 769,000     $ 640,000     $ 557,000
Costs and expenses
Transportation and compression .......      83,000        48,000        71,000        60,000        50,000
General and administration ...........      77,000        77,000       116,000       101,000       103,000
Property tax expense .................       3,000         5,000         9,000         7,000         6,000
Depreciation and amortization ........      45,000        32,000        49,000        17,000        24,000
                                         ---------     ---------     ---------     ---------     ---------
   Total costs and expenses ..........     208,000       162,000       245,000       185,000       183,000
Income from operations ...............     301,000       275,000       524,000       455,000       374,000
Provision for income taxes ...........     120,000       110,000       210,000       182,000       150,000
                                         ---------     ---------     ---------     ---------     ---------
   Net income ........................   $ 181,000     $ 165,000     $ 314,000     $ 273,000     $ 224,000
                                         =========     =========     =========     =========     =========


                See accompanying notes to financial statements.

               VIKING RESOURCES CORPORATION GATHERING OPERATIONS


                           STATEMENTS OF CASH FLOWS




                                                            Eight Months Ended                    Years Ended
                                                                August 31,                        December 31,
                                                        --------------------------  ----------------------------------------
                                                            1999          1998          1998          1997          1996
                                                        ------------  ------------  ------------  ------------  ------------
                                                               (unaudited)
Cash flows from operating activities
Net income ...........................................   $  181,000    $  165,000    $  314,000    $  273,000    $  224,000
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization .....................       45,000        32,000        49,000        17,000        24,000
   Change in operating assets and liabilities:
    Decrease (increase) in accounts receivable --
      affiliates .....................................        6,000         1,000       (17,000)       (7,000)      (25,000)
                                                         ----------    ----------    ----------    ----------    ----------
Net cash provided by operating activities ............      232,000       198,000       346,000       283,000       223,000
Cash flows from investing activities
Capital expenditures .................................      (53,000)     (576,000)     (720,000)     (127,000)
                                                         ----------    ----------    ----------    ----------
Cash used in investing activities ....................      (53,000)     (576,000)     (720,000)     (127,000)
                                                         ----------    ----------    ----------    ----------
Cash flows from financing activities
Net intercompany activity with Viking
 Resources Corporation ...............................     (179,000)      378,000       374,000      (156,000)     (223,000)
Cash used in (provided by) financing activities ......     (179,000)      378,000       374,000      (156,000)     (223,000)
Increase in cash and cash equivalents ................           --            --            --            --            --
Cash and cash equivalents, beginning of period .......           --            --            --            --            --
                                                         ----------    ----------    ----------    ----------    ----------
Cash and cash equivalents, end of period .............   $       --    $       --    $       --    $       --    $       --
                                                         ==========    ==========    ==========    ==========    ==========

                See accompanying notes to financial statements.

               VIKING RESOURCES CORPORATION GATHERING OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

    EIGHT MONTHS ENDED AUGUST 31, 1999 AND AUGUST 31, 1998 (UNAUDITED) AND
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

NOTE 1 -- NATURE OF OPERATIONS

     The accompanying financial statements include the pipeline assets, equity, and operations of Viking Resources Corporation ("VRC"). VRC operates gas gathering pipelines and related equipment located in Pennsylvania and Ohio. VRC's pipeline operations are referred to as Viking Gathering Operations. Viking Gathering Operations is a division of VRC and has no separate legal status.

     On August 31, 1999, Resource America, Inc. ("RAI") acquired all of the common stock of VRC (see Note 5).

     RAI intends to sell the net assets of its Gathering Operations and the Viking Gathering Operations to Atlas Pipeline Partners, L.P., a newly formed limited partnership, in connection with its initial public offering of limited partnership units.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the results of operations for the interim periods included herein have been made.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statement follows.


Use of Estimates

     Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


Property and Equipment

     Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Gas gathering and transmission facilities are depreciated over five or twenty two years using the straight-line method. Other equipment is depreciated over five years using the straight-line method.


Impairment of Long-Lived Assets

     Viking Gathering Operations reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset's estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value.


Federal Income Taxes

     Viking Gathering Operations is included in the consolidated federal income tax return of VRC. Federal income taxes have been provided as if Viking Gathering Operations had filed a return on a separate company basis utilizing a statutory rate of 34%. Deferred income taxes represent deferred tax assets or liabilities which are recognized based on the temporary differences between the tax basis of Viking Gathering Operations assets and liabilities and the amounts reported in the financial statements. These amounts are owed to/due from VRC and are included in Advances from Viking Resources Corporation in the accompanying balance sheet. Separate company state tax returns are filed in those states in which VRC is registered to do business.

               VIKING RESOURCES CORPORATION GATHERING OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

    EIGHT MONTHS ENDED AUGUST 31, 1999 AND AUGUST 31, 1998 (UNAUDITED) AND
         YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996  -- (Continued)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Revenue Recognition

     Revenues are recognized at the time the natural gas is transmitted through the pipelines.


Revenue and Accounts Receivable--Affiliates

     Viking Gathering Operations is affiliated with various limited partnerships managed by VRC. Viking Gathering Operations derives substantially all of its revenue from VRC and its affiliated limited partnerships and is dependent upon the resources and services provided by VRC. Accounts Receivable--Affiliates represents the net balance due from VRC and the limited partnerships managed by VRC and includes transportation fees and reimbursements of Viking Gathering Operations expenses such as compression and maintenance costs. The outstanding receivable balance does not bear interest.

     The carrying amounts of accounts receivable approximate fair value because of the short maturity of these instruments.


Cash Flow Statements

     For purposes of the statement of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.

     For the eight months ended August 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, the cash paid by the Gathering Operations for income taxes equals the provision for income taxes, which is included in the intercompany liability.


Expense Allocation

     VRC allocated certain direct and indirect general and administrative expenses to Viking Gathering Operations during the years ended December 31, 1998, 1997 and 1996 and the eight months ended August 31, 1999 and 1998, respectively. Indirect costs were allocated based on the number of employees. The types of indirect expenses allocated to Viking Gathering Operations during this period consisted of salaries and benefits, legal, office rent, utilities, telephone services, data processing services, and office supplies.

     The allocation of these costs for the years ended December 31, 1998, 1997 and 1996 and for the eight months ended August 31, 1999 and 1998 amounted to $17,200, $14,100 and $14,800 and $18,500 and $15,500, respectively. Management believes that the method used to allocate these expenses is reasonable. However, the above amounts are not necessarily indicative of the level of expenses that might have been incurred had Viking Gathering Operations been operating as a stand-alone entity.


Advances from Viking Resources Corporation

     The advances from VRC represent the cumulative net amount of investments and all other transactions between Viking Gathering Operations and VRC. The account does not bear interest and had an average balance of $626,000 in 1998 and $184,000 in 1997.


New Accounting Standards


     Effective January 1999, Viking Gathering Operations became subject to the provisions of Statements of Financial Accounting Standards No. 130. SFAS 130, "Reporting Comprehensive Income" requires disclosure of comprehensive income and its components. Comprehensive income includes net income and all other

               VIKING RESOURCES CORPORATION GATHERING OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

    EIGHT MONTHS ENDED AUGUST 31, 1999 AND AUGUST 31, 1998 (UNAUDITED) AND
         YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996  -- (Continued)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

changes in equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income, are referred to as "other comprehensive income". Viking Gathering Operations has no material elements of comprehensive income, other than net income, to report.

     In June 1998 the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging." SFAS 133 will require the Company to recognize all derivatives as either assets or liabilities in its consolidated balance sheet and to measure those instruments at fair value. The Company is required to adopt SFAS 133 effective October 1, 2000. The effect of adopting SFAS 133 on the Company's financial position, results of operations and cash flows will be dependent on the extent of future hedging activities and fluctuations in interest rates.

NOTE 3 -- INCOME TAXES

     As discussed in Note 2, the results of operations of Viking Gathering Operations are included in VRC's consolidated federal income tax return. The amounts presented below were calculated as if Viking Gathering Operations filed a separate federal income tax return. The provision for income taxes for each period consists of the following:



                                Eight Months Ended                      Years Ended
                                    August 31,                          December 31,
                            --------------------------   ------------------------------------------
                                1999           1998          1998           1997           1996
                            ------------   -----------   ------------   ------------   ------------
                                   (unaudited)
Federal .................    $ 102,000      $  93,000     $ 178,000      $ 155,000      $ 127,000
State and local .........       18,000         17,000        32,000         27,000         23,000
                             ---------      ---------     ---------      ---------      ---------
                             $ 120,000      $ 110,000     $ 210,000      $ 182,000      $ 150,000
                             =========      =========     =========      =========      =========

     VRC records current and deferred tax assets and liabilities on its books and Viking Gathering Operations allocation was settled through increases or decreases in the advances from Viking Resources Corporation. At December 31, 1998 and 1997 Viking Gathering Operations would have recorded a deferred tax liability of approximately $7,000 and a deferred tax asset of approximately $2,000, respectively, related primarily to depreciation of property and equipment.

NOTE 4 -- YEAR 2000 (UNAUDITED)

     Viking Gathering operations utilizes VRC's computer systems to process all of its transactions. Viking Gathering Operations has been informed that VRC utilizes unmodified vendor software and management of VRC believes that appropriate actions have been taken to upgrade its existing software and systems in order for it to be Year 2000 compliant. Costs associated with making the systems Year 2000 compliant have not been material.

NOTE 5 -- SALE OF COMPANY

     On August 31, 1999, Resource America, Inc. ("RAI") acquired all of the common stock of VRC, in exchange for 1,243,684 shares of RAI's common stock, $29.0 million in cash and the assumption of VRC debt. RAI is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing, and energy sectors. As a result of this acquisition, VRC became a wholly owned subsidiary of RAI. The acquisition will be recorded under the purchase method of accounting. The purchase price will be allocated to pipeline assets acquired and liabilities assumed based on the fair market value at the date of acquisition. The accompanying financial statements are presented based on VRC's historical cost.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Atlas America, Inc.



     We have audited the accompanying combined balance sheets of The Atlas Group, Inc.'s Gathering Operations as of September 29, 1998 and December 31, 1997, and the related combined statements of operations and cash flows for the nine-month period ended September 29, 1998 and the years ended December 31, 1997 and 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Atlas Group, Inc.'s Gathering Operations as of September 29, 1998 and December 31, 1997, and the combined results of their operations and their combined cash flows for the nine-month period ended September 29, 1998 and the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.



/s/ Grant Thornton LLP



Cleveland, Ohio
July 14, 1999

            THE ATLAS GROUP, INC. GATHERING OPERATIONS (see Note 1)
                            COMBINED BALANCE SHEETS


                                                        September 29,      December 31,
                                                             1998              1997
                                                       ---------------   ----------------
  ASSETS
Cash and cash equivalents ..........................    $      18,000     $      30,000
Accounts receivable - affiliates ...................          193,000           213,000
                                                        -------------     -------------
   Total current assets ............................          211,000           243,000
Property and equipment (at cost) ...................
 Gas gathering and transmission facilities .........       20,162,000        18,926,000
 Land ..............................................           20,000            20,000
 Less -- accumulated depreciation ..................      (11,918,000)      (10,820,000)
                                                        -------------     -------------
   Net property and equipment ......................        8,264,000         8,126,000
                                                        -------------     -------------
                                                        $   8,475,000     $   8,369,000
                                                        =============     =============
   LIABILITIES AND COMBINED EQUITY
Accounts payable and accrued liabilities ...........    $     110,000     $      41,000
                                                        -------------     -------------
   Total current liabilities .......................          110,000            41,000
Advances from parent ...............................        5,168,000         5,107,000
Other long-term liabilities ........................          410,000           422,000
Combined equity ....................................        2,787,000         2,799,000
                                                        -------------     -------------
                                                        $   8,475,000     $   8,369,000
                                                        =============     =============

            See accompanying notes to combined financial statements

            THE ATLAS GROUP, INC. GATHERING OPERATIONS (see Note 1)
                       COMBINED STATEMENTS OF OPERATIONS


                                                             Nine Months Ended            Years Ended
                                                               September 29,              December 31,
                                                            -------------------  ------------------------------
                                                                    1998              1997            1996
                                                            -------------------  --------------  --------------
Revenues
 Transportation and compression revenue - affiliates .....      $ 2,026,000       $ 2,578,000     $ 2,795,000
Costs and expenses
 Transportation and compression ..........................          315,000           479,000         311,000
 General and administration ..............................          356,000           289,000         224,000
 Interest expense ........................................          277,000           370,000         242,000
 Depreciation and amortization ...........................        1,098,000         1,188,000       1,136,000
                                                                -----------       -----------     -----------
   Total costs and expenses ..............................        2,046,000         2,326,000       1,913,000
                                                                -----------       -----------     -----------
Income (loss) from operations ............................          (20,000)          252,000         882,000
Provision (benefit) for income taxes .....................           (8,000)          101,000         353,000
                                                                -----------       -----------     -----------
Net income (loss) ........................................      $   (12,000)      $   151,000     $   529,000
                                                                ===========       ===========     ===========

            See accompanying notes to combined financial statements

            THE ATLAS GROUP, INC. GATHERING OPERATIONS (see Note 1)
                       COMBINED STATEMENTS OF CASH FLOWS


                                                                        Nine Months Ended             Years Ended
                                                                          September 29,               December 31,
                                                                       -------------------  --------------------------------
                                                                               1998               1997             1996
                                                                       -------------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Revenues
Net income (loss) ...................................................     $    (12,000)      $    151,000     $    529,000
Adjustments to reconcile net income (loss) to net cash provided
 by operating activities: Depreciation and amortization .............        1,098,000          1,188,000        1,136,000
Change in operating assets and liabilities:
 (Increase) decrease in accounts receivable .........................           20,000            (17,000)         (10,000)
 Increase (decrease) in accounts payable and accrued liabilities                69,000           (270,000)         (75,000)
                                                                          ------------       ------------     ------------
   Net cash provided by operating activities ........................        1,175,000          1,052,000        1,580,000
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures ................................................       (1,236,000)        (1,108,000)      (2,537,000)
(Increase) decrease in other assets .................................                              71,000          (71,000)
                                                                                             ------------     ------------
 Cash used in investing activities ..................................       (1,236,000)        (1,037,000)      (2,608,000)
CASH FLOWS FROM FINANCING ACTIVITIES
(Repayments to) advances from parent ................................           61,000            (33,000)       1,317,000
Dividends paid ......................................................               --                 --         (300,000)
Capital contributed .................................................               --                 --           30,000
Decrease in other long-term liabilities .............................          (12,000)                --               --
                                                                          ------------       ------------     ------------
 Cash provided by (used in) financing activities ....................           49,000            (33,000)       1,047,000
Increase (decrease) in cash and cash equivalents ....................          (12,000)           (18,000)          19,000
Cash and cash equivalents at the beginning of period ................           30,000             48,000           29,000
                                                                          ------------       ------------     ------------
Cash and cash equivalents at the end of period ......................     $     18,000       $     30,000     $     48,000
                                                                          ============       ============     ============

            See accompanying notes to combined financial statements

            THE ATLAS GROUP, INC. GATHERING OPERATIONS (see Note 1)

                    NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 -- NATURE OF OPERATIONS


     The accompanying combined financial statements include the pipeline assets, liabilities, equity, and operations of the wholly owned subsidiaries of AIC, Inc. ("AIC") which is a wholly owned subsidiary of The Atlas Group, Inc. ("AGI"). These entities operate approximately 650 miles of gas gathering pipelines located in Pennsylvania and Ohio. AGI will be referred to as Gathering Operations. On September 29, 1998, RAI acquired all of the common stock of ATLAS, formerly The Atlas Group, Inc., in exchange for 2,063,496 shares of RAI's common stock and the assumption of ATLAS debt. RAI is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing, and energy sectors. After the acquisition, AGI was merged into Atlas America, Inc. ("ATLAS"), a newly formed subsidiary of RAI formed in June 1998 to acquire ATLAS.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.


Use of Estimates


     Preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


Property and Equipment


     Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Gas gathering and transmission facilities are depreciated over 15 or 25 years using the double declining balance method. Other equipment is depreciated over 10 years using the straight-line method.


Impairment of Long-Lived Assets


     Gathering Operations reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset's estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value.


Federal Income Taxes


     Gathering Operations was included in the consolidated federal income tax return of AGI. Income taxes are calculated as if the Gathering Operations had filed a return on a separate company basis utilizing a statutory rate of 34%. Deferred taxes represent deferred tax assets or liabilities which are recognized based on the temporary differences between the tax basis of the Gathering Operations assets and liabilities and the amounts reported in the financial statements. These amounts are owed to AGI and are included in advances from parent. Separate company state tax returns are filed in those states in which subsidiaries and divisions of AGI are registered to do business.


Revenue Recognition


     Revenues are recognized at the time the natural gas is transmitted through the pipelines.

            THE ATLAS GROUP, INC. GATHERING OPERATIONS (see Note 1)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Fair Value of Financial Instruments

     For cash and cash equivalents, receivable and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term debt, the fair value approximates historically recorded cost, since interest rates approximate market.


Accounts Receivable - Affiliates

     Gathering Operations is an affiliate to other companies which are subsidiaries of AGI. Gathering Operations is dependent upon the resources and services provided by AGI. Accounts receivable represent the net balance due from these affiliates and include reimbursements of Gathering Operations expenses paid by these affiliates.


Cash Flow Statements

     For purposes of the statement of cash flows, the Gathering Operations consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


Supplemental Disclosure of Cash Flow Information

     Information for the nine months ended September 29, 1998 and the years ended December 31, 1997 and 1996 is as follows:



                           Nine Months Ended           Years Ended
                             September 29,            December 31,
                          -------------------   -------------------------
                                  1998              1997          1996
                          -------------------   -----------   -----------
Cash Paid for:
 Interest .............         $276,000         $435,000      $149,000
                                ========         ========      ========
 Income taxes .........         $     --         $ 67,000      $307,000
                                ========         ========      ========


Expense Allocation


     AGI allocated certain direct and indirect general and administrative expenses to the Gathering Operations during the years ended December 31, 1997 and 1996 and the nine months ended September 29, 1998, respectively. Indirect costs were allocated based on the number of employees. The types of indirect expenses allocated to the Gathering Operations during this period consisted of salaries and benefits, legal, office rent, utilities, telephone services, data processing services, and office supplies. Management believes that the method used to allocate these expenses is reasonable.


New Accounting Standards


     Effective October 1, 1998, the Gathering Operations became subject to the provisions of Statement of Financial Accounting Standards No. 130 (SFAS 130). SFAS 130, "Reporting Comprehensive Income" requires disclosure of comprehensive income and its components. Comprehensive income includes net income and all other changes in equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income, are referred to as "other comprehensive income". The Gathering Operations has no material elements of comprehensive income, other than net income to report.

     In June 1998 the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging. SFAS 133 will require

            THE ATLAS GROUP, INC. GATHERING OPERATIONS (see Note 1)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

the Company to recognize all derivatives as either assets or liabilities in its consolidated balance sheet and to measure those instruments at fair value. The Company is required to adopt SFAS 133 effective October 1, 2000. The effect of adopting SFAS 133 on the Company's consolidated financial position, results of operations and cash flows will be dependent on the extent of future hedging activities and fluctuations in interest rates.


NOTE 3 -- INCOME TAXES

     As discussed in Note 2, the Gathering Operations results are included in AGI's consolidated federal income tax return. The amounts presented below were calculated as if the Gathering Operations filed a separate federal income tax return. The provision (benefit) for income taxes for each period consists of the following:



                             Nine Months Ended          Years Ended
                               September 29,            December 31,
                            -------------------   ------------------------
                                    1998             1997          1996
                            -------------------   ----------   -----------
Federal .................        $ (7,000)         $ 86,000     $300,000
State and local .........          (1,000)           15,000       53,000
                                 --------          --------     --------
                                 $ (8,000)         $101,000     $353,000
                                 ========          ========     ========

     AGI records current and deferred tax assets and liabilities on its books and the Gathering Operations allocation was settled through increases or decreases to Advances from Parent. At September 29, 1998 and December 31, 1997, the Gathering Operations deferred tax asset, related to depreciation of property and equipment, would have approximated $492,000 and $372,000, respectively.


NOTE 4 -- COMBINED EQUITY

     The following is a reconciliation of the combined equity balance of the Gathering Operations:



                                          Nine Months Ended             Years Ended
                                            September 29,              December 31,
                                         -------------------   -----------------------------
                                                 1998               1997            1996
                                         -------------------   -------------   -------------
Balance, beginning of period .........       $2,799,000         $2,648,000      $2,389,000
Net income (loss) ....................          (12,000)           151,000         529,000
Capital contributed ..................               --                 --          30,000
Dividends paid .......................               --                 --        (300,000)
                                             ----------         ----------      ----------
Balance, end of period ...............       $2,787,000         $2,799,000      $2,648,000
                                             ==========         ==========      ==========

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
Atlas America, Inc.



     We have audited the accompanying consolidated balance sheets of Atlas America, Inc. (a Pennsylvania corporation) and Subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the year ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlas America, Inc. and Subsidiaries as of September 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the year ended September 30, 1999, in conformity with generally accepted accounting principles.











                                                      /s/ Grant Thornton LLP

Cleveland, Ohio
November 17, 1999

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1999 AND 1998
                                (in thousands)



                                                                                 1999         1998
                                                                             -----------   ---------
                                 ASSETS
Cash and cash equivalents ................................................    $  9,095      $ 9,231
Accounts and other receivables ...........................................       6,717        3,202
Prepaid expenses and other current assets ................................         418        1,281
Net assets held for disposition ..........................................          --        6,760
                                                                              --------      -------
   Total current assets ..................................................      16,230       20,474
Property, plant and equipment -- at cost
 Oil and gas properties and equipment (successful efforts) ...............      25,430       16,381
 Gas gathering and transmission facilities ...............................       6,388        5,121
 Other ...................................................................       4,084        3,856
                                                                              --------      -------
                                                                                35,902       25,358
 Less -- accumulated depreciation, depletion and amortization ............      (2,435)          --
                                                                              --------      -------
 Net property, plant and equipment .......................................      33,467       25,358
Goodwill (less accumulated amortization of $786 in 1999) .................      21,258       22,308
Contract rights and other intangibles ....................................      13,730       13,869
                                                                              --------      -------
                                                                              $ 84,685      $82,009
                                                                              ========      =======
                     LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable -- trade ................................................    $  7,410      $ 7,775
Accrued liabilities ......................................................       6,562        2,673
Investor funds raised ....................................................       3,474        4,001
Current portion of long-term debt ........................................       1,819        1,586
                                                                              --------      -------
   Total current liabilities .............................................      19,265       16,035
Long-term debt ...........................................................      20,682       26,101
Advances from parent .....................................................         689        1,147
Other long-term liabilities ..............................................         684           --
Commitments and contingencies ............................................          --           --
Stockholder's equity
 Common stock, $.01 par value, 100 shares authorized and outstanding .....           1            1
 Additional paid-in capital ..............................................      38,725       38,725
 Retained earnings .......................................................       4,639           --
                                                                              --------      -------
   Total stockholder's equity ............................................      43,365       38,726
                                                                              --------      -------
                                                                              $ 84,685      $82,009
                                                                              ========      =======

          See accompanying notes to consolidated financial statements

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

                     CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1999
                                (in thousands)


Revenues
 Well construction ................................    $32,422
 Oil and gas production ...........................      6,345
 Well services ....................................      7,432
 Other income .....................................      1,329
                                                       -------
                                                        47,528
Costs and expenses
 Well construction ................................     26,253
 Oil and gas production ...........................      2,912
 Well services ....................................        889
 Exploration ......................................        362
 General and administrative .......................      3,511
 Depreciation, depletion and amortization .........      3,962
 Interest .........................................      1,886
 Other ............................................         24
                                                       -------
                                                        39,799
Income from operations ............................      7,729
Provision for income taxes ........................      3,090
                                                       -------
Net income ........................................    $ 4,639
                                                       =======

          See accompanying notes to consolidated financial statements

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                         YEAR ENDED SEPTEMBER 30, 1999
                                (in thousands)




                                             Common Stock
                                          -------------------    Paid In     Retained     Stockholder's
                                           Shares     Amount     Capital     Earnings        Equity
                                          --------   --------   ---------   ----------   --------------
Balance at September 30, 1998 .........      100        $ 1      $38,725      $   --         $38,726
 Net Income ...........................       --         --           --       4,639           4,639
                                             ---        ---      -------      ------         -------
Balance at September 30, 1999 .........      100        $ 1      $38,725      $4,639         $43,365
                                             ===        ===      =======      ======         =======

          See accompanying notes to consolidated financial statements

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1999
                                (in thousands)


CASH FLOWS FROM OPERATING ACTIVITIES
Net income ......................................................................    $    4,639
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation, depletion and amortization .......................................         3,962
 Gain on sale of assets .........................................................        (1,019)
 Abandonment of leases ..........................................................            89
Change in operating assets and liabilities:
 Decrease in prepaid expenses and accounts receivable ...........................         1,861
 Increase in accounts payable and accrued liabilities ...........................         3,524
                                                                                     ----------
   Cash provided by operating activities ........................................        13,056
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of net assets held for disposition ...........................         4,017
Capital expenditures ............................................................       (10,787)
Proceeds from sale of assets ....................................................           141
Increase in other assets ........................................................          (316)
Decrease in other long-term liabilities .........................................           (76)
                                                                                     ----------
   Cash used in investing activities ............................................        (7,021)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances to parent ..............................................................          (458)
Payment on revolving credit loan ................................................      (107,226)
Borrowings on revolving credit loan .............................................       103,276
Payment on long-term debt .......................................................        (1,236)
Decrease in investor funds raised ...............................................          (527)
                                                                                     ----------
   Cash used in financing activities ............................................        (6,171)
Decrease in cash ................................................................          (136)
Cash at the beginning of period .................................................         9,231
                                                                                     ----------
Cash at the end of period .......................................................    $    9,095
                                                                                     ==========

          See accompanying notes to consolidated financial statements

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS

     Atlas America, Inc. and subsidiaries ("ATLAS" or the "Company") are energy finance and production companies, engaged in the syndication, exploration for and development, production and transportation of natural gas and oil primarily in the Appalachian Basin Area. In addition, the Company performs contract drilling and well operation services. ATLAS was incorporated in Pennsylvania in June 1998 and is a wholly-owned subsidiary of Resource America, Inc. ("RAI") which is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing and energy business sectors.

     On September 29, 1998, ATLAS acquired all the common stock of The Atlas Group, Inc., in exchange for 2,063,496 shares of RAI common stock worth approximately $29.5 million and the assumption of debt. Atlas is the successor to The Atlas Group, Inc. The acquisition was recorded under the purchase method of accounting and accordingly the purchase price was allocated to assets acquired and liabilities assumed based on their fair market values, at the date of acquisition, as summarized below:



                                                 (in thousands)
        Fair value of assets acquired .........  $ 71,951
        Liabilities assumed ...................   (43,284)
        Amounts due seller ....................    (9,191)
        Common stock issued ...................   (29,534)
                                                 --------
        Net cash acquired .....................  $(10,058)
                                                 ========


     Net cash acquired above includes $827,000 of cash of the business unit held for disposition (see Note 8) which is included in net assets held for sale on the balance sheet.

     ATLAS is the successor company to The Atlas Group, Inc. However, its balance sheets as of September 30, 1999 and 1998 and its statements of operations for the year ended September 30, 1999 are not comparable with the historical statements of The Atlas Group, Inc. due to the revaluation based upon the purchase price allocation, of the assets acquired and liabilities assumed.

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its pro rata share of the assets, liabilities, income, and expenses of the partnerships in which the Company has an interest. All material intercompany transactions have been eliminated.

Use of Estimates

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Oil and Gas Properties

     The company follows the successful efforts method of accounting. Accordingly, property acquisition costs, costs of successful exploratory wells, all development costs, and the cost of support equipment and facilities are capitalized. Costs of unsuccessful exploratory wells are expensed when such wells are determined to be nonproductive. The costs associated with drilling and equipping wells not yet completed are capitalized uncompleted wells, equipment and facilities. Geological and geophysical costs and the costs of carrying and retaining undeveloped properties, including delay rentals, are expensed.

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES  -- (Continued)

     Production costs, overhead, and all exploration costs other than costs of exploratory drilling are charged to expense as incurred.

     Unproved properties are assessed periodically to determine whether there has been a decline in value and, if such decline is indicated, a loss will be recognized. The Company compares the carrying value of its oil and gas producing properties to the estimated future cash flow, net of applicable income taxes, from such properties in order to determine whether their carrying values should be reduced. No adjustment was necessary at September 30, 1999.

     On an annual basis, the Company estimates the costs of future dismantlement, restoration, reclamation, and abandonment of its gas and oil producing properties. Additionally, the Company evaluates the estimated salvage value of equipment recoverable upon abandonment. At September 30, 1999 and 1998, the Company's evaluation of equipment salvage values was greater than or equal to the estimated costs of future dismantlement, restoration, reclamation and abandonment.


Depreciation, Depletion and Amortization

     Proved developed oil and gas properties, which include intangible drilling and development costs, tangible well equipment and leasehold costs, are amortized on the unit-of-production method using the ratio of current production to the estimated aggregate proved developed oil and gas reserves.


Property, Plant and Equipment

     Property, plant and equipment, other than oil and gas properties, is stated as their estimated fair value at the date of acquisition of The Atlas Group, Inc. while subsequent additions are recorded at cost. Depreciation is provided using the straight-line method over the following estimated useful lives once the asset is put into productive use:



         Building ..........................................      39 years
         Gas gathering and transmission facilities .........      20 years
         Other equipment ...................................   3 - 7 years


Long-Lived Assets

     Contract rights and other intangibles consist of contracts purchased to operate wells and manage limited partnerships and the ongoing partnership syndication business. Operating and management contracts are amortized on a straight-line basis over the lives of the respective partnerships (up to 13 years) while the syndication rights are amortized on a straight-line basis over 30 years.

     Goodwill is the excess of cost over the fair value of net assets acquired and is amortized by the straight-line method over 30 years. The Company evaluates both contract rights and goodwill periodically to determine potential impairment by comparing the carrying value to the undiscounted estimated future cash flows of the related assets.


Revenue Recognition

     The Company sells interests in oil and gas wells and retains therefrom a working interest and/or overriding royalty in the producing wells. The income from the working interests is recorded when the natural gas and oil are produced.

     The Company also contracts to drill oil and gas wells. The income from these contracts is recorded upon substantial completion of the well.

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES  -- (Continued)

Impairment of Long-Lived Assets


     The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset's estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value.


Investor Funds Raised


     Investor funds raised represent monies received from investors to drill partnership wells for which the partnership has not completed the process of selling units.


Federal Income Taxes


     The Company is included in the consolidated federal income tax return of RAI. Income taxes are calculated as if the Company had filed a return on a separate company basis utilizing a statutory rate of 35%. Deferred taxes represent deferred tax assets or liabilities which are recognized based on the temporary differences between the tax basis of the Company's assets and liabilities and the amounts reported in the financial statements. Separate company state tax returns are filed in those states in which the Company is registered to do business.


Fair Value of Financial Instruments


     For cash and cash equivalents, receivable and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term debt, the fair value approximates historically recorded cost, since interest rates approximate market. Management believes the fair value of any financial commitments are not material.


Supplemental Disclosure of Cash Flow Information


     Cash paid during the year for:




                          Year Ended September 30, 1999
                         ------------------------------
Interest ..............              $ 2,004
                                     =======
Income taxes ..........              $   181
                                     =======

New Accounting Standards


     Effective October 1, 1998, the Company became subject to the provisions of Statements of Financial Accounting Standards No. 130 (SFAS 130). SFAS 130, "Reporting Comprehensive Income" requires disclosure of comprehensive income and its components. Comprehensive income includes net income and all other changes in equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income, are referred to as "other comprehensive income". The Company has no material elements of comprehensive income, other than net income to report.


     In June 1998 the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging. SFAS 133 will require the Company to recognize all derivatives as either assets or liabilities in its consolidated balance sheet and to

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES  -- (Continued)

measure those instruments at fair value. The Company is required to adopt SFAS 133 effective October 1, 2000. The effect of adopting SFAS 133 on the Company's consolidated financial position, results of operations and cash flows will be dependent on the extent of future hedging activities and fluctuations in interest rates.

NOTE 3 -- RELATED PARTIES

     The Company conducts certain energy activities through, and a substantial portion of its revenues are attributable to, limited partnerships ("Partnerships"). The Company serves as general partner of the Partnerships and assumes customary rights and obligations for the Partnerships. As the general partner, the Company is liable for Partnership liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the Partnerships. The Company is entitled to receive management fees, reimbursement for administrative costs incurred, and to share in the Partnerships' revenue and costs and expenses according to the respective Partnership agreements.

NOTE 4 -- INCOME TAXES


     A reconciliation between the statutory federal income tax rate and the Company's effective income tax rate is as follows:




                                                            Year Ended September 30, 1999
                                                           ------------------------------
Statutory tax rate ......................................               35%
Statutory depletion .....................................                 (3)
Goodwill amortization ...................................                4
Non-conventional fuel credits ...........................                 (2)
State income taxes, net of federal tax benefit ..........                5
Other ...................................................                1
                                                                        ----
                                                                        40%
                                                                        ====

     As discussed in Note 2, the Company's federal income tax provision is an allocation from RAI, in whose consolidated tax return the Company is included. The provision allocated to the Company is not materially different from what the total provision would have been had the Company filed a separate federal income tax return. The components of the net deferred tax liability (in thousands) presented below are calculated as if the Company filed a separate tax return. RAI recorded current and deferred tax liabilities on its books and the Company's allocation was settled through increases or decreases to the Advances from Parent balance.


                                                      September 30,
                                                -------------------------
                                                    1999          1998
                                                -----------   -----------
Accrued liabilities .........................    $    661      $    545
Provision for losses ........................          --           290
Net operating loss carry forwards ...........          --         1,148
Alternative minimum tax credit ..............       1,163         1,555
Percentage depletion carry forwards .........          --           187
                                                 --------      --------
                                                    1,824         3,725
Deferred tax liabilities
 Fixed asset basis difference ...............      (3,419)       (4,231)
 Other items, net ...........................        (187)         (413)
                                                 --------      --------
                                                   (3,606)       (4,644)
                                                 --------      --------
Net deferred tax liability ..................    $ (1,782)     $   (919)
                                                 ========      ========

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 5 -- LONG-TERM DEBT


     Long-term debt consists of the following:




                                                                               September 30,
                                                                         -------------------------
                                                                             1999          1998
                                                                         -----------   -----------
                                                                              (in thousands)
Credit facility
 Revolving credit facility, secured by certain oil and gas properties and pipelines; interest ranging from 7.0625% to 9.0% due
   November 2002 .....................................................    $ 21,975      $ 19,975
Term loan facility secured by certain oil and gas properties; interest
 ranging from 7.09% to 7.19%; terminated September 1999 ..............          --         7,000
Note payable to bank, secured by a building and certain equipment, monthly installments of $15 plus interest at or below the prime rate
 plus 1/2% (8.25% at September 30, 1999) due August 2002 .............         526           712
                                                                          --------      --------
                                                                            22,501        27,687
Less current portion .................................................       1,819         1,586
                                                                          --------      --------
                                                                          $ 20,682      $ 26,101
                                                                          ========      ========

     The Company along with other energy affiliates owned by RAI maintains a $45.0 million credit facility (with $22.0 million of permitted draws available to the Company) at PNC Bank ("PNC"). The facility is cross collateralized by the assets of all of the energy affiliates, and a breach of the loan agreement by any of the energy affiliates would constitute a default by the Company. The revolving credit facility has a term ending in November 2002 and bears interest at one of two rates (elected at borrower's option) which increase as the amount outstanding under the facility increases: (i) PNC prime rate plus between 0 to 75 basis points, or (ii) the Eurodollar rate plus between 150 to 225 basis points. The credit facility contains certain financial covenants and imposes the following limits: (a) ATLAS's exploration expense can be no more than 20% of capital expenditures plus exploration expense, without PNC's consent: (b) limitations on indebtedness, sales, leases or transfers of property by ATLAS without PNC's consent: and (c) the maintenance of certain financial ratios. Borrowings under the credit facility are collateralized by substantially all the oil and gas properties and pipelines of ATLAS. At September 30, 1999, long-term debt maturing over the next five fiscal years is as follows: (in thousands): 2000 -- $1,819; 2001 -- $1,002; 2002 -- $155 and 2003 -- $19,525.


NOTE 6 -- COMMITMENTS


     The Company is the managing general partner in several oil and gas limited partnerships, and ATLAS has agreed to indemnify each investor general partner from any liability, which exceeds such partner's share of partnership assets. Management believes that any such liabilities that may occur will be covered by insurance and, if not covered by insurance, will not result in a significant loss to the Company.


     Subject to certain conditions, investor general partners in certain oil and gas limited partnerships have the right to present their interests for purchase by the Company, as managing general partner. The Company is not obligated to purchase more than 5% or 10% of the units in any calendar year. The Company believes that any liability incurred would not be material based on past experience.


     The Company subordinates a part of its net partnership revenues to the receipt by investor general partners of cash distributions from the Partnership equal to at least 10% of their agreed subscriptions determined on a cumulative basis, in accordance with the terms of the partnership agreement.

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 7 -- FUTURE CONTRACTS

     The Company enters into natural gas futures contracts to hedge its exposure to changes in natural gas prices. At any point in time, such contracts may include regulated NYMEX futures contracts and non-regulated over-the-counter futures contracts with qualified counterparties. The futures contracts employed by the Company are commitments to purchase or sell natural gas at future date and generally cover one month periods for up to 18 months in the future. Gains and losses on such contracts are deferred and recognized in the month the gas is sold. The Company had no significant futures contracts at September 30, 1999.

NOTE 8 -- NET ASSETS HELD FOR DISPOSITION

     A business unit entered into natural gas futures contracts to hedge its exposure to changes in natural gas prices. The futures contracts employed by the Company were commitments to purchase or sell natural gas at a future date and generally covered one-month periods for up to 18 months in the future. The Company, in accordance with its intent, at the date of acquisition of The Atlas Group, Inc., disposed of this business unit on March 31, 1999 and recognized a gain of $1.0 million which is included in other income.

NOTE 9 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

     Results of operations for oil and gas producing activities:




                                                            Year Ended September 30, 1999
                                                           ------------------------------
Revenues ................................................             $  6,345
Production costs ........................................               (2,912)
Exploration expenses ....................................                 (362)
Depreciation, depletion and amortization ................               (1,923)
Income taxes ............................................                   --
                                                                      --------
Results of operations for producing activities ..........             $  1,148
                                                                      ========

     The estimates of the Company's proved and unproved gas reserves are based upon evaluations verified by Wright & Company, Inc., an independent petroleum engineering firm, as of September 30, 1999 and 1998. All reserves are located in the Appalachian Basin Area. Reserves are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual arrangements. Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 9 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)  -- (Continued)

     The components of capitalized costs related to the Company's oil and gas producing activities are as follows (in thousands):




                                                                       September 30,
                                                                 --------------------------
                                                                     1999           1998
                                                                 ------------   -----------
                                                                       (in thousands)
Proved properties ............................................     $ 25,408      $ 16,370
Unproved properties ..........................................           22            11
Pipeline, equipment and other interests ......................        6,388         5,121
                                                                   --------      --------
 Total .......................................................       31,818        21,502
Accumulated depreciation, depletion and amortization .........       (2,223)           --
                                                                   --------      --------
Net capitalized costs ........................................     $ 29,595      $ 21,502
                                                                   ========      ========

     The costs incurred by the Company in its oil and gas activities during the fiscal year are as follows:




                                 Year Ended September 30, 1999
                                ------------------------------
Property acquisition costs:
 Unproved properties .........              $   11
 Proved properties ...........                  22
 Exploration costs ...........                 451
 Development costs ...........               8,736


     There are numerous uncertainties inherent in estimating quantities of proven reserves and in projecting future net revenues and the timing of development expenditures. The reserve data presented represents estimates only and should not be construed as being exact. In addition, the standardized measures of discounted future net cash flows may not represent the fair market value of the Company's oil and gas reserves or the present value of future cash flows of equivalent reserves, due to anticipated future changes in oil and gas prices and in production and development costs and other factors for which effects have not been provided.

     The standardized measure of discounted future net cash flows is information provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry. The following schedule presents the standardized measure of estimated discounted future net cash flows from the company's proved reserves. Estimated future cash flows are determined by using the weighted average price received for the last month of each fiscal year, adjusted only for fixed and determinable increases in natural gas prices provided by contractual agreements. The standardized measure of future net cash flows was prepared using the prevailing economic conditions existing at September 30, 1999 and 1998 and such conditions continually change. Accordingly, such information should not serve as a basis in making any judgment on the potential value of recoverable reserves or in estimating future results of operations.

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 9 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)  -- (Continued)


                                                                                  Gas              Oil
                                                                                 (mcf)           (bbls)
                                                                            ---------------   ------------
Proved developed and undeveloped reserves at September 30, 1998 .........      71,278,940        133,755
 Current additions ......................................................      29,705,025             --
 Revision of previous estimates .........................................      (4,579,800)       (29,783)
 Transfer to limited partnerships .......................................     (18,221,632)            --
 Production .............................................................      (2,761,948)       (10,832)
                                                                              -----------        -------
Proved developed and undeveloped reserves at September 30, 1999 .........      75,420,585         93,140
                                                                              ===========        =======
Proved developed reserves at
 September 30, 1999 .....................................................      33,464,323         93,140
 September 30, 1998 .....................................................      31,263,480        133,755


           STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                          RELATING TO PROVED RESERVES
                                (in thousands)




                                                                             September 30,
                                                                      ---------------------------
                                                                          1999           1998
                                                                      ------------   ------------
Future cash inflows ...............................................    $  220,611     $ 170,166
Future production and development costs ...........................      (102,312)      (77,262)
                                                                       ----------     ---------
Future net cash flows before income taxes .........................       118,299        92,904
Future income taxes ...............................................       (22,739)       (7,388)
                                                                       ----------     ---------
Future net cash flows .............................................        95,560        85,516
Annual discount for estimated timing of cash flows. ...............        65,856        61,642
                                                                       ----------     ---------
Standardized measure of discounted future net cash flows. .........    $   29,704     $  23,874
                                                                       ==========     =========

     The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of proved developed and undeveloped oil and gas reserves after income taxes.




                                                                        Year Ended September 30, 1999
                                                                       ------------------------------
Balance, beginning of year ..........................................             $ 23,874
Increase (decrease) in discounted future net cash flows:
 Sales and transfers of oil and gas net of related costs ............               (3,433)
 Net changes in prices and production costs. ........................                3,543
 Revisions of previous quantity estimates. ..........................               (2,662)
 Extensions, discoveries, and improved recovery less related costs ..                8,587
 Purchases of reserves in-place. ....................................                   --
 Sales of reserves in-place, net of tax effect ......................                   --
 Accretion of discount ..............................................                3,556
 Net change in future income taxes ..................................               (7,037)
 Other ..............................................................                3,276
                                                                                  --------
Balance, end of year. ...............................................             $ 29,704
                                                                                  ========

                              ATLAS AMERICA, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 10 -- SUBSEQUENT EVENT

     The Company intends to sell its gas gathering and transmission facilities to Atlas Pipeline Partners L.P., a newly formed master limited partnership, which intends to file a registration statement on Form S-1 with the Securities and Exchange Commission offering 1.5 million limited partnership units. Atlas Pipeline Partners L.P. was formed by subsidiaries of RAI. In connection with the sale of its gas gathering and transmission facilities, the Company will enter into a master gas gathering agreement with the Partnership whereby the Company together with two other subsidiaries of RAI will be obligated to pay fees ranging from the greater of $.35 per mcf or $.40 per mcf and 16% of the gross sales price of the natural gas transported.

     In connection with the proposed sale of its gas gathering and transmission facilities, the Company, together with two other subsidiaries of RAI, has signed an omnibus agreement with Atlas Pipeline Partners, L.P., requiring them to:

   o Connect wells within 2,500 feet of one of Atlas Pipeline Partners, L.P.'s gathering systems to that system;

   o Drill and connect a minimum of 225 wells to Atlas Pipeline Partners, L.P.'s gathering systems before 2003;

   o Provide Atlas Pipeline Partners, L.P. with construction financing for new gathering systems or gathering system extensions of $1.5 million per year for five years.

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
The Atlas Group, Inc.
Coraopolis, Pennsylvania

     We have audited the accompanying consolidated statements of financial position of The Atlas Group, Inc. and subsidiaries as of June 30, 1998 and July 31, 1997, and the related consolidated statements of income and cash flows for the eleven months ended June 30, 1998 and the year ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Atlas Group, Inc. as of June 30, 1998 and July 31, 1997, and the results of its operations and its cash flows for the eleven months ended June 30, 1998 and the year ended July 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 17, on July 13, 1998 the Company entered into an Agreement and Plan of Merger with Resource America, Inc. pursuant to which The Atlas Group, Inc. will be merged into a wholly owned subsidiary of Resource America, Inc.




/s/ McLAUGHLIN & COURSON
--------------------------
Pittsburgh, Pennsylvania
July 31, 1998

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                             THE ATLAS GROUP, INC.
                        JUNE 30, 1998 AND JULY 31, 1997



                                                                                  June 30,        July 31,
                                                                                    1998            1997
                                                                               --------------  --------------
                                    ASSETS
CURRENT ASSETS
 Cash and cash equivalents ..................................................   $  5,292,207    $  9,385,866
 Trade accounts and notes receivable, less allowance for doubtful accounts of
   $391,667 in 1998 and $300,000 in 1997 ....................................      5,857,331       4,018,804
 Other receivables ..........................................................      1,094,550         330,626
 Accounts receivable -- officers ............................................        464,859          41,449
 Inventories ................................................................        783,067         175,635
 Prepaid expenses and other current assets ..................................        331,838         386,569
                                                                                ------------    ------------
    TOTAL CURRENT ASSETS ....................................................     13,823,852      14,338,949
OIL AND GAS PROPERTIES
 Oil and gas wells and leases ...............................................     40,739,334      35,526,072
 Less accumulated depreciation, depletion and amortization ..................     16,598,203      14,694,388
                                                                                ------------    ------------
                                                                                  24,141,131      20,831,684
OTHER ASSETS ................................................................        447,386         374,722
PROPERTY, PLANT AND EQUIPMENT
 Land .......................................................................        504,693         504,693
 Buildings ..................................................................      2,816,023       2,777,821
 Equipment ..................................................................      1,687,956       1,565,391
 Gathering lines ............................................................     21,830,936      20,506,629
                                                                                ------------    ------------
                                                                                  26,839,608      25,354,534
 Less accumulated depreciation ..............................................     16,116,882      14,699,813
                                                                                ------------    ------------
                                                                                  10,722,726      10,654,721
                                                                                ------------    ------------
                                                                                $ 49,135,095    $ 46,200,076
                                                                                ============    ============
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable and accrued expenses ......................................   $  4,402,878    $  4,024,644
 Working interests and royalties payable ....................................      4,890,885       4,504,911
 Billings in excess of costs of $2,334,975 in 1998 and $2,916,951 in 1997 on
   uncompleted contracts ....................................................      4,907,001       6,761,946
 Current maturities on long-term debt:
   Subordinated notes payable to stockholders ...............................      1,348,189       1,907,084
   Other ....................................................................      1,922,797         819,048
 Income taxes payable .......................................................            -0-         336,873
                                                                                ------------    ------------
    TOTAL CURRENT LIABILITIES ...............................................     17,471,750      18,354,506
DEFERRED INCOME TAXES .......................................................        675,000         700,000
LONG-TERM DEBT, net of current maturities:
 Subordinated notes payable to stockholders .................................            -0-       1,348,190
 Other ......................................................................      8,310,536       4,859,523
OTHER LONG-TERM LIABILITIES .................................................        400,000         323,742
STOCKHOLDERS' EQUITY
 Capital stock, no par; authorized 2,000,000 shares; issued 500,000 shares ..          1,250           1,250
 Paid-in capital ............................................................        560,093         560,093
 Retained earnings ..........................................................     26,931,861      25,404,167
 Treasury stock, at cost (130,519 shares and 133,919 shares, respectively) ..     (5,215,395)     (5,351,395)
                                                                                ------------    ------------
                                                                                  22,277,809      20,614,115
                                                                                ------------    ------------
                                                                                $ 49,135,095    $ 46,200,076
                                                                                ============    ============

                 See notes to consolidated financial statements

                       CONSOLIDATED STATEMENTS OF INCOME
                             THE ATLAS GROUP, INC.
        ELEVEN MONTHS ENDED JUNE 30, 1998 AND YEAR ENDED JULY 31, 1997




                                                             Eleven
                                                          Months Ended     Year Ended
                                                            June 30,        July 31,
                                                              1998            1997
                                                         --------------  --------------
INCOME
 Sales -- gas wells ...................................   $21,777,181     $22,354,389
 Purchased gas revenues ...............................    21,786,823      29,908,989
 Well operating fees ..................................     3,379,158       3,445,777
 Gathering line charges ...............................     2,466,470       2,539,795
 Working interests and royalties ......................     4,505,756       5,124,912
 Interest .............................................       137,835         227,524
 Other ................................................       459,696         411,912
                                                          -----------     -----------
                                                           54,512,919      64,013,298
COSTS OF SALES AND OTHER EXPENSES
 Costs of sales -- gas wells ..........................    19,895,082      18,472,875
 Cost of purchased gas ................................    22,013,008      30,401,349
 Gathering line and well operation expense ............     2,648,643       2,253,146
 General and administrative ...........................     4,065,342       3,589,809
 Interest:
   Subordinated notes payable to stockholders .........       277,213         536,096
   Other ..............................................       356,983         144,625
 Depreciation, depletion and amortization .............     3,323,754       3,850,978
                                                          -----------     -----------
                                                           52,580,025      59,248,878
                                                          -----------     -----------
    INCOME BEFORE INCOME TAXES ........................     1,932,894       4,764,420
INCOME TAXES
 Current:
   Federal ............................................       450,000         665,000
   State ..............................................       100,000         560,000
 Deferred .............................................       (25,000)         45,000
                                                          -----------     -----------
                                                              525,000       1,270,000
                                                          -----------     -----------
    NET INCOME ........................................   $ 1,407,894     $ 3,494,420
                                                          ===========     ===========

                 See notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             THE ATLAS GROUP, INC.
        ELEVEN MONTHS ENDED JUNE 30, 1998 AND YEAR ENDED JULY 31, 1997




                                                                                      Eleven
                                                                                   Months Ended     Year Ended
                                                                                     June 30,        July 31,
                                                                                       1998            1997
                                                                                  --------------  --------------
Cash flows from operating activities:
 Net income ....................................................................   $  1,407,894    $  3,494,420
 Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation, depletion and amortization ......................................      3,323,754       3,850,978
 Expense funded by issuance of capital stock ...................................        255,800         157,500
 Other, net ....................................................................         22,503             -0-
 Change in assets and liabilities:
   Receivables .................................................................     (3,025,861)      1,935,803
   Inventories .................................................................       (607,432)        273,558
   Prepaid expenses and other current assets ...................................         82,468         406,004
   Accounts payable and accrued expenses and working interests and royalties
    payable ....................................................................        764,208      (1,555,919)
   Uncompleted contract billings, net ..........................................     (1,854,945)     (3,412,123)
   Income taxes payable ........................................................       (364,610)       (662,000)
   Deferred income taxes .......................................................        (25,000)         45,000
   Long-term liabilities .......................................................         76,258          13,696
                                                                                   ------------    ------------
    Net cash provided by operating activities ..................................         55,037       4,546,917
Cash flows used in investing activities:
 Investment in oil and gas wells and leases ....................................     (5,213,262)     (3,598,288)
 Other assets, net .............................................................        (72,664)        (66,595)
 Gathering line additions ......................................................     (1,324,307)     (2,062,390)
 Other property additions ......................................................       (186,140)     (1,493,305)
                                                                                   ------------    ------------
    Net cash used in investing activities ......................................     (6,796,373)     (7,220,578)
Cash flows provided by (used in) financing activities:
 Proceeds from long-term borrowings ............................................      9,475,000       4,750,000
 Principal payments on long-term borrowings ....................................     (4,920,238)     (4,935,715)
 Principal payments on notes payable to stockholders ...........................     (1,907,085)     (1,669,660)
                                                                                   ------------    ------------
    Net cash provided by (used in) financing activities ........................      2,647,677      (1,855,375)
                                                                                   ------------    ------------
Net decrease in cash and cash equivalents ......................................     (4,093,659)     (4,529,036)
Cash and cash equivalents at beginning of period ...............................      9,385,866      13,914,902
                                                                                   ------------    ------------
Cash and cash equivalents at end of period .....................................   $  5,292,207    $  9,385,866
                                                                                   ============    ============
Additional Cash Flow Information:
 Cash paid during the period for:
   Interest ....................................................................   $    584,743    $    691,226
   Income taxes ................................................................        914,609       1,887,000

                 See notes to consolidated financial statements

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             THE ATLAS GROUP, INC.

1. DESCRIPTION OF BUSINESS

     The Atlas Group, Inc. (Atlas) was formed in July, 1995 to hold, through its wholly owned subsidiary AIC, Inc. also formed in July, 1995, Atlas Energy Group and its subsidiaries, including Atlas Resources, Inc. and Atlas Gas Marketing, Inc. The purpose of the reorganization is to achieve more efficient concentration of funds of the Atlas group of companies, thereby minimizing transaction costs and maximizing returns on investment vehicles. No changes in the consolidated assets, liabilities or stockholders' equity occurred as a result of the reorganization.

     Atlas and subsidiaries are engaged in the exploration for development, production, and marketing of natural gas and oil primarily in the Appalachian Basin area. In addition, the Company performs contract drilling and well operation services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Principles of consolidation

     The consolidated financial statements include the accounts of The Atlas Group, Inc., and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


Inventories

     Inventories, consisting of oil and gas field materials and supplies, are stated at the lower of first-in, first-out cost or market. Method of accounting for oil and gas properties

     The Company uses the successful efforts method of accounting for oil and gas producing activities. Property acquisition costs are capitalized when incurred. Geological and geophysical costs and delay rentals are expensed when incurred. Development costs, including equipment and intangible drilling costs related to both producing wells and developmental dry holes, are capitalized. All capitalized costs are generally depreciated and depleted on the unit-of-production method using estimates of proven reserves. Oil and gas properties are periodically assessed and when unamortized costs exceed expected future net cash flows, a loss is recognized by recording a charge to income.

     On the sale or retirement of oil and gas properties, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.

     For tax purposes, intangible drilling costs are being written off as incurred. The greater of cost or percentage depletion as defined by the Internal Revenue Code, is used as a deduction from income.


Property, plant and equipment

     Land, buildings, equipment and gathering lines are recorded at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. As property is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference, if any, is charged or credited to income. Depreciation is computed over the estimated useful life of the assets generally by the straight-line method.


Revenue recognition

     The Company sells interests in oil and gas wells and retains therefrom a working interest and/or overriding royalty in the producing wells. The income from the working interests is recorded when the natural gas and oil are produced.

     The Company also contracts to drill oil and gas wells. The income from these contracts is recorded upon substantial completion of the well.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs in excess of amounts billed are classified as current assets under costs in excess of billings on uncompleted contracts. Billings in excess of costs are classified under current liabilities as billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.


Working interests and royalties

     Revenues from working interests and royalties are reported net of all landowner royalty and lease operating expenses and are recognized when the natural gas and oil are produced. For the eleven months ended June 30, 1998, the Company recognized working interest income of $3,556,373 and royalty income of $949,383. Working interest and royalty income during the year ended July 31, 1997 amounted to $4,113,425 and $1,011,487, respectively.


Cash equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.


Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Reclassifications

     Certain amounts contained in prior year comparative information have been reclassified to conform with the 1998 presentation.

3. AFFILIATED OIL AND GAS PARTNERSHIPS

     In connection with the sponsorship of oil and gas partnerships, the Company is reimbursed by the partnerships for certain operating and overhead costs incurred on their behalf. These reimbursements totaled approximately $370,000 during the eleven months ended June 30, 1998 and the year ended July 31, 1997. In addition, as part of its duties as well operator, the Company receives proceeds from the sale of oil and gas and makes distributions to investors according to their working interest in the related oil and gas properties.

4. PLAN OF REORGANIZATION

     On November 8, 1990 the Company adopted a plan of reorganization whereby a substantial portion of the common stock of the two majority shareholders would be purchased by the Company and shares of the Company's stock would be granted to certain key employees of the Company (Management Investors), giving the Management Investors control of the Company.


Purchase of treasury shares and notes payable to stockholders

     On November 14, 1990, the Company entered into an agreement effective as of August 16, 1990 to purchase 248,717 shares of common stock from its two majority shareholders at $40.00 per share ($9,948,680).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. PLAN OF REORGANIZATION  -- (Continued)

     The purchase price is evidenced by promissory notes bearing interest at 13.5%. Quarterly principal payments range from $100,574 on November 15, 1991 to a final payment of $856,103 on November 15, 1998. Payments may be deferred or accelerated under certain circumstances. Principal payments totaled $1,907,085 and $1,669,660 during the eleven months ended June 30, 1998 and the year ended July 31, 1997, respectively. Interest expense amounted to $277,213 and $536,096 for the eleven months ended June 30, 1998 and the year ended July 31, 1997, respectively.

     The notes are subordinate to all direct and indirect debt, past, present or future and all obligations, if any, to make contributions to any employee stock ownership plan now in existence or hereinafter created.

     The promissory notes are secured by warrants on the common stock of the Company that are exercisable upon an uncorrected event of default. At June 30, 1998 and July 31, 1997, the following warrants were outstanding:




                                 June 30,      July 31,
                                   1998          1997
                                ----------   -----------
   Number of shares .........     28,678       167,194
   Exercise price ...........      47.01         19.47


     The Company has options to purchase, and the majority shareholders had options to sell 131,425 shares of the Company's common stock at per share prices ranging from $63.25 to $74.10 commencing on the earlier of the satisfaction of all the Company's obligations under the foregoing promissory notes or November 14, 1999.


Stock grants

     The Company has established a management employee stock option consisting of an aggregate of options to acquire 47,578 shares of common stock at $1.00 per share. No options have been granted as of June 30, 1998. The option will terminate August 15, 2012.

     There are restrictions on the sale of the vested Management Investor and ESOP shares of common stock which include, among other restrictions, that shares may not be sold until obligations to the majority shareholders are satisfied. Shares offered for sale must first be offered to the Company and then to other shareholders before being offered to a third party. Further conditions apply to sales that would result in a third party owning 5% or more of the total shares of the Company.

5. OTHER LONG-TERM DEBT AND CREDIT FACILITY

     Long-term debt at June 30, 1998 and July 31, 1997 consists of the following:




                                                                            June 30,         July 31,
                                                                              1998             1997
                                                                         --------------   -------------
Revolving credit loan payable to bank ................................    $  9,475,000     $4,750,000
Note payable to bank in monthly installments through August 2002 of
 $15,476, plus interest at or below prime rate plus one-half percent
 (1/2%) (7.97% and 8.25% at June 30, 1998 and July 31, 1997, respec-
 tively). Secured by building and equipment having a net book value
 of $1,045,860 at June 30, 1998 ......................................         758,333        928,571
                                                                          ------------     ----------
                                                                            10,233,333      5,678,571
Less current maturities ..............................................      (1,922,797)      (819,048)
                                                                          ------------     ----------
                                                                          $  8,310,536     $4,859,523
                                                                          ============     ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. OTHER LONG-TERM DEBT AND CREDIT FACILITY  -- (Continued)

     The revolving credit and term loan agreement enables the Company to borrow $10,000,000 on a revolving basis until August 15, 1998. A commitment fee at a rate of three-eights of one percent (3/8%) is charged on the unused portion. During the revolving credit period, loans bear interest at or below prime rate plus one-quarter percent (1/4%). The average interest rate at June 30, 1998 was 7.79%. The agreement provides that the Company may convert any outstanding borrowings into a 5 year term loan, payable in equal monthly installments, plus interest at or below prime rate plus one-half percent (1/2%).

     The loan agreements are secured by certain assets of the Company.

6. MATURITIES ON LONG-TERM DEBT

     Aggregate maturities on long-term debt at June 30, 1998 for the next five fiscal years are as follows:




Fiscal              Subordinated         Other
 Year              Notes Payable       Long-Term
Ending            To Stockholders         Debt           Total
--------------   -----------------   -------------   -------------
1999 .........       1,348,189        $1,922,797      $3,270,986
2000 .........             -0-         2,080,714       2,080,714
2001 .........             -0-         2,080,714       2,080,714
2002 .........             -0-         2,080,714       2,080,714
2003 .........             -0-         1,910,476       1,910,476

7. LEASE COMMITMENTS

     The Company leases certain vehicles and compressor sites. These leases are accounted for as operating leases. Lease expense for the eleven months ended June 30, 1998 and the year ended July 31, 1997 amounted to $521,261 and $317,870, respectively. The future minimum lease payments at June 30, 1998 are as follows:




Fiscal
 Year
Ending
--------------------------
  1999 ...................    $501,963
  2000 ...................     162,848
  2001 ...................      57,661
  2002 ...................      21,690
  2003 ...................         -0-


8. INCOME TAXES

     Net deferred tax liabilities consist of the following:




                                                                         June 30,       July 31,
                                                                           1998           1997
                                                                      -------------  -------------
Exploration and development costs expensed for income tax reporting    $1,460,000     $1,250,000
Tax credits ........................................................     (310,000)      (270,000)
Other ..............................................................     (475,000)      (280,000)
                                                                       ----------     ----------
                                                                       $  675,000     $  700,000
                                                                       ==========     ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. INCOME TAXES  -- (Continued)

     A reconciliation between the Company's effective tax rate and the U.S. statutory rate is as follows:




                                                                          1998         1997
                                                                       ----------   ----------
U.S. statutory rate ................................................   34.0 %       34.0 %
State income taxes net of federal income tax benefit ...............     3.2          4.1
Depletion ..........................................................   (5.4)        (3.9)
Nonconventional fuels and alternative minimum tax credits ..........   (1.9)        (4.4)
Other ..............................................................   (2.8)        (3.1)
                                                                       -----        -----
Effective tax rate .................................................   27.2 %       26.7 %
                                                                       ========     ========

9. PROFIT SHARING PLAN


     The Company maintains a defined contribution 401(k) profit sharing plan covering substantially all of its employees. The Plan Administrator set the maximum allowable employee contribution at the lesser of 15% of their compensation or $10,000. The Company matches employee contributions by contributing an amount equal to 50% of each employee's contribution. Pension expense under the 401(k) profit sharing plan was $154,997 for the eleven months ended June 30, 1998 and $142,189 for the year July 31, 1997.


10. OPTION ON BUILDING


     The majority shareholders were granted an option to acquire the land and building (having a net book value of $961,966 at June 30, 1998) utilized as the Company's headquarters for a period of six months commencing on August 15, 2003 and ending February 15, 2004 for $500,000. The option has been amended to allow the cancellation of the option, upon the event of a disposition of the Company, by payment of $500,000 to the majority shareholders.


11. CHANGES IN STOCKHOLDERS' EQUITY


     Changes in stockholders' equity during the eleven months ended June 30, 1998 and the year ended July 31, 1997 were as follows:




                                                          Capital      Paid-in        Retained          Treasury
                                                           Stock       Capital        Earnings            Stock
                                                         ---------   -----------   --------------   ----------------
BALANCE AT JULY 31, 1996 .............................    $1,250      $560,093      $21,892,247       $ (5,491,395)
Treasury stock issued to ESOP (3,000 shares) .........                                   15,000            120,000
Other (500 shares) ...................................                                    2,500             20,000
Net income for the year ..............................                                3,494,420
                                                                                    -----------
BALANCE AT JULY 31, 1997 .............................     1,250       560,093       25,404,167         (5,351,395)
Treasury stock issued to ESOP (3,000 shares) .........                                  111,000            120,000
Other (400 shares) ...................................                                    8,800             16,000
Net income for the period ............................                                1,407,894
                                                                                    -----------
BALANCE AT JUNE 30, 1998 .............................    $1,250      $560,093      $26,931,861       $ (5,215,395)
                                                          ======      ========      ===========       ============

12. EMPLOYEE STOCK OWNERSHIP PLAN


     Effective August 1, 1990 the Company established a non-contributory employee stock ownership plan (ESOP) covering substantially all employees except the Company's two majority shareholders. The Company contributed 3,000 shares of common stock based on a fair market value of $77.00 ($231,000) and $45 ($135,000) to the plan during the eleven months ended June 30, 1998 and the year ended July 31, 1997,

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. EMPLOYEE STOCK OWNERSHIP PLAN  -- (Continued)

respectively. The Company also contributed $30,595 and $29,413 in cash during the eleven months ended June 30, 1998 and the year ended July 31, 1997, respectively. Employee benefits vest after five years of service, including service prior to establishment of the plan. There are restrictions on the sale of the stock (see Plan of Reorganization).


     As of June 30, 1998 the Company has made provision of $462,000 for an ESOP contribution of 6,000 shares of common stock based on a fair market value of $77.00.


13. FUTURES CONTRACTS


     The Company enters into natural gas futures contracts to hedge its exposure to changes in natural gas prices. At any point in time, such contracts may include regulated NYMEX futures contracts and non-regulated over-the-counter futures contracts with qualified counterparties. The futures contracts employed by the Company are commitments to purchase or sell natural gas at a future date and generally cover one month periods for up to 18 months in the future. Realized gains (losses) are recorded in the income accounts in the month(s) that the futures contracts are intended to hedge. Unrealized gains (losses) are deferred until realized. Deferred gains (losses) were $206,035 and $95,990 at June 30, 1998 and July 31, 1997, respectively.


14. COMMITMENTS


     Atlas Resources, Inc., as general partner in several oil and gas limited partnerships, and The Atlas Group, Inc. have agreed to indemnify each investor general partner from any liability incurred which exceeds such partner's share of partnership assets. Management believes that such liabilities that may occur will be covered by insurance and, if not covered by insurance, will not result in a significant loss to The Atlas Group, Inc. and its subsidiaries.


     Subject to certain conditions, investor general partners in certain oil and gas limited partnerships may present their interests beginning in 1998 for purchase by Atlas Resources, Inc., as managing general partner. Atlas Resources, Inc. is not obligated to purchase more than 5% of the units in any calendar year.


     Atlas Resources, Inc., as managing general partner in certain oil and gas limited partnerships has also agreed to subordinate its share of production revenues to the receipt by investor partners of cash distributions equal to at least 10% of their subscriptions in each of the first five years of partnership operations. During the eleven months ended June 30, 1998 and the year ended July 31, 1997, Atlas Resources, Inc. had net subordinations of $427,245 and $417,896, respectively.


15. YEAR 2000


     The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has established processes for evaluating and managing risks and costs associated with this problem. The computing portfolio was identified and an initial assessment has been completed. The Company anticipates corrective action to be completed during fiscal year 1999 and the aggregate costs of such corrections will not be material.


16. LITIGATION


     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings, claims and litigation will not have a material effect on operating results, or cash flows when resolved in a future period, and these matters will not materially affect the Company's consolidated financial position.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. SUBSEQUENT EVENTS


Merger

     On July 13, 1998 the Company entered into an Agreement and Plan of Merger with Resource America, Inc. pursuant to which The Atlas Group, Inc. will be merged into a wholly owned subsidiary of Resource America, Inc.

     The merger is expected to become effective in the late summer of 1998.

     The Company has the right to accelerate the payment of the options to purchase certain shares of the majority shareholders referred to in Note 4 to the financial statements, in event of a disposition of the Company.


Stock options

     On July 1, 1998 the Company granted to certain key employees options to purchase 36,374 shares of Common Stock of the Company at $1.00 per share. On July 6, 1998, 32,874 shares were exercised based on a fair market value of $77.00 per share. The charge to income, net of the estimated tax benefit, is approximately $1,850,000.

18. NATURAL GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED)

     The supplementary information summarized below presents the results of natural gas and oil activities in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities."

     (1) Production Costs

     The following table presents the costs incurred relating to natural gas and oil production activities:




                                                                             June 30,          July 31,
                                                                               1998              1997
                                                                         ---------------   ----------------
Capitalized costs at:
 Capitalized costs ...................................................    $  40,739,334     $  35,526,072
Accumulated depreciation and depletion ...............................      (16,598,203)      (14,694,388)
                                                                          -------------     -------------
   Net capitalized costs .............................................    $  24,141,131     $  20,831,684
                                                                          =============     =============
Costs incurred during the period ended:
 Property acquisition costs -- proved undeveloped properties .........    $     234,985     $      94,375
                                                                          =============     =============
 Developed costs .....................................................    $   4,978,277     $   3,503,913
                                                                          =============     =============


     Property acquisition costs include costs to purchase, lease or otherwise acquire a property. Development costs include costs to gain access to and prepare development well locations for drilling, to drill and equip development wells and to provide facilities to extract, treat, gather and store oil and gas.



                                             June 30,         July 31,
                                               1998             1997
                                          --------------   --------------
Capitalized gathering line costs at:
 Capitalized cost .....................    $  4,754,778     $  4,716,525
 Accumulated depreciation .............      (3,078,929)      (2,979,430)
                                           ------------     ------------
   Net capitalized costs ..............    $  1,675,849     $  1,737,095
                                           ============     ============
Costs incurred during the period ended:
 Gathering line additions .............    $    288,434     $    474,350
                                           ============     ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. NATURAL GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED)  -- (Continued)

     (2) Results of Operations for Producing Activities

     The following table presents the results of operations related to natural gas and oil production for the eleven months ended June 30, 1998 and the year ended July 31, 1997:



                                                                 Eleven
                                                              Months Ended      Year Ended
                                                             June 30, 1998     July 31, 1997
                                                            ---------------   --------------
Revenues ................................................    $  5,042,953      $  5,709,065
Production costs ........................................        (576,874)         (518,224)
Depreciation and depletion ..............................      (2,161,354)       (2,759,182)
Income tax expense ......................................        (674,593)         (689,485)
                                                             ------------      ------------
Results of operations from producing activities .........    $  1,630,132      $  1,742,174
                                                             ============      ============

     Depreciation, depletion and amortization of natural gas and oil properties are provided on the unit-of-production method and gathering lines are depreciated over 10 years.

     (3) Reserve Information

     The information presented below represents estimates of proved natural gas and oil reserves. Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. Proved undeveloped reserves represent proved reserves expected to be recovered from new wells after substantial development costs are incurred. Substantially all reserves are located in Eastern Ohio and Western Pennsylvania.



                                                                 June 30, 1998                  July 31, 1997
                                                         -----------------------------   ----------------------------
                                                           Natural Gas         Oil         Natural Gas         Oil
                                                              (Mcf)         (Barrels)         (Mcf)         (Barrels)
                                                         ---------------   -----------   ---------------   ----------
Proved developed and undeveloped reserves:
 Beginning of period .................................     112,040,540       104,931        67,802,983      106,278
 Revision of previous estimates ......................       4,538,943        29,241         2,472,316        2,523
 Extensions, discoveries and other additions .........      17,606,758        61,002        57,973,911          -0-
 Production ..........................................      (2,655,365)       (7,647)       (2,658,946)      (3,870)
 Sales of minerals in place ..........................     (17,709,377)          -0-       (13,549,724)         -0-
                                                           -----------       -------       -----------      -------
 End of period .......................................     113,821,499       187,527       112,040,540      104,931
                                                           ===========       =======       ===========      =======
Proved developed reserves:
 Beginning of period .................................      31,084,190       104,931        31,220,113      106,278
                                                           ===========       =======       ===========      =======
 End of period .......................................      41,781,119       187,527        31,084,190      104,931
                                                           ===========       =======       ===========      =======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. NATURAL GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED)  -- (Continued)

     (4) Standard Measure of Discounted Future Cash Flows

     Management cautions that the standard measure of discounted future cash flows should not be viewed as an indication of the fair market value of natural gas and oil producing properties, nor of the future cash flows expected to be generated therefrom. The information presented does not give recognition to future changes in estimated reserves, selling prices or costs and has been discounted at an arbitrary rate of 10%. Estimated future net cash flows from natural gas and oil reserves based on selling prices and costs at June 30, 1998 and July 31, 1997 price levels are as follows:




                                                                          1998              1997
                                                                    ---------------   ---------------
Future cash inflows .............................................    $ 307,132,350     $ 291,945,690
Future production costs .........................................      (60,321,170)      (47,469,590)
Future development costs ........................................      (69,941,230)      (68,028,140)
Future income tax expense .......................................      (50,664,334)      (52,958,050)
                                                                     -------------     -------------
Future net cash flow ............................................      126,205,616       123,489,910
10% annual discount for estimated timing of cash flows ..........      (93,549,205)      (88,952,400)
                                                                     -------------     -------------
Standard measure of discounted future net cash flows ............    $  32,656,411     $  34,537,510
                                                                     =============     =============

     Summary of changes in the standardized measure of discounted future net cash flows:




                                                                                     1998                1997
                                                                              -----------------   -----------------
Sales of gas and oil produced -- net ......................................     $  (4,024,581)      $  (3,900,673)
Net changes in prices, production and development costs ...................        (4,884,526)            395,917
Extensions, discoveries, and improved recovery, less related costs ........         2,396,461           9,931,040
Development costs incurred ................................................         4,215,402           3,532,100
Revisions of previous quantity estimates ..................................         2,864,965           1,400,886
Sales of minerals in place ................................................        (3,033,660)         (1,255,106)
Accretion of discount .....................................................         2,258,881           2,161,723
Net change in income taxes ................................................        (1,674,041)         (1,448,161)
                                                                                -------------       -------------
 Net (decrease) increase ..................................................        (1,881,099)         10,817,726
Beginning of period .......................................................        34,537,510          23,719,784
                                                                                -------------       -------------
End of period .............................................................     $  32,656,411       $  34,537,510
                                                                                =============       =============

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Resource America, Inc.

     We have audited the accompanying consolidated balance sheets of Resource Energy, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended September 30. 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resource Energy, Inc. and subsidiaries as of September 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.




     /s/ Grant Thornton LLP



     Cleveland, Ohio
     November 17, 1999

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)


                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1999 AND 1998
                                (in thousands)



                                                                             1999           1998
                                                                         ------------   ------------
                             ASSETS
Cash and cash equivalents ............................................    $     636      $     652
Accounts and other receivables .......................................          998          1,180
Inventories ..........................................................           47            108
Prepaid expenses and other current assets ............................            8             39
                                                                          ---------      ---------
   Total current assets ..............................................        1,689          1,979
Property, plant and equipment -- at cost
Oil and gas properties (successful efforts) ..........................       26,364         25,858
Gas gathering and transmission facilities ............................        1,673          1,630
Other ................................................................        1,122          1,085
                                                                          ---------      ---------
                                                                             29,159         28,573
Less -- accumulated depreciation, depletion and amortization .........      (17,168)       (16,053)
                                                                          ---------      ---------
 Net property, plant and equipment ...................................       11,991         12,520
 Contract rights and other intangibles ...............................        1,370          1,552
 Goodwill (net) ......................................................          332            353
                                                                          ---------      ---------
                                                                          $  15,382      $  16,404
                                                                          =========      =========
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable -- trade ............................................    $     849      $     811
Accrued liabilities ..................................................           78             28
Current maturities of long--term debt ................................          367            463
                                                                          ---------      ---------
   Total current liabilities .........................................        1,294          1,302
Commitments and contingencies ........................................           --             --
Advances from Parent .................................................          910          7,428
Long--term debt, net of current maturities ...........................        4,633             --
Stockholder's equity
 Common stock, $.01 par value, 100 shares
   authorized and outstanding ........................................            1              1
 Additional paid--in capital .........................................        2,169          2,169
 Retained earnings ...................................................        6,375          5,504
                                                                          ---------      ---------
   Total stockholder's equity ........................................        8,545          7,674
                                                                          ---------      ---------
                                                                          $  15,382      $  16,404
                                                                          =========      =========


          See accompanying notes to consolidated financial statements

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           YEARS ENDED SEPTEMBER 30,
                                (in thousands)



                                                         1999         1998         1997
                                                      ----------   ----------   ----------
Revenues
 Oil and gas production ...........................    $ 4,552      $ 4,682      $ 3,936
 Well services ....................................      1,731        2,053        1,672
 Other income .....................................         51           57           28
                                                       -------      -------      -------
                                                         6,334        6,792        5,636
Costs and Expenses
 Oil and gas production ...........................      1,891        2,022        1,635
 Well services ....................................        994        1,136          908
 Exploration ......................................        162          503          187
 General and administrative .......................        780          694          205
 Depreciation, depletion and amortization .........      1,344        1,273        1,202
 Interest .........................................         11           40           20
 Other ............................................         64           22           --
                                                       -------      -------      -------
                                                         5,246        5,690        4,157
                                                       -------      -------      -------
Income from operations ............................      1,088        1,102        1,479
Provision for income taxes ........................        217          336          450
                                                       -------      -------      -------
Net income ........................................    $   871      $   766      $ 1,029
                                                       =======      =======      =======

          See accompanying notes to consolidated financial statements

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)


          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                YEARS ENDED SEPTEMBER 30, 1997, 1998, and 1999
                                (in thousands)



                                             Common Stock
                                          -------------------    Paid In     Retained     Stockholder's
                                           Shares     Amount     Capital      Earning        Equity
                                          --------   --------   ---------   ----------   --------------
Balance at September 30, 1996 .........      100        $ 1      $ 2,169     $ 3,709         $ 5,879
 Net Income ...........................       --         --           --       1,029           1,029
                                             ---        ---      -------     -------         -------
Balance at September 30, 1997 .........      100        $ 1      $ 2,169     $ 4,738         $ 6,908
 Net Income ...........................       --         --           --         766             766
                                             ---        ---      -------     -------         -------
Balance at September 30, 1998 .........      100        $ 1      $ 2,169     $ 5,504         $ 7,674
 Net Income ...........................       --         --           --         871             871
                                             ---        ---      -------     -------         -------
Balance at September 30, 1999 .........      100        $ 1      $ 2,169     $ 6,375         $ 8,545
                                             ===        ===      =======     =======         =======

          See accompanying notes to consolidated financial statements

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED SEPTEMBER 30,
                                (in thousands)



                                                                      1999           1998          1997
                                                                  ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income ....................................................     $   871       $    766         1,029
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation, depletion and amortization .....................       1,344          1,273         1,202
 (Gain) loss on sale of assets ................................            (8)         (15)            8
Property impairments and abandonments .........................            (6)         260            38
Amortization of deferred finance costs ........................           7              8            --
Change in operating assets and liabilities:
 Decrease (increase) in accounts receivable and other current
   assets .....................................................         274           (232)         (203)
 Increase in accounts payable and accrued liabilities .........          88            275           117
                                                                    ---------     --------         -----
   Cash provided by operating activities ......................       2,570          2,335         2,191
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash paid in business acquisition .........................          --             --        (1,226)
Capital expenditures ..........................................        (668)        (2,094)         (639)
Proceeds from sale of assets ..................................          47            145           136
Decrease (increase) in other assets ...........................          16            (67)         (110)
                                                                    ---------     --------        ------
   Cash used in investing activities ..........................        (605)        (2,016)       (1,839)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances (to) from parent .....................................      (6,518)           651          (436)
Payment on long term debt .....................................        (463)          (462)           --
Borrowings on revolving credit loan ...........................       5,000             --            --
Increase in other assets ......................................          --            (15)
                                                                    ---------     --------        ------
   Cash (used in) provided by financing activities ............      (1,981)           174          (436)
(Decrease) increase in cash ...................................         (16)           493           (84)
Cash at the beginning of period ...............................         652            159           243
                                                                    ---------     --------        ------
   Cash at the end of period ..................................     $   636       $    652      $    159
                                                                    =========     ========      ========


          See accompanying notes to consolidated financial statements

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- NATURE OF OPERATIONS


     Resource Energy, Inc. and subsidiaries ("REI" or the "Company") are energy finance and production companies, engaged in the exploration, development, production and transportation of natural gas and oil primarily in the Appalachian Basin Area. REI was incorporated in Delaware in 1993 and is a wholly-owned subsidiary of Resource America, Inc. ("RAI") which is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing and energy business sectors.


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES


     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.


Principles of Consolidation


     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and its pro rata share of assets and liabilities, income and expenses of the partnerships in which it has an interest. All material intercompany transactions have been eliminated.


Use of Estimates


     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


Inventories


     Inventories, consisting of oil and gas field materials and supplies, are stated at the lower of cost or market. Cost is determined by the first-in first-out method.


Oil and Gas Properties


     The Company follows the successful efforts method of accounting. Accordingly, property acquisition costs, costs of successful exploratory wells, all development costs, and the cost of support equipment and facilities are capitalized. Costs of unsuccessful exploratory wells are expensed when such wells are determined to be nonproductive. The costs associated with drilling and equipping wells not yet completed are capitalized as uncompleted wells, equipment and facilities. Geological and geophysical costs and the costs of carrying and retaining undeveloped properties, including delay rentals, are expensed as incurred.


     Production costs, overhead and all exploration costs other than costs of exploratory drilling are charged to expense as incurred.


     Unproved properties are assessed periodically to determine whether there has been a decline in value and, if such decline is indicated, a loss will be recognized. The Company compares the carrying value of its oil and gas producing properties to the estimated future cash flow, net of applicable income taxes, from such properties in order to determine whether their carrying values should be reduced. No adjustment was necessary at September 30, 1999.


     On an annual basis, the Company estimates the costs of future dismantlement, restoration, reclamation, and abandonment of its gas and oil producing properties. Additionally, the Company evaluates the estimated

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES  -- (Continued)

salvage value of equipment recoverable upon abandonment. At September 30, 1999 and 1998, the Company's evaluation of equipment salvage values was greater than or equal to the estimated costs of future dismantlement, restoration, reclamation and abandonment.


Depreciation, Depletion and Amortization


     Proved developed oil and gas properties, which include intangible drilling and development costs, tangible well equipment, and lease-hold costs, are amortized on the unit-of-production method using the ratio of current production to the estimated aggregate proved developed oil and gas reserves.


     Property, plant and equipment, other than oil and gas properties, is stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives once the asset is put into productive use:



  Gas gathering and transmission facilities   Up to 25 years
  Building .................................  25 years
  Other equipment ..........................  3-7 years


Long-Lived Assets


     Contract rights and other intangibles consist of contracts purchased to operate wells and manage limited partnerships. Operating and management contracts are amortized on a straight-line basis over the lives of the respective wells (up to 13 years).


     Goodwill is the excess of cost over the fair value of net assets acquired and is amortized by the straight-line method over 10 to 15 years. The Company evaluates both contract rights and goodwill periodically to determine potential impairment by comparing the carrying value to the undiscounted estimated future cash flows of the related assets.


Impairment of Long-Lived Assets


     The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset's estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value.


Federal Income Taxes


     The Company is included in the consolidated federal income tax return of RAI. The Company records a provision for federal income taxes in an amount equal to the product of its pre-tax book income less any permanent tax differences, and RAI's incremental federal tax rate. Separate company state tax returns are filed in those states in which the Company is registered to do business.


Fair Value of Financial Instruments


     For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term debt, the fair value approximates historically recorded cost, since interest rates approximate market.

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES  -- (Continued)

Supplemental Disclosure of Cash Flow Information

     Cash paid during the year for:



                         Years Ended September 30,
                        --------------------------
                          1999     1998     1997
                         ------   ------   -----
Interest .............    $20      $43      $--
                          ===      ===      ===
Income Taxes .........     --       --       --
                          ===      ===      ===

New Accounting Standards

     Effective October 1, 1998, the Company became subject to the provisions of Statement of Financial Accounting Standards No. 130 (SFAS 130). SFAS 130, "Reporting Comprehensive Income" requires disclosure of comprehensive income and its components. Comprehensive income includes net income and all other changes in equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income, are referred to as "other comprehensive income". The Company has no material elements of comprehensive income, other than net income to report.

     In June 1998 the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging." SFAS 133 will require the Company to recognize all derivatives as either assets or liabilities in its consolidated balance sheet and to measure those instruments at fair value. The Company is required to adopt SFAS 133 effective October 1, 2000. The effect of adopting SFAS 133 on the Company's consolidated financial position, results of operations and cash flows will be dependent on the extent of future hedging activities and fluctuations in interest rates.


NOTE 3 -- RELATED PARTIES

     The Company conducts certain energy activities through, and a substantial portion of its revenues are attributable to, limited partnerships ("Partnerships"). The Company serves as general partner of the Partnerships and assumes customary rights and obligations for the Partnerships. As the general partner, the Company is liable for Partnership liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the Partnerships. The Company is entitled to receive management fees, reimbursement for administrative costs incurred, and to share in the Partnerships' revenue and costs and expenses according to the respective Partnership agreements.

NOTE 4 -- INCOME TAXES

     A reconciliation between the statutory federal income tax rate and the Company's effective income tax rate is as follows:



                                    Years Ended September 30,
                                ----------------------------------
                                   1999         1998        1997
                                ----------   ---------   ---------
Statutory tax rate ..........       35%         35%         34%
Statutory depletion .........      (12)         (5)         (4)
Tax credits .................       (3)         --          --
                                   ------       ----        ----
                                    20%         30%         30%
                                   =====        ====        ====

     As discussed in Note 2, the Company's federal income tax provision has been an allocation from RAI, whose consolidated tax return includes the Company. the provision allocated to the Company is not materially different from what the total provision would have been had the Company filed a separate federal income tax return.

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 4 -- INCOME TAXES  -- (Continued)

     RAI recorded current and deferred tax liabilities on its books and the Company's allocation was settled through increases or decreases to the Advances from Parent balance.

     As discussed in Note 2, the Company's results are included in RAI's combined federal income tax return. The components of the net deferred tax liability at September 30, 1999 presented below are calculated as if the Company filed a separate tax return:



                                                                 September 30,
                                                             ---------------------
                                                                1999        1998
                                                             ---------   ---------
                                                                (in thousands)
Deferred tax liabilities
 Property, plant and equipment basis differences .........    $2,086      $2,024
 Other items, net ........................................        --           7
                                                              ------      ------
Net deferred tax liability ...............................    $2,086      $2,031
                                                              ======      ======

NOTE 5 -- LONG-TERM DEBT

     Long-term debt consists of the following:



                                                                                          September 30,
                                                                                      ----------------------
                                                                                         1999         1998
                                                                                      ----------   ---------
                                                                                          (in thousands)
Unsecured note payable, due in two equal annual installments of principal and interest beginning March 1998, interest at LIBOR (5.79% at September 30,
 1998) ............................................................................     $   --      $  463
Revolving credit facility, secured by certain oil and gas properties and pipelines;
 Interest ranging from 7.0625% to 9.0% due November 2002 ..........................      5,000          --
                                                                                        ------      ------
                                                                                         5,000         463
Less current maturities ...........................................................       (367)       (463)
                                                                                        ------      ------
                                                                                        $4,633      $   --
                                                                                        ======      ======

     The Company along with other energy affiliates owned by RAI maintains a $45.0 million credit facility (with $5.0 million of permitted draws available to the Company) at PNC Bank ("PNC"). The facility is cross collateralized by the assets of all of the energy affiliates, and a breach of the loan agreement by any of the energy affiliates would constitute a default by the Company. The revolving credit facility has a term ending in November 2002 and bears interest at one of two rates (elected at borrower's option) which increase as the amount outstanding under the facility increases: (i) PNC prime rate plus between 0 to 75 basis points, or (ii) the Eurodollar rate plus between 150 to 225 basis points. The credit facility contains certain financial covenants and imposes the following limits: (a) The Company's exploration expense can be no more than 20% of capital expenditures plus exploration expense, without PNC's consent:
(b) limitations on indebtedness, sales, leases or transfers of property without PNC's consent: and (c) the maintenance of certain financial ratios. Borrowings under the credit facility are collateralized by substantially all the oil and gas properties and pipelines of the Company. At September 30, 1999, long-term debt maturing over the next five fiscal years is as follows: (in thousands):
2000 -- $367; 2001 -- $183; 2002 -- $-0- and 2003 -- $4,450.

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 6 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

     Results of operations for oil and gas producing activities:



                                                                  Years Ended September 30,
                                                           ---------------------------------------
                                                               1999          1998          1997
                                                           -----------   -----------   -----------
                                                                       (in thousands)
Revenues ...............................................    $  4,552      $  4,682      $  3,936
Production costs .......................................      (1,891)       (2,022)       (1,636)
Exploration expenses ...................................        (162)         (503)         (187)
Depreciation, depletion, and amortization ..............        (808)         (809)         (712)
Income taxes ...........................................        (439)         (263)         (197)
                                                            --------      --------      --------
Results of operations for producing activities .........    $  1,252      $  1,085      $  1,204
                                                            ========      ========      ========

Capitalized Costs Related to Oil and Gas Producing Activities


     The components of capitalized costs related to the Company's oil and gas producing activities (less impairment reserve of $10,000 in fiscal 1999, $20,000 in fiscal 1998 and $28,000 in fiscal 1997) are as follows:



                                                                         Years Ended September 30,
                                                                 ------------------------------------------
                                                                     1999           1998           1997
                                                                 ------------   ------------   ------------
                                                                               (in thousands)
Proved properties ............................................    $  24,669      $  24,159      $  23,254
Unproved properties ..........................................          825            804            846
Pipelines, equipment and other interests .....................        2,543          2,525          2,445
                                                                  ---------      ---------      ---------
   Total .....................................................       28,037         27,488         26,545
Accumulated depreciation, depletion and amortization .........      (16,619)       (15,611)       (15,145)
                                                                  ---------      ---------      ---------
Net capitalized costs ........................................    $  11,418      $  11,877      $  11,400
                                                                  =========      =========      =========

Costs Incurred in Oil and Gas Producing Activities


     The costs incurred by the Company in its oil and gas activities during fiscal years 1999, 1998, and 1997 are as follows:



                                  Years Ended September 30,
                                 ---------------------------
                                  1999      1998       1997
                                 ------   --------   -------
                                       (in thousands)
Property acquisition costs:
 Unproved properties .........    $  6     $   18     $321
 Proved properties ...........     302      1,138      782
 Exploration costs ...........     207        816      238
 Development costs ...........     272        416      144

Oil and Gas Reserve Information (unaudited)


     The Company's estimates of net proved developed oil and gas reserves and the present value thereof have been verified by Wright & Company, Inc. in fiscal 1999 and 1998 and by E.E. Templeton & Associates, Inc. in fiscal 1997. Both are independent petroleum engineering firms.

     The Company's oil and gas reserves are located within the United States. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future net revenues and the timing of development expenditures. The reserve data presented represent estimates only and should not be construed as being exact. In addition, the standardized measure of discounted future net cash flows may not

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


NOTE 6 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)  -- (Continued)

represent the fair market value of the Company's oil and gas reserves or the present value of future cash flows of equivalent reserves, due to anticipated future changes in oil and gas prices and in production and development costs and other factors for which effects have not been provided.

     The standardized measure of discounted future net cash flows is information provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry.



                                                  Gas              Oil
                                                 (mcf)           (bbls)
                                            ---------------   ------------
Balance at September 30, 1996 ...........      12,852,274        310,020
 Purchase of reserves in-place ..........       1,903,853         45,150
 Current additions ......................          15,984              0
 Sales of reserves in-place .............          (1,393)             0
 Revision to previous estimates .........       1,614,704         38,654
 Production .............................      (1,227,887)       (35,811)
                                               ----------        -------
Balance at September 30, 1997 ...........      15,157,535        358,013
 Purchase of reserves in-place ..........       3,259,578         60,303
 Current additions ......................         217,508         41,406
 Sales of reserves in-place .............         (53,320)        (2,523)
 Revision to previous estimates .........       1,151,890         29,461
 Production .............................      (1,485,008)       (48,113)
                                               ----------        -------
Balance at September 30, 1998 ...........      18,248,183        438,547
 Purchase of reserves in-place ..........       1,497,886         36,827
 Current additions ......................              --             --
 Sales of reserves in-place .............              --             --
 Revision to previous estimates .........      (3,024,387)        34,069
 Production .............................      (1,476,498)       (56,463)
                                               ----------        -------
Balance September 30, 1999 ..............      15,245,184        452,980
                                               ==========        =======

     Presented below is the standardized measure of discounted future net cash flows and changes therein relating to proved developed oil and gas reserves. The estimated future production is priced at year-end prices. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the proved developed reserves based on year-end cost levels. The future net cash flows are reduced to present value amounts by applying a 10% discount factor.



                                                                                 Years Ended September 30,
                                                                         ------------------------------------------
                                                                             1999           1998           1997
                                                                         ------------   ------------   ------------
                                                                                       (in thousands)
Future cash inflows ..................................................    $  49,594      $  50,977      $  42,634
 Future production and development costs .............................      (24,818)       (24,530)       (21,585)
 Future income tax expense ...........................................       (4,848)        (4,502)        (2,740)
                                                                          ---------      ---------      ---------
Future net cash flows ................................................       19,928         21,945         18,309
 Less 10% annual discount for estimated timing of cash flows .........       (8,589)       (10,251)        (8,186)
                                                                          ---------      ---------      ---------
Standardized measure of discounted future net cash flows .............    $  11,339      $  11,694      $  10,123
                                                                          =========      =========      =========

                             RESOURCE ENERGY, INC.
             (A Wholly-Owned Subsidiary of Resource America, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


     NOTE 6 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)  -- (Continued)

     The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of proved developed oil and gas reserves after income taxes.



                                                                                    Years Ended September 30,
                                                                             ---------------------------------------
                                                                                1998         1997           1996
                                                                             ----------   ----------   -------------
                                                                                         (in thousands)
Balance, beginning of year ...............................................    $ 11,694     $ 10,123      $ 8,349
 Increase (decrease) in discounted future net cash flows:
 Sales and transfers of oil and gas net of related costs .................      (2,661)      (2,822)      (2,411)
 Net changes in prices and production costs ..............................       1,096          171          512
 Revisions of previous quantity estimates ................................      (1,909)         597        2,483
 Extensions, discoveries, and improved recovery less related costs .......          --          194           10
 Purchases of reserves in-place ..........................................       1,321        1,549        1,474
 Sales of reserves in-place, net of tax effect ...........................          --          (30)          (1)
 Accretion of discount ...................................................       1,399        1,012          997
 Net change in future income taxes .......................................        (195)      (1,012)         (14)
 Other ...................................................................         594        1,912       (1,276)
                                                                              --------     --------      ---------
Balance, end of year .....................................................    $ 11,339     $ 11,694      $10,123
                                                                              ========     ========      =========

NOTE 7 -- SUBSEQUENT EVENT

     The Company intends to sell its gas gathering and transmission facilities to Atlas Pipeline Partners, L.P., a newly formed master limited partnership, which intends to file a registration statement on Form S-1 with the Securities and Exchange Commission offering 1.5 million limited partnership units. Atlas Pipeline Partners, L.P. was formed by subsidiaries of RAI. In connection with the sale of its gas gathering and transmission facilities, the Company will enter into a master gas gathering agreement with the Partnership, whereby, the Company together with two other subsidiaries of RAI, will be obligated to pay a fee ranging from the greater of $.35 per mcf or $.40 per mcf and 16% of the gross sales price of the natural gas transported.

     In connection with the proposed sale of its gas gathering and transmission facilities, the Company, together with two other subsidiaries of RAI, has signed an omnibus agreement with Atlas Pipeline Partners, L.P., requiring them to:

   o Connect wells within 2,500 feet of one of Atlas Pipeline Partners, L.P.'s gathering systems to that system;

   o Drill and connect a minimum of 225 wells to Atlas Pipeline Partners, L.P.'s gathering systems before 2003;

   o Provide Atlas Pipeline Partners, L.P. with construction financing for new gathering systems or gathering system extensions of $1.5 million per year for five years.

                                                                     Appendix A













                          FIRST AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF

                         ATLAS PIPELINE PARTNERS, L.P.

                               TABLE OF CONTENTS

                                   ARTICLE I
                                  DEFINITIONS

SECTION 1.1  Definitions................................................  A-1
SECTION 1.2  Construction............................................... A-14


                                  ARTICLE II
                                 ORGANIZATION

SECTION 2.1  Formation.................................................. A-15
SECTION 2.2  Name....................................................... A-15
SECTION 2.3  Registered Office; Registered Agent; Principal Office;
 Other Offices.......................................................... A-15
SECTION 2.4  Purpose and Business....................................... A-15
SECTION 2.5  Powers..................................................... A-16
SECTION 2.6  Power of Attorney.......................................... A-16
SECTION 2.7  Term....................................................... A-17
SECTION 2.8  Title to Partnership Assets................................ A-17


                                  ARTICLE III
                          RIGHTS OF LIMITED PARTNERS

SECTION 3.1  Limitation of Liability.................................... A-17
SECTION 3.2  Management of Business..................................... A-17
SECTION 3.3  Outside Activities of Limited Partners..................... A-18
SECTION 3.4  Rights of Limited Partners................................. A-18


                                  ARTICLE IV
       CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
                      REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1  Certificates............................................... A-18
SECTION 4.2  Mutilated, Destroyed, Lost or Stolen Certificates.......... A-19
SECTION 4.3  Record Holders............................................. A-19
SECTION 4.4  Transfer Generally......................................... A-20
SECTION 4.5  Registration and Transfer of Limited Partner Interests..... A-20
SECTION 4.6  Transfer of the General Partner's General
 Partner Interest....................................................... A-21
SECTION 4.7  Transfer of Incentive Distribution Rights.................. A-21
SECTION 4.8  Restrictions on Transfers.................................. A-21
SECTION 4.9  Citizenship Certificates; Non-citizen Assignees............ A-22
SECTION 4.10 Redemption of Partnership Interests of
 Non-citizen Assignees.................................................. A-23


                                   ARTICLE V
          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1  Organizational Contributions............................... A-24
SECTION 5.2  Contributions by the General Partner and Its Affiliates.... A-24
SECTION 5.3  Contributions by Initial Limited Partners and Reimbursement
             of the General Partner..................................... A-24
SECTION 5.4  Interest and Withdrawal.................................... A-25
SECTION 5.5  Capital Accounts........................................... A-25
SECTION 5.6  Issuances of Additional Partnership Securities............. A-27
SECTION 5.7  Limitations on Issuance of Additional Partnership
             Securities................................................. A-27
SECTION 5.8  Conversion of Subordinated Units........................... A-28
SECTION 5.9  Limited Preemptive Right................................... A-30
SECTION 5.10 Splits and Combinations.................................... A-30
SECTION 5.11 Fully Paid and Non-Assessable Nature of Limited
 Partner Interests...................................................... A-30

                                  ARTICLE VI
                         ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1  Allocations for Capital Account Purposes................... A-30
SECTION 6.2  Allocations for Tax Purposes............................... A-36
SECTION 6.3  Requirement and Characterization of Distributions;
             Distributions to Record Holders............................ A-37
SECTION 6.4  Distributions of Available Cash from Operating Surplus..... A-38
SECTION 6.5  Distributions of Available Cash from Capital Surplus....... A-39
SECTION 6.6  Adjustment of Minimum Quarterly Distribution and Target
             Distribution Levels........................................ A-39
SECTION 6.7  Special Provisions Relating to the Holders of
             Subordinated Units......................................... A-39
SECTION 6.8  Special Provisions Relating to the Holders of Incentive
             Distribution Rights........................................ A-40
SECTION 6.9  Entity-Level Taxation...................................... A-40


                                  ARTICLE VII
                     MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1  Management................................................. A-40
SECTION 7.2  Certificate of Limited Partnership......................... A-42
SECTION 7.3  Restrictions on General Partner's Authority................ A-42
SECTION 7.4  Reimbursement of the General Partner....................... A-43
SECTION 7.5  Outside Activities......................................... A-43
SECTION 7.6  Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain
             Restrictions on the General Partner........................ A-44
SECTION 7.7  Incurrence of Indebtedness................................. A-45
SECTION 7.8  Indemnification............................................ A-45
SECTION 7.9  Liability of Indemnitees................................... A-46
SECTION 7.10 Resolution of Conflicts of Interest........................ A-47
SECTION 7.11 Other Matters Concerning the General Partner............... A-48
SECTION 7.12 Purchase or Sale of Partnership Securities................. A-48
SECTION 7.13 Registration Rights of the General Partner and
             Its Affiliates............................................. A-49
SECTION 7.14 Reliance by Third Parties.................................. A-50


                                 ARTICLE VIII
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1  Records and Accounting..................................... A-51
SECTION 8.2  Fiscal Year................................................ A-51
SECTION 8.3  Reports.................................................... A-51


                                  ARTICLE IX
                                  TAX MATTERS

SECTION 9.1  Tax Returns and Information................................ A-51
SECTION 9.2  Tax Elections.............................................. A-51
SECTION 9.3  Tax Controversies.......................................... A-52
SECTION 9.4  Withholding................................................ A-52


                                   ARTICLE X
                             ADMISSION OF PARTNERS

SECTION 10.1 Admission of Initial Limited Partners...................... A-52
SECTION 10.2 Admission of Substituted Limited Partner................... A-52
SECTION 10.3 Admission of Successor General Partner..................... A-53
SECTION 10.4 Admission of Additional Limited Partners................... A-53
SECTION 10.5 Amendment of Agreement and Certificate of
             Limited Partnership........................................ A-53

                                  ARTICLE XI
                       WITHDRAWAL OR REMOVAL OF PARTNERS


SECTION 11.1 Withdrawal of the General Partner.......................... A-53
SECTION 11.2 Removal of the General Partner............................. A-55
SECTION 11.3 Interest of Departing Partner and Successor
             General Partner............................................ A-55
SECTION 11.4 Termination of Subordination Period, Conversion of
             Subordinated Units and Extinguishment of Cumulative
             Common Unit Arrearages..................................... A-56
SECTION 11.5 Withdrawal of Limited Partners............................. A-56


                                  ARTICLE XII
                          DISSOLUTION AND LIQUIDATION


SECTION 12.1 Dissolution................................................ A-56
SECTION 12.2 Continuation of the Business of the Partnership
             After Dissolution.......................................... A-57
SECTION 12.3 Liquidator................................................. A-57
SECTION 12.4 Liquidation................................................ A-58
SECTION 12.5 Cancellation of Certificate of Limited Partnership......... A-58
SECTION 12.6 Return of Contributions.................................... A-59
SECTION 12.7 Waiver of Partition........................................ A-59
SECTION 12.8 Capital Account Restoration................................ A-59


                                 ARTICLE XIII
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE


SECTION 13.1 Amendment to Be Adopted Solely by the General Partner...... A-59
SECTION 13.2 Amendment Procedures....................................... A-60
SECTION 13.3 Amendment Requirements..................................... A-60
SECTION 13.4 Special Meetings........................................... A-61
SECTION 13.5 Notice of a Meeting........................................ A-61
SECTION 13.6 Record Date................................................ A-61
SECTION 13.7 Adjournment................................................ A-61
SECTION 13.8 Waiver of Notice; Approval of Meeting; Approval
             of Minutes................................................. A-62
SECTION 13.9 Quorum..................................................... A-62
SECTION 13.10 Conduct of a Meeting...................................... A-62
SECTION 13.11 Action Without a Meeting.................................. A-63
SECTION 13.12 Voting and Other Rights................................... A-63


                                  ARTICLE XIV
                                    MERGER


SECTION 14.1 Authority.................................................. A-63
SECTION 14.2 Procedure for Merger or Consolidation...................... A-64
SECTION 14.3 Approval by Limited Partners of Merger or Consolidation.... A-64
SECTION 14.4 Certificate of Merger...................................... A-65
SECTION 14.5 Effect of Merger........................................... A-65


                                  ARTICLE XV
                  RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS


SECTION 15.1 Right to Acquire Limited Partner Interests................. A-65

                                  ARTICLE XVI
                              GENERAL PROVISIONS

SECTION 16.1 Addresses and Notices...................................... A-67
SECTION 16.2 Further Action............................................. A-67
SECTION 16.3 Binding Effect............................................. A-67
SECTION 16.4 Integration................................................ A-67
SECTION 16.5 Creditors.................................................. A-67
SECTION 16.6 Waiver..................................................... A-68
SECTION 16.7 Counterparts............................................... A-68
SECTION 16.8 Applicable Law............................................. A-68
SECTION 16.9 Invalidity of Provisions................................... A-68
SECTION 16.10 Consent of Partners....................................... A-68

          FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                         ATLAS PIPELINE PARTNERS, L.P.

     THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE PARTNERS, L.P. dated as of ______________________, 2000, is entered into by and among Atlas Pipeline Partners GP, LLC a Delaware limited liability company, as the General Partner, and Resource Energy, Inc., as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

SECTION 1.1 Definitions.

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long term, the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such transaction.

     "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

       (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

       (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

     "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

     "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

     "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and
(b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and
(ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest was first issued.

     "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in Working Capital Borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in Working Capital Borrowings during such period, and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

     "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

     "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

     "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

     "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., as it may be amended, supplemented or restated from time to time.

     "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

     "Associate" means, when used to indicate a relationship with any Person,
(a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of

20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

     "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

       (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

       (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

     Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

     "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

     "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

     "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Pennsylvania shall not be regarded as a Business Day.

     "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

     "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution and Conveyance Agreement.

     "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, coal mines, preparation plants and related assets), in each case if such addition, improvement, acquisition or construction is made to increase over the long term the operating capacity or revenues of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

     "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

     "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

     "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

     "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.7, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

     "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

     "Claim" has the meaning assigned to such term in Section 7.13(c).

     "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

     "Closing Price" has the meaning assigned to such term in Section 15.1(a).

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

     "Combined Interest" has the meaning assigned to such term in Section
11.3(a).

     "Commission" means the United States Securities and Exchange Commission.

     "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of the

General Partner Interest and Incentive Distribution Rights) and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

     "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

     "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither security holders, officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner.

     "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

     "Contribution and Conveyance Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership together with certain other instruments contemplated or referenced thereunder.

     "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

     "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

     "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Sections 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

     "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

     "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

     "Distribution Support Agreement" means that certain agreement between the Partnership and the General Partner whereby the General Partner shall, under certain circumstances, provide contributions to the Partnership from time to time during the first twelve Quarters after the Closing Date.

     "EBITDA" means earnings before interest expense, income taxes, depreciation and amortization.

     "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

     "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.


     "Estimated Maintenance Capital Expenditures" means an estimate made in good faith by the board of directors of the General Partner (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will incur over the long term. The board of directors of the General Partner will be permitted to make such estimate in any manner it determines reasonable in its sole discretion. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long term basis. The Partnership shall disclose to its Partners the amount of Estimated Maintenance Capital Expenditures. Except as provided in the definition of Subordination Period, any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

     "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

     "Expansion Capital Expenditures" means cash capital expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures.

     "Final Subordinated Units" has the meaning assigned to such term in
Section 6.1(d)(x).

     "First Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(D).

     "First Target Distribution" means $0.52 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 2000, it means the product of $0.52 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is
92), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "General Partner" means Atlas Pipeline Partners GP, LLC, and its successors and permitted assigns as general partner of the Partnership.

     "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

     "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

     "Group Member" means a member of the Partnership Group.

     "Holder" as used in Section 7.13, has the meaning assigned to such term in
Section 7.13(a).

     "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner in connection with the transfer of substantially all of its general partner interest in the Operating Partnership to the Partnership pursuant to Section 5.2, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

     "Incentive Distributions" means any amount of cash distributed to the holder of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v),
(vi) and (vii) and 6.4(b)(iv), (v) and (vi).

     "Indemnified Persons" has the meaning assigned to such term in Section 7.13(c).

     "Indemnitee" means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, agent or trustee of any Group member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General

Partner or any Departing Partner, and (f) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

     "Initial Common Units" means the Common Units sold in the Initial
Offering.

     "Initial Limited Partners" means the General Partner (with respect to the Common Units, Subordinated Units and the Incentive Distribution Rights received by it pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

     "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

     "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

     "Interest Coverage Ratio" means the ratio of EBITDA to the annual interest payments made by the Partnership under all of its debit agreements.

     "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

     "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

     "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

     "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

     "Maintenance Capital Expenditures" means cash capital expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets (including, without limitation, pipelines, compressor stations and related assets) if such expenditure is made to maintain over the long term the operating capacity of the capital assets of the Partnership Group, as such assets existed at the time of such expenditure. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures.

     "Master Natural Gas Gathering Agreement" means that Master Natural Gas Gathering Agreement, dated as of the Closing Date, among the Sponsor, Resource Energy, Viking Resources, the Partnership and the Operating Partnership.

     "Merger Agreement" has the meaning assigned to such term in Section 14.1.

     "Minimum Quarterly Distribution" means $0.42 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on March 31, 2000, it means the product of $0.42 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is
92), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

     "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

     "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

     "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

     "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

     "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under
Section 6.1(d).

     "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under
Section 6.1(d).

     "Non-citizen Assignee" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

     "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

     "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

     "Notice of Election to Purchase" has the meaning assigned to such term in
Section 15.1(b).

     "Omnibus Agreement" means that Omnibus Agreement, dated as of the Closing Date, among the Sponsor, Resource Energy, Viking Resources, the Partnership and the Operating Partnership.

     "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

       (a) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

       (b) Operating Expenditures shall not include Expansion Capital Expenditures, or actual Maintenance Capital Expenditures but shall include Estimated Maintenance Capital Expenditures. Where capital expenditures are made in part to maintain the long-term operating capacity of the assets of the Partnership Group and in part to increase the long-term operating capacity of the assets of the Partnership Group, the good faith allocation by the Board of Directors of the General Partner (with the concurrence of its conflicts committee) between Maintenance Capital Expenditures and Expansion Capital Expenditures shall be conclusive.

       (c) Operating Expenditures shall not include (i) payment of transaction expenses relating to Interim Capital Transactions or (ii) distribution to partners.

     "Operating Partnership" means Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership, and any successors thereto.

     "Operating Partnership Agreement" means the Limited Partnership Agreement of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

     "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

       (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim

   Capital Transactions (except to the extent specified in Section 6.5) and
   (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

       (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures.

     Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

     "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

     "Organizational Limited Partner" means Resource Energy in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

     "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates or
(ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

     "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

     "Parity Units" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

     "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

     "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

     "Partners" means the General Partner and the Limited Partners.

     "Partnership" means Atlas Pipeline Partners, L.P., a Delaware limited partnership, and any successors thereto.

     "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

     "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

     "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

     "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.


     "Percentage Interest" means as of any date of determination (a) as to the General Partner (with respect to its General Partner Interest), an aggregate 1.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 99% less the percentage applicable to clause (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

     "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

     "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.

     "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

     "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

     "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

     "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

     "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

     "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.10.

     "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-85193) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

     "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

     "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and
(b) any allocation of an item of income, gain, loss or deduction pursuant to
Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

     "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

     "Resource Energy" means Resource Energy, Inc., an Affiliate of the
Sponsor.

     "Second Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(E).

     "Second Target Distribution" means $0.60 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 1999, it means the product of $0.60 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

     "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

     "Special Approval" means approval by a majority of the members of the Conflicts Committee.

     "Sponsor" means Atlas America, Inc.

     "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (other than of holders of the Incentive Distribution Rights) and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit.

     "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

       (a) the first day of any Quarter beginning after December 31, 2004 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units with respect to each of the twelve consecutive Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding

   Common Units and Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the twelve consecutive Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully diluted basis (i.e., taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units that have as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and on the general partner interest in the Operating Partnership, during such periods and (ii) there are no Cumulative Common Unit Arrearages; and

       (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

       (c) For purposes of determining whether the test in subclause (a)(i)(B) above has been satisfied, Adjusted Operating Surplus will be adjusted upwards or downwards if the Conflicts Committee determines in good faith that the amount of Estimated Maintenance Capital Expenditure used in the determination of Adjusted Operating Surplus in subclause (a)(i)(B) was materially incorrect, based on circumstances prevailing at the time of original determination of Estimated Maintenance Capital Expenditures, for any one or more of the preceding three four-quarter periods.

     "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

     "Surviving Business Entity" has the meaning assigned to such term in
Section 14.2(b).

     "Trading Day" has the meaning assigned to such term in Section 15.1(a).

     "Transfer" has the meaning assigned to such term in Section 4.4(a).

     "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

     "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

     "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

     "Underwriting Agreement" means the Underwriting Agreement dated ________________, 2000 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

     "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

     "Unitholders" means the holders of Common Units and Subordinated Units.

     "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and thereafter, at least a majority of the Outstanding Common Units.

     "Unpaid MQD" has the meaning assigned to such term in Section
6.1(c)(i)(B).

     "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

     "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

     "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

     "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

     "Viking Resources" means Viking Resources Corporation, a Pennsylvania corporation.

     "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 11.1(b).

     "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to partners made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

SECTION 1.2 Construction.

     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                  ARTICLE II
                                 ORGANIZATION


SECTION 2.1 Formation.

     The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Atlas Pipeline Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.


SECTION 2.2 Name.

     The name of the Partnership shall be "Atlas Pipeline Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3 Registered Office; Registered Agent; Principal Office; Other
            Offices.

     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 49 Bancroft Mills, Unit P15, Wilmington, Delaware 19806, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Andrew M. Lubin. The principal office of the Partnership shall be located at 311 Rouser Road, Moon Township, Pennsylvania 15108 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 311 Rouser Road, Moon Township, Pennsylvania 15108 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.


SECTION 2.4 Purpose and Business.

     The purpose and nature of the business to be conducted by the Partnership shall be to (a) hold a limited partnership interest of 98.9899% in the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a limited partner of the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates "qualifying income" (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Operating Partnership or a Partnership activity that generates qualifying income, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.


SECTION 2.5 Powers.

     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 2.4 and for the protection and benefit of the Partnership.

SECTION 2.6 Power of Attorney.

     (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to
Section 12.3, the Liquidator, (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:


       (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (c) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

       (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

     Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or

Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 2.7 Term.

     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2098 or until the earlier dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

SECTION 2.8 Title to Partnership Assets.

     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.


                                  ARTICLE III
                          RIGHTS OF LIMITED PARTNERS

SECTION 3.1 Limitation of Liability.

     The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.


SECTION 3.2 Management of Business.

     No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware
Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 3.3 Outside Activities of Limited Partners.

     Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

SECTION 3.4 Rights of Limited Partners.

     (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

       (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

       (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

       (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

       (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

       (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

       (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

     (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable,
(i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (c) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this
Section 3.4).


                                  ARTICLE IV
       CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
                      REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1 Certificates.

     Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition,
(a) upon the General Partner's request, the Partnership shall issue to it one or more

Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

SECTION 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

     (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

       (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

       (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

       (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

       (iv) satisfies any other reasonable requirements imposed by the Partnership.

     If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

     (c) As a condition to the issuance of any new Certificate under this
Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

SECTION 4.3 Record Holders.

     The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.


SECTION 4.4 Transfer Generally.

     (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article
IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

     (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding membership interests of the General Partner.

SECTION 4.5 Registration and Transfer of Limited Partner Interests.

     (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

     (b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

     (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

     (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

     (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

     (f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

SECTION 4.6 Transfer of the General Partner's General Partner Interest.

     (a) Subject to Section 4.6(c) below, prior to the end of the Subordination Period, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner or (B) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person.

     (b) Subject to Section 4.6(c) below, at or after the end of the Subordination Period, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

     (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Operating Partnership Agreement and to be bound by the provisions of this Agreement and the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and
(iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of
Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7 Transfer of Incentive Distribution Rights.

     Prior to the end of the Subordination Period, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders (a) to an Affiliate or (b) to another Person in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to the end of the Subordination Period, shall require the prior approval of holders at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). At or after the end of the Subordination Period, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner shall have the authority (but shall not be required) to adopt such reasonable restrictions on the transfer of Incentive Distribution Rights and requirements for registering the transfer of Incentive Distribution Rights as the General Partner, in its sole discretion, shall determine are necessary or appropriate.


SECTION 4.8 Restrictions on Transfers.

     (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

     (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

     (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

     (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

SECTION 4.9 Citizenship Certificates; Non-citizen Assignees.

     (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of
Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

     (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

     (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

     (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to
Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

SECTION 4.10 Redemption of Partnership Interests of Non-citizen Assignees.

     (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

       (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

       (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

       (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

       (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

     (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

     (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                   ARTICLE V
          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS


SECTION 5.1 Organizational Contributions.

     In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $_____, for a certain interest in the Partnership and has been admitted as the General Partner and as a Limited Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $___ for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution and Conveyance Agreement; the initial Capital Contributions of each Partner shall thereupon be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. One percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

SECTION 5.2 Contributions by the General Partner and Its Affiliates.

     (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, the General Partner shall contribute to the Partnership, as a Capital Contribution, all but ___% of its general partnership interest in the Operating Partnership in exchange for (A) the continuation of its General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, (B) $______ million in cash, (C) Subordinated Units and (D) the Incentive Distribution Rights.

     (b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering or pursuant to the Over-Allotment Option), the General Partner shall be required to make additional Capital Contributions equal to 1/99th of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests.

     (c) From time to time during the first twelve Quarters after the Closing Date, the General Partner may be required to make additional contributions to the Partnership pursuant to the Distribution Support Agreement.

SECTION 5.3 Contributions by Initial Limited Partners and Reimbursement of the
            General Partner.

     (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

     (b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

     (c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to ________, (ii) the

"Additional Units" as such term is used in the Underwriting Agreement in an aggregate number up to ________ issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the ______ Subordinated Units issuable to the General Partner or its Affiliates pursuant to Section 5.2 hereof, and (iv) the Incentive Distribution Rights.

SECTION 5.4 Interest and Withdrawal.

     No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.

SECTION 5.5 Capital Accounts.

     (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with
Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

     (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:


       (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership or any other Subsidiary that is classified as a partnership for federal income tax purposes.

       (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.


       (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

       (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

       (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

       (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
     Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to
     Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

     (c)(i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

      (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

     (d)(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

       (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to
Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

SECTION 5.6 Issuances of Additional Partnership Securities.

     (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

     (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

     (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and
(iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

SECTION 5.7 Limitations on Issuance of Additional Partnership Securities.

     The issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:


     (a) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating
to) an aggregate of more than 150,000 additional Parity Units without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued
(A) in connection with the exercise of the Over-Allotment Option, (B) in accordance with Sections 5.7(b) and 5.7(c), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) upon conversion of the Combined Interest pursuant to Section 11.3(b), (E) pursuant to the employee benefit plans of the General Partner, the Partnership or any other Group Member and (F) in the event of a combination or subdivision of Common Units.

     (b) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted, on a pro forma basis, in no decrease in:

       (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (on a pro forma basis as described below) as compared to

       (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed Quarters.

     If the issuance of Parity Units with respect to an Acquisition or Capital Improvement occurs within the first four full Quarters after the Closing Date, then Adjusted Operating Surplus as used in clauses (A) (subject to the succeeding sentence) and (B) above shall be calculated (i) for each Quarter, if any, that commenced after the Closing Date for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such Quarter, and (ii) for each other Quarter, on a pro forma basis consistent with the procedures, as applicable, set forth in Appendix D to the Registration Statement. Furthermore, the amount in clause (A) shall be determined on a pro forma basis assuming that (1) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

     (c) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the approval of the Unitholders, if the Partnership elects to require Atlas America and Resource Energy to purchase Parity Units to fund their construction financing commitment under the Omnibus Agreement.

     (d) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating
to) additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of the holders of a Unit Majority.

     (e) No fractional Units shall be issued by the Partnership.

SECTION 5.8 Conversion of Subordinated Units.

     (a) All of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after December 31, 2004, in respect of which:

       (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the twelve consecutive Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

       (ii) the Adjusted Operating Surplus generated during each of the twelve consecutive Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units and Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units and Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and the Operating Partnership, during such periods; and

       (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

     (b) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

     (c) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

     (d) For purposes of determining whether the test in Section 5.8(a)(ii) has been satisfied, Adjusted Operating Surplus will be adjusted upwards or downwards if the Conflicts Committee determines in good faith that the amount of Estimated Maintenance Capital Expenditure used in the determination of Adjusted Operating Surplus in Section 5.8(a)(ii) was materially incorrect, based on circumstances prevailing at the time of original determination of Estimated Maintenance Capital Expenditures, for any one or more of the preceding twelve consecutive Quarter periods.

SECTION 5.9 Limited Preemptive Right.

     Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

SECTION 5.10 Splits and Combinations.

     (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

     (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

     (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

     (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(e) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

SECTION 5.11 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.


                                  ARTICLE VI
                         ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1 Allocations for Capital Account Purposes.

     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

     (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

       (i) First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

       (ii) Second, 1% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

       (iii) Third, the balance, if any, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests.

     (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

       (i) First, 1% to the General Partner and 99% to the Unitholders, Pro Rata, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to
   Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

       (ii) Second, 1% to the General Partner and 99% to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this
   Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

       (iii) Third, the balance, if any, 100% to the General Partner.

     (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this
Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

       (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

          (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

          (B) Second, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage;

          (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

          (D) Fourth, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the "First Liquidation Target Amount");

          (E) Fifth, 85% to all Unitholders, Pro Rata, 14% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");

          (F) Sixth, 75% to all Unitholders, Pro Rata, 24% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv); and

          (G) Finally, any remaining amount 50% to all Unitholders, Pro Rata, 49% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner.

       (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

          (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, 99% to the Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

          (B) Second, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

          (C) Third, the balance, if any, 100% to the General Partner.

     (d) Special Allocations. Notwithstanding any other provision of this
Section 6.1, the following special allocations shall be made for such taxable period:

       (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

       (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this
   Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation
   Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

       (iii) Priority Allocations.

          (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/99th of the sum of the amounts allocated in clause (1) above.

          (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.

       (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

       (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

       (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

       (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

       (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation
   Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

       (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

       (x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

       (xi) Curative Allocation.

          (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

          (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

       (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

          (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this
       Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

          (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount which would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

          (C) In making the allocations required under this Section 6.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).

SECTION 6.2 Allocations for Tax Purposes.

     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

       (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
   Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

       (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

       (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

     (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

     (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), Proposed Treasury Regulation 1.197-2(g)(3), or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

     (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

     (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

     (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

     (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.


SECTION 6.3 Requirement and Characterization of Distributions; Distributions to
            Record Holders.

     (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2000, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

     (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

     (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.


     (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SECTION 6.4 Distributions of Available Cash from Operating Surplus.


     (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

       (i) First, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

       (ii) Second, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

       (iii) Third, 100% to the General Partner to repay contributions made to the Partnership by the General Partner pursuant to the Distribution Support Agreement;

       (iv) Fourth, 99% to the Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Subordinated Unit then outstanding an amount equal to the Minimum Quarterly Distribution for such quarter;

       (v) Fifth, 85% to all Unitholders, Pro Rata, 14% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

       (vi) Sixth, 75% to all Unitholders, Pro Rata, 24% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such quarter; and

       (vii) Thereafter, 50% to all Unitholders, Pro Rata, 49% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner; provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

     (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by
Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

       (i) First, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

       (ii) Second, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

       (iii) Third, 100% to the General Partner to repay contributions made to the Partnership by the General Partner pursuant to the Distribution Support Agreement;

       (iv) Fourth, 85% to all Unitholders, Pro Rata, 14% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

       (v) Fifth, 75% to all Unitholders, Pro Rata, 24% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such quarter; and

       (vi) Thereafter, 50% to all Unitholders, Pro Rata, 49% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(vi).

SECTION 6.5 Distributions of Available Cash from Capital Surplus.

     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

SECTION 6.6 Adjustment of Minimum Quarterly Distribution and Target
            Distribution Levels.

     (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with
Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution or Second Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

     (b) The Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall also be subject to adjustment pursuant to
Section 6.9.

SECTION 6.7 Special Provisions Relating to the Holders of Subordinated Units.

     (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

     (b) The Unitholder holding a Subordinated Unit which has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

SECTION 6.8 Special Provisions Relating to the Holders of Incentive
            Distribution Rights.

     Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iv), (v) and
(vi), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

SECTION 6.9 Entity-Level Taxation.

     If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or such Operating Partnership for the taxable year of the Partnership or such Operating Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or such Operating Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or such Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or such Operating Partnership had been subject to such state and local taxes during such preceding taxable year.


                                  ARTICLE VII
                     MANAGEMENT AND OPERATION OF BUSINESS


SECTION 7.1 Management.

     (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

       (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

       (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

       (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

       (iv) the. use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Partnership); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

       (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

       (vi) the distribution of Partnership cash;

       (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

       (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

       (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time) subject to the restrictions set forth in Section 2.4;

       (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

       (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

       (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

       (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

       (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as a partner.

     (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Omnibus Agreement, the Master Natural Gas Gathering Agreement, the Contribution and Conveyance Agreement, and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and
(iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.


SECTION 7.2 Certificate of Limited Partnership.

     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.


SECTION 7.3 Restrictions on General Partner's Authority.

     (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

     (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, taken as a whole, without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to either Operating Partnership Agreement or, except as expressly permitted by Section 7.10(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership or a successor general partner of the Operating Partnership.


SECTION 7.4 Reimbursement of the General Partner.

     (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

     (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.


SECTION 7.5 Outside Activities.

     (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner of the Partnership, the Operating Partnership, and any other partnership of which the Partnership or the Operating Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

     (b) Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, either Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

     (c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership, except as required by the Omnibus Agreement.

     (d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

     (e) The term "Affiliates" when used in Section 7.5(a) and Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

     (f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.8, 7.9, 7.10, 7.11 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this
Section 7.5.


SECTION 7.6 Loans from the General Partner; Loans or Contributions from the
            Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

     (a) The General Partner or its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

     (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

     (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

     (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

     (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution and Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

     (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

     (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.


SECTION 7.7 Incurrence of Indebtedness.

     From the Closing Date through the end of the Subordination Period, the Partnership shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness; provided, however, that the Partnership may incur Indebtedness, if the Indebtedness incurred would not cause its total Indebtedness to be in excess of two multiplied by the Partnership's pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA" including pro forma EBITDA for any contemplated acquisitions) for the Partnership's most recently ended four full fiscal quarters for which internal financial statements are available. In addition, the Partnership may only incur such Indebtedness if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Partnership's consolidated Interest Coverage Ratio is not less than 4.0 to 1. During the Subordination Period, the Partnership shall not breach any covenant under any of its current or future debt agreements.


SECTION 7.8 Indemnification.

     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee in connection with the Partnership's business affairs; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution and Conveyance Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or any Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.8.

     (c) The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 7.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (i) No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.


SECTION 7.9 Liability of Indemnitees.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

     (b) Subject to its obligations and duties as General Partner set forth in
Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

     (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

     (d) Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership's and General Partner's directors, officers and employees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.


SECTION 7.10 Resolution of Conflicts of Interest.

     (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (c) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

     (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or

"discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 1% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

     (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

     (d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.


SECTION 7.11 Other Matters Concerning the General Partner.

     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

     (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

SECTION 7.12 Purchase or Sale of Partnership Securities.

     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to
Section 4.10 and the purchase of Subordinated Units by the Partnership from the General Partner from the proceeds of the Over-Allotment Option, the General Partner may not cause any Group

Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

SECTION 7.13 Registration Rights of the General Partner and Its Affiliates.

     (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.13, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.13(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file
(x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.13(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (c) If underwriters are engaged in connection with any registration referred to in this Section 7.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.8, the Partnership shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

     (d) The provisions of Section 7.13(a) and 7.13(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.13(c) shall continue in effect thereafter.

     (e) Any request to register Partnership Securities pursuant to this
Section 7.13 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.


SECTION 7.14 Reliance by Third Parties.

     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                 ARTICLE VIII
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1 Records and Accounting.

     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to
Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.2 Fiscal Year.

     The fiscal year of the Partnership shall be a fiscal year ending December
31.

SECTION 8.3 Reports.

     (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

     (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                  ARTICLE IX
                                  TAX MATTERS

SECTION 9.1 Tax Returns and Information.

     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

SECTION 9.2 Tax Elections.

     (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

     (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

     (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.3 Tax Controversies.

     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

SECTION 9.4 Withholding.

     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to
Section 6.3 in the amount of such withholding from such Partner.

                                   ARTICLE X
                             ADMISSION OF PARTNERS


SECTION 10.1 Admission of Initial Limited Partners.

     Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner as described in
Section 5.2, the General Partner shall be deemed to have been admitted to the Partnership as a Limited Partner in respect of the Common Units, Subordinated Units and Incentive Distribution Rights issued to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 5.3 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the General Partner shall admit the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them.

SECTION 10.2 Admission of Substituted Limited Partner.

     By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited

Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

SECTION 10.3 Admission of Successor General Partner.

     A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

SECTION 10.4 Admission of Additional Limited Partners.

     (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

     (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

SECTION 10.5 Amendment of Agreement and Certificate of Limited Partnership.

     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.


                                  ARTICLE XI
                       WITHDRAWAL OR REMOVAL OF PARTNERS


SECTION 11.1 Withdrawal of the General Partner.

     (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

       (i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 11.1(a)(i) if the General Partner voluntarily withdraws as general manager of the Operating Partnership);

       (ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

       (iii) The General Partner is removed pursuant to Section 11.2;

       (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (c) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

       (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

       (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (c) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

     If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or
(vi)(A), (B), (c) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this
Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

     (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Philadelphia Time, on the last day of the Subordination Period, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Philadelphia Time, on the last day of the Subordination Period, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the other Group

Members. If the General Partner gives a notice of withdrawal pursuant to
Section 11.1(a)(i), the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates), may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner of the other Group Members of which the General Partner is a general partner. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.


SECTION 11.2 Removal of the General Partner.


     The General Partner may be removed if such removal is approved by the Unitholders holding at least 662/3% of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the other Group Members of which the General Partner is a general partner. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner of the other Group Members of which the General Partner is a general partner. The right of the holders of Outstanding Common Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.


SECTION 11.3 Interest of Departing Partner and Successor General Partner.

     (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner under the circumstances set forth in Section 11.4, if a successor General Partner is elected in accordance with the terms of
Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its General Partner Interest (or equivalent interest), its general partnership interest in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Operating Partnership Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to
Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

     For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

     (b) If the Combined Interest is not purchased in the manner set forth in
Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

     (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to 1/99th of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to 1% of all Partnership allocations and distributions. The successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%.

SECTION 11.4 Termination of Subordination Period, Conversion of Subordinated
             Units and Extinguishment of Cumulative Common Unit Arrearages.


     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the General Partner does not consent to such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis,
(ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished, (iii) all additional Capital Contributions by the General Partner to fund any Minimum Quarterly Distribution shortfalls shall be repaid, and (iv) the Combined Interest held by the General Partner shall be converted to Common Units at the option of the General Partner.


SECTION 11.5 Withdrawal of Limited Partners.

     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.


                                  ARTICLE XII
                          DISSOLUTION AND LIQUIDATION

SECTION 12.1 Dissolution.


     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this

Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

     (a) the expiration of its term as provided in Section 2.7;

     (b) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

     (c) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

     (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

     (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

SECTION 12.2 Continuation of the Business of the Partnership After Dissolution.

     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or
(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

       (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

       (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

       (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

SECTION 12.3 Liquidator.

     Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding

Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.4 Liquidation.

     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

     (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

     (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

     (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation
Section 1.704-1(b) (2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

SECTION 12.5 Cancellation of Certificate of Limited Partnership.

     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6 Return of Contributions.

     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

SECTION 12.7 Waiver of Partition.

     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8 Capital Account Restoration.

     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                 ARTICLE XIII
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

SECTION 13.1 Amendment to Be Adopted Solely by the General Partner.

     Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

     (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

     (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

     (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

     (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

     (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

     (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

     (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

     (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

     (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

     (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

     (k) a merger or conveyance pursuant to Section 14.3(d); or

     (l) any other amendments substantially similar to the foregoing.

SECTION 13.2 Amendment Procedures.

     Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

SECTION 13.3 Amendment Requirements.

     (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

     (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in
Section 12.1(c), give any Person the right to dissolve the Partnership.

     (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

     (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units and Subordinated Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

     (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

SECTION 13.4 Special Meetings.

     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

SECTION 13.5 Notice of a Meeting.

     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6 Record Date.

     For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

SECTION 13.7 Adjournment.

     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9 Quorum.

     The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10 Conduct of a Meeting.

     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

SECTION 13.11 Action Without a Meeting.

     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and
(ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

SECTION 13.12 Voting and Other Rights.

     (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

     (b) With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

                                  ARTICLE XIV
                                    MERGER

SECTION 14.1 Authority.

     The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

SECTION 14.2 Procedure for Merger or Consolidation.

     Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

     (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

     (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

     (c) The terms and conditions of the proposed merger or consolidation;

     (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

     (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

     (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

     (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

SECTION 14.3 Approval by Limited Partners of Merger or Consolidation.

     (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

     (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

     (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

     (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any partner in the Operating Partnership or cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

SECTION 14.4 Certificate of Merger.

     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.


SECTION 14.5 Effect of Merger.

     (a) At the effective time of the certificate of merger:

       (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

       (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

       (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

       (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

     (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.


                                  ARTICLE XV
                  RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1 Right to Acquire Limited Partner Interests.

     (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.


     (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for their Limited Partner Interests, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

     (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this
Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.


                                  ARTICLE XVI
                              GENERAL PROVISIONS

SECTION 16.1 Addresses and Notices.

     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

SECTION 16.2 Further Action.

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.3 Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.4 Integration.

     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 16.5 Creditors.

     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 16.6 Waiver.

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 16.7 Counterparts.

     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

SECTION 16.8 Applicable Law.

     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 16.9 Invalidity of Provisions.

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 16.10 Consent of Partners.

     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                     GENERAL PARTNER:


                                     ATLAS PIPELINE PARTNERS GP, LLC

                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------



                                     ORGANIZATIONAL LIMITED PARTNER:


                                     RESOURCE ENERGY, INC.

                                     LIMITED PARTNERS:

                                     All Limited Partners now and hereafter
                                     admitted as Limited Partners of the
                                     Partnership, pursuant to powers of
                                     attorney now and hereafter executed in
                                     favor of, and granted and delivered to the General Partner.

                                     ATLAS PIPELINE PARTNERS GP, LLC

                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------

                                   EXHIBIT A
                           to the First Amended and
                 Restated Agreement of Limited Partnership of
                         Atlas Pipeline Partners, L.P.

                      Certificate Evidencing Common Units
                   Representing Limited Partner Interests in
                         Atlas Pipeline Partners, L.P.

No. __________                            __________ Common Units

     In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Atlas Pipeline Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that ___________________ (the "Holder") is the registered owner of ________ Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 311 Rouser Road, Moon Township, Pennsylvania 15108. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

     The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

     This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.


Dated:__________________________________     Atlas Pipeline Partners, L.P.
Countersigned and Registered by:             By: Atlas Pipeline Partners GP, LLC, its
                                             General Partner

________________________________________     By:_________________________________________
as Transfer Agent and Registrar
                                             Name:_______________________________________

By:_____________________________________     By:_________________________________________
  Authorized Signature                         Secretary

                           [Reverse of Certificate]

                                 ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:


TEN COM -    as tenants in common                               UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -    as tenants by the entireties                       ____________ Custodian ____________
                                                                     (Cust)
JT TEN -     as joint tenants with right of survivorship and    under Uniform Gifts/Transfers to
             not as tenants in common                           Minors Act ________________________
                                                                    (State)

   Additional abbreviations, though not in the above list, may also be used.


                          ASSIGNMENT OF COMMON UNITS
                                      in
                         ATLAS PIPELINE PARTNERS, L.P.
             IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
          DUE TO TAX SHELTER STATUS OF ATLAS PIPELINE PARTNERS, L.P.

     You have acquired an interest in Atlas Pipeline Partners, L.P., 311 Rouser Road, Moon Township, Pennsylvania 15108, whose taxpayer identification number is 23-3011077. The Internal Revenue Service has issued Atlas Pipeline Partners, L.P. the following tax shelter registration number: 99344000008.

     YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN ATLAS PIPELINE PARTNERS, L.P.

     You must report the registration number as well as the name and taxpayer identification number of Atlas Pipeline Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN ATLAS PIPELINE PARTNERS, L.P.

     If you transfer your interest in Atlas Pipeline Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Atlas Pipeline Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

     ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

     FOR VALUE RECEIVED, _______________________________ hereby assigns, conveys, sells and transfers unto


______________________________________________     ___________________________________________________
(Please print or typewrite name                    (Please insert Social Security or other identifying
and address of Assignee)                           number of Assignee)

________________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Atlas Pipeline Partners, L.P.


Date:                                      NOTE: The signature to any endorsement hereon
                                           must correspond with the name as written
                                           upon the face of this Certificate in every
                                           particular, without alteration, enlargement
                                           or change.

SIGNATURE(S) MUST BE GUARANTEED BY A          (Signature)
MEMBER FIRM OF THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS, INC.
OR BY A COMMERCIAL BANK OR                    (Signature)
TRUST COMPANY

SIGNATURE(S) GUARANTEED

     No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                   APPLICATION FOR TRANSFER OF COMMON UNITS

     The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

     The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _________________


______________________________________________     ______________________________
Social Security or other identifying number of     Signature of Assignee
                    Assignee
____________________________________________       ______________________________
Purchase Price including commissions, if any       Name and Address of Assignee

Type of Entity (check one):
/ / -Individual      / / Partnership      / / Corporation

/ / Trust           / / Other (specify) _____________________________

Nationality (check one):
/ / U.S. Citizen, Resident or Domestic Entity
/ / Foreign Corporation   / / Non-resident Alien

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

     1. I am not a non-resident alien for purposes of U.S. income taxation.

     2. My U.S. taxpayer identification number (Social Security Number) is
___________ .

     3. My home address is _________________________________ .

B. Partnership, Corporation or Other Interestholder

     1. [Name of Interestholder] is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

     2. The interestholder's U.S. employer identification number is
__________________ .

     3. The interestholder's office address and place of incorporation (if applicable) is _______________ .

     The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

     The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

                  __________________________________________
                            Name of Interestholder


                  __________________________________________
                              Signature and Date


                  __________________________________________
                             Title (if applicable)

     Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                     Appendix B


     No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                   APPLICATION FOR TRANSFER OF COMMON UNITS

     The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

     The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:_______________

___________________________________________       ______________________________
Social Security or other identifying number            Signature of Assignee
              of Assignee

___________________________________________       ______________________________
Purchase Price including commissions, if any       Name and Address of Assignee

Type of Entity (check one):

  / / Individual                  / / Partnership             / / Corporation

  / / Trust                        / / Other (specify)__________________________

Nationality (check one):
  / /  U.S. Citizen, Resident or Domestic Entity

  / / Foreign Corporation                         / / Non-resident Alien

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder
   1. I am not a non-resident alien for purposes of U.S. income taxation.

   2. My U.S. taxpayer identification number (Social Security Number) is _____________________________________________________________________ .

   3. My home address is______________________________________________________ .

B. Partnership, Corporation or Other Interestholder

   1. ____________________________________ is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

   2. The interestholder's U.S. employer identification number is_____________ .

   3. The interestholder's office address and place of incorporation (if applicable) is _________________________________________________________
      ________________________________________________________________________ .

     The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

     The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:


                                     ------------------------------------------
                                               Name of Interestholder



                                     ------------------------------------------
                                                 Signature and Date


                                     ------------------------------------------
                                                Title (if applicable)

     Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                     Appendix C

                         Pro Forma Available Cash from
                               Operating Surplus




                                                             Year Ended         Nine Months
                                                            December 31,    Ended September 30,
                                                                1998               1999
                                                           --------------  --------------------
Pro Forma net income ....................................      $4,870             $3,574
Add: Depreciation, depletion, and amortization ..........       1,060                655
Less: Pro forma maintenance capital expenditures(a) .....          --                 --
                                                               ------             ------
Pro forma available cash from operating surplus(b)(c)(d)       $5,930             $4,229
                                                               ======             ======

------------
(a) Pro forma capital expenditures for the construction of new gathering systems or the expansion of the system are assumed to be financed through the sale of additional common units to Atlas America in accordance with the Atlas America's construction financing commitment. See note (c), below.

(b) The pro forma adjustments in the unaudited pro forma financial statements are based upon currently available information and various estimates and assumptions. The unaudited pro forma financial statements do not purport to present the financial position or results of operations of Atlas Pipeline had the transactions to be effected at the closing of this offering actually been completed as of the date indicated. As a consequence, the amount of pro forma available cash from operating surplus shown above should only be viewed as a general indication of the amount of available cash from operating surplus that may have been generated by Atlas Pipeline Partners had it been formed in an earlier period.

(c) The amount of available cash constituting operating surplus needed to pay the minimum quarterly distribution for four quarters and for three quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after the transactions is approximately:



                                                                               Four Quarters     Three Quarters
                                                                              ---------------   ---------------
                                                                                       (in thousands)
          Common Units .....................................................        $2,520            $1,890
          Add: Depreciation, depletion, and amortization ...................         1,077               808
          Less: Pro forma maintenance capital expenditures(a) ..............           108                81
                                                                                    ------            ------
          Pro forma available cash from operating surplus(b)(d) ............        $3,705            $2,779
                                                                                    ======            ======


   Capital expenditures (as referred to in note (a) above), additional common units sold and adjusted minimum distribution on the common units are as follows:


                                                            Year Ended         Nine Months
                                                            December 31,    Ended September 30,
                                                               1998               1999
                                                          --------------  --------------------
          Capital expenditures .........................      $ 1,244            $   968
          Additional common units ......................       88,819             69,128
          Adjusted minimum distribution -- common units       $ 2,669            $ 2,118

(d) Our pro forma available cash from operating surplus generated during 1998 and the nine months ended September 30, 1999 would have been sufficient to pay the minimum quarterly distribution on the common units issued in this offering, the subordinated units issued in connection with the acquisition of the gathering systems and the combined 2% general partner interest.

                                                                     Appendix D



                                PRIOR ACTIVITIES



     The following tables set forth results of general or limited partnerships sponsored by Atlas America, Resource Energy and Viking Resources during the ten years ended December 31, 1998 and for the three months ended September 30, 1999. Resource Energy did not sponsor any partnerships after December 31, 1991. Viking Resources began to sponsor partnerships in 1992. Prior to that time, it drilled and completed wells for unrelated third parties.

                                 ATLAS AMERICA

Experience in Raising Funds

                                         Investor       Atlas America        Total
Partnership                           Subscriptions       Investment        Capital
-----------                           -------------       ----------        -------
A.E. Partners L.P.- 1989 .........     $   550,000        $  120,731     $  670,731
A.E. Partners L.P.- 1990 .........         887,500           244,622      1,132,122
A.E. Nineties-10 .................       2,200,000           484,380      2,684,380
A.E. Nineties-11 .................         750,000           268,003      1,018,003
A.E. Partners L.P.- 1991 .........         868,750           318,063      1,186,813
A.E. Nineties-12 .................       2,212,500           791,833      3,004,333
A.E. Nineties-JV 92 ..............       4,004,813         1,414,917      5,419,730
A.E. Partners L.P.- 1992 .........         600,000           176,100        776,100
A.E. Nineties-Public #1 ..........       2,988,960           528,934      3,517,894
A.E. Nineties-1993 Ltd. ..........       3,753,937         1,264,183      5,018,120
A.E. Partners L.P.- 1993 .........         700,000           219,600        919,600
A.E. Nineties-Public #2 ..........       3,323,920           587,340      3,911,260
A.E. Nineties-14 .................       9,940,045         3,584,027     13,524,072
A.E. Partners L.P.- 1994 .........         892,500           231,500      1,124,000
A.E. Nineties-Public #3 ..........       5,799,750           928,546      6,728,296
A.E. Nineties-15 .................      10,954,715         3,435,936     14,390,651
A.E. Partners L.P.- 1995 .........         600,000           244,725        844,725
A.E. Nineties-Public #4 ..........       6,991,350         1,287,752      8,279,102
A.E. Nineties-16 .................      10,955,465         1,643,320     12,598,785
A.E. Partners L.P.- 1996 .........         800,000           367,416      1,167,416
A.E. Nineties-Public #5 ..........       7,992,240         1,654,740      9,646,980
A.E. Nineties-17 .................       8,813,488         1,133,917      9,947,405
A.E. Partners L.P.- 1997 .........         506,250           231,050        737,300
A.E. Nineties-Public #6 ..........       9,901,025         1,950,345     11,851,370
A.E. Nineties-18 .................      11,391,673         1,767,949     13,159,622
A.E. Partners L.P.- 1998 .........       1,740,000           495,360      2,235,360
A.E. Nineties-Public #7 ..........      11,988,350         3,852,439     15,840,789

Well Statistics

Partnership                            Oil     Gas     Dry(1)
-----------------------------------   -----   -----   -------
A.E. Partners L.P.- 1989 ..........    0       10        0
A.E. Partners L.P.- 1990 ..........    0       12        0
A.E. Nineties-10 ..................    0       12        0
A.E. Nineties-11 ..................    0       14        0
A.E. Partners L.P.- 1991 ..........    0       12        0
A.E. Nineties-12 ..................    0       14        0
A.E. Nineties-JV 92 ...............    0       52        0
A.E. Partners L.P.- 1992 ..........    0        7        0
A.E. Nineties-Public #1 ...........    0       14        0
A.E. Nineties-1993 Ltd. ...........    0       20        2
A.E. Partners L.P.- 1993 ..........    0        8        0
A.E. Nineties-Public #2 ...........    0       16        0
A.E. Nineties-14 ..................    0       55        1
A.E. Partners L.P.- 1994 ..........    0       12        0
A.E. Nineties-Public #3 ...........    0       27        0
A.E. Nineties-15 ..................    0       61        0
A.E. Partners L.P.- 1995 ..........    0        6        0
A.E. Nineties-Public #4 ...........    0       31        0
A.E. Nineties-16 ..................    0       57        0
A.E. Partners L.P.- 1996 ..........    0       13        0
A.E. Nineties-Public #5 ...........    0       36        0
A.E. Nineties-17 ..................    0       52        2
A.E. Partners L.P.- 1997 ..........    0        6        0
A.E. Nineties-Public #6 ...........    0       55        0
A.E. Nineties-18 ..................    0       63        0
A.E. Partners L.P.- 1998 ..........    0        0        0
A.E. Nineties-Public #7 ...........    0        0        0
                                      --      --        --
------------

(1) A "dry" well is a well that is plugged and abandoned without a completion attempt because the operator has determined that it will not be productive of natural gas or oil in commercial quantities.

Recovery on Investment




                                         Investor          Percent of        General Partner     Percent of General
                                           Cash         Investor Capital           Cash           Partner Capital
Partnership                           Distributions         Returned          Distributions           Returned
-----------                           -------------         --------          -------------           --------
A.E. Partners L.P.- 1989 .........      $  611,347             111%             $  139,829               116%
A.E. Partners L.P.- 1990 .........         778,202              88                 300,314               123
A.E. Nineties-10 .................       1,368,037              62                 482,513               100
A.E. Nineties-11 .................         829,615             111                 348,824               130
A.E. Partners L.P.- 1991 .........         826,200              95                 359,118               113
A.E. Nineties-12 .................       1,567,187              71                 671,651                85
A.E. Nineties-JV 92 ..............       3,040,880              76                 790,130                56
A.E. Partners L.P.- 1992 .........         576,970              96                 274,511               156
A.E. Nineties-Public #1 ..........       1,691,956              57                 466,483                88
A.E. Nineties-1993 Ltd. ..........       1,813,162              48                 317,836                25
A.E. Partners L.P.- 1993 .........         637,418              91                 235,106               107
A.E. Nineties-Public #2 ..........       1,474,437              44                 300,581                51
A.E. Nineties-14 .................       4,032,019              41               1,118,644                31
A.E. Partners L.P.- 1994 .........         584,732              66                 205,787                89
A.E. Nineties-Public #3 ..........       2,454,575              42                 781,046                84
A.E. Nineties-15 .................       4,122,795              38               1,742,796                51
A.E. Partners L.P.- 1995 .........         234,980              39                  67,840                28
A.E. Nineties-Public #4 ..........       1,864,839              27                 525,769                41
A.E. Nineties-16 .................       2,522,963              23                 474,966                29
A.E. Partners L.P.- 1996 .........         187,328              23                  78,538                21
A.E. Nineties-Public #5 ..........       1,773,917              22                 446,966                27
A.E. Nineties-17 .................       1,675,228              19                 633,338                56
A.E. Partners L.P.- 1997 .........          76,389              15                  34,878                15
A.E. Nineties-Public #6 ..........       1,568,775              16                 522,925                27
A.E. Nineties-18 .................       1,163,419              10                 535,003                30
A.E. Partners L.P.- 1998 .........         107,064               6                  50,263                10
A.E. Nineties-Public #7 ..........         509,195               4                 116,352                 3

                                RESOURCE ENERGY

Experience in Raising Funds


                                        Investor         Resource Energy        Total
Partnership                         Subscriptions(1)        Investment         Capital
-----------                         ----------------        ----------         -------
CMSV 1989 Partners .............       $3,034,186           $  886,713       $3,920,299
1989 Pipeline Partners .........        4,346,250              392,353        4,738,603
CMSV 1990 Partners .............        1,557,500            1,191,035        2,748,535
1990 Pipeline Partners .........        2,713,750              321,136        3,034,886

------------
(1) Includes funds invested by Resource Energy as a limited partner.

Well Statistics





Partnership                             Oil     Gas     Dry(1)
-----------                             ---     ---     ------
CMSV 1989 Partners .................     4      22         0
1989 Pipeline Partners(2) ..........    --      --        --
CMSV 1990 Partners .................    --      19         2
1990 Pipeline Partners(2) ..........    --      --        --



------------
(1) A "dry" well is a well that is plugged and abandoned without a completion attempt because the operator has determined that it will not be productive of natural gas or oil in commercial quantities.

(2) These partnerships owned natural gas gathering systems and, accordingly, drilled no wells.



Recovery on Investment

                                       Investor          Percent of        General Partner     Percent of General
                                         Cash         Investor Capital           Cash           Partner Capital
Partnership                         Distributions         Returned          Distributions           Returned
-----------                         -------------         --------          -------------           --------
CMSV 1989 Partners .............      $  984,262            32                 $243,738                27
1989 Pipeline Partners .........       2,556,430            59                   21,862                 6
CMSV 1990 Partners .............         815,453            52                  199,676                17
1990 Pipeline Partners .........       1,519,021            56                   45,045                14

                               VIKING RESOURCES

Experience in Raising Funds

                                             Investor       Viking Resources        Total
Partnership                               Subscriptions        Investment          Capital
-----------                               -------------        ----------          -------
1991-1 V.R. Accr. ....................      $1,449,562         $  184,000       $1,633,562
1991 Viking Resources L.P. ...........       1,770,000            756,545        2,526,545
1991 Bryan J.V. ......................         206,465             88,465          294,950
1992 Viking Resources L.P. ...........       2,419,014          1,223,392        3,642,406
1992-2 Viking Resources L.P. .........       1,022,000            403,242        1,425,242
1993 Viking Resources L.P. ...........       6,587,000          2,675,421        9,262,421
1994 Viking Resources L.P. ...........       9,081,400          3,857,570       12,938,970
1995 Viking Resources L.P. ...........       8,605,240          2,833,931        9,439,171
1996 Viking Resources L.P. ...........       7,000,000          2,993,797        9,993,797
1997 Viking Resources L.P. ...........       7,588,440          3,178,314       10,766,754
1998 Viking Resources L.P. ...........       5,666,700          1,753,667        7,420,357

Well Statistics


Partnership                                Oil     Gas     Both     Dry(1)
-----------                                ---     ---     ----     ------
1991-1 V.R. Accr. .....................    2        4        3        0
1991 Viking Resources L.P. ............    1       10        4        0
1991 Bryan J.V. .......................    0        2        0        0
1992 Viking Resources L.P. ............    0       16        1        0
1992-2 Viking Resources L.P. ..........    0        6        1        0
1993 Viking Resources L.P. ............    2       43        0        1
1994 Viking Resources L.P. ............    0       56       11        1
1995 Viking Resources L.P. ............    0       54        1        1
1996 Viking Resources L.P. ............    0       55        7        1
1997 Viking Resources L.P. ............    0       48        5        1
1998 Viking Resources L.P. ............    0       32        5        0



------------
(1) A "dry" well is a well that is plugged and abandoned without a completion attempt because the operator has determined that it will not be productive of natural gas or oil in commercial quantities.



Recovery on Investment

                                             Investor          Percent of        General Partner     Percent of General
                                               Cash         Investor Capital           Cash           Partner Capital
Partnership                               Distributions         Returned          Distributions           Returned
-----------                               -------------         --------          -------------           --------
1991-1 V.R. Accr. ....................      $1,731,634             119%             $  236,132              128%
1991 Viking Resources L.P. ...........       1,903,483             108                 815,779              108
1991 Bryan J.V. ......................         207,473             100                  88,917              100
1992 Viking Resources L.P. ...........       1,631,547              67                 840,494               69
1992-2 Viking Resources L.P. .........         449,051              44                 174,631               43
1993 Viking Resources L.P. ...........       2,721,463              41               1,111,583               42
1994 Viking Resources L.P. ...........       2,635,588              29               1,129,538               29
1995 Viking Resources L.P. ...........       1,456,832              22                 624,357               22
1996 Viking Resources L.P. ...........       1,747,271              25                 748,830               25
1997 Viking Resources L.P. ...........         973,869              13                 417,373               13
1998 Viking Resources L.P. ...........         121,149               2                  40,383                2

                          HISTORICAL PRODUCTION RECORD

     The following table sets forth the total number of wells completed for each of Atlas America, Resource Energy and Viking Resources for each year in the period January 1, 1990 through December 31, 1998, together with the total volume of natural gas produced over the period by the wells completed in each year. The number of wells and production volumes include wells drilled and completed for general and limited partnerships sponsored by Atlas America, Resource Energy and Viking Resources.




           Atlas America                          Resource Energy                          Viking Resources
------------------------------------  ---------------------------------------  ----------------------------------------
 Years Wells                Total       Years Wells                   Total       Years Wells                  Total
  Placed in     Total       Mcfs         Placed in       Total        Mcfs         Placed in     Total         Mcfs
  Production    Wells     Produced       Production    Wells(1)     Produced       Production    Wells       Produced
  ----------    -----     --------       ----------    --------     --------       ----------    -----       --------
     1990         46      5,051,865        1990           23       1,110,353         1990         --               --
     1991         79      8,590,676        1991           19       1,129,510         1991         --               --
     1992         64      8,015,782        1992            0              --         1992         15          990,655(2)
     1993        107     10,318,207        1993            0              --         1993         24          368,451
     1994         94      6,432,284        1994            2         439,194         1994         46          418,411
     1995        105      6,466,579        1995            3       1,355,071         1995         68        1,156,673
     1996        114      4,744,470        1996            2         389,017         1996         56        1,331,539
     1997        102      2,785,785        1997            0              --         1997         55        1,244,121
     1998        111      1,160,369        1998            3         278,798         1998         32          528,695



(1) An additional 11 wells were drilled for one joint venture and one other partnership for which produced volumes are unavailable.

================================================================================

       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                -----------------

                                TABLE OF CONTENTS


                                                         Page
                                                      ---------
Prospectus Summary ................................        1
Risk Factors ......................................       17
The Transactions; Use of Proceeds .................       25
Pro Forma Capitalization ..........................       26
Dilution ..........................................       27
Cash Distribution Policy ..........................       28
Cash Available for Distribution ...................       35
Selected Financial and Operating Data of
   Resource America Gathering Operations ..........       37
Selected Financial and Operating Data of the
   Atlas Group Gathering Operations ...............       38
Selected Unaudited Pro Forma Operations of
   Atlas Pipeline .................................       39
Management's Discussion and Analysis of
   Historical and Pro Forma Financial Condi-
   tion and Results of Operations .................       40
Business ..........................................       48
Atlas America, Resource Energy and Viking
   Resources ......................................       60
Management ........................................       61
Security Ownership of Principal Beneficial
   Owners and Management ..........................       63
Conflicts of Interest and Fiduciary
   Responsibilities ...............................       64
Description of the Common Units ...................       68
Description of the Subordinated Units .............       69
The Partnership Agreement .........................       71
Units Eligible for Future Sale ....................       81
Tax Considerations ................................       82
Legal Matters .....................................       97
Experts ...........................................       97
How to Obtain Other Information About Us ..........       97
Forward-Looking Statements ........................       98
Underwriting ......................................       98
Index to Financial Statements .....................      F-1
Appendix A--Amended and Restated
   Agreement of Limited Partnership ...............      A-1
Appendix B--Application for Transfer of
   Common Units ...................................      B-1
Appendix C--Pro Forma Available Cash from
   Operating Surplus ..............................      C-1
Appendix D--Prior Activities ......................      D-1

                                -----------------

       Through and including _________, 2000 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

================================================================================

================================================================================


                            1,500,000 Common Units






                                ATLAS PIPELINE
                                PARTNERS, L.P.






                             Representing Limited
                               Partner Interests









                            FRIEDMAN BILLINGS RAMSEY

                           McDONALD INVESTMENTS INC.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be paid by Atlas Pipeline in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the Amex listing fee, the amounts set forth below are estimated:

   Securities and Exchange Commission registration fee .........    $ 14,387
   NASD filing fee .............................................       5,675
   AMEX listing fee ............................................      20,000
   Printing and engraving expenses .............................     100,000
   Legal fees and expenses .....................................     450,000
   Accounting fees and expenses ................................     100,000
   Transfer agent and registrar ................................      15,000
   Miscellaneous ...............................................      44,938
                                                                    --------
      TOTAL ....................................................    $750,000

Item 14. Indemnification of Directors and Officers

     The section of the prospectus entitled "The Partnership Agreement--Indemnification" is incorporated herein by this reference. Reference is made to Section 7 of the Underwriting Agreement filed as Exhibit 1.1. to the Registration Statement. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the bylaws of Atlas America, Resource Energy and Viking Resources provide that their officers and directors (including those who act at its request as officers of and directors of subsidiaries) shall not be personally liable to the corporations or their stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of their duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director or officer derives an improper personal benefit. In addition, the bylaws of Atlas America, Resource Energy and Viking Resources provide for indemnification of their officers and directors to the fullest extent permitted under Delaware law, including indemnification for their service as officers and directors of subsidiaries.

     Substantially the same provisions regarding indemnification are contained in the limited liability company agreement of the general partner.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Atlas America, Resource Energy, Viking Resources or Atlas Pipeline Partners GP, LLC pursuant to the foregoing provisions, or otherwise, Atlas America, Resource Energy, Viking Resources, Atlas Pipeline and Atlas Pipeline Partners GP, LLC have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Resource America, Inc., the corporate parent of Atlas America, Resource Energy and Viking Resources and indirect corporate parent of Atlas Pipeline Partners GP, LLC, maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 15. Recent Sales of Unregistered Securities

     In connection with and at the time of the consummation of the offering and the acquisition of the gathering systems by Atlas Pipeline, Atlas Pipeline will issue 641,026 subordinated units to Atlas Pipeline Partners GP, LLC, as partial consideration for its conveyance of its limited partnership interest in the Operating Partnership. This offering is exempt from registration under the Securities Act of 1933, as amended, by reason of Section 4(2) thereof. There have been no other sales of unregistered securities of Atlas Pipeline within the past three years.

Item 16. Exhibits and Financial Statements Schedules

       (a) Exhibits:

       1.1      Form of Underwriting Agreement
       3.1      Form of Amended and Restated Agreement of Limited Partnership of Atlas
                   Pipeline Partners, L.P. (included as Appendix A to the prospectus)
       3.2(2)   Certificate of Limited Partnership of Atlas Pipeline Partners, L.P.
       3.3(2)   Certificate of Limited Partnership of Atlas Pipeline Operating Partnership, L.P.
       4.1      Form of common unit certificate (included as Exhibit A to Appendix A to the prospectus)
       5.1(3)   Opinion of Ledgewood Law Firm, P.C. as to the legality of the securities being registered
       8.1(4)   Opinion of Andrews & Kurth L.L.P. relating to tax matters
      10.1(2)   Form of Amended and Restated Agreement of Limited Partnership of Atlas
                   Pipeline Operating Partnership, L.P.
      10.2      Form of Omnibus Agreement among Atlas Pipeline Partners, L.P., Atlas
                   Pipeline Operating Partnership, L.P., Atlas America, Inc., Resource
                   Energy, Inc. and Viking Resources Corporation
      10.3      Form of Master Natural Gas Gathering Agreement among Atlas Pipeline
                   Partners, L.P., Atlas Operating Pipeline Partnership, L.P., Atlas America, Inc.,
                   Resource Energy, Inc. and Viking Resources Corporation
      10.4      Form of Distribution Support Agreement between Atlas Pipeline Partners, L.P.
                   and Atlas Pipeline Partners GP, LLC
      23.1      Consent of Grant Thornton LLP
      23.2      Consent of McLaughlin & Courson
      23.3      Consent of Ernst & Young LLP
      23.4      Consent of Wright & Company
      23.5      Consent of Ledgewood Law Firm, P.C. (contained in Exhibit 5.1)
      23.6      Consent of Andrews & Kurth L.L.P. (contained in Exhibit 8.1)
      23.7      Consent of E.E. Templeton & Associates, Inc.
      24.1(1)   Powers of Attorney
      24.2(2)   Power of Attorney of William P. Nicoletti
      27(2)     Financial Data Schedules



------------
(1) Previously filed with the Registration Statement on August 13, 1999.
(2) Previously filed with the Registration Statement on November 23, 1999.
(3) Previously filed with the Registration Statement on December 14, 1999.
(4) Previously filed with the Registration Statement on January 4, 2000.

       (b) Financial Statement Schedules

       All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

   o For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   o For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

     The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on January __, 2000.


                                     ATLAS PIPELINE PARTNERS, L.P.



                                     By: Atlas Pipeline Partners GP, LLC,
                                     its general partner


                                     By: /s/ Tony C. Banks
                                     -------------------------------------------
                                      Name: Tony C. Banks
                                      Title: President


/s/ Tony C. Banks
------------------------------
Tony C. Banks, individually and as attorney-in-fact for:
Edward E. Cohen
Jonathan Z. Cohen
William R. Seiler
George C. Beyer
William R. Bagnell
William P. Nicoletti

                                 EXHIBIT INDEX

       (a) Exhibits:


       1.1      Form of Underwriting Agreement
       3.1      Form of Amended and Restated Agreement of Limited Partnership of Atlas
                   Pipeline Partners, L.P. (included as Appendix A to the prospectus)
       3.2(2)   Certificate of Limited Partnership of Atlas Pipeline Partners, L.P.
       3.3(2)   Certificate of Limited Partnership of Atlas Pipeline Operating Partnership, L.P.
       4.1      Form of common unit certificate (included as Exhibit A to Appendix A to the prospectus)
       5.1(3)   Opinion of Ledgewood Law Firm, P.C. as to the legality of the securities being registered
       8.1(4)   Opinion of Andrews & Kurth L.L.P. relating to tax matters
      10.1(2)   Form of Amended and Restated Agreement of Limited Partnership of Atlas
                   Pipeline Operating Partnership, L.P.
      10.2      Form of Omnibus Agreement among Atlas Pipeline Partners, L.P., Atlas
                   Pipeline Operating Partnership, L.P., Atlas America, Inc., Resource
                   Energy, Inc. and Viking Resources Corporation
      10.3      Form of Master Natural Gas Gathering Agreement among Atlas Pipeline
                   Partners, L.P., Atlas Operating Pipeline Partnership, L.P., Atlas America, Inc.,
                   Resource Energy, Inc. and Viking Resources Corporation
      10.4      Form of Distribution Support Agreement between Atlas Pipeline Partners, L.P.
                   and Atlas Pipeline Partners GP, LLC
      23.1      Consent of Grant Thornton LLP
      23.2      Consent of McLaughlin & Courson
      23.3      Consent of Ernst & Young LLP
      23.4      Consent of Wright & Company
      23.5      Consent of Ledgewood Law Firm, P.C. (contained in Exhibit 5.1)
      23.6      Consent of Andrews & Kurth L.L.P. (contained in Exhibit 8.1)
      23.7      Consent of E.E. Templeton & Associates, Inc.
      24.1(1)   Powers of Attorney
      24.2(2)   Power of Attorney of William P. Nicoletti
      27(2)     Financial Data Schedules



------------
(1) Previously filed with the Registration Statement on August 13, 1999.
(2) Previously filed with the Registration Statement on November 23, 1999.
(3) Previously filed with the Registration Statement on December 14, 1999.
(4) Previously filed with the Registration Statement on January 4, 2000.